                                       Filed pursuant to Rule 424(b)(1) and (5)
                                       This prospectus supplement relates to
                                       Registration Statement Nos. 333-11491
                                       and 333-11491-01

PROSPECTUS SUPPLEMENT                                     [SIMON DEBARTOLO LOGO]

(To Prospectus dated November 21, 1996)

                       SIMON DEBARTOLO GROUP, L.P.
             $250,000,000 6 7/8% NOTES DUE NOVEMBER 15, 2006
                            ------------------------

     The 6 7/8% Notes due November 15, 2006 (the "Notes") offered hereby (the "Offering") are being issued by Simon DeBartolo Group, L.P., a Delaware limited partnership (the "Operating Partnership"), in an aggregate principal amount of $250,000,000. The Notes will mature on November 15, 2006. The Notes are redeemable at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount (as defined in "Description of the Notes -- Optional Redemption"), if any. Interest on the Notes is payable semi-annually in arrears on each May 15 and November 15, commencing on May 15, 1997. The Notes are unsecured obligations of the Operating Partnership and will rank pari passu with each other and all unsecured unsubordinated indebtedness of the Operating Partnership. Simon Property Group, L.P., a Delaware limited partnership and a subsidiary partnership of the Operating Partnership, will guarantee (the "Guarantee") the due and punctual payment of the principal of, premium, if any, interest on, and any other amounts payable with respect to, the Notes, when and as the same shall become due and payable, whether at a maturity date, on redemption, by declaration of acceleration or otherwise. On September 30, 1996, the Operating Partnership had combined unsecured unsubordinated indebtedness aggregating approximately $323 million. See "Description of the Notes."

     The Notes constitute a separate series of debt securities which will be represented by fully-registered global notes in book-entry form, without coupons (the "Global Note"), registered in the name of the nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners). Owners of beneficial interests in the Global Note will be entitled to physical delivery of Notes in definitive form equal in principal amount to their respective beneficial interest only under the limited circumstances described under "Description of the Notes -- Book Entry System." Settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in definitive form, and secondary market trading activity in the Notes will therefore settle in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Operating Partnership in immediately available funds. See "Description of the
Notes -- Same Day Settlement and Payment." The Operating Partnership does not intend to apply for listing of the Notes on a national securities exchange.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
       OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE
         CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                                                        PROCEEDS TO THE
                                             PRICE TO             UNDERWRITING             OPERATING
                                             PUBLIC(1)             DISCOUNT(2)          PARTNERSHIP(3)
-----------------------------------------------------------------------------------------------------------
Per Note............................          99.662%                 .65%                  99.012%
-----------------------------------------------------------------------------------------------------------
Total(3)............................       $249,155,000            $1,625,000            $247,530,000
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from November 26, 1996.

(2) The Operating Partnership has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See Underwriting.

(3) Before deducting expenses payable by the Operating Partnership estimated at $1,530,000.
                            ------------------------

   The Notes are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York on or about November 26, 1996.
                            ------------------------
MERRILL LYNCH & CO.
                 J.P. MORGAN & CO.
                                  MORGAN STANLEY & CO.
                                       INCORPORATED
                                                SALOMON BROTHERS INC
                                                           UBS SECURITIES
                            ------------------------
          The date of this Prospectus Supplement is November 21, 1996.

Map depicting the Simon DeBartolo Group's Regional Mall and Community Center Portfolios.




THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following Summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein and therein by reference. Unless indicated otherwise, the information contained in this Prospectus Supplement is presented as of September 30, 1996. All references to the "Operating Partnership" or the "Company" (as defined below) in this Prospectus Supplement and the accompanying Prospectus include the Operating Partnership or the Company, as the case may be, those entities owned or controlled by it (including, in the case of the Operating Partnership, SPG, LP, as defined below) and its predecessors, unless the context indicates otherwise. Except as otherwise noted, statistical property information contained in this Prospectus Supplement and in the accompanying Prospectus is based upon the business and properties of the Operating Partnership on a combined basis, adjusted to give effect to the Merger (as defined below) as though it had occurred prior to the date or period of time to which such information relates.

                           THE OPERATING PARTNERSHIP

     Simon DeBartolo Group, L.P. (the "Operating Partnership") is a subsidiary partnership of Simon DeBartolo Group, Inc. (the "Company"). The Company is a self-administered and self-managed real estate investment trust ("REIT"). Simon Property Group, L.P. ("SPG, LP") is a subsidiary partnership of the Operating Partnership and is also a subsidiary partnership of the Company. The Operating Partnership is engaged primarily in the ownership, development, management, leasing, acquisition and expansion of income producing properties, primarily regional malls and community shopping centers. On August 9, 1996, the Company acquired the national shopping center business of DeBartolo Realty Corporation ("DRC"), The Edward J. DeBartolo Corporation ("EJDC") and their affiliates as the result of the merger of DRC with a subsidiary of the Company. As a result of such merger and related transactions thereto (the "Merger"), the management resources of the merged entities were combined to create one of the most experienced management teams in the shopping center business. Management believes that as a result of the Merger, the Portfolio Properties (as defined below), as measured in gross leasable area ("GLA"), are the largest and most geographically diverse portfolio of any publicly traded REIT in North America. Management also believes that the Company is one of the largest, as measured by market capitalization, of any publicly traded real estate company in North America. Management further believes that the Operating Partnership's relationships with tenants, access to capital markets and opportunities for economies of scale and operating efficiencies will be enhanced as a result of the Operating Partnership's substantially increased portfolio size and market capitalization. In conjunction with the Merger, DRC was renamed SD Property Group, Inc. (the "Managing General Partner") and is the managing general partner of the Operating Partnership. The Company is a general partner of the Operating Partnership and sole general partner of SPG, LP (the Company and the Managing General Partner are sometimes referred to collectively as the "General Partners"). See "The Merger" in the accompanying Prospectus. As of November 14, 1996, 61.3% of the equity interest in the Operating Partnership was owned by the Company and 38.7% was owned by certain limited partners of the Operating Partnership, including the Simons (as defined below), certain members of the DeBartolo family, including certain affiliates and trusts and estates established for their benefit (collectively, the "DeBartolos"), and other limited partners.

     In addition, SPG, LP holds substantially all of the economic interest in M.S. Management Associates, Inc. (the "SPG Management Company"). Melvin Simon, Herbert Simon, David Simon and certain of their affiliates, including certain other Simon family members and estates, trusts and other entities established for their benefit (collectively, the "Simons") or their affiliates hold the voting stock of the SPG Management Company. SPG Management Company manages certain regional malls and community shopping centers not wholly owned by the Operating Partnership and certain other properties and also engages in certain property development activities. The Operating Partnership holds substantially all of the economic interest in, and the SPG Management Company holds substantially all of the voting stock of, DeBartolo Properties Management, Inc. (the "DRC Management Company"), which provides architectural, design, construction and other services to substantially all of the Portfolio Properties (as defined below) owned by the Operating Partnership, as well as certain other regional malls and community shopping centers owned by third parties.

     The Operating Partnership owns or holds interests in a diversified portfolio of 183 income producing properties (the "Portfolio Properties"), including 112 super-regional and regional malls, 65 community shopping centers, two specialty retail centers and four mixed-use properties located in 33 states. The Portfolio Properties contain an aggregate of approximately 111 million square feet of GLA, of which more than 65 million square feet is GLA owned by the Operating Partnership ("Owned GLA"). More than 3,600 different retailers occupy approximately 12,000 stores in the Portfolio Properties. Total estimated retail sales at the Portfolio Properties approached $16 billion in fiscal year 1995. In addition, the Operating Partnership has interests in seven properties under construction in the United States aggregating approximately six million square feet of GLA, and owns land held for future development. The Operating Partnership, together with the SPG Management Company and its affiliated management companies, manage over 127 million square feet of GLA of retail and mixed-use properties.

                        SUMMARY OF PORTFOLIO PROPERTIES
                       (IN THOUSANDS, EXCEPT PERCENTAGES)

     The following table summarizes on a combined basis, as of September 30, 1996, certain information with respect to the Portfolio Properties, in total and by type of shopping center and retailer:

                                                           TOTAL OWNED     % OF       % OF OWNED
                                               GLA          GLA (SQ.       OWNED     GLA WHICH IS
            TYPE OF PROPERTY(1)             (SQ. FT.)         FT.)         GLA(2)     LEASED(3)
    -----------------------------------    -----------     -----------     -----     ------------
    Regional Malls(4)
    Mall Store.........................     32,706,974      32,688,552     49.8           84.2
    Freestanding.......................      1,450,241         621,059      0.9           89.6
                                           ------------    -----------     -----          ----
              Subtotal.................     34,157,215      33,309,611     50.7           84.3
                                           ------------    -----------     -----          ----
    Anchor.............................     59,947,841      20,026,836     30.5           97.1
                                           ------------    -----------     -----          ----
              Total....................     94,105,056      53,336,447     81.2           89.1
    Community Shopping Centers
    Mall Store.........................      3,823,877       3,742,787      5.7           88.6
    Freestanding.......................        803,717         308,078      0.4           98.6
    Anchor.............................     10,444,738       6,351,819      9.7           93.8
                                           ------------    -----------     -----          ----
              Total....................     15,072,332      10,402,684     15.8           92.1
    Office Portion of Mixed-Use
      Properties.......................      1,946,896       1,946,896      3.0           94.3
                                           ------------    -----------     -----          ----
              Total....................    111,124,284      65,686,027     100.0          89.7
                                           ============    ===========     =====          ====

---------------
(1) Here and elsewhere in this Prospectus Supplement, all GLA, Owned GLA, and base rent is reported for each Portfolio Property, even if the Operating Partnership has less than a 100% ownership interest in the Portfolio Property.

(2) Indicates the percentage of total Owned GLA represented by each category of space.

(3) Includes, here and elsewhere in this Prospectus Supplement, space for which a lease has been executed, whether or not the space was then occupied. The table under "Additional Information" in this Prospectus Supplement indicates vacant anchor space as of September 30, 1996.

(4) Includes two specialty retail centers and retail space at four mixed-use properties.

                                  THE OFFERING

     All capitalized terms used herein and not defined herein have meanings provided in "Description of the Notes." For a more complete description of the terms of the Notes specified in the following summary, see "Description of the Notes."

Securities Offered.........  $250,000,000 aggregate principal amount of 6 7/8%
                             Notes due November 15, 2006 (the "Notes").

Maturity...................  The Notes will mature on November 15, 2006.

Interest Payment Dates.....  Interest on the Notes is payable semi-annually on each May 15 and November 15, commencing May 15, 1997, and at maturity.

Ranking....................  The Notes will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of the Operating Partnership except that the Notes will be effectively subordinated to
                             (i) the prior claims of each secured mortgage lender to any specific Portfolio Property which secures such lender's mortgage and (ii) any claims of creditors of entities wholly or partly owned, directly or indirectly, by the Operating Partnership. As of September 30, 1996, total consolidated mortgage indebtedness on the Portfolio Properties aggregated approximately $3,232 million (approximately $3,048.8 million on a pro forma basis giving effect to the Offering (as defined herein) and the Preferred Offering (as defined herein)). See "Capitalization."

Guarantee..................  SPG, LP will guarantee the due and punctual payment of the principal of, premium, if any, interest on, and any other amounts payable with respect to, the Notes, when and as the same shall become due and payable, whether at a maturity date, on redemption, by declaration of acceleration or otherwise.

Use of Proceeds............  The net proceeds to the Operating Partnership from the Offering (approximately $246 million) will be used to repay outstanding mortgage indebtedness of approximately $117.6 million and to reduce the amount outstanding under the Operating Partnership's Credit Facility (as defined herein) by approximately $128.4 million.

Limitations on Incurrence
of Debt....................  The Notes contain various covenants, including the following:

                             (1) The Operating Partnership will not incur any
                                 Debt if, after giving effect thereto, the aggregate principal amount of all outstanding Debt is greater than 60% of the sum of (i) the Operating Partnership's Adjusted Total Assets as of the end of the most recent fiscal quarter and (ii) any increase in Adjusted Total Assets from the end of such quarter, including any pro forma increase resulting from the application of proceeds of such additional Debt.

                             (2) The Operating Partnership will not incur any
                                 Secured Debt if, after giving effect thereto, the aggregate principal amount of all outstanding Secured Debt is greater than 55% of the sum of (i) the Operating Partnership's Adjusted Total Assets as of the end of the fiscal quarter prior to the incurrence of such additional Secured Debt and (ii) any increase in Adjusted Total Assets from the end of such quarter, including any pro forma increase resulting from the application of proceeds of such additional Secured Debt.

                             (3) The Operating Partnership will not incur any
                                 Debt if the ratio of EBITDA After Minority
                                 Interest to Interest Expense for the four consecutive fiscal quarters most recently ended prior to the incurrence of such Debt, on a pro forma basis, is less than 1.75 to 1.

                             (4) The Operating Partnership is required to
                                 maintain Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of Unsecured Debt.

                             For definitions of the capitalized terms used in the foregoing covenants, see "Descriptions of the Notes -- Certain Covenants."

Optional Redemption........  The Notes are redeemable at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any. See "Description of the Notes -- Optional Redemption."

                           THE OPERATING PARTNERSHIP

     The Operating Partnership is engaged primarily in the ownership, development, management, leasing, acquisition and expansion of income producing properties, primarily regional malls and community shopping centers. On August 9, 1996, the Company acquired the national shopping center business of DRC, EJDC and their affiliates as the result of the Merger, combining the management resources of the merged entities to create one of the most experienced management teams in the shopping center business. Management believes that as a result of the Merger, the Portfolio Properties, as measured in GLA, are the largest and most geographically diverse portfolio of any publicly traded REIT in North America. Management also believes that the Company is one of the largest, as measured by market capitalization, of any publicly traded real estate company in North America. Management further believes that the Operating Partnership's relationships with tenants, access to capital markets and opportunities for economies of scale and operating efficiencies will be enhanced as a result of the Operating Partnership's substantially increased portfolio size and the Company's increased market capitalization. In conjunction with the Merger, DRC was renamed SD Property Group, Inc. and is the managing general partner of the Operating Partnership. The Company is a general partner of the Operating Partnership and sole general partner of SPG, LP. As of November 14, 1996, 61.3% of the equity interest in the Operating Partnership was owned by the Company and 38.7% was owned by certain limited partners of the Operating Partnership, including the Simons, the DeBartolos and other limited partners. As part of the Merger, the Company, as general partner of SPG, LP, and the limited partners of SPG, LP acquired a majority of the partnership interests in the Operating Partnership, and in exchange the Operating Partnership acquired a 49.5% limited partnership interest in, and an additional 49.5% interest in the profits of, SPG, LP. Following certain redemptions of the Company's interest in SPG, LP completed since the Merger, the Company owns a 40.8% partnership interest in the capital of SPG, LP and the Operating Partnership owns a 58.2% special limited partnership in, and an additional 40.8% interest in the profits of, SPG, LP.

     In addition, SPG, LP holds substantially all of the economic interest in, and the Simons or their affiliates hold the voting stock of, the SPG Management Company, which manages certain regional malls and community shopping centers not wholly owned by the Operating Partnership and certain other properties and also engages in certain property development activities. The Operating Partnership holds substantially all of the economic interest in, and the SPG Management Company holds substantially all of the voting stock of, the DRC Management Company, which provides architectural, design, construction and other services to substantially all of the Portfolio Properties owned by the Operating Partnership, as well as certain other regional malls and community shopping centers owned by third parties. See also "The Operating Partnership" in the accompanying Prospectus.

     The following chart depicts the organizational and ownership structure of the Operating Partnership and certain affiliates:

                                    [CHART]

---------------
(1) The Simons own less than 1% of the outstanding shares of common stock of the Company and all of the Class B common stock of the Company.

(2) The DeBartolos own less than 1% of the outstanding common stock of the Company and all of the Class C common stock of the Company.

(3) The Company owns over 99.9% of the common stock of SD Property Group, Inc. and, both directly and indirectly through its ownership of the SD Property Group, Inc., owns at November 14, 1996 a 61.3% interest in the Operating Partnership and, as general partner, owns 1% of the partnership units in SPG, LP and a 40.8% interest in the capital of SPG, LP.

(4) The former limited partners of the Operating Partnership and SPG, LP as a group (including the Simons and the DeBartolos) own a 38.7% beneficial interest in the Operating Partnership, of which the Simons own 21.9% and the DeBartolos own 14.1%.

(5) The Operating Partnership owns at November 14, 1996 a 58.2% special limited partnership interest in, and an additional 40.8% interest in the profits of, SPG, LP. See "The Operating Partnership" in the accompanying Prospectus.

(6) Properties owned by SPG, LP will be held as they were held in the pre-merger structure. Later acquired properties will be held by, and future operations will be conducted through, the Operating Partnership. It is currently expected that subsequent to the first anniversary of the date of the Merger, reorganizational transactions will be effected so that the Operating Partnership will directly own all of the assets and partnership interests now owned by SPG, LP. However, there can be no assurance that such reorganizational transactions will be so effected. See "The Operating Partnership" in the accompanying Prospectus.

(7) SPG, LP will guarantee the due and punctual payment of the principal of, premium, if any, interest on, and any other amounts payable with respect to, the Notes, when and as the same shall become due and payable, whether at a maturity date, on redemption, by declaration of acceleration or otherwise. See "Description of the Notes -- The Guarantee."

DIVERSIFIED PORTFOLIO

     Management believes that the Portfolio Properties are the largest, as measured in GLA, of any publicly traded REIT, with more regional malls than any other publicly traded REIT. Management also believes that the geographic diversification of the Portfolio Properties should mitigate the effects of regional economic conditions and local factors, and that the diversified types of properties should reduce the impact of economic factors that may affect the retailers in any particular type of property. In addition, management further believes that the large size of the portfolio should mitigate the effects of any other factors that may affect a limited group of shopping centers.

     The Operating Partnership owns or holds interests in a diversified portfolio of 183 income producing Portfolio Properties, including 112 super-regional and regional malls, 65 community shopping centers, two specialty retail centers and owns four mixed-use properties located in 33 states. The Portfolio Properties contain an aggregate of more than 111 million square feet of GLA, of which approximately 65 million square feet is GLA owned by the Operating Partnership. In addition, the Operating Partnership has interests in seven properties under construction in the United States, and owns land held for future development. The Operating Partnership, together with the SPG Management Company and its affiliated management companies, manage over 127 million square feet of GLA of retail and mixed-use properties. As of September 30, 1996, no single Portfolio Property accounted for more than 1.4% of GLA or 3.0% of the Operating Partnership's pro forma gross revenues for the nine months ended September 30, 1996.

     The diversity of property type and market also provides the Operating Partnership with a broad spectrum of tenant relationships, ranging from in-line specialty shops to full service department stores; and from value retailers to high-end fashion merchants. More than 3,600 retailers occupy approximately 12,000 stores in the Portfolio Properties. Total estimated retail sales at the Portfolio Properties approached $16 billion in fiscal year 1995. Furthermore, no single retailer leases more than 10.9% of the Owned GLA in the income-producing properties or represents more than 7.9% of the annualized base rent from these properties.

     The Portfolio Properties include properties owned 100% by the Operating Partnership (the "Wholly-Owned Properties"), and properties held as joint ventures (the "Joint Venture Properties"). Of the 183 Portfolio Properties, 139 are Wholly-Owned Properties, and 44 are Joint Venture Properties. The Operating Partnership manages the Wholly-Owned Properties and its affiliate, the SPG Management Company, manages all but two of the Joint Venture Properties.

COMPETITIVE POSITION

     The Operating Partnership believes that it has a competitive advantage in the retail real estate business as a result of (i) its use of innovative retailing concepts, (ii) the strength of its management and operational expertise, (iii) its extensive experience and relationship with retailers and lenders and (iv) the size and diversity of its portfolio of properties.

     The Operating Partnership has employed many creative retailing concepts in the Portfolio Properties, such as the power center, which transformed the community shopping center through its high concentration of anchor stores; the specialty retail center, with many unique merchandising and entertainment attractions located in a distinctive marketplace or location; the selective addition to regional malls of value-oriented tenants; and the combination of traditional retail stores with entertainment and restaurant facilities.

     The senior executives of the General Partners have been recognized leaders in the shopping center industry over the past three decades. The predecessors to the Operating Partnership were among the first owners of shopping centers to integrate the full spectrum of services needed to manage, develop and acquire shopping centers, including leasing, development, management, marketing, research, budgeting, accounting, real estate tax management, collection, technical, architectural, construction, engineering, tenant coordination, legal and financial services. The depth and tenure of the management of the General Partners has enabled it to develop a results-driven team that is encouraged to adopt innovative strategies and solutions to the operation of the Operating Partnership's business.

     Management believes its experience and relationships with retailers of almost every type make the Operating Partnership one of the few shopping center companies that, on a national scale, can develop, acquire, lease and manage virtually every kind of shopping center in both urban and suburban locations, from the community center to the super-regional mall, and from the high-fashion center to the value-oriented center. Management also believes that such a wide spectrum of retail formats provides the Operating Partnership with a competitive advantage which enables it to respond quickly and effectively to the changing requirements of the market.

     Management further believes that the size and diversity of its portfolio and operations enable the Operating Partnership to realize significant economies of scale, provide operating and leasing leverage, and enable the Operating Partnership to stay at the forefront of emerging retail trends.

OPERATING STRATEGY

     The Operating Partnership's primary business objectives are to increase cash generated from operations and the value of the Operating Partnership's properties and operations. The Operating Partnership plans to achieve these objectives through a variety of methods discussed below, although no assurance can be made that such objectives will be achieved.

     Leasing. The Operating Partnership pursues an active leasing strategy, which includes aggressively marketing available space; increasing occupancy; renewing leases at higher base rents per square foot; retenanting space occupied by underperforming tenants; and continuing to sign leases that provide for percentage rents and/or regular or periodic fixed contractual increases in base rents. Management believes that the Operating Partnership's extensive relationship with national retail tenants provides an advantage in leasing space at the Portfolio Properties.

     Management. Drawing upon the expertise gained through management of over 127 million square feet of retail and mixed-use properties, the Operating Partnership seeks to maximize cash flow through a combination of an active merchandising program to maintain its shopping centers as inviting shopping destinations, continuation of its successful efforts to minimize overhead and operating costs, coordinated marketing and promotional activities and systematic planning and monitoring of results.

     Expansion and Renovation. The Operating Partnership has a number of expansion or renovation projects under construction or in the final stages of pre-construction development, including several existing Portfolio Properties which have significant expansion opportunities. The contemplated expansions would typically involve the addition of one or more anchor stores and/or additional mall store space. At each site where additional anchor space is contemplated, one or more retailers have expressed interest in occupying an anchor store in the expansion space. The Operating Partnership's current and recently completed expansion and renovation projects are described under "Recent Developments."

     Development. The Operating Partnership believes there will continue to be opportunities to develop regional malls and power centers in selected growing metropolitan markets. The Operating Partnership intends to undertake such development on a selected basis, and believes that it will have a competitive advantage in doing so as a result of its extensive development expertise, the breadth and depth of its relationships with retailers and its access to capital. Since the 1960's, the Operating Partnership or its predecessor has been among the most active developers, managers and redevelopers of shopping centers in the U.S. The Operating Partnership's current development activities are described under "Recent Developments."

     Acquisitions. The Operating Partnership intends selectively to acquire individual properties and portfolios of properties that meet its investment criteria as opportunities arise. Management believes that consolidation is occurring within the shopping center industry, creating opportunities for the Operating Partnership to acquire selected individual properties and portfolios of shopping centers. Management also believes that its extensive experience in the shopping center business, access to capital markets, familiarity with real estate markets and advanced management systems will allow it to evaluate, execute and integrate acquisitions competitively. Furthermore, management believes that the Operating Partnership will be able to manage and operate acquired properties on a cost effective basis as a result of (i) the scope of the Operating

Partnership's existing portfolio and (ii) the economies of scale of the regional mall business. Additionally, the Operating Partnership may be able to acquire properties on a tax-advantaged basis for the transferors through the issuance of its units of limited partnership ("OP Units"). The Operating Partnership may also be able to acquire properties through public or private debt financings or through equity financings of the Company. The consent of the lenders under certain of the Operating Partnership's long term debt agreements may be required in connection with substantial property acquisitions. See "Recent Developments."

FINANCING STRATEGY

     Management seeks to maintain a well-balanced, conservative and flexible capital structure by: (i) targeting a ratio of debt to total market capitalization of approximately 50% or lower; (ii) managing and sequencing the maturity dates of the Operating Partnership's debt; (iii) borrowing primarily at fixed rates, and hedging floating rate indebtedness where appropriate; (iv) decreasing the proportion of borrowings done on a secured basis and increasing the amount of unencumbered cash flow and properties; (v) maintaining conservative debt service and fixed charge coverage ratios; (vi) pursuing liquidity and financial flexibility by maintaining cash reserves and substantial availability under the Operating Partnership's Credit Facility (as defined below); and (vii) as the Operating Partnership's Funds From Operations ("FFO") grows, gradually reducing the payout ratio and retaining more FFO for capital needs. Management believes that these strategies have enabled and should continue to enable the Operating Partnership to access the debt and equity capital markets for their long-term requirements such as debt refinancings and financing for development and acquisitions of additional properties and portfolios of properties. It is the Company's policy that Simon DeBartolo Group, Inc. shall not incur indebtedness other than short-term trade, employee compensation, distributions payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness shall instead be incurred by the Operating Partnership to the extent necessary to fund the business activities conducted by the Operating Partnership, its subsidiaries and affiliates.

                              RECENT DEVELOPMENTS

THE MERGER

     On August 9, 1996, pursuant to an Agreement and Plan of Merger, dated as of March 26, 1996, as amended, among the Company, Day Acquisition Corp., an Ohio corporation and a subsidiary of the Company ("Sub"), and DRC, Sub was merged with and into DRC. Such merger and related transactions thereto (the "Merger") were approved by stockholders of the Company and shareholders of DRC at their special meetings held on August 7, 1996 and August 6, 1996, respectively.

     In connection with the Merger, outstanding shares of common stock of DRC, par value $.01 per share, were converted into the right to receive 0.68 shares of common stock of the Company, plus cash in lieu of any fractional shares. As a result, shareholders of DRC received approximately 37.9 million shares of common stock of the Company. In addition, all of the limited partners of SPG, LP and the Company, as general partner of SPG, LP, contributed an aggregate 49.5% interest of the outstanding partnership units of SPG, LP and an additional 49.5% interest in the profits of SPG, LP to the Operating Partnership, in exchange for a majority of the partnership interests in the Operating Partnership.

     For financial reporting purposes, the completion of the Merger resulted in a reverse acquisition, directly or indirectly, of 100% of the net assets of DeBartolo Realty Partnership, L.P. ("DRP, LP"). See "Accounting Treatment of the Merger", and "The Merger" in the accompanying Prospectus.

ACQUISITIONS, DEVELOPMENTS AND EXPANSIONS

     Since December 1994, the Operating Partnership has continued to acquire, develop, expand and renovate its portfolio. Such projects have historically been, and the Operating Partnership expects that in the future they will continue to be, financed principally with existing credit facilities, equity financings by the Company and cash flow from operations.

  Completed Acquisitions

     The Operating Partnership selectively acquires individual properties and portfolios of properties that meet its investment criteria as opportunities arise. Since December 1994 the Operating Partnership and its predecessors have completed 15 acquisitions resulting in an addition of approximately 4.5 million square feet of GLA to the Portfolio Properties from such acquisitions in properties in which they had no previous ownership interest. The table below gives certain information regarding recently completed acquisitions.

                                                                           OPERATING                    PERCENT
                                                                         PARTNERSHIP'S                 LEASED(1)
                                                                         % INTEREST AS                   AS OF
                                              DATE OF       % INTEREST  OF SEPTEMBER 30,  TOTAL GLA  SEPTEMBER 30,
       NAME              LOCATION           COMPLETION       ACQUIRED         1996        (SQ. FT.)      1996
------------------- ------------------- ------------------- ----------  ----------------  ---------- -------------
Independence Center Independence, MO    December, 1994          100%           100%        1,032,023      77.2%
Orange Park Mall    Jacksonville, FL    December, 1994          100%           100%          847,791      88.8%
University Mall     Pensacola, FL       December, 1994          100%           100%          712,010      79.8%
Broadway Square     Tyler, TX           December, 1994          100%           100%          570,646      94.8%
White Oaks Mall     Springfield, IL     February, 1995           50%            77%          903,582      92.0%
Miami International Miami, FL           July, 1995,              23%            60%          972,281      95.4%
  Mall                                  March, 1996
University Center   South Bend, IN      July, 1995               10%            60%          150,533      97.8%
University Park     South Bend, IN      July, 1995               10%            60%          908,729      94.4%
  Mall
Crossroads Mall     Omaha, NE           August, 1995             50%           100%          872,859      92.2%
East Towne Mall     Knoxville, TN       September, 1995          50%           100%          977,227      81.4%
Smith Haven Mall    Lake Grove, NY      December, 1995           25%            25%        1,376,218      85.5%
Biltmore Square     Asheville, NC       January, 1996            33%            67%          495,419      77.0%
Chesapeake Square   Chesapeake, VA      January, 1996            25%            75%          704,711      78.2%
Ross Park Mall      Pittsburgh, PA      April, 1996              39%            89%(2)     1,273,479      92.5%
North East Mall     Hurst, TX           October, 1996            50%            50%(3)     1,141,585      88.0%

---------------
(1) Represents the percentage of Owned GLA leased.

(2) The Operating Partnership receives 100% of the economic ownership interest in the property and has exercised its option to acquire the remaining 11% of the ownership effective January 1997.

(3) In connection with the settlement of certain outstanding litigation, the Operating Partnership acquired on October 4, 1996, for cash, an additional 20% limited partnership interest in North East Mall, the joint venture partnership which owns North East Mall. At the same time, the Operating Partnership exercised its option to acquire the remaining 30% limited partnership interest in North East Mall owned by the Simons in exchange for 472,410 units in the Operating Partnership ("OP Units"), as well as the Simons' 50% general partnership interest which the Operating Partnership acquired for nominal consideration. The Simons had previously contributed to the Operating Partnership, in exchange for OP Units, the right to receive distributions relating to its 50% general partnership interest. Therefore the Operating Partnership as a result of these transactions owns 100% of North East Mall.

  Completed Developments and New Developments under Construction

     The Operating Partnership continues to develop regional malls, power centers and specialty centers in selected growing metropolitan markets. The Operating Partnership undertakes such development on a selected basis and believes that it has a competitive advantage in doing so as a result of its development expertise, the breadth and depth of its relationships with retailers and its access to capital. The table below gives certain information regarding recently completed developments and new developments under construction.

                                                                                            PERCENT
    ACTUAL OR                                                                              LEASED(1)
    EXPECTED                                                   OPERATING                     AS OF
     DATE OF                                                 PARTNERSHIP'S   TOTAL GLA   SEPTEMBER 30,
   COMPLETION               NAME               LOCATION       % INTEREST     (SQ. FT.)       1996
-----------------  ----------------------  ----------------  -------------   ---------   -------------
Completed Developments:
September,
  1995...........  Circle Centre           Indianapolis, IN         15%        797,022        91.5%
September,
  1995...........  Seminole Towne Center   Sanford, FL              45%      1,139,071        83.4%
October, 1995....  Lakeline Mall           North Austin, TX         50%      1,102,905        90.0%
July, 1996.......  Cottonwood Mall         Albuquerque, NM         100%      1,026,948        89.6%
November, 1996...  Ontario Mills(2)        Ontario, CA              25%      1,400,000        90.0%(3)
November, 1996...  Indian River Mall(2)    Vero Beach, FL           50%        754,000        84.0%(3)
                                                                             ---------
                                                                 Total       6,219,946
                                                                             =========
New Developments Under Construction:
4th Qtr. 1996....  Tower Shops             Las Vegas, NV            50%         60,000         N/A
1st Qtr. 1997....  Indian River Commons    Vero Beach, FL           50%        265,000         N/A
3rd Qtr. 1997....  The Source              Long Island, NY          50%        730,000         N/A
4th Qtr. 1997....  Arizona Mills           Tempe, AZ                25%      1,225,000         N/A
4th Qtr. 1997....  Grapevine Mills         Grapevine, TX            38%      1,450,000         N/A
                                                                             ---------
                                                                 Total       3,730,000
                                                                             =========

---------------
(1) Represents the percentage of Owned GLA leased.
(2) These properties were under construction as of September 30, 1996, but have since been completed.
(3) Represents space leased and committed as of November 14, 1996.

  Expansions and Renovations

     The Operating Partnership has recently completed several expansions or renovations of Portfolio Properties and has a number of projects under construction or in the final stages of pre-construction development, including several existing Portfolio Properties which have significant expansion opportunities. Such projects typically involve the addition of one of more anchor stores and/or additional mall space. The table below gives certain information regarding recently completed expansions or renovations and expansion or renovation projects currently under construction.

      ACTUAL OR EXPECTED                                                          PERCENT LEASED(1)
      DATE OF COMPLETION                 NAME                   LOCATION       AS OF SEPTEMBER 30, 1996
------------------------------  -----------------------    ------------------  ------------------------
Completed Expansions and/or Renovations:
August, 1995..................  Biltmore Square            Asheville, NC                  77.0%
November, 1995................  Tippecanoe Mall            Lafayette, IN                  78.5%
November, 1995................  Ingram Park Mall           San Antonio, TX                89.7%
November, 1995................  Barton Creek Square        Austin, TX                     90.9%
November, 1995................  Cheltenham Square          Philadelphia, PA               94.9%
November, 1995................  Bay Park Square            Green Bay, WI                  89.5%
November, 1995................  Coral Square               Coral Springs, FL              86.1%
November, 1995................  Lima Mall                  Lima, OH                       92.7%
November, 1995................  Glen Burnie Mall           Glen Burnie, MD                91.8%
October, 1996.................  University Park Mall       South Bend, IN                 94.4%
November, 1996(2).............  Summit Mall                Akron, OH                      84.8%
November, 1996(2).............  Greenwood Plus             Greenwood, IN                 100.0%
Expansions and/or Renovations Currently Under Construction:
November, 1996................  College Mall               Bloomington, IN                84.8%
April, 1997...................  Lafayette Square           Indianapolis, IN               81.6%
May, 1997.....................  Century III Mall           Pittsburgh, PA                 87.9%
May, 1997.....................  Chautauqua Mall            Lakewood, NY                   64.7%
May, 1997.....................  Tippecanoe Plaza           Lafayette, IN                 100.0%
September, 1997...............  Muncie Mall                Muncie, IN                     85.6%
September, 1997...............  Forum Shops at Caesars     Las Vegas, NV                  95.9%
September, 1997...............  Aventura Mall              Miami, FL                      94.4%
September, 1997...............  Southern Park Mall         Youngstown, OK                 91.7%
3rd Quarter, 1998.............  Florida Mall               Orlando, FL                    95.6%

---------------
(1) Represents the percentage of Owned GLA leased.
(2) These properties were under expansion and/or renovation as of September 30, 1996, but have since been completed.

     Pre-construction development continues on a number of project expansions, renovations and anchor additions at over 50 properties, including significant activity at properties such as Irving Mall in Irving, Texas; La Plaza in McAllen, Texas; North East Mall in Hurst, Texas; Prien Lake Mall in Lake Charles, Louisiana; Southern Park Mall in Youngstown, Ohio; University Mall in Pensacola, Florida; Mission Viejo Mall in Mission Viejo, California; and Northgate Mall in Seattle, Washington. The Operating Partnership expects to commence construction on many of these projects in the next 12 to 24 months.

FINANCINGS AND INDEBTEDNESS

     On April 19, 1995, the Company completed an offering of 6,000,000 shares of common stock, and on May 10, 1995 the underwriters exercised a portion of the over-allotment option granted them in connection with that offering aggregating 241,854 shares generating net proceeds of $142 million. These proceeds were contributed to SPG, LP in exchange for partnership units and subsequently used to repay a term loan and pay down amounts outstanding on an unsecured revolving credit facility.

     On October 27, 1995, the Company completed a $100 million private equity placement of 4,000,000 shares of Series A convertible preferred stock (the "Series A Preferred Shares") with Algemeen Burgerlijk Pensioenfonds ("ABP"). The holder of the Series A Preferred Shares votes with the holders of the Company's common stock on all matters. The Company contributed the proceeds of this private equity placement to SPG, LP, in exchange for preferred units in SPG, LP which are entitled to preferential distributions equal to the dividends paid on the Series A Preferred Shares held by ABP.

     On September 10, 1996, the Operating Partnership retired the DRC secured line of credit, which bore interest at LIBOR plus 175 basis points, with proceeds from SPG, LP's two unsecured credit facilities, which bore interest at LIBOR plus 132.5 basis points.

     On September 20, 1996, the Securities and Exchange Commission declared effective a shelf registration statement filed by the Company to provide for the offering, from time to time, of up to $750 million aggregate public offering price of common stock, preferred stock, depositary shares and/or warrants of the Company. On September 27, 1996, pursuant to such shelf registration statement, the Company completed a $200 million public offering (the "Preferred Offering") of 8,000,000 shares of 8 3/4% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Shares"), generating net proceeds of approximately $193 million. The Company contributed the proceeds of such offering to the Operating Partnership in exchange for preferred units in the Operating Partnership, the terms of which are substantially identical to those applicable to the Series B Preferred Shares. The Operating Partnership ultimately used the net proceeds to repay $142.8 million of outstanding mortgage indebtedness, $34.4 million under SPG, LP's two unsecured credit facilities, $12.5 million to acquire additional partnership interests in North East Mall, Hurst, Texas and the remainder for working capital.

     On September 27, 1996, the Operating Partnership obtained a $750 million, unsecured, three-year credit facility (the "Credit Facility"), which initially bears interest at LIBOR plus 90 basis points, and retired the outstanding borrowing of SPG, LP in the aggregate principal amount of $323 million under SPG, LP's two unsecured credit facilities, which bore interest at LIBOR plus
132.5 basis points. The Credit Facility increases the Operating Partnership's available capital by $150 million.

     Both the Operating Partnership and the Company anticipate in the future issuing additional debt or equity securities on a public or private basis. The Operating Partnership is currently contemplating an issuance of unsecured debt in the near future in an amount currently expected not to exceed $100 million.

     On November 5, 1996, the Company entered into a forward treasury lock agreement (the "Agreement") with J.P. Morgan Securities Inc. (the "Counterparty"). Pursuant to the Agreement, the Company and the Counterparty have agreed to exchange payments with respect to a notional principal amount of $100 million based on how a specified interest rate on U.S. Treasuries will have varied from a base rate of 6.307% (which rate includes an embedded premium of approximately 0.013% to reflect the term of the Agreement) on November 22, 1996. The Company will either receive or make a payment, depending on whether such specified interest rate is above or below 6.307%. On average, a movement of 0.01% above 6.307% would require the Counterparty to make a payment of approximately $73,000 to the Company, and a movement of 0.01% below 6.307% would require the Company to make a payment of approximately $73,000 to the Counterparty. On November 20, 1996, such specified interest rate was 6.13%, which, if it were to be the specified interest rate on November 22, 1996, would require the Company to make a payment of approximately $1,312,500 to the Counterparty.

     Neither the Company nor the Operating Partnership has previously entered into an agreement such as the Agreement in connection with a contemplated debt offering for the purpose of hedging against interest rate exposure in connection with a prospective offering, although the Operating Partnership has entered into other types of interest rate protection agreements for the purpose of hedging against interest rate exposure under existing indebtedness. Neither the Company nor the Operating Partnership currently contemplates entering into another agreement similar to that of the Agreement. After the registration statement of which this Prospectus forms a part has become effective, in connection with future offerings under this registration statement, the Operating Partnership may enter into interest rate protection agreements which hedge the interest rate exposure associated with any such future debt offerings.

     As of September 30, 1996, the Operating Partnership had consolidated debt on a pro forma basis giving effect to the Offering (as defined below) and the Preferred Offering of $3,559.1 million (including $97.0 million applicable to minority interests) and the Operating Partnership's allocable share of unconsolidated debt of the Joint Venture Properties on a pro forma basis as of September 30, 1996 giving effect to the Offering and the Preferred Offering was $431.2 million. Scheduled maturities of this debt for periods reflected are as follows:

                                                                          ALLOCABLE SHARE
                                                                                OF
                                                                           JOINT VENTURE
                                                       CONSOLIDATED            DEBT
                    YEAR OF MATURITY                     DEBT(1)          ---------------       TOTAL DEBT
    -------------------------------------------------  ------------       (IN THOUSANDS)        ----------
    1996 (10/1 to 12/31).............................   $   63,079(2)        $   1,153          $   64,232
    1997.............................................       30,000               3,498              33,498
    1998.............................................      288,379              70,833             359,212
    1999.............................................      489,935(3)           68,929             558,864
    2000.............................................      334,176              62,552             396,728
    2001.............................................      651,589              24,206             675,795
    2002.............................................      461,865              26,187             488,052
    2003.............................................      348,288              74,452             422,740
    2004.............................................      187,848                   0             187,848
    2005.............................................       40,312              61,636             101,948
    2006.............................................      304,745              37,735             342,480
    2007.............................................      220,769                   0             220,769
    Thereafter.......................................      126,290                   0             126,290
                                                        ----------            --------          ----------
             Subtotal................................    3,547,275             431,181           3,978,456
    Other(4).........................................       11,848                  --              11,848
                                                        ----------            --------          ----------
             Total...................................   $3,559,123           $ 431,181          $3,990,304
                                                        ==========            ========          ==========

---------------
(1) This table reflects the net proceeds of the Offering which are expected to retire $62,000 maturing in 1997 and $136,000 maturing in 1999. See "Use of Proceeds."

(2) The Operating Partnership has received a commitment to extend the maturity of this indebtedness for up to three years.

(3) Includes $260,200 outstanding on the Credit Facility on a pro forma basis. See "Capitalization."

(4) Amount reflects the adjustment of DRC's indebtedness to fair market value.

OTHER RECENT DEVELOPMENTS

     On October 16, 1996, a complaint was filed in the Court of Common Pleas of Mahoning County, Ohio, captioned Carlo Angostinelli et al. v. DeBartolo Realty Corp. et al. The named defendants are the Managing General Partner and DeBartolo Properties Management, Inc., and the plaintiffs are 24 former employees of the defendants. In the complaint, plaintiffs allege that they were recipients of deferred stock grants under the DRC 1994 Stock Incentive Plan (the "Plan") and that these grants immediately vested under the Plan's "change in control" provision as a result of the Merger. Plaintiffs assert that the defendants' refusal to issue them approximately 579,000 shares of DRC common stock, which is equivalent to approximately 394,000 shares of common stock of the Company computed at the .68 exchange ratio used in the Merger, constitutes a breach of contract and a breach of the implied covenant of good faith and fair dealing under Ohio law. Plaintiffs seek damages equal to such number of shares of DRC common stock, or cash in lieu thereof, equal to all deferred stock ever granted to them under the Plan, dividends on such stock from the time of the grants, compensatory damages for breach of the implied covenant of good faith and fair dealing, and punitive damages.

     The complaint was served on the defendants on October 28, 1996, and pre-trial proceedings have not yet commenced. The Company is of the opinion that it has meritorious defenses and accordingly intends to defend this action vigorously. While it is difficult to predict the outcome of this litigation at this stage, based on the information known to the Company to date, the Company does not expect this action will have a material adverse effect on the Company.

                                USE OF PROCEEDS

     The net proceeds to the Operating Partnership from the sale of the Notes offered hereby (the "Offering"), after deducting total expenses estimated to be approximately $1.53 million, are estimated to be approximately $246 million. The Operating Partnership intends to use substantially all of the proceeds of the Offering to repay existing mortgage indebtedness of approximately $117.6 million, and to reduce the amount outstanding under the Credit Facility by approximately $128.4 million. Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc. and Union Bank of Switzerland, New York Branch, an affiliate of UBS Securities LLC are lead agents under the Credit Facility, and as such are receiving a portion of the net proceeds of the Offering in connection with amounts being repaid with respect thereto. Pending such use, the net proceeds may be invested in short-term income producing investments such as commercial paper, government securities or money market funds that invest in government securities. On November 21, 1996, the weighted average interest rate on the interim indebtedness expected to be repaid with the aggregate net proceeds of the Offering and the weighted average maturity of such indebtedness, were 7.24% and 1.53 years, respectively.

                       ACCOUNTING TREATMENT OF THE MERGER

     For financial reporting purposes, the completion of the Merger resulted in a reverse acquisition by the Company using the purchase method of accounting, directly or indirectly, of 100% of the net assets of DeBartolo Realty Partnership, L.P. ("DRP, LP"). Although the Company was the accounting acquirer, DRP, LP (which is now known as Simon DeBartolo Group, L.P. ("SDG, LP")) became the primary operating partnership through which the future business of the Company will be conducted. As a result of the Merger, the Company's initial operating partnership, SPG, LP, became a subsidiary of SDG, LP. However, because the Company was the accounting acquirer and, upon completion of the Merger, acquired majority control of DRP, LP, SPG, LP is the predecessor to SDG, LP for financial reporting purposes. Accordingly, the financial statements and ratios disclosed by SDG, LP for post-merger periods will reflect the reverse acquisition of DRP, LP by the Company using the purchase method of accounting and for all pre-merger comparative periods, the financial statements and ratios disclosed by SDG, LP will reflect the financial statements and ratios of SPG, LP as the predecessor to SDG, LP for financial reporting purposes. See "The Merger" in the accompanying Prospectus.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of SDG, LP as of September 30, 1996, and the pro forma capitalization of SDG, LP as of September 30, 1996, as adjusted to give effect to the Offering, the Preferred Offering and the reclassification of limited partners' equity interest in SDG,
LP:

                                                                         AS OF SEPTEMBER 30, 1996
                                                                         -------------------------
                                                                         HISTORICAL      PRO FORMA
                                                                         -----------     ---------
                                                                               (IN MILLIONS)
Debt
  Mortgage Debt......................................................      $ 3,232        $ 3,049(1)
  Credit Facility....................................................          323            260(1)
  The Notes..........................................................           --            250
                                                                            ------         ------
          Total Debt.................................................        3,555          3,559
                                                                            ------         ------
Limited Partners' equity interest at redemption value(2).............        1,543             --
                                                                            ------         ------
Partners' Equity
  Series A Preferred Units, 4,000,000 units authorized, issued and
     outstanding(3)..................................................          100            100
  Series B Preferred Units, 9,200,000 units authorized, 8,000,000
     units issued and outstanding(3).................................          193            193
  General Partners(4)................................................        1,030          1,030
  Limited Partners(4)................................................           --            646
  Adjustment to exclude Limited Partners' equity interest at
     redemption value................................................         (897)            --
  Unamortized Restricted Stock Award.................................           (6)            (6)
                                                                            ------         ------
          Total Partners' Equity.....................................          420          1,963
                                                                            ------         ------
          Total Capitalization.......................................      $ 5,518        $ 5,522
                                                                            ======         ======

---------------
(1) A portion of the proceeds ($65.6) from the Preferred Offering were used on an interim basis in September 1996 to reduce amounts outstanding under the Credit Facility. In October 1996 this amount was borrowed under the Credit Facility to repay mortgage indebtedness.

(2) On November 13, 1996, an agreement was reached between the Company and the Operating Partnership which restricts the Company's ability to cause the Operating Partnership to redeem for cash the limited partners' units without contributing cash to the Operating Partnership as partners' equity sufficient to effect the redemption. If sufficient cash is not contributed, the Company will be deemed to have elected to acquire the limited partners' units for shares of the Company's common stock. Accordingly, prospectively the limited partners' interest in SDG, LP will be reflected in the consolidated balance sheet of SDG, LP as partners' equity at historical carrying value. The impact of the arrangement has been reflected as a pro forma adjustment. See "Pro Forma Combined Condensed Financial Information."

(3) The Company is entitled to preferred distributions from SPG, LP and the Operating Partnership equal to the dividends paid by the Company on the Series A Preferred Shares and the Series B Preferred Shares, respectively.

(4) Units issued and outstanding of SDG, LP at September 30, 1996 were as follows:

                                                                                ACTUAL AT
                                                                                SEPTEMBER
                                                                                 30, 1996
                                                                               ------------
    General Partners.........................................................  96,507,387
    Limited Partners.........................................................  60,501,640

                     SELECTED FINANCIAL AND OPERATING DATA

     The following tables set forth certain selected financial and operating data on a historical basis for SDG, LP and for SPG, LP, the Predecessor of SDG, LP for financial reporting purposes, and pro forma historical financial data of SDG, LP for the respective periods presented. The financial statements of SDG, LP for the post-merger periods will reflect the reverse acquisition of DRP, LP by the Company using the purchase method of accounting and for all pre-merger comparative periods the financial statements disclosed by SDG, LP will reflect the financial statements of its Predecessor for financial reporting purposes, SPG, LP. See "Accounting Treatment of the Merger", and "The Merger" in the accompanying Prospectus. The historical financial information should be read in conjunction with the financial statements and notes thereto of SDG, LP, SPG, LP and DRP, LP, respectively, included in the accompanying Prospectus. The pro forma combined balance sheet data as of September 30, 1996 is presented as if the Offering, the Preferred Offering and the reclassification of limited partners' equity interest in SDG, LP had occurred on September 30, 1996. The unaudited pro forma combined operating data for the nine month period ended September 30, 1996 and the year ended December 31, 1995 are presented as if the Offering, the Preferred Offering and the Merger had occurred as of January 1, 1995 and were carried forward through September 30, 1996. The pro forma financial information does not purport to represent what the actual financial position or results of operation would have been as of the period or for the periods indicated, nor does it purport to represent any future financial position or results of operations for any future period. The pro forma financial information should be read in conjunction with the financial statements and notes thereto of SDG, LP, SPG, LP and DRP, LP, respectively, included in the accompanying Prospectus.

                                                                                                                         SIMON
                                                                                                                       PROPERTY
                                                                                                                      GROUP, L.P.
                                                                                                                     (SPG, LP, THE
                                                                                     SIMON DEBARTOLO                  PREDECESSOR
                                                                                  GROUP, L.P. (SDG, LP)               OF SDG, LP)
                                                                      ---------------------------------------------  -------------
                                                                                         PRO FORMA
                                                                        PRO FORMA         FOR THE        FOR THE        FOR THE
                                                                       FOR THE NINE         YEAR       NINE MONTHS    NINE MONTHS
                                                                       MONTHS ENDED        ENDED          ENDED          ENDED
                                                                      SEPTEMBER 30,     DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                                                                           1996             1995          1996           1995
                                                                      --------------    ------------  -------------  -------------
                                                                      (IN THOUSANDS EXCEPT PER UNIT DATA, PORTFOLIO PROPERTY DATA
                                                                                              AND RATIOS)
OPERATING DATA(1):
Total Revenue........................................................   $  694,343        $889,714     $   485,640    $   398,297
 Expenses:
 Operating Expenses..................................................      256,671         308,280         189,888        151,914
 Depreciation and Amortization.......................................      134,442         162,560          88,913         65,212
 Interest Expense(2).................................................      196,032         242,308         135,346        112,125
 Income (Loss) before Extraordinary Items............................      120,238         192,513          76,639         72,681
 Net Income (Loss)...................................................   $  120,238        $192,513     $    73,844    $    69,797
Preferred Unit Distributions.........................................       19,219          18,990           6,286             --
Net Income (Loss) available to unit holders..........................      101,020         173,523          67,558         69,797
 Net Income per unit before extraordinary items......................   $     0.64        $   1.13     $      0.65    $      0.79
 Net Income per unit(3)..............................................   $     0.64        $   1.13     $      0.63    $      0.76
 Distributions per unit..............................................   $     1.14        $   1.97     $      1.14    $      1.48
Weighted average units outstanding...................................      156,926         153,809         107,607         91,663
BALANCE SHEET DATA (as of end of period):
 Investment in Real Estate, net......................................   $4,989,949             N/A     $ 4,989,949    $ 1,985,841
 Cash and cash equivalents...........................................       92,575             N/A          92,575         72,983
 Total Assets........................................................    5,802,196             N/A       5,798,196      2,407,499
 Total Debt..........................................................    3,559,123(4)          N/A       3,555,123      1,986,072
 Limited Partners' Equity Interest...................................           --             N/A       1,542,792        949,126
 Owner's Equity (Deficit)............................................   $1,962,765             N/A     $   419,973    $  (709,583)
OTHER DATA(1):
 Cash flow provided by (used in):
   Operating activities..............................................   $  247,743        $303,236     $   143,290    $   129,544
   Investing activities..............................................      (92,830)       (306,421)        (59,711)      (101,191)
   Financing activities..............................................      (94,223)        (88,481)        (53,725)       (60,509)
 Restated Funds from Operations (FFO) (5)............................   $  249,136        $348,222     $   173,482    $   137,287
RATIO OF EARNINGS TO FIXED CHARGES OR COVERAGE DEFICIT(6)............        1.59x            1.82           1.50x          1.64x


                                                                                                                    SIMON
                                                                                                                   PROPERTY
                                                                                  SIMON PROPERTY                     GROUP
                                                                                (SPG, LP, GROUP, L.P.                (THE
                                                                             THE PREDECESSOR OF SDG, LP)         PREDECESSOR
                                                                       ---------------------------------------   OF SPG, LP)
                                                                                                     FOR THE     ------------
                                                                                                   PERIOD FROM     FOR THE
                                                                         FOR THE       FOR THE     DECEMBER 20   PERIOD FROM
                                                                        YEAR ENDED    YEAR ENDED        TO       JANUARY 1 TO
                                                                       DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 19,
                                                                           1995          1994          1993          1993
                                                                       ------------  ------------  ------------  ------------
OPERATING DATA(1):
Total Revenue........................................................   $  553,657    $  473,676    $   18,424    $  405,869
 Expenses:
 Operating Expenses..................................................      209,782       183,433         4,095       175,801
 Depreciation and Amortization.......................................       92,739        75,945         2,051        60,243
 Interest Expense(2).................................................      150,224       150,164         3,548       156,909
 Income (Loss) before Extraordinary Items............................      101,505        60,308         8,707         6,912
 Net Income (Loss)...................................................   $   98,220    $   42,328    $  (21,774)   $   33,101
Preferred Unit Distributions.........................................        1,490            --            --            --
Net Income (Loss) available to unit holders..........................       96,730        42,328       (21,774)       33,101
 Net Income per unit before extraordinary items......................   $     1.08    $     0.71    $     0.11           N/A
 Net Income per unit(3)..............................................   $     1.04    $     0.50    $    (0.28)          N/A
 Distributions per unit..............................................   $     1.97    $     1.90            --           N/A
Weighted average units outstanding...................................       92,666        84,510        78,447           N/A
BALANCE SHEET DATA (as of end of period):
 Investment in Real Estate, net......................................   $2,009,344    $1,829,111    $1,350,360           N/A
 Cash and cash equivalents...........................................       62,721       105,139       110,625           N/A
 Total Assets........................................................    2,556,436     2,316,860     1,793,654           N/A
 Total Debt..........................................................    1,980,759     1,938,091     1,455,884           N/A
 Limited Partners' Equity Interest...................................      908,764       909,306       848,373           N/A
 Owner's Equity (Deficit)............................................   $ (589,126)   $ (807,613)   $ (791,820)          N/A
OTHER DATA(1):
 Cash flow provided by (used in):
   Operating activities..............................................   $  194,336    $  128,023           N/A           N/A
   Investing activities..............................................     (222,679)     (266,772)          N/A           N/A
   Financing activities..............................................      (14,075)      133,263           N/A           N/A
 Restated Funds from Operations (FFO) (5)............................   $  197,909    $  167,761           N/A           N/A
RATIO OF EARNINGS TO FIXED CHARGES OR COVERAGE DEFICIT(6)............        1.67x         1.43x         3.36x         1.11x




                                                                            SIMON PROPERTY
                                                                       GROUP, L.P. (SPG, LP, THE
                                                                        PREDECESSOR OF SDG, LP)
                                                                       -------------------------
                                                                         FOR THE       FOR THE
                                                                           YEAR          YEAR
                                                                          ENDED         ENDED
                                                                       DECEMBER 31,  DECEMBER 31,
                                                                           1992          1991
                                                                       ------------  ------------
OPERATING DATA(1):
Total Revenue........................................................   $  400,852    $  378,029
 Expenses:
 Operating Expenses..................................................      176,682       173,923
 Depreciation and Amortization.......................................       58,104        56,033
 Interest Expense(2).................................................      178,075       159,798
 Income (Loss) before Extraordinary Items............................      (11,692)      (15,865)
 Net Income (Loss)...................................................   $  (11,692)   $  (15,865)
Preferred Unit Distributions.........................................           --            --
Net Income (Loss) available to unit holders..........................      (11,692)      (15,865)
 Net Income per unit before extraordinary items......................          N/A           N/A
 Net Income per unit(3)..............................................          N/A           N/A
 Distributions per unit..............................................          N/A           N/A
Weighted average units outstanding...................................          N/A           N/A
BALANCE SHEET DATA (as of end of period):
 Investment in Real Estate, net......................................   $1,156,009    $1,143,050
 Cash and cash equivalents...........................................       42,682        31,840
 Total Assets........................................................    1,494,289     1,432,028
 Total Debt..........................................................    1,711,778     1,548,292
 Limited Partners' Equity Interest...................................          N/A           N/A
 Owner's Equity (Deficit)............................................   $ (565,566)   $ (418,697)
OTHER DATA(1):
 Cash flow provided by (used in):
   Operating activities..............................................          N/A           N/A
   Investing activities..............................................          N/A           N/A
   Financing activities..............................................          N/A           N/A
 Restated Funds from Operations (FFO) (5)............................          N/A           N/A
RATIO OF EARNINGS TO FIXED CHARGES OR COVERAGE DEFICIT(6)............   $  (12,821)   $  (18,719)

                                                                                                                         SIMON
                                                                                                                       PROPERTY
                                                                                                                      GROUP, L.P.
                                                                                                                     (SPG, LP, THE
                                                                                     SIMON DEBARTOLO                  PREDECESSOR
                                                                                  GROUP, L.P. (SDG, LP)               OF SDG, LP)
                                                                      ---------------------------------------------  -------------
                                                                                         PRO FORMA
                                                                        PRO FORMA         FOR THE        FOR THE        FOR THE
                                                                       FOR THE NINE         YEAR       NINE MONTHS    NINE MONTHS
                                                                       MONTHS ENDED        ENDED          ENDED          ENDED
                                                                      SEPTEMBER 30,     DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                                                                           1996             1995          1996           1995
                                                                      --------------    ------------  -------------  -------------
                                                                      (IN THOUSANDS EXCEPT PER UNIT DATA, PORTFOLIO PROPERTY DATA
                                                                                              AND RATIOS)
OTHER RATIOS(1):
Ratio of EBITDA After Minority Interest to Fixed Charges and                 1.98x           2.14x           2.10x          2.14x
 Preferred Unit Distributions(7)(8)..................................
 Ratio of Debt to Adjusted Total Assets(9)...........................       48.85%          45.69%          48.82%         47.63%
 Ratio of Secured Debt to Adjusted Total Assets(10)..................       43.41%          41.27%          44.87%         42.84%
 Ratio of Unencumbered Assets to Unsecured Debt(11)..................        4.27x           5.14x           6.15x          5.49x
Ratio of EBITDA After Minority Interest to Interest Expense                  2.32x           2.47x           2.37x          2.34x
 (7)(12).............................................................
PORTFOLIO DATA:
 Total EBITDA(7).....................................................   $  576,850        $760,880     $   390,156    $   315,276
 EBITDA After Minority Interest(7)...................................      464,239         650,307         313,201        258,185
 Number of Portfolio Properties......................................          183             183             183            120
 Total GLA
   (thousands of square feet)........................................      111,124         109,791         111,124         59,644
                                                                          --------        --------        --------       --------

                                                                                                                    SIMON
                                                                                                                   PROPERTY
                                                                                   SIMON PROPERTY                   GROUP
                                                                                GROUP, L.P. (SPG, LP,               (THE
                                                                             THE PREDECESSOR OF SDG, LP)         PREDECESSOR
                                                                       ----------------------------------------  OF SPG, LP)
                                                                                                     FOR THE     ------------
                                                                                                   PERIOD FROM     FOR THE
                                                                         FOR THE       FOR THE     DECEMBER 20   PERIOD FROM
                                                                        YEAR ENDED    YEAR ENDED        TO       JANUARY 1 TO
                                                                       DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 19,
                                                                           1995          1994          1993          1993
                                                                       ------------  ------------  ------------  ------------
OTHER RATIOS(1):
Ratio of EBITDA After Minority Interest to Fixed Charges and                 2.18x         2.18x           N/A           N/A
 Preferred Unit Distributions(7)(8)..................................
 Ratio of Debt to Adjusted Total Assets(9)...........................       46.51%        50.64%           N/A           N/A
 Ratio of Secured Debt to Adjusted Total Assets(10)..................       42.18%        45.74%           N/A           N/A
 Ratio of Unencumbered Assets to Unsecured Debt(11)..................        5.49x         3.84x           N/A           N/A
Ratio of EBITDA After Minority Interest to Interest Expense                  2.39x         2.36x           N/A           N/A
 (7)(12).............................................................
PORTFOLIO DATA:
 Total EBITDA(7).....................................................   $  437,548    $  386,835    $  346,679(13)       N/A
 EBITDA After Minority Interest(7)...................................      357,158       307,372       256,169(13)       N/A
 Number of Portfolio Properties......................................          122           119           114           N/A
 Total GLA
   (thousands of square feet)........................................       62,232        58,200        54,042           N/A
                                                                          --------      --------       -------      --------

                                                                            SIMON PROPERTY
                                                                       GROUP, L.P. (SPG, LP, THE
                                                                        PREDECESSOR OF SDG, LP)
                                                                       --------------------------
                                                                         FOR THE       FOR THE
                                                                           YEAR          YEAR
                                                                          ENDED         ENDED
                                                                       DECEMBER 31,  DECEMBER 31,
                                                                           1992          1991
                                                                       ------------  ------------
OTHER RATIOS(1):
Ratio of EBITDA After Minority Interest to Fixed Charges and                   N/A           N/A
 Preferred Unit Distributions(7)(8)..................................
 Ratio of Debt to Adjusted Total Assets(9)...........................          N/A           N/A
 Ratio of Secured Debt to Adjusted Total Assets(10)..................          N/A           N/A
 Ratio of Unencumbered Assets to Unsecured Debt(11)..................          N/A           N/A
Ratio of EBITDA After Minority Interest to Interest Expense                    N/A           N/A
 (7)(12).............................................................
PORTFOLIO DATA:
 Total EBITDA(7).....................................................   $  316,535    $  282,326
 EBITDA After Minority Interest(7)...................................      227,931       210,634
 Number of Portfolio Properties......................................          110           108
 Total GLA
   (thousands of square feet)........................................       52,404        51,375
                                                                          --------      --------

---------------
 (1) The shopping center industry is seasonal in nature, particularly in the fourth quarter during the holiday season, when tenant occupancy and retail sales are typically at their highest levels. In addition, shopping malls achieve most of their temporary tenant rents during the holiday season. As a result, earnings are generally highest in the fourth quarter of each year.

 (2) Interest expense for the year ended December 31, 1994 includes $27.2 million of additional non-recurring contingent interest paid in connection with the refinancing of a Portfolio Property. The property lender was entitled to participate in the appreciated market value of the Portfolio Property upon refinancing. Management does not presently expect to enter into financing arrangements with similar participation features in the future. Accordingly, management considers the payment made to the lender unusual in nature. As explained in footnote (5) below, unusual or extraordinary items are excluded for purposes of computing FFO. Accordingly, this item has been excluded from FFO in this table and elsewhere in this Prospectus Supplement.

 (3) Per unit data are reflected only for the periods from December 20, 1993 through September 30, 1996. Per unit data are not relevant for the historical combined financial statements of Simon Property Group, the Predecessor to SPG, LP, since such financial statements are a combined presentation of partnerships and corporations.

 (4) Pro forma debt of the Operating Partnership as of September 30, 1996 includes $3,049 million, $260 million and $250 million of mortgage indebtedness outstanding indebtedness under the Credit Facility and Notes outstanding, respectively. See "Capitalization."

 (5) Funds from Operations ("FFO"), as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), means combined net income of the Operating Partnership without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the Operating Partnership's ownership interest, of FFO of unconsolidated joint ventures, all determined on a consistent basis in accordance with generally accepted accounting principles. Management believes that FFO is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. FFO is presented to assist investors in analyzing the performance of the Operating Partnership. The Operating Partnership's method of calculating FFO may be different from the methods used by other REITs. FFO (i) does not represent cash flows from operations as defined by generally accepted accounting principles, (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities and (iii) is not an alternative to cash flows as a measure of liquidity. In March 1995, NAREIT modified its definition of FFO. The modified definition provides that amortization of deferred financing costs and depreciation of nonrental real estate assets are no longer to be added back to net income in arriving at FFO. The modified definition was adopted by the Operating Partnership beginning in 1996. Additionally the FFO for prior periods have been restated to reflect the new definition in order to make the amounts comparative.

    The following table reconciles pro forma combined net income of the Operating Partnership to pro forma FFO for the nine months ended September 30, 1996 and for the year ended December 31, 1995:

                                                                                            FOR THE NINE          FOR THE YEAR
                                                                                            MONTHS ENDED              ENDED
                                                                                         SEPTEMBER 30, 1996     DECEMBER 31, 1995
                                                                                         ------------------     -----------------
                                                                                                      (IN THOUSANDS)
      Pro forma combined net income of the Operating Partnership.......................       $120,238              $ 192,513
        Plus:
          Depreciation and amortization less minority interests for consolidated properties plus the Operating Partnership's share from unconsolidated joint
           ventures....................................................................        148,204                176,445
        Less:
          Operating Partnership's share of gains on sales of assets....................            (88)                (1,746)
          Preferred Unit Distributions.................................................        (19,218)               (18,990)
                                                                                              --------               --------
      Pro forma FFO of the Operating Partnership.......................................       $249,136              $ 348,222
                                                                                              ========               ========
      Pro forma FFO allocable to the General Partners..................................       $152,970              $ 211,023
                                                                                              ========               ========
      Pro forma FFO allocable to the Limited Partners..................................       $ 96,166              $ 137,199
                                                                                              ========               ========

 (6) For purposes of computing the Ratio of Earnings to Fixed Charges, earnings have been calculated by adding Fixed Charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. Fixed Charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

 (7) Total EBITDA represents earnings before interest, taxes, depreciation and amortization for all properties. EBITDA After Minority Interest represents earnings before interest, taxes, depreciation and amortization for all properties after distribution to the third-party joint venture partners. EBITDA (i) does not represent cash flow from operations as defined by generally accepted accounting principles, (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. Management believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as revenues and operating expenses, should be considered. The Operating Partnership's method of calculating EBITDA may be different from the methods used by other REITs. The Company's weighted average ownership interest in the operating results for the nine months ended September 30, 1996 and 1995 was 61.2% and 59.3%, respectively, and was 60.3%, 55.2% and 52.2% in 1995, 1994 and 1993, respectively. The Company's ownership interest in the Operating Partnership was 61.5% and 60.9% at September 30, 1996 and 1995, respectively, and was 61.0% and 56.4% at December 31, 1995 and 1994, respectively.

 (8) For purposes of computing the ratio of EBITDA After Minority Interest to Fixed Charges and Preferred Unit Distributions, Fixed Charges and Preferred Unit Distributions consist of interest costs, whether expensed or capitalized and including the Operating Partnership's pro rata share of joint venture interest expense, the interest component of rental expense and amortization of debt issuance costs, plus any distributions on outstanding preferred units.

 (9) As specified in the Indenture, Debt consists of indebtedness of the Operating Partnership and its consolidated subsidiaries, less any portion attributable to minority interests, plus the Operating Partnership's allocable portion of indebtedness of unconsolidated joint ventures from borrowed money, secured indebtedness, reimbursement obligations in connection with letters of credit and capitalized leases. "Adjusted Total Assets" as of any date means the sum of (i) the amount determined by multiplying the sum of the shares of common stock of the Company issued in the initial public offering of the Company ("IPO") and the units of the Operating Partnership not held by the Company outstanding on the date of the IPO, by $22.25 (the "IPO Price"), (ii) the principal amount of the outstanding consolidated debt of the Company on the date of the IPO, less any portion applicable to minority interests, (iii) the Operating Partnership's allocable portion, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures on the date of the IPO, (iv) the purchase price or cost of any real estate assets acquired (including the value, at the time of such acquisition, of any units of the Operating Partnership or shares of common stock of the Company issued in connection therewith) or developed after the IPO by the Operating Partnership or any Subsidiary, less any portion attributable to minority interests, plus the Operating Partnership's allocable portion, based on its ownership interest, of the purchase price or cost of any real estate assets acquired or developed after the IPO by any unconsolidated joint venture,
     (v) the value of the Merger compiled as the sum of (a) the purchase price including all related closing costs and (b) the value of all outstanding indebtedness less any portion attributable to minority interests, including the Operating Partnership's allocable share, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures at the Merger date, and (vi) working capital of the Operating Partnership; subject, however, to reduction by the amount of the proceeds of any real estate assets disposed of after the IPO by the Operating Partnership or any Subsidiary, less any portion applicable to minority interests, and by the Operating Partnership's allocable portion, based on its ownership interest, of the proceeds of any real estate assets disposed of after the IPO by unconsolidated joint ventures. On a pro forma basis as of September 30, 1996, the Operating Partnership's Adjusted Total Assets were $8.17 billion. See "Description of the Notes -- Certain Covenants."

(10) As specified in the Indenture, Secured Debt consists of Debt secured by a mortgage or other encumbrance on any property of the Operating Partnership or any Subsidiary. See "Description of the Notes -- Certain Covenants."

(11) As specified in the Indenture, Unencumbered Assets is equal to Adjusted Total Assets multiplied by a fraction, the numerator of which is Unencumbered Annualized EBITDA After Minority Interest and the denominator of which is Annualized EBITDA After Minority Interest. Unencumbered Annualized EBITDA means Annualized EBITDA less any portion attributable to assets serving as collateral for Secured Debt. As specified in the Indenture, Annualized EBITDA means earnings before interest, taxes, depreciation and amortization for all Portfolio Properties with other adjustments as are necessary to exclude the effect of items classified as extraordinary items in accordance with generally accepted accounting principles, adjusted to reflect the assumption that (i) any income earned as a result of any assets having been placed in service since the end of such period had been earned on an annualized basis, during such period, and
     (ii) in the case of an acquisition or disposition by the Operating Partnership, any Subsidiary or any unconsolidated joint venture in which the Operating Partnership or any Subsidiary owns an interest, of any assets since the first day of such period, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition. Annualized EBITDA After Minority Interest means Annualized EBITDA after distributions to third party joint venture partners. Unsecured Debt means Debt not secured by a mortgage or other encumbrance on any property of the Operating Partnership or any subsidiary. See "Description of the Notes -- Certain Covenants."

(12) For purposes of computing the ratio of EBITDA After Minority Interest to Interest Expense, Interest Expense includes the Operating Partnership's pro rata share, based on ownership interest, of joint venture interest expense and is reduced by amortization of debt issuance costs.

(13) Represents the combined EBITDA and EBITDA After Minority Interest of the properties for the full year ended December 31, 1993.

                            BUSINESS AND PROPERTIES

THE PORTFOLIO PROPERTIES

     Management believes that the Portfolio Properties comprise the largest (measured by GLA) and most geographically diverse portfolio of any publicly traded REIT and that the Company has interests in more regional malls than any other publicly traded REIT. Management also expects that geographic diversification should mitigate the effects of regional economic conditions and local factors, and that diversified types of Portfolio Properties will reduce the impact of economic factors that may affect the retailers in any particular type of Portfolio Property. In addition, management believes that the large size of the portfolio should mitigate the effects of any other factors that may affect a limited group of shopping centers.

     No single income-producing Portfolio Property accounted for more than 1.4% of GLA as of September 30, 1996 or for more than 3.0% of the Operating Partnership's pro forma gross revenues for the nine months ended September 30, 1996. No single retailer leased more than 10.9% of Owned GLA in the Portfolio Properties or represented more than 7.9% of the annualized base rent from these properties.

     The following table summarizes on a combined basis, as of September 30, 1996, certain information with respect to the Portfolio Properties, in total and by type of shopping center and retailer:

                                                        TOTAL
                                                        OWNED                        % OF OWNED
                                          GLA            GLA         % OF OWNED     GLA WHICH IS
           TYPE OF PROPERTY(1)         (SQ. FT.)      (SQ. FT.)        GLA(2)        LEASED(3)
     -------------------------------  -----------     ----------     ----------     ------------
     Regional Malls(4)
       Mall Store...................   32,706,974     32,688,552         49.8            84.2
       Freestanding.................    1,450,241        621,059          0.9            89.6
                                      -----------     ----------        -----           -----
               Subtotal.............   34,157,215     33,309,611         50.7            84.3
                                      -----------     ----------        -----           -----
       Anchor.......................   59,947,841     20,026,836         30.5            97.1
                                      -----------     ----------        -----           -----
               Total................   94,105,056     53,336,447         81.2            89.1
     Community Shopping Centers
       Mall Store...................    3,823,877      3,742,787          5.7            88.6
       Freestanding.................      803,717        308,078          0.4            98.6
       Anchor.......................   10,444,738      6,351,819          9.7            93.8
                                      -----------     ----------        -----           -----
               Total................   15,072,332     10,402,684         15.8            92.1
     Office Portion of Mixed-Use
       Properties...................    1,946,896      1,946,896          3.0            94.3
                                      -----------     ----------        -----           -----
               Total................  111,124,284     65,686,027        100.0            89.7
                                      ===========     ==========        =====           =====

---------------
(1) Here and elsewhere in this Prospectus Supplement, all of the GLA, Owned GLA, and base rent is reported for each Portfolio Property, even if the Operating Partnership has less than a 100% ownership interest in the Portfolio Property.

(2) Indicates the percentage of total Owned GLA represented by each category of space.

(3) Includes, here and elsewhere in this Prospectus Supplement, space for which a lease has been executed, whether or not the space was then occupied. The table under "Additional Information" in this Prospectus Supplement indicates vacant anchor space as of September 30, 1996.

(4) Includes two specialty retail centers and retail space at four mixed-use properties.

  Regional Malls

     Regional malls, specialty retail centers and the retail space at the mixed-use properties represented 85% of the Portfolio Properties' GLA, 81% of total Owned GLA and 86% of their total annualized base rent as of September 30, 1996. They range in size from 210,667 to 1.5 million square feet of GLA, with 113 having more than 400,000 square feet. Overall, the malls contain over 10,600 occupied stores, including approximately 450 anchors. As of September 30, 1996, 84.3% of the total mall and freestanding stores Owned GLA at the regional malls was leased, at an average annualized base rent of $20.18 per square foot. (Data for specialty retail centers and the retail space at mixed-use properties are also included, without further reference, in all data in this section concerning regional malls. This additional retail space represents approximately 2% of the GLA in the regional malls.)

     The following table sets forth selected data for the mall and freestanding stores at regional malls:

                                                  TOTAL MALL       PERCENT
                                                     AND             OF         AVERAGE BASE RENT
                                   NUMBER OF     FREESTANDING     OWNED GLA        PER LEASED
                 DATE              PROPERTIES    OWNED GLA(1)     LEASED(2)      SQUARE FOOT(3)
     ----------------------------  ---------     ------------     ---------     -----------------
     September 30, 1996..........  118...           33,310           84.3%           $ 20.18
     September 30, 1995..........  116...           32,498           84.3              19.08
     December 31, 1995...........  118...           33,208           85.5              19.18
     December 31, 1994...........  115...           31,570           85.6              18.37
     December 31, 1993...........  110...           29,905           85.9              17.70
     December 31, 1992...........  109...           29,642           85.9              16.85

---------------
(1) In thousands of square feet.

(2) Occupancies for regional malls are generally lower in the initial part of the calendar year and higher in the latter part of the calendar year.

(3) Base rent does not include the effects of percentage rent or common area maintenance charges reimbursed by the tenants, nor does it consider the costs required to obtain new tenants.

  Lease Expirations

     The following table sets forth scheduled expirations during the given periods set forth below of leases for mall stores and freestanding stores at the Operating Partnership's regional malls, assuming that none of the tenants exercises available renewal options:

                                               APPROX. LEASED      AVG. BASE RENT      % OF TOTAL LEASED
                              NO. OF LEASES     AREA IN SQ.      PER SQ. FT. UNDER     GLA REPRESENTED BY
     YEAR ENDING DECEMBER 31,   EXPIRING            FT.          EXPIRING LEASES(1)    EXPIRING LEASES(2)
     ------------------------ -------------    --------------    ------------------    ------------------
     1996 (10/1-12/31).......       138             231,099            $22.33                  0.8%
     1997....................     1,098           2,368,721             19.56                  8.6
     1998....................     1,126           2,053,785             22.54                  7.4
     1999....................     1,019           2,264,340             21.55                  8.2
     2000....................     1,015           2,313,576             22.26                  8.4
     2001....................       947           2,379,757             20.46                  8.6
     2002....................       657           2,053,229             19.74                  7.4
     2003....................       697           1,966,026             22.26                  7.1
     2004....................       670           2,149,484             21.55                  7.8
     2005....................       638           2,265,477             20.00                  8.2
     2006....................       769           2,379,927             22.76                  8.6
                                  -----          ----------            ------                 ----
          Total..............     8,774          22,425,421            $21.28                 81.0
                                  =====          ==========            ======                 ====

---------------
(1) Represents the average base rent in effect on September 30, 1996 for those leases expiring for tenants paying base rent.

(2) Percentage of total leased Owned GLA of mall and freestanding stores in the regional malls as of September 30, 1996.

  Sales

     The following table sets forth the total retail sales (in millions) at regional malls, during the given year or period for those malls and freestanding tenants who are required to report sales:

                                                                                      ANNUAL
                                                                   TOTAL TENANT     PERCENTAGE
                               YEAR                                   SALES          INCREASE
    -----------------------------------------------------------    ------------     ----------
    1/1/96 to 9/30/96..........................................       $4,313            7.7%
    1/1/95 to 9/30/95..........................................        4,005            N/A
    1995.......................................................        6,098            0.7
    1994.......................................................        6,053            3.9
    1993.......................................................        5,827            N/A

  Anchors

     As of September 30, 1996, almost all of the approximately 450 anchors in the Operating Partnership's regional malls are department stores and most are national retailers. Anchors space represents 64% of the GLA in the Operating Partnership's regional malls, and a majority own their stores, either in fee or subject to ground leases with the Operating Partnership. All but eight anchor stores in the regional malls were occupied as of September 30, 1996.

     The following table sets forth, as of September 30, 1996, certain information with respect to the anchors whose stores in the aggregate occupied in excess of 600,000 square feet of GLA in the regional malls:

                                                                    ANCHOR-OWNED    TOTAL OWNED GLA
                                      NUMBER OF    ANCHOR-LEASED      OR LAND-        OCCUPIED BY
                 ANCHOR                STORES           GLA          LEASED GLA         ANCHOR
    --------------------------------  ---------    -------------    ------------    ---------------
    JC Penney Co., Inc. ............    88           7,185,385        5,375,396        12,560,781
    Sears, Roebuck & Co. ...........    80           2,531,747        9,178,545        11,710,292
    Dillard Department Stores,          58
      Inc...........................                   545,124        7,655,602         8,200,726
    Federated Department Stores,        40
      Inc...........................                 2,657,585        4,072,995         6,730,880
    The May Department Stores           34
      Co. ..........................                 1,045,065        3,966,919         5,011,984
    Montgomery Ward & Co., Inc. ....    34           1,131,838        3,528,951         4,660,789
    Dayton Hudson Corp. ............    18             360,226        1,395,155         1,755,381
    Nordstrom Inc. .................    4              206,000          473,235           679,235

  Mall Stores and Freestanding Stores

     There are nearly 10,600 mall and freestanding stores in the regional malls. Substantially all of these stores lease space from the Operating Partnership. Mall and freestanding stores represent approximately 33.3 million of the almost
53.3 million square feet of total Owned GLA of these properties, with no single mall or freestanding store or chain occupying more than 4.9% of the total Owned GLA in all Portfolio Properties or accounting for more than 7.9% of the total annualized base rent from the Portfolio Properties.

     The following table sets forth, as of September 30, 1996, certain information with respect to the mall and freestanding store tenants occupying in excess of 400,000 square feet of Owned GLA in the regional malls:

                                                                                           % OF
                                                                                           TOTAL
                                                                                         OWNED GLA
                                                       NUMBER OF         TOTAL GLA       LEASED BY
                        TENANT                       STORES LEASED     (SQUARE FEET)      TENANT
    -----------------------------------------------  -------------     -------------     ---------
    The Limited, Inc.(1)...........................        491           3,300,169           5.0%
    F.W. Woolworth Co..............................        427           1,423,390           2.2
    Melville Corp..................................        229             806,777           1.2
    United States Shoe Corp........................        154             574,143           0.9
    The Gap, Inc...................................         75             441,918           0.7
    Edison Brothers Stores, Inc.(2)................        191             403,895           0.6
    United Artists Theatre Circuit, Inc............         18             479,588           0.7
                                                     -------------     ---------- ---    ---------
              Total................................      1,585           7,429,880          11.3%
                                                     =============     =============     =========

---------------
(1) Out of the stores leased and total GLA occupied by The Limited, Inc., 145 stores were leased and 779,579 square feet of GLA were occupied by Intimate Brands, Inc. The remaining 346 stores were leased and 2,520,590 square feet of GLA were occupied by The Limited Inc.

(2) Tenant is currently operating under protection of Chapter 11 of the Bankruptcy Code.

  Community Shopping Centers

     The Operating Partnership has interests in 65 income-producing community shopping centers, with an aggregate of over 15 million square feet of GLA. Community shopping centers represented 14% of the Portfolio Properties' GLA, 16% of the total Owned GLA and 10% of the total annualized base rent as of September 30, 1996. With the exception of four centers, the community shopping centers range in size from 88,000 to 651,000 square feet of GLA. Overall, they contain over 1,100 tenants, including over 190 anchors. As of September 30, 1996, 92.1% of the total Owned GLA in community shopping centers was leased at an average annualized base rent of $7.49 per square foot.

     The following table sets forth selected data for the community shopping centers:

                                                      TOTAL OWNED      PERCENT
                                                        GLA(1)           OF          AVERAGE BASE
                                        NUMBER OF       (SQUARE       OWNED GLA     RENT PER LEASED
                   DATE                 PROPERTIES       FEET)         LEASED       SQUARE FOOT(2)
    ----------------------------------  ---------     -----------     ---------     ---------------
    September 30, 1996................     65            10,403          92.1%           $7.49
    September 30, 1995................     66            10,529          94.0             7.26
    December 31, 1995.................     66            10,525          93.6             7.29
    December 31, 1994.................     66            10,530          93.9             7.12

---------------
(1) In thousands of square feet.

(2) Base rent does not include the effects of percentage rent or common area maintenance charges reimbursed by tenants, nor does it consider the costs required to obtain new tenants.

  Lease Expirations

     The following table sets forth scheduled expirations during the given periods set forth below of leases for all types of tenants at the Operating Partnership's community shopping centers, assuming that none of the tenants exercises available renewal options:

                                              APPROX. LEASED       AVG. BASE RENT       % OF TOTAL LEASED
     YEAR ENDING DECEMBER   NO. OF LEASES      AREA IN SQ.       PER SQ. FT. UNDER      GLA REPRESENTED BY
             31,              EXPIRING             FT.           EXPIRING LEASES(1)     EXPIRING LEASES(2)
    ----------------------  -------------     --------------     ------------------     ------------------
    1996 (10/1-12/31).....        15               101,073             $ 6.79                   1.0%
    1997..................       163               766,761               8.31                   7.9
    1998..................       166               557,281               9.75                   5.8
    1999..................       157               842,570               8.00                   8.7
    2000..................       140               790,426               7.99                   8.2
    2001..................       107               794,727               6.51                   8.2
    2002..................        40               378,710               7.84                   3.9
    2003..................        34               443,138               7.85                   4.6
    2004..................        29               300,671               8.20                   3.1
    2005..................        39               819,662               6.51                   8.5
    2006..................        24               702,294               6.37                   7.3
                                 ---             ---------              -----                  ----
              Total.......       914             6,497,313              $7.61                  67.4%
                                 ===             =========              =====                  ====

---------------
(1) Represents the average base rent in effect on September 30, 1996 for those leases expiring for the tenants paying base rent.

(2) Percentage of total leased Owned GLA at community shopping centers as of September 30, 1996.

  Sales

     The following table sets forth the total retail sales (in millions) at community shopping centers during the given year or period for those tenants who are required to report such sales:

                                                                                  ANNUAL
                                                                                PERCENTAGE
                                                       TOTAL PROPERTY            INCREASE
                           YEAR                            SALES                (DECREASE)
        ------------------------------------------  --------------------     -----------------
        1/1/96 to 9/30/96.........................         $1,018                  (7.5%)
        1/1/95 to 9/30/95.........................          1,100                   N/A
        1995......................................          1,551                 (0.4)
        1994......................................          1,558                   8.1
        1993......................................          1,441                   N/A

  Tenants

     There are over 190 anchors in the community shopping centers, most of which occupy at least 15,000 square feet of space. Anchor space represents over 69% of the GLA in these properties, and unlike in regional malls, most anchors lease their space from the Operating Partnership. All but nine of the anchor spaces in the community shopping centers are occupied as of September 30, 1996. No single anchor leases stores that in the aggregate constitute more than 12.5% of the total Owned GLA in the community shopping center portfolio and no anchor accounts for more than 8.3% of the total annualized base rent from these properties.

     There are nearly 1,100 mall and freestanding tenants in the community shopping centers. Substantially all of these stores lease space from the Operating Partnership. Mall and freestanding store space represents approximately 4.1 million of the 10.4 million square feet of Owned GLA of these properties. No single mall and freestanding store or chain occupies more than 0.17% of the total Owned GLA of all Portfolio Properties or accounts for more than 1.2% of the total annualized base rent from the community shopping centers.

     The following table sets forth, as of September 30, 1996, certain information relating to the tenants whose stores in the aggregate occupy in excess of 250,000 square feet of GLA in the community shopping centers:

                                                                        TENANT      TOTAL GLA
                                                        NUMBER OF       LEASED      OCCUPIED
                          TENANT                         STORES          GLA        BY TENANT
     -------------------------------------------------  ---------     ----------    ---------
     Kmart Corporation................................      21         1,038,043    1,343,464
     Wal-Mart Stores, Inc.............................      12            82,398    1,280,837
     Service Merchandise Company......................      21           194,785    1,065,828
     Dayton Hudson Corp. (Target).....................       5            88,028      483,758
     TJX Companies....................................       9           398,393      373,692
     Dominick's Finer Foods, Inc......................       5           180,820      443,909
     Montgomery Ward & Co., Inc.......................       7           363,131      379,646
     Kohl's Department Stores, Inc....................       5           378,747      378,747
     Burlington Coat Factory Warehouse, Inc...........       5           235,317      273,516
     Tru Properties, Inc..............................       8            21,500      285,702

  Specialty Retail Centers and Mixed-Use Properties

     The income-producing Portfolio Properties include two specialty retail centers and four mixed-use properties. The two specialty retail centers, The Forum Shops at Caesars in Las Vegas, Nevada and Trolley Square in Salt Lake City, Utah, contain an aggregate of approximately 500,000 square feet of GLA. As of September 30, 1996, The Forum Shops' average base rent per leased square foot of mall store GLA was over $60, while the rate at Trolley Square was over $17 per leased square foot. Mall store sales per square foot for the 12 months ended September 30, 1996 at The Forum Shops were $1,210, and at Trolley Square were $274. As of September 30, 1996, 95.9% of Owned GLA at The Forum Shops and 79.0% of the retail space Owned GLA at Trolley Square was leased or committed for lease.

     The mixed-use properties consist of Fashion Center at Pentagon City in Arlington, Virginia, at which the Operating Partnership has an interest only in the retail and office portions of the complex; New Orleans Centre and CNG Tower in New Orleans, Louisiana; and two properties with almost exclusively office space, O'Hare International Center and Riverway in Rosemont, Illinois. These four properties contain an aggregate of more than 1.9 million square feet of office space and approximately 1.4 million square feet of retail space. The mall store space at Fashion Center was 98.5% leased as of September 30, 1996, and mall store sales were $634 per leased square foot. The average base rent per leased square foot at Fashion Center was $42.31 at September 30, 1996. The office space at the mixed-use properties, including Riverway and O'Hare International Center, was 94.3% leased as of September 30, 1996 and had an average rent of $10.18 per leased square foot.

ADDITIONAL INFORMATION

     The following table sets forth certain information, as of September 30, 1996, regarding the Portfolio Properties:

                                OWNERSHIP
                                 INTEREST                                                    PERCENT
                                EXPIRATION      PARTNERSHIPS'                                 OF
                                IF GROUND        PERCENTAGE     YEAR BUILT      TOTAL         GLA
      NAME/LOCATION              LEASE(1)        INTEREST(2)    OR ACQUIRED      GLA         LEASED(3)          ANCHORS
-------------------------  -------------------- -------------   -----------   ----------     ---------    ---------------------
REGIONAL MALLS
  1. Alton Square, Alton,  Fee                     100.0%       Acquired         545,656      62.3%       Famous Barr, JC Penney
     IL                                                         1993
  2. Amigoland Mall,       Fee                      100.0       Built 1974       560,297      73.5        Dillard's, JC Penney,
     Brownsville, TX                                                                                      Montgomery Ward
  3. Anderson Mall,        Fee                      100.0       Built 1972       636,551      81.4        Gallant Belk, JC Penney,
     Anderson, SC
  4. Aventura Mall(4),     Fee                       33.3       Built 1983       976,574      94.4        Sears, Uptons
     Miami, FL                                                                                            Lord & Taylor, Macy's, JC
  5. Avenues, The,         Fee                       25.0       Built 1990     1,112,951      89.3        Penney, Sears
     Jacksonville, FL                                                                                     Dillard's, Gayfers,
                                                                                                          Sears, Parisian, JC
  6. Barton Creek Square,  Fee                      100.0       Built 1981     1,380,291      90.9        Penney
     Austin, TX                                                                                           Dillard's(5), Foley's, JC
                                                                                                          Penney, Montgomery Ward,
  7. Battlefield Mall,     Fee and Ground           100.0       Built 1970     1,127,432      86.3        Sears
     Springfield, MO       Lease(2056)                                                                    Dillard's, JC Penney,
                                                                                                          Famous Barr, Sears,
  8. Bay Park Square,      Fee                      100.0       Built 1980       644,465      89.5        Montgomery Ward
     Green Bay, WI                                                                                        Kohl's, Montgomery Ward,
  9. Bergen Mall,          Fee and Ground           100.0       Acquired       1,024,686      78.8        Shopko, Elder-Beerman
     Paramus, NJ           Lease(6)(2061)                       1987                                      Value City, Stern's
 10. Biltmore Square,      Fee                       66.7(7)    Built 1989       495,419      77.0
     Asheville, NC                                                                                        Belk's, Dillard's,
 11. Boynton Beach Mall,   Fee                      100.0       Built 1985     1,065,713      92.1        Profitt's, Goody's
     Boynton Beach, FL                                                                                    Burdines, Macy's,
                                                                                                          Mervyn's, JC Penney,
 12. Broadway Square,      Fee                      100.0       Acquired         570,646      94.8        Sears
     Tyler, TX                                                  1994                                      Dillard's, JC Penney,
 13. Brunswick Square,     Fee                      100.0       Built 1973       736,752      90.3        Sears
     East Brunswick, NJ                                                                                   Macy's, JC Penney
 14. Castleton Square,     Fee                      100.0       Built 1972     1,351,091      98.2
     Indianapolis, IN                                                                                     LS Ayres, Kohl's,
                                                                                                          Lazarus, Montgomery Ward,
 15. Century III Mall,     Fee                       50.0       Built 1979     1,288,463      87.9        JC Penney, Sears
     Pittsburgh, PA                                                                                       Lazarus, Kaufman's, JC
 16. Century Consumer      Fee                      100.0       Acquired         410,431      51.3        Penney, Sears
     Mall, Merrillville,                                        1982                                      Burlington Coat
     IN                                                                                                   Factory(5), Montgomery
 17. Charles Towne         Fee                      100.0       Built 1976       463,303      39.9        Ward
     Square, Charleston,                                                                                  Montgomery Ward, Service
     SC                                                                                                   Merchandise, (8)
 18. Chautauqua Mall,      Fee                      100.0       Built 1971       425,644      64.7
     Lakewood, NY                                                                                         Sears, (8)
 19. Cheltenham Square,    Fee                      100.0       Built 1981       638,557      94.9
     Philadelphia, PA                                                                                     Value City, Home Depot,
 20. Chesapeake Square,    Fee and Ground            75.0(7)    Built 1989       704,711      78.2        (8)
     Chesapeake, VA        Lease(2062)                                                                    Profitt's, Leggett, JC
                                                                                                          Penney, Sears, Montgomery
 21. Cielo Vista Mall, El  Fee and Ground           100.0       Built 1974     1,194,468      91.9        Ward
     Paso, TX              Lease(9)(2027)                                                                 Dillard's(5), JC Penney,
 22. Circle Centre,        Property Lease            14.7       Built 1995       797,022      91.5        Montgomery Ward, Sears
     Indianapolis, IN      (2097)                                                                         Nordstrom, Parisian

                                OWNERSHIP
                                 INTEREST                                                    PERCENT
                                EXPIRATION      PARTNERSHIPS'                                 OF
                                IF GROUND        PERCENTAGE     YEAR BUILT      TOTAL         GLA
      NAME/LOCATION              LEASE(1)        INTEREST(2)    OR ACQUIRED      GLA         LEASED(3)          ANCHORS
-------------------------  -------------------- -------------   -----------   ----------     ---------   -------------------
 23. College Mall,         Fee and Ground           100.0       Built 1965       709,100      84.8       JC Penney, Lazarus, L.S.
     Bloomington, IN       Lease(10)(2048)                                                               Ayres, Sears, Target
 24. Columbia Center,      Fee                      100.0       Acquired         717,205      91.6       The Bon Marche, Lamonts,
     Kennewick, WA                                              1987                                     JC Penney, Sears
 25. Coral Square, Coral   Fee                       50.0       Built 1984       941,294      86.1       Burdines(5), Mervyn's, JC
     Springs, FL                                                                                         Penney, Sears
 26. Cottonwood Mall,      Fee                      100.0       1996(27)       1,026,948      89.6       Dillard's, Foley's, JC
     Albuquerque, NM                                                                                     Penney, Mervyn's,
                                                                                                         Montgomery Ward
 27. Crossroads Mall,      Fee                      100.0       Acquired         872,859      92.2       Dillard's, Sears,
     Omaha, NE                                                  1994                                     Younkers
 28. Crystal River Mall,   Fee                      100.0       Built 1990       423,944      86.1       Belk Lindsey, Kmart, JC
     Crystal River, FL                                                                                   Penney, Sears
 29. Desoto Square,        Fee                      100.0       Built 1973       707,884      79.9       Burdines, JC Penney,
     Bradenton, FL                                                                                       Sears, Dillard's
 30. East Towne Mall,      Fee                      100.0       Built 1984       977,227      81.4       Dillard's, JC Penney,
     Knoxville, TN                                                                                       Proffitt's, Sears,
                                                                                                         Service Merchandise
 31. Eastern Hills Mall,   Fee                      100.0       Built 1971       990,851      85.0       Sears, Bon Ton, JC
     Buffalo, NY                                                                                         Penney, Kaufman's
 32. Eastgate Consumer     Fee                      100.0       Acquired         462,968      83.1       Burlington Coat Factory,
     Mall, Indianapolis,                                        1981                                     (8)
     IN
 33. Eastland Mall,        Fee                      100.0       Built 1986       703,904      84.0       Dillard's, JC Penney,
     Tulsa, OK                                                                                           Mervyn's, Service
                                                                                                         Merchandise
 34. Florida Mall, The,    Fee                       50.0       Built 1986     1,120,293      95.6       Saks Fifth Avenue,
     Orlando, FL                                                                                         Dillard's(5), Gayfers, JC
                                                                                                         Penney, Sears
 35. Forest Mall, Fond Du  Fee                      100.0       Built 1973       482,224      87.5       JC Penney, Kohl's,
     Lac, WI                                                                                             Younkers, Prange Way
 36. Forest Village Park   Fee                      100.0       Built 1980       417,206      81.6       JC Penney, Kmart
     Mall, Forestville,
     MD
 37. Fremont Mall,         Fee                      100.0       Built 1966       210,667      93.4       1/2 Price Store, JC
     Fremont, NE                                                                                         Penney
 38. Glen Burnie Mall,     Fee                      100.0       Built 1963       455,618      91.8       Montgomery Ward
     Glen Burnie, MD
 39. Golden Ring Mall,     Fee                      100.0       Built 1974       717,940      89.7       Caldor, Montgomery Ward,
     Baltimo   re, MD                                                                                    The Hecht Company
 40. Great Lakes Mall,     Fee                      100.0       Built 1961     1,295,143      95.4       Dillard's(5), Kaufman's,
     Cleveland, OH                                                                                       JC Penney, Sears
 41. Greenwood Park Mall,  Fee                      100.0       Acquired       1,274,300      93.0       JC Penney, Lazarus, L.S.
     Greenwood, IN                                              1979                                     Ayres, Montgomery Ward,
                                                                                                         Sears, Service
                                                                                                         Merchandise
 42. Gulf View Square,     Fee                      100.0       Built 1980       811,429      84.6       Burdines, Dillard's,
     Port Richey, FL                                                                                     Montgomery Ward, JC
                                                                                                         Penney, Sears
 43. Heritage Park Mall,   Fee                      100.0       Built 1978       636,675      82.3       Dillard's, Montgomery
     Midwest City, OK                                                                                    Ward, Sears
 44. Hutchinson Mall,      Fee                      100.0       Built 1985       525,942      71.4       Dillard's, JC Penney,
     Hutchinson, KS                                                                                      Sears, Service
                                                                                                         Merchandise, Wal-Mart
 45. Independence Center,  Fee                      100.0       Acquired       1,032,023      77.2       Dillard's, The Jones
     Independence, MO                                           1994                                     Store Co., Sears, (8)

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
                                OWNERSHIP
                                 INTEREST                                                    PERCENT
                                EXPIRATION      PARTNERSHIPS'                                 OF
                                IF GROUND        PERCENTAGE     YEAR BUILT      TOTAL         GLA
      NAME/LOCATION             LEASE)(1)        INTEREST(2)    OR ACQUIRED      GLA         LEASED(3)          ANCHORS
-------------------------  -------------------- -------------   -----------   ----------     ----- -------------------------
 46. Ingram Park Mall,     Fee                      100.0       Built 1979     1,134,424      89.7 Dillard's(5), Foley's, JC
     San Antonio, TX                                                                               Penney, Sears
 47. Irving Mall, Irving,  Fee                      100.0       Built 1971     1,128,805      82.3 Dillard's, Foley's, JC
     TX                                                                                            Penney, Mervyn's, Sears
 48. Jefferson Valley      Fee                      100.0       Built 1983       589,600      94.2 Macy's, Sears, Service
     Mall, Yorktown                                                                                Merchandise
     Heights, NY
 49. La Plaza, McAllen,    Fee and Ground           100.0       Built 1976       841,573      97.4 Dillard's, JC Penney,
     TX                    Lease(6)(2040)                                                          Jones & Jones, Sears,
                                                                                                   Service Merchandise
 50. Lafayette Square,     Fee                      100.0       Built 1968     1,236,809      81.6 JC Penney, LS Ayres,
     Indianapolis, IN                                                                              Lazarus, Sears,
                                                                                                   Montgomery Ward
 51. Lakeland Square,      Fee                       50.0       Built 1988       901,818      86.0 Belk Lindsey, Burdines,
     Lakeland, FL                                                                                  Dillard's, Mervyn's, JC
                                                                                                   Penney, Sears
 52. Lakeline Mall, N.     Fee                       50.0       Built 1995     1,102,905      90.0 Dillard's, Foley's, JC
     Austin, TX                                                                                    Penney, Mervyn's, Sears
 53. Lima Mall, Lima, OH   Fee                      100.0       Built 1965       752,339      92.7 Elder-Beerman, Lazarus,
                                                                                                   JC Penney, Sears
 54. Lincolnwood Town      Fee                      100.0       Built 1990       441,169      94.9 Carson Pirie Scott, JC
     Center, Lincolnwood,                                                                          Penney
     IL
 55. Longview Mall,        Fee                      100.0       Built 1978       617,002      84.1 Dillard's(5), JC Penney,
     Longview, TX                                                                                  Sears, Wilson's
 56. Machesney Park Mall,  Fee                      100.0       Built 1979       556,023      80.1 Kohl's, JC Penney,
     Rockford, IL                                                                                  Younkers, (8)
 57. Mall of the           Fee                       65.0(7)    Built 1991       779,014      56.2 Dillard's, JC Penney,
     Mainland, Galveston,                                                                          Sears, Foley's
     TX
 58. Markland Mall,        Ground Lease             100.0       Built 1968       391,231      86.7 Lazarus, Sears, Target
     Kokomo, IN            (2041)
 59. McCain Mall, N.       Ground Lease             100.0       Built 1973       776,410      94.9 Dillard's, JC Penney,
     Little Rock, AR          (11)(2032)                                                           M.M. Cohn, Sears
 60. Melbourne Square,     Fee                      100.0       Built 1982       733,842      80.7 Belk Lindsey, Burdines,
     Melbourne, FL                                                                                 Dillard's, Mervyn's, JC
                                                                                                   Penney
 61. Memorial Mall,        Fee                      100.0       Built 1969       416,273      89.7 JC Penney, Kohl's, Sears
     Sheboygan, WI
 62. Miami International   Fee                       60.0       Built 1982       972,281      95.4 Burdines(5), JC Penney,
     Mall, Miami, FL                                                                               Mervyn's, Sears
 63. Midland Park Mall,    Fee                      100.0       Built 1980       619,456      76.6 Dillard's(5), JC Penney,
     Midland, TX                                                                                   Sears
 64. Miller Hill Mall,     Fee                      100.0       Built 1973       802,135      91.3 Glass Block, JC Penney,
     Duluth, MN                                                                                    Montgomery Ward, Sears
 65. Mission Viejo Mall,   Fee                      100.0       Built 1979       810,259      70.5 Bullock's, Montgomery
     Mission Viejo, CA                                                                             Ward, Robinson-May(5)
 66. Mounds Mall,          Ground Lease (2033)      100.0       Built 1965       409,597      75.0 Elder-Beerman, JC Penney,
     Anderson, IN                                                                                  Sears
 67. Muncie Mall, Muncie,  Fee                      100.0       Built 1970       499,689      85.6 JC Penney, L. S. Ayres,
     IN                                                                                            Sears
 68. North East Mall,      Fee                       50.0(12)   Built 1971     1,141,585      88.0 Dillard's(5), JC Penney,
     Hurst, TX                                                                                     Montgomery Ward, Sears
 69. North Towne Square,   Fee                      100.0       Built 1980       750,886      77.5 Elder-Beerman, Lion,
     Toledo, OH                                                                                    Montgomery Ward
 70. Northfield Square,    Fee                       31.6(7)    Built 1990       533,162      71.5 Sears, Carson Pirie
     Bradley, IL                                                                                   Scott, JC Penney, Venture
 71. Northgate Mall,       Fee                      100.0       Acquired       1,070,256      89.7 The Bon Marche, Lamonts,
     Seattle, WA                                                   1987                            Nordstrom, JC Penney
 72. Northwoods Mall,      Fee                      100.0       Acquired         666,748      92.8 Famous Barr, JC Penney,
     Peoria, IL                                                    1983                            Montgomery Ward

                                OWNERSHIP
                                 INTEREST                                                    PERCENT
                                EXPIRATION      PARTNERSHIPS'                                 OF
                                IF GROUND        PERCENTAGE     YEAR BUILT      TOTAL         GLA
      NAME/LOCATION             LEASE)(1)        INTEREST(2)    OR ACQUIRED      GLA         LEASED(3)          ANCHORS
-------------------------  -------------------- -------------   -----------   ----------     ------ -    --------------------
 73. Orange Park Mall,     Fee                      100.0       Acquired         847,791      88.8       Dillard's, Gayfer's, JC
     Jacksonville, FL                                           1994                                     Penney, Sears
 74. Paddock Mall, Ocala,  Fee                      100.0       Built 1980       568,082      89.7       Bell Lindsey, Burdines,
     FL                                                                                                  JC Penney, Sears
 75. Palm Beach Mall,      Fee                       50.0       Built 1967     1,200,636      84.9       JC Penney, Lord & Taylor,
     West Palm Beach, FL                                                                                 Mervyn's, Burdines, Sears
 76. Port Charlotte Town   Fee                       80.0(7)    Built 1989       720,988      71.8       Burdines, Dillard's,
     Center, Port Char-                                                                                  Montgomery Ward, JC
     lotte, NC                                                                                           Penney, Sears
 77. Prien Lake Mall,      Fee and Ground           100.0       Built 1972       467,520      94.1       JC Penney, Montgomery
     Lake Charles, LA      Lease(6)(2025)                                                                Ward, The White House
 78. Raleigh Springs       Fee and Ground           100.0       Built 1971       887,636      86.4       Dillard's, Goldsmith's,
     Mall, Memphis, TN     Lease(6)(2018)                                                                JC Penney, Sears
 79. Randall Park Mall,    Fee                      100.0       Built 1976     1,531,484      66.7       Dillard's, Kaufman's, JC
     Cleveland, OH                                                                                       Penney, Sears, Burlington
                                                                                                         Coat Factory
 80. Richardson Square,    Fee                      100.0       Built 1977       861,544      56.7       Dillard's(5), Sears,
     Dallas, TX                                                                                          Montgomery Ward
 81. Richmond Mall,        Fee                      100.0       Built 1966       873,227      69.7       JC Penney, Sears
     Cleveland, OH
 82. Richmond Square,      Fee                      100.0       Built 1966       310,975      56.7       JC Penney, Sears
     Richmond, IN
 83. Rolling Oaks Mall,    Fee                       49.9       Built 1988       757,774      67.6       Dillard's, Foley's, Sears
     North San Antonio,
     TX
 84. Ross Park Mall,       Fee                       89.0(7)    Built 1986     1,273,479      92.5       Lazarus, JC Penney,
     Pittsburgh, PA                                                                                      Kaufmann's, Sears,
                                                                                                         Service Merchandise
 85. Seminole Towne        Fee                       45.0       Built 1995     1,139,071      83.4       Burdines, Dillard's, JC
     Center, Sanford, FL                                                                                 Penney, Parisian, Sears
 86. Smith Haven Mall,     Fee                       25.0       Acquired       1,376,218      85.5       Sterns, Macy's, Sears
     Lake Grove, NY                                             1995
 87. South Park Mall,      Fee                      100.0       Built 1975       856,686      78.4       Burlington Coat Factory,
     Shreveport, LA                                                                                      Dillard's, JC Penney,
                                                                                                         Montgomery Ward, Stage
 88. Southern Park Mall,   Fee                      100.0       Built 1970     1,165,950      91.7       Dillard's, Kaufman's, JC
     Youngstown, OH                                                                                      Penney, Sears
 89. Southgate Mall,       Fee                      100.0       Acquired         321,177      78.0       Albertson's, Dillard's,
     Yuma, AZ                                                   1988                                     JC Penney, Sears
 90. Southtown Mall, Ft.   Fee                      100.0       Built 1969       858,196      34.3       Kohl's, JC Penney, L.S.
     Wayne, IN                                                                                           Ayres, Sears, Service
                                                                                                         Merchandise
 91. St. Charles Towne     Fee                      100.0       Built 1990       961,549      85.7       Hecht's, JC Penney,
     Center, Waldorf, MD                                                                                 Montgomery Ward, Sears
 92. Summit Mall, Akron,   Fee                      100.0       Built 1965       722,533      84.8       Kaufmann's, Dillard's,
     OH                                                                                                  (8)
 93. Sunland Park Mall,    Fee                      100.0       Built 1988       921,357      78.7       Dillard's, JC Penney,
     El Paso, TX                                                                                         Mervyn's, Montgomery
                                                                                                         Ward, The Popular
 94. Tacoma Mall, Tacoma,  Fee                      100.0       Acquired       1,285,721      83.3       The Bon Marche, Mervyn's,
     WA                                                         1987                                     Nordstrom, JC Penney,
                                                                                                         Sears
 95. Tippecanoe Mall,      Fee                      100.0       Built 1973       868,429      78.5       JC Penney, Kohl's, L.S.
     Lafayette, IN                                                                                       Ayres, Lazarus, Sears
 96. Towne East Square,    Fee                      100.0       Built 1975     1,150,875      74.1       Dillard's, JC Penney,
     Wichita, KS                                                                                         Sears

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
                                OWNERSHIP
                                 INTEREST                                                    PERCENT
                                EXPIRATION      PARTNERSHIPS'                                 OF
                                IF GROUND        PERCENTAGE     YEAR BUILT      TOTAL         GLA
      NAME/LOCATION             LEASE)(1)        INTEREST(2)    OR ACQUIRED      GLA         LEASED(3)          ANCHORS
-------------------------  -------------------- -------------   -----------   ----------     ---------   ---------------------
 97. Towne West Square,     Fee                      100.0       Built 1980       942,178      85.5       Dillard's, JC Penney,
     Wichita, KS                                                                                          Montgomery Ward, Office
                                                                                                          Depot, Sears, Service
                                                                                                          Merchandise
 98. Treasure Coast         Fee                      100.0       Built 1987       884,630      83.7       Burdines, Dillard's,
     Square, Stuart, FL                                                                                   Mervyn's, JC Penney,
                                                                                                          Sears
 99. Tyrone Square, St.     Fee                      100.0       Built 1972     1,092,449      95.3       Burdines, Dillard's, JC
     Petersburg, FL                                                                                       Penney, Sears
100. University Mall,       Ground                   100.0       Built 1967       565,876      85.0       JC Penney, Montgomery
     Little Rock, AR        Lease(13)(2026)                                                               Ward, M.M. Cohn
101. University Mall,       Fee                      100.0       Acquired         712,010      79.8       McRae's, JC Penney, Sears
     Pensacola,                                                 1994
102. University Park        Fee                       60.0       Built 1979       908,729      94.4       LS Ayres, Hudson's, JC
     Mall, South Bend, IN                                                                                 Penney, Sears
103. Upper Valley Mall,     Fee                      100.0       Built 1971       751,216      87.8       Lazarus, JC Penney,
     Springfield, OH                                                                                      Sears, Elder-Beerman
104. Valle Vista Mall,      Fee                      100.0       Built 1983       647,078      87.3       Dillard's, JC Penney,
     Harlingen, TX                                                                                        Marshalls, Mervyn's,
                                                                                                          Sears
105. Virginia Center        Fee                       70.0(7)    Built 1991       784,981      78.1       Profitt's, Hoecht's,
     Commons(4),                                                                                          Leggett, JC Penney, Sears
     Richmond, VA
106. Washington Square,     Fee                      100.0       Built 1974     1,178,409      63.8       L.S. Ayres, Lazarus,
     Indianapolis, IN                                                                                     Montgomery Ward, JC Pen-
                                                                                                          ney, Sears
107. West Ridge Mall,       Fee                      100.0       Built 1988     1,041,611      76.0       Dillard's, JC Penney,
     Topeka, KS(14)                                                                                       Jones, Montgomery Wards,
                                                                                                          Sears
108. West Town Mall,        Ground                     2.0       Acquired       1,259,843      88.4       JC Penney, Sears,
     Knoxville, TN          Lease(6)(2042)                       1991                                     Profitt's, Dillard's
                                                                                                          Parisian
109. White Oaks Mall,       Fee                       77.0       Built 1977       903,582      92.0       Bergner's, Famous Barr,
     Springfield, IL                                                                                      Montgomery Ward, Sears
110. Wichita Mall,          Ground Lease (2022)      100.0       Built 1969       379,461      47.9       Office Max, Montgomery
     Wichita, KS                                                                                          Ward
111. Windsor Park Mall,     Fee                      100.0       Built 1976     1,095,053      72.6       Dillard's(5), JC Penney,
     San Antonio, TX                                                                                      Mervyn's, Montgomery Ward
112. Woodville Mall,        Fee                      100.0       Built 1969       795,027      59.2       Andersons, Elder-Beerman,
     Toledo, OH                                                                                           Sears, (8)
SPECIALTY RETAIL CENTERS
 1.  The Forum Shops at     Ground Lease (2067)       60.0       Built 1992       242,031      95.9       --
     Caesars, Las Vegas,
     NV
 2.  Trolley Square, Salt   Fee and Ground            90.0       Acquired         225,813(16)  79.0       --
     Lake City, UT          Lease(15)                            1986
MIXED-USE PROPERTIES
 1.  Fashion Centre at      Fee                       21.0       Built 1989       988,524(17)  98.5       8) Macy's, Nordstrom
     Pentagon City, The,
     Arlington, VA
 2.  New Orleans            Fee and Ground           100.0       Built 1988     1,024,932(19)  85.7       8) Macy's, Lord & Taylor
     Centre/CNG Tower, New  Lease(2084)
     Orleans, LA
 3.  O'Hare International   Fee                      100.0       Built 1988       504,521(20)  90.4       8) --
     Center, Rosemont, IL
 4.  Riverway, Rosemont,    Fee                      100.0       Built 1988       820,204(2)   94.4       8) --
     IL

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
                                OWNERSHIP
                                 INTEREST                                                    PERCENT
                                EXPIRATION      PARTNERSHIPS'                                 OF
                                IF GROUND        PERCENTAGE     YEAR BUILT      TOTAL         GLA
      NAME/LOCATION             LEASE)(1)        INTEREST(2)    OR ACQUIRED      GLA         LEASED(3)          ANCHORS
-------------------------  -------------------- -------------   -----------   ----------     ----- ---   -------------------
COMMUNITY SHOPPING
CENTERS
 1. Arvada Plaza, Arvada,  Ground Lease(2058)       100.0       Built 1966        98,242     100.0       King Soopers
    CO
 2. Aurora Plaza, Aurora,  Ground Lease(2058)       100.0       Built 1965       148,666      85.2       King Soopers, MacFrugel's
    CO                                                                                                   Bargains, Super Saver
                                                                                                         Cinema
 3. Bloomingdale Court,    Fee                      100.0       Built 1987       598,570      89.3       Builders Square, Cineplex
    Bloomingdale, IL                                                                                     Odeon, Frank's Nursery,
                                                                                                         Marshalls, Office Max,
                                                                                                         Service Merchandise, T.J.
                                                                                                         Maxx, Wal-Mart, (8)
 4. Boardman Plaza,        Fee                      100.0       Built 1951       651,257      89.8       Burlington Coat Factory,
    Youngstown, OH                                                                                       Giant Eagle, Hills,
                                                                                                         Reyers Outlet, T.J. Maxx,
                                                                                                         (8)
 5. Bridgeview Court,      Fee                      100.0       Built 1988       280,299      62.9       Omni, Venture
    Bridgeview, IL
 6. Brightwood Plaza,      Fee                      100.0       Built 1965        41,893     100.0       --
    Indianapolis, IN
 7. Bristol Plaza,         Ground Lease(2029)       100.0       Built 1965       116,754      38.9       (8)
    Bristol, VA
 8. Buffalo Grove Towne    Fee                       92.5       Built 1988       134,131      76.2       Buffalo Grove Theatres
    Center, Buffalo
    Grove, IL
 9. Celina Plaza, El       Fee and Ground           100.0       Built 1978        32,622     100.0       --
    Paso, TX               Lease(22)(2027)
10. Chesapeake Center,     Fee                      100.0       Built 1989       305,904      97.7       Kmart, Phar Mor, Service
    Chesapeake, VA                                                                                       Merchandise, Cinemark
                                                                                                         Theatre
11. Cobblestone Court,     Fee and Ground            35.0       Built 1993       261,201      97.3       Dick's Sporting Goods,
    Victor, NY             Lease(10)(2038)                                                               Kmart, Office Max (5)
12. Cohoes Commons,        Fee and Ground           100.0       Built 1984       262,964      93.6       Bryant & Stratton
    Rochester, NY          Lease(6)(2032)                                                                Business Institute,
                                                                                                         Lechmere's, Xerox
13. Countryside Plaza,     Fee and Ground           100.0       Built 1977       435,543      81.6       Best Buy, Builders
    Countryside, IL        Lease(10)(2058)                                                               Square, Old Country
                                                                                                         Buffet, Venture, (8)
14. Crystal Court,         Fee                       35.0       Built 1989       284,741      60.5       Cub, Service Merchandise,
    Crystal Lake, IL                                                                                     Wal-Mart, (8)
15. East Towne Commons,    Fee                      100.0       Built 1987       180,355     100.0       Electric Avenue & More
    Knoxville, TN
16. Eastland Plaza,        Fee                      100.0       Built 1986       190,261      75.6       Marshalls, Target, Toys
    Tulsa, OK                                                                                            'R' Us
17. Fairfax Court,         Ground Lease(2052)        26.3       Built 1992       249,285      92.4       Circuit City, Superstore,
    Fairfax, VA                                                                                          Montgomery Ward, Today's
                                                                                                         Man
18. Forest Plaza,          Fee                      100.0       Built 1985       421,516      99.7       Builders Square, Kohl's,
    Rockford, IL                                                                                         Marshalls, Michaels, Of-
                                                                                                         fice Max, T.J. Maxx
19. Fox River Plaza,       Fee                      100.0       Built 1985       324,786      80.1       Builders Square,
    Elgin, IL                                                                                            Michaels, Service
                                                                                                         Merchandise, Venture, (8)
20. Gaitway Plaza, Ocala,  Fee                       23.3       Built 1989       289,909      98.0       Books-A-Million,
    FL                                                                                                   Montgomery Ward, Office
                                                                                                         Depot, T.J. Maxx
21. Great Lakes Plaza,     Fee                      100.0       Built 1977       163,920      82.7       Handy Andy, Circuit City
    Cleveland, OH
22. Great Northeast        Fee                       50.0       Acquired         298,242      97.3       Sears, Phar Mor
    Plaza, Philadelphia,                                        1989
    PA
23. Greenwood Plus,        Fee                      100.0       Built 1979       157,066     100.0       Best Buy, Kohl's
    Greenwood, IN
24. Griffith Park Plaza,   Ground Lease (2060)      100.0       Built 1979       274,230      99.2       General Cinema, Venture
    Griffith, IN
25. Grove at Lakeland      Fee                      100.0       Built 1988       215,591      92.7       Cobb Theatres, Sports
    Square, The,                                                                                         Authority, Wal-Mart
    Lakeland, FL
26. Hammond Square, Sandy  Space Lease(2011)        100.0       Built 1974        87,705     100.0       --
    Springs, GA

                                OWNERSHIP
                                 INTEREST                                                    PERCENT
                                EXPIRATION      PARTNERSHIPS'                                 OF
                                IF GROUND        PERCENTAGE     YEAR BUILT      TOTAL         GLA
      NAME/LOCATION             LEASE)(1)        INTEREST(2)    OR ACQUIRED      GLA         LEASED(3)          ANCHORS
-------------------------  -------------------- -------------   -----------   ----------     ---------   ---------------------
27. Highland Lakes         Fee                      100.0       Built 1991       477,324      83.4       Goodings, Dress for Less,
    Center, Orlando, FL                                                                                  Marshalls, Cinemark
                                                                                                         Theaters, Office Max,
                                                                                                         Service Merchandise,
                                                                                                         Target, (8)
28. Ingram Plaza, San      Fee                      100.0       Built 1980       111,518     100.0       --
    Antonio, TX
29. Lake Plaza, Waukegan,  Fee                      100.0       Built 1986       218,208     100.0       Builders Square, Venture
    IL
30. Lake View Plaza,       Fee                      100.0       Built 1986       388,126      96.9       Best Buy(24), L. Fish
    Orland Park, IL                                                                                      Furniture, Linens-N-
                                                                                                         Things(24), Marshalls,
                                                                                                         Michaels, Omni, Pet Care
                                                                                                         Plus(24), Service
                                                                                                         Merchandise, Ultra 3(24)
31. Lima Plaza, Lima, OH   Fee                      100.0       Built 1976       193,279      90.5       Hills, Service
                                                                                                         Merchandise
32. Lincoln Crossing,      Fee                      100.0       Built 1990       161,337      80.5       PetsMart, Wal-Mart
    O'Fallon, IL
33. Mainland Crossing,     Fee                       80.0(7)    Built 1991       390,986      39.5       Sam's Club, Wal-Mart, (8)
    Galveston, TX
34. Maplewood Square,      Fee                      100.0       Built 1970       130,780      96.3       Bag 'N Save
    Omaha, NE
35. Markland Plaza,        Fee                      100.0       Built 1974       108,296      98.1       Service Merchandise
    Kokomo, IN
36. Martinsville Plaza,    Space Lease(2036)        100.0       Built 1967       102,162      97.1       Rose's
    Martinsville, VA
37. Marwood Plaza,         Fee                      100.0       Built 1962       105,066     100.0       Kroger
    Indianapolis, IN
38. Matteson Plaza,        Fee                      100.0       Built 1988       275,455      84.7       Dominick's, Kmart,
    Matteson, IL                                                                                         Michael's, Service
                                                                                                         Merchandise
39. Memorial Plaza,        Fee                      100.0       Built 1966       129,202      24.0       Marcus Theatre, (8)
    Sheboygan, WI
40. Mounds Mall Cinema,    Fee                      100.0       Built 1974         7,500     100.0       Cinema I & II
    Anderson, IN
41. New Castle Plaza, New  Fee                      100.0       Built 1966        91,648     100.0       Goody's
    Castle, IN
42. North Ridge Plaza,     Fee                      100.0       Built 1985       323,672     100.0       Builders Square, Office
    Joliet, IL                                                                                           Max, Service Merchandise
43. North Riverside Park   Fee                      100.0       Built 1977       119,608      95.5       --
    Plaza, North River-
    side, IL
44. Northland Plaza,       Fee and Ground           100.0       Built 1988       205,688      92.1       Marshalls, Phar-Mor,
    Columbus, OH           Lease(6)(2085)                                                                Service Merchandise
45. Northwood Plaza, Fort  Fee                      100.0       Built 1974       211,840     100.0       Regal Cinema, Target
    Wayne, IN
46. Park Plaza,            Fee and Ground           100.0       Built 1968       114,042     100.0       Wal-Mart
    Hopkinsville, KY       Lease(6)(2039)
47. Plaza at Buckland      Fee                       26.3       Built 1993       336,534      94.9       Toys 'R' Us, Kids 'R' Us,
    Hills, The, East                                                                                     Service Merchandise,
    Hartford, CT                                                                                         Lechmere,
                                                                                                         Linens-N-Things, Filene's
                                                                                                         Basement, Comp USA
48. Regency Plaza, St.     Fee                      100.0       Built 1988       277,521      96.3       Sam's Wholesale, Wal-Mart
    Charles, MO
49. Ridgewood Court,       Fee                       35.0       Built 1993       240,843      99.3       Campo Electronics, Home
    Jackson, MS                                                                                          Quarters, Service Mer-
                                                                                                         chandise, T.J. Maxx
50. Royal Eagle Plaza,     Fee                       35.0       Built 1989       203,140      97.1       Kmart, Luxury Linens
    Coral Springs, FL
51. St. Charles Towne      Fee                      100.0       Built 1987       435,162      95.9       Ames, Hechinger, Jo Ann
    Plaza, Waldorf, MD                                                                                   Fabrics, People's, Ser-
                                                                                                         vice Merchandise,
                                                                                                         Shoppers Food Warehouse,
                                                                                                         T.J. Maxx
52. Teal Plaza,            Fee and Ground           100.0       Built 1962       110,751     100.0       Kmart
    Lafayette, IN          Lease(2007)(6)

                                OWNERSHIP
                                 INTEREST                                                    PERCENT
                                EXPIRATION      PARTNERSHIPS'                                 OF
                                IF GROUND        PERCENTAGE     YEAR BUILT      TOTAL         GLA
      NAME/LOCATION             LEASE)(1)        INTEREST(2)    OR ACQUIRED      GLA         LEASED(3)          ANCHORS
-------------------------  -------------------- -------------   -----------   ----------     ----- ---   -------------------
53. Terrace at The         Fee                          100.0   Built 1989       332,980      96.7       Target, J. Byrons,
    Florida Mall, Orlando, FL                                                                            Waccamaw, Service
                                                                                                         Merchandise, Marshalls
54. Tippecanoe Plaza,      Fee                        100.0     Built 1974        94,125     100.0       Barnes & Noble
    Lafayette, IN                                                                                        Bookseller, Service
                                                                                                         Merchandise
55. University Center,     Fee                         60.0     Built 1980       150,533      97.8       Best Buy, Michaels,
    South Bend, IN                                                                                       Service Merchandise
56. Village Park Plaza,    Fee                         35.0     Built 1990       503,002      97.5       Frank's Nursery, Galyans,
    Westfield, IN                                                                                        Jo-Ann Fabrics, Kohl's
                                                                                                         Marsh, Regal Cinemas,
                                                                                                         Wal-Mart
57. Wabash Village, West   Ground Lease(2063)         100.0     Built 1970       124,748      96.2       Kmart
    Lafayette, IN
58. Washington Plaza,      Fee                         85.0  (7) Built 1978       50,302      91.2       Kids 'R' Us
    Indianapolis, IN
59. West Ridge Plaza,      Fee                        100.0     Built 1988       237,650     100.0       Magic Forest, Target, TJ
    Topeka, KS                                                                                           Maxx, Toys 'R' Us
60. West Town Corners,     Fee                         23.3     Built 1989       384,812      99.0       PetsMart, Service
    Altamonte Springs, FL                                                                                Merchandise, Sports
                                                                                                         Authority, Wal-Mart, Xtra
61. Westland Park Plaza,   Fee                         23.3     Built 1989       163,154      96.6       Burlington Coat Factory,
    Orange Park, FL                                                                                      PetsMart, Sports Author-
                                                                                                         ity
62. White Oaks Plaza,      Fee                        100.0     Built 1986       389,063      98.9       Cub Foods, Kids 'R' Us,
    Springfield, IL                                                                                      Kohl's, Office Max, T.J.
                                                                                                         Maxx, Toys 'R' Us
63. Willow Knolls Court,   Fee                         35.0     Built 1990       364,735      93.5       Kohl's, Phar-Mor, Sam's
    Peoria, IL                                                                                           Wholesale Club, Willow
                                                                                                         Knolls Theaters 14
64. Wood Plaza, Fort       Ground Lease(2045)         100.0     Built 1968        88,595      98.9       Country General
    Dodge, IA
65. Yards Plaza, The,      Fee                         35.0     Built 1990       273,292      95.2       Burlington Coat Factory,
    Chicago, IL                                                                                          Omni Superstore, Mont-
                                                                                                         gomery Ward
PROPERTIES UNDER
CONSTRUCTION
1. Arizona Mills, Tempe,   (25)                        25.0     (26)           1,225,000       N/A       Burlington Coat Factory,
   AZ                                                                                                    Ross Dress for Less,
                                                                                                         Oshman's Supersport, Off
                                                                                                         5th-Saks Fifth Avenue
                                                                                                         Outlet
2. Grapevine Mills,        Fee                         37.5     (28)           1,450,000       N/A       Books-A-Million,
   Dallas/Ft. Worth, TX                                                                                  Burlington Coat Factory,
                                                                                                         Group USA, Off 5th-Saks
                                                                                                         Fifth Avenue Outlet,
                                                                                                         Rainforest Cafe
3. Indian River Commons,   Fee                         50.0     (26)             265,000       N/A       HomePlace, Lowe's, Office
   Vero Beach, FL                                                                                        Max, Service Merchandise
4. Indian River Mall,      Fee                         50.0     (28)             754,000       N/A       AMC Theatres, Burdines,
   Vero Beach, FL(29)                                                                                    Dillard's, JC Penney,
                                                                                                         Sears
5. Ontario Mills,          Fee                         25.0     (28)           1,400,000       N/A       AMC Theatres, American
   Ontario, CA(29)                                                                                       Wilderness Experience,
                                                                                                         Bed, Bath & Beyond,
                                                                                                         Bernini -- Off Rodeo,
                                                                                                         Burlington Coat Factory,
                                                                                                         Dave & Busters, Group
                                                                                                         USA, IWERKS, JC Penney,
                                                                                                         Marshall's, Mikasa, Off
                                                                                                         5th-Saks Fifth Avenue,
                                                                                                         Outlet, Sports Authority,
                                                                                                         TJ Maxx, Totally for
                                                                                                         Kids, Virgin Records
6. The Source, Long        Fee                         50.0     (26)             730,000       N/A       Fortunoff, Nordstrom
   Island, NY                                                                                            Rack, Off 5th-Saks Fifth
                                                                                                         Avenue Outlet, Cheesecake
                                                                                                         Factory, Rainforest Cafe,
                                                                                                         Just For Feet,
                                                                                                         Bertolini's
7. Tower Shops, Las        Space Lease(2051)           50.0     (28)              60,000       N/A       Rainforest Cafe
   Vegas, NV

---------------

 (1) The date listed is the expiration date of the last renewal option available to the Operating Partnership under the ground lease. In a majority of the ground leases, the lessee has either a right of first refusal or the right to purchase the lessor's interest. Unless otherwise indicated, each ground lease listed in this column covers at least 50% of its respective property.

 (2) The Operating Partnership's interests in some Joint Venture Properties are subject to preferences on distributions in favor of other partners.

 (3) Represents the percentage of Owned GLA leased by tenants.

 (4) This property is managed by a third party.

 (5) This retailer operates two stores at this property.

 (6) Indicates ground lease covers less than 15% of the acreage of this property.

 (7) The Operating Partnership receives substantially all of the economic benefit of these properties.

 (8) Includes an anchor space currently vacant.

 (9) Indicates two ground leases which taken together, cover less than 50% of the acreage of the property.

(10) Indicates ground lease covers less than 50% of the acreage of the property.

(11) Indicates ground lease covers all of the property except for parcels owned in fee by anchors.

(12) In connection with the settlement of certain outstanding litigation, the Operating Partnership acquired on October 4, 1996 for cash an additional 20% limited partnership interest in North East Mall, the joint venture partnership which owns North East Mall. At the same time, the Operating Partnership exercised its option to acquire the remaining 30% limited partnership interest in North East Mall owned by the Simons in exchange for 472,410 OP Units, as well as the Simons' 50% general partnership interest which the Operating Partnership acquired for nominal consideration. The Simons had previously contributed to the Operating Partnership, in exchange for OP Units, the right to receive distributions relating to its 50% general partnership interest. Therefore the Operating Partnership as a result of these transactions owns 100% of North East Mall.

(13) Indicates one ground lease covers substantially all of the property and a second ground lease covers the remainder.

(14) Includes outlets in which the Operating Partnership has an 85% interest and which represents less than 3% of the GLA and total annualized base rent for the property.

(15) Indicates a ground lease covers a pedestrian walkway and steps at this property. The Operating Partnership, as ground lessee, has the right to successive five-year renewal options, except if the lessor, a public agency, determines that public right-of-way needs necessitate the locality's use of the ground lease property.

(16) Primarily retail space with approximately 1,500 square feet of office space.

(17) Primarily retail space with approximately 167,000 square feet of office space.

(18) Indicates combined occupancy of office and retail space.

(19) Primarily retail space with approximately 488,058 square feet of office space.

(20) Primarily office space with approximately 12,800 square feet of retail space.

(21) Primarily office space with approximately 24,300 square feet of retail space.

(22) Indicates ground lease covers outparcel.

(23) This property was sold on August 1, 1996.

(24) Subleased from TJX Companies.

(25) The joint venture purchased this property on October 29, 1996.

(26) Scheduled to open during 1997.

(27) This property opened on July 31, 1996.

(28) Scheduled to open during November of 1996.

(29) Property under construction as of September 30, 1996, but was opened in November 1996.

                            DESCRIPTION OF THE NOTES

GENERAL

     The following description of the specific terms of the Notes supplements the description of the general terms and provisions of Debt Securities set forth in the accompanying Prospectus under the caption "Description of Debt Securities."

     The Notes constitute a separate series of debt securities (which are more fully described in the accompanying Prospectus) to be issued pursuant to an indenture dated as of November 26, 1996, among the Operating Partnership, SPG, LP, as guarantor, and The Chase Manhattan Bank, as trustee (the "Trustee"), as supplemented by a First Supplemental Indenture, dated as of November 26, 1996 between the Operating Partnership and the Trustee (together, the "Indenture"). The terms of the Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. SPG, LP will guarantee the due and punctual payment of the principal of, premium, if any, interest on, and any other amounts payable with respect to, the Notes, when and as the same shall become due and payable, whether at a maturity date, on redemption, by declaration of acceleration or otherwise. See "-- The Guarantee." The following summary of certain provisions of the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below.

     The Notes will be direct, unsecured obligations of the Operating Partnership and will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. The Notes will be effectively subordinated to (i) the prior claims of each secured mortgage lender to any specific Portfolio Property which secures such lender's mortgage and (ii) any claims of creditors of entities wholly or partly owned, directly or indirectly, by the Operating Partnership. Subject to certain limitations set forth in the Indenture, and as described under "-- Certain Covenants -- Limitations on Incurrence of Debt" below, the Indenture will permit the Operating Partnership to incur additional secured and unsecured indebtedness. At September 30, 1996, the Operating Partnership had combined unsecured unsubordinated indebtedness aggregating approximately $323 million.

     The Notes will mature on November 15, 2006 (the "Maturity Date"). The Notes are not subject to any sinking fund provisions. The Notes will be issued only in fully registered, book-entry form without Coupons, in denominations of $1,000 and integral multiples, thereof, except under the limited circumstances described below under "Book-Entry System."

     Except as described under "-- Certain Covenants -- Limitations on Incurrence of Debt" below and under "Description of Debt Securities -- Merger, Consolidation or Sale" in the accompanying Prospectus, the Indenture does not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Notes protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the Company or the General Partners of the Operating Partnership, or any affiliate of any such party, (ii) a change of control, or
(iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Notes. In addition, subject to the limitations set forth under "Description of Debt Securities -- Merger, Consolidation or Sale" in the accompanying Prospectus, the Operating Partnership may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Notes. It is currently expected that subsequent to the first anniversary of the date of the Merger, reorganizational transactions will be effected so that the Operating Partnership will directly own all of the assets and partnership interests now owned by SPG, LP. However, there can be no assurance that such reorganizational transactions will be so effected. See "The Operating Partnership" in the accompanying Prospectus.

PRINCIPAL AND INTEREST

     The Notes will bear interest at 6 7/8% per annum, payable semi-annually in arrears on each May 15 and November 15, commencing May 15, 1997 (each, an "Interest Payment Date"), and on the Maturity Date, to the persons (the "Holders") in whose names the applicable Notes are registered in the Security Register applicable to the Notes at the close of business 15 calendar days prior to such payment date regardless of whether such day is a Business Day, as defined below (each, a "Regular Record Date"). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     The principal of each Note payable on the Maturity Date will be paid against presentation and surrender of such Note at the corporate trust office of the Trustee, located initially at 450 West 33rd Street, 15th Floor, New York, New York 10001, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close.

CERTAIN COVENANTS

     Limitations on Incurrence of Debt. The Operating Partnership will not, and will not permit any Subsidiary (as defined below) to, incur any Debt (as defined below), other than intercompany debt (representing Debt to which the only parties are the Company, the Operating Partnership and any of their Subsidiaries (but only so long as such Debt is held solely by any of the Company, the Operating Partnership and any Subsidiary) that is subordinate in right of payment to the Notes), if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt would be greater than 60% of the sum of (i) the Operating Partnership's Adjusted Total Assets (as defined below) as of the end of the fiscal quarter prior to the incurrence of such additional Debt and (ii) any increase in Adjusted Total Assets from the end of such quarter including, without limitation, any pro forma increase from the application of the proceeds of such additional Debt.

     In addition to the foregoing limitation on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt is greater than 55% of the sum of (i) the Operating Partnership's Adjusted Total Assets as of the end of the fiscal quarter prior to the incurrence of such additional Secured Debt and (ii) any increase in Adjusted Total Assets from the end of such quarter including, without limitation, any pro forma increase from the application of the proceeds of such additional Secured Debt.

     In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Annualized EBITDA After Minority Interest to Interest Expense (in each case as defined below) for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.75 to 1 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred since the first day of such four-quarter period had been incurred, and the proceeds therefrom had been applied (to whatever purposes such proceeds had been applied as of the date of calculation of such ratio), at the beginning of such period, (ii) any other Debt that has been repaid or retired since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period),
(iii) any income earned as a result of any assets having been placed in service since the end of such four-quarter period had been earned, on an annualized basis, during such period, and (iv) in the case of any acquisition or disposition by the Operating Partnership, any Subsidiary or any unconsolidated joint venture in which the Operating Partnership or any Subsidiary owns an interest, of any assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

     For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by the Operating Partnership, its Subsidiaries and by any unconsolidated joint venture, whenever the Operating Partnership, any Subsidiary, or any unconsolidated joint venture, as the case may be, shall create, assume, guarantee or otherwise become liable in respect thereof.

     Maintenance of Unencumbered Assets. The Operating Partnership is required to maintain Unencumbered Assets (as defined below) of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined below) of the Operating Partnership.

     As used herein:

     "Adjusted Total Assets" as of any date means the sum of (i) the amount determined by multiplying the sum of the shares of common stock of the Company issued in the initial public offering of the Company ("IPO") and the units of the Operating Partnership not held by the Company outstanding on the date of the IPO, by $22.25 (the "IPO Price"), (ii) the principal amount of the outstanding consolidated debt of the Company on the date of the IPO, less any portion applicable to minority interests, (iii) the Operating Partnership's allocable portion, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures on the date of the IPO, (iv) the purchase price or cost of any real estate assets acquired (including the value, at the time of such acquisition, of any units of the Operating Partnership or shares of common stock of the Company issued in connection therewith) or developed after the IPO by the Operating Partnership or any Subsidiary, less any portion attributable to minority interests, plus the Operating Partnership's allocable portion, based on its ownership interest, of the purchase price or cost of any real estate assets acquired or developed after the IPO by any unconsolidated joint venture, (v) the value of the Merger compiled as the sum of (a) the purchase price including all related closing costs and (b) the value of all outstanding indebtedness less any portion attributable to minority interests, including the Operating Partnership's allocable share, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures at the Merger date, and (vi) working capital of the Operating Partnership; subject, however, to reduction by the amount of the proceeds of any real estate assets disposed of after the IPO by the Operating Partnership or any Subsidiary, less any portion applicable to minority interests, and by the Operating Partnership's allocable portion, based on its ownership interest, of the proceeds of any real estate assets disposed of after the IPO by unconsolidated joint ventures. On a pro forma basis as of September 30, 1996, the Operating Partnership's Adjusted Total Assets were $8.17 billion.

     "Annualized EBITDA" means earnings before interest, taxes, depreciation and amortization for all properties with other adjustments as are necessary to exclude the effect of items classified as extraordinary items in accordance with generally accepted accounting principles, adjusted to reflect the assumption that (i) any income earned as a result of any assets having been placed in service since the end of such period had been earned, on an annualized basis, during such period, and (ii) in the case of any acquisition or disposition by the Operating Partnership, any Subsidiary or any unconsolidated joint venture in which the Operating Partnership or any Subsidiary owns an interest, of any assets since the first day of such period, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition.

     "Annualized EBITDA After Minority Interest" means Annualized EBITDA after distributions to third party joint venture partners.

     "Debt" means any indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis, less any portion attributable to minority interests, plus the Operating Partnership's allocable portion, based on its ownership interest, of indebtedness of unconsolidated joint ventures, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, as determined in accordance with generally accepted accounting principles, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership or any Subsidiary directly, or indirectly through unconsolidated joint ventures, as determined in accordance with generally accepted accounting principles, (iii) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, and (iv) any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected in the Operating Partnership's consolidated balance sheet as a capitalized lease or any lease of property by an unconsolidated joint venture as lessee which is reflected in such joint venture's balance sheet as a capitalized lease, in each case, in accordance with generally accepted accounting principles; provided, that Debt also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, items of indebtedness of another person (other than the Operating Partnership or any Subsidiary) described in clauses (i) through (iv) above (or, in the case of any such obligation made jointly with another person, the Operating Partnership's or Subsidiary's allocable portion of such obligation based on its ownership interest in the related real estate assets).

     "Fixed Charges and Preferred Unit Distributions" consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs, including the Operating Partnership's pro rata share based on its ownership interest of joint venture interest costs, whether expensed or capitalized and the interest component of rental expense and amortization of debt issuance costs, plus any distributions on outstanding preferred units.

     "Interest Expense" includes the Operating Partnership's pro rata share of joint venture interest expense and is reduced by amortization of debt issuance costs.

     "Subsidiary" means a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or by one or more other Subsidiaries of the Operating Partnership and, for purposes of this definition, shall include SPG, LP. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "Unencumbered Annualized EBITDA After Minority Interest" means Annualized EBITDA after minority interest less any portion thereof attributable to assets serving as collateral for Secured Debt.

     "Unencumbered Assets" as of any date shall be equal to Adjusted Total Assets as of such date multiplied by a fraction, the numerator of which is Unencumbered Annualized EBITDA After Minority Interest and the denominator of which is Annualized EBITDA After Minority Interest. On a pro forma basis as of September 30, 1996, the Operating Partnership's Unencumbered Assets were $1.90 billion.

     "Unsecured Debt" means Debt which is not secured by any mortgage, lien, pledge, encumbrance or security interest of any kind.

     Reference is made to the section entitled "Description of Debt
Securities -- Certain Covenants" in the accompanying Prospectus for a description of additional covenants applicable to the Notes. Compliance with the covenants described herein and such additional covenants with respect to the Notes generally may not be waived by the Board of Directors of the General Partners, as general partners of the Operating Partnership, or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Notes consent to such waiver; provided, however, that the defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Discharge" and " -- Defeasance and Covenant Defeasance" in the accompanying Prospectus will apply to the Notes and the Guarantee, including with respect to the covenants described in this Prospectus Supplement.

OPTIONAL REDEMPTION

     The Notes may be redeemed at any time at the option of the Operating Partnership, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Notes (the "Redemption Price").

     If notice of redemption has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes from and after the redemption date will be to receive payment of the Redemption Price upon surrender of such Notes in accordance with such notice.

     Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the security register for the Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

     If less than all the Notes are to be redeemed at the option of the Operating Partnership, the Operating Partnership will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter period as may be satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part.

     As used herein:

     "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date notice of such redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, to the date of redemption or accelerated payment, over (ii) the aggregate principal amount of the Notes being redeemed or accelerated.

     "Reinvestment Rate" means the yield on treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to Stated Maturity of the principal being redeemed (the "Treasury Yield"), plus .25%. For purposes hereof, the Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release under the heading "Week Ending" for "U.S. Government
Securities -- Treasury Constant Maturities" with a maturity equal to such remaining life; provided, that if no published maturity exactly corresponds to such remaining life, then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities, rounding each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Operating Partnership.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Operating Partnership.

THE GUARANTEE

     SPG, LP will guarantee (the "Guarantee") the due and punctual payment of principal of, premium, if any, interest on, and any other amounts payable with respect to, the Notes, when and as the same shall become due and payable, whether at a maturity date, on redemption, by declaration of acceleration, or otherwise, in accordance with the terms of the Notes and the Indenture. Pursuant to the Indenture, (i) the Trustee may exercise its rights thereunder on behalf of the Holders and (ii) SPG, LP shall covenant that it shall take no action which would cause the Operating Partnership to violate any covenant under the Indenture agreement or any other condition. The Guarantee will terminate upon the consummation of the reorganizational transactions pursuant to which the Operating Partnership is expected to own directly all of the assets and partnership interests then owned by SPG, LP. However, there can be no assurance that such reorganizational transactions will be so effected. See "The Operating Partnership" in the accompanying Prospectus. No partner (whether limited or general) of SPG, LP will have any obligation for any obligations of SPG, LP under the Guarantee.

     In the absence of the Guarantee, Holders of the Notes will have no claims, with respect to any payments in connection with the Notes, against the assets of SPG, LP or the assets of any other Subsidiary of the Operating Partnership. Any such claim that such Holders may make will have to be made indirectly through the equity interest that the Operating Partnership has in SPG, LP (or other Subsidiaries), and will thus be structurally subordinated to the claims of creditors of SPG, LP (or other Subsidiaries). As a result of the Guarantee, Holders of the Notes, upon exercising their rights with respect to the Guarantee against SPG, LP, will be considered creditors of SPG, LP and their claims will rank pari passu with those of unsecured and unsubordinated creditors of SPG, LP and will not be structurally subordinated to such creditors.

BOOK-ENTRY SYSTEM

     The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and transfers in the Global Note. Upon issuance, the Notes will only be issued in the form of the Global Note which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for Notes in definitive form under the limited circumstances described below, a Global Note may not be transferred except as a whole (i) by DTC to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

     Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC for such Global Note ("participants") or persons that may hold interests through participants. Upon the issuance of a Global Note, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Notes represented by such Global Note beneficially owned by such participants. Ownership of beneficial interests in such Global Notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the Global Note.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of such Notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Operating Partnership understands that under existing industry practices, if the Operating Partnership requests any action of Holders or if an owner of a beneficial interest in a Global Note desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal and interest payments on interests represented by a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Note. None of the Operating Partnership, the Trustee or any agent of the Operating Partnership or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payment made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Operating Partnership expects that DTC, upon receipt of any payment of principal or interest in respect of a Global Note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Note as shown on the records of DTC. The Operating Partnership also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If DTC is at any time unwilling or unable to continue as depository for the Notes and the Operating Partnership fails to appoint a successor depository registered as a clearing agency under the Securities Exchange Act of 1934, as amended (the "Exchange Act), within 90 days, the Operating Partnership will issue the Notes in definitive form in exchange for the Global Notes. Any Notes issued in definitive form in exchange for the Global Notes will be registered in such name or names, and will be issued in denominations of $1,000 and such integral multiples thereof, as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the Global Notes.

     DTC has advised the Operating Partnership of the following information regarding DTC. DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters (as defined herein) in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Operating Partnership in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                   MANAGEMENT

BOARD OF DIRECTORS OF THE GENERAL PARTNERS

     The following table sets forth the composition of the Board of Directors of the Managing General Partner, which is identical to that of the Company.

                                NAME                          AGE
        ----------------------------------------------------  ---
        Melvin Simon........................................  70
        Herbert Simon.......................................  62
        David Simon.........................................  35
        Richard S. Sokolov..................................  46
        Edward J. DeBartolo, Jr. ...........................  50
        M. Denise DeBartolo York............................  45
        Birch Bayh..........................................  68
        William T. Dillard, II..............................  51
        G. William Miller...................................  71
        Frederick W. Petri..................................  49
        Terry S. Prindiville................................  60
        J. Albert Smith, Jr. ...............................  55
        Philip J. Ward......................................  48

     Set forth below is a summary of the business experience of the directors of the General Partners.

     Melvin Simon is the Co-Chairman of the Board of Directors. In addition, he is the Chairman of the Board of Directors of Melvin Simon & Associates, Inc. ("MSA, Inc."), a company he founded in 1960 with his brother, Herbert Simon.

     Herbert Simon is the Co-Chairman of the Board of Directors. Mr. Simon served as Chief Executive Officer from the Company's incorporation through January 2, 1995, when he was appointed Co-Chairman of the Board. In addition, Mr. Simon is the Chief Executive Officer and President of MSA, Inc., positions he has held since its founding. Mr. Simon is also a director of Kohl's Corporation, a specialty retailer.

     David Simon is the Chief Executive Officer of the Company. Mr. Simon served as President from the Company's incorporation until the Merger and was appointed Chief Executive Officer on January 3, 1995. In addition, he has been Executive Vice President, Chief Operating Officer and Chief Financial Officer of MSA, Inc. since 1990. From 1988 to 1990, Mr. Simon was Vice President of Wasserstein Perella & Company, a firm specializing in mergers and acquisitions. He is the son of Melvin Simon, the nephew of Herbert Simon and a director of Healthcare Compare Corp. Mr. Simon served as President from the Company's incorporation until the Merger.

     Richard S. Sokolov has been the President, Chief Operating Officer and a director of the Company since the Merger. He was the President, Chief Executive Officer and a director of the DRC from its incorporation until the Merger. Prior to that he had served as Senior Vice President, Development of EJDC since 1986 and as Vice President and General Counsel since 1982. In addition, Mr. Sokolov is a trustee and a member of the Executive Committee of the International Council of Shopping Centers.

     Edward J. DeBartolo, Jr. was the Chairman of the DRC Board of Directors from its incorporation until the Merger. Mr. DeBartolo has been President and Chief Executive Officer of EJDC since 1994 and a director of EJDC since 1973. He previously served as President and Chief Administrative Officer of EJDC since 1979. He has been associated with EJDC in an executive capacity since 1973. Mr. DeBartolo is Chairman of the San Francisco 49ers professional football team and is also Chairman and Chief Executive Officer of DeBartolo Entertainment, Inc. EJDC owns a majority of the interests in the San Francisco 49ers. Mr. DeBartolo, Jr. is the son of the late Edward J. DeBartolo and the brother of M. Denise DeBartolo York.

     M. Denise DeBartolo York was a director of DRC from February 1995 until the Merger. She serves as Chairman of the Board of EJDC and DeBartolo, Inc. Ms. York previously served EJDC as Executive Vice President of Personnel/Communications and has been associated with EJDC in an executive capacity since 1975. She is the daughter of the late Edward J. DeBartolo and the sister of Edward J. DeBartolo, Jr.

     Birch Bayh, a director of the Company since the Company's initial public offering (the "IPO"), is the senior partner in the Washington, D.C. law firm of Bayh, Connaughton & Malone, P.C. He served as a United States Senator from Indiana from 1963 to 1981. Mr. Bayh also serves as a director of ICN Pharmaceuticals and Acordia, Inc.

     William T. Dillard, II, a director of the Company since the IPO, is President and Chief Operating Officer of Dillard Department Stores Inc., a retailing chain, a position he has held since 1977. Mr. Dillard also serves as a director of Dillard Department Stores Inc., Frederick Atkins, Inc., Texas Commerce Bancshares, Inc., Acxiom Corporation and Barnes & Noble, Inc.

     G. William Miller was a director of DRC from DRC's initial public offering (the "DRC IPO") until the Merger. He has been Chairman of the Board and Chief Executive Officer of G. William Miller & Co. Inc., a merchant banking firm, since 1983. He is a former Secretary of the U.S. Treasury and a former Chairman of the Federal Reserve Board. From January 1990 until February 1992, he was Chairman and Chief Executive Officer of Federated Stores, Inc., the parent company of predecessors to Federated Department Stores, Inc. Mr. Miller is Chairman of the Board and a director of Waccamaw Corporation. He is also a director of GS Industries, Inc., Kleinwort Benson Australian Income Fund, Inc. and Repligen Corporation.

     Frederick W. Petri was a director of DRC from the DRC IPO until the Merger. He is a partner of Petrone, Petri & Company, a real estate investment firm he founded in 1993, and an officer of Housing Capital Company since its formation in 1994. Prior thereto, he was an Executive Vice President of Wells Fargo Bank, where for over 18 years he held various real estate positions. Mr. Petri is currently a trustee of the Urban Land Institute and a director of Storage Trust Realty. He previously was a member of the Board of Governors and a Vice President of the National Association of Real Estate Investment Trusts and a director of the National Association of Industrial and Office Park Development. He is a director of the University of Wisconsin's Real Estate Center.

     Terry S. Prindiville, a director of the Company since the IPO, served as Executive Vice President and Director of Support Services of J.C. Penney Company, Inc. a retailing chain from 1988 until 1995. He is also the Chairman of the Board of Directors of JCP Realty, Inc., a wholly-owned subsidiary of J.C. Penney Company, Inc.

     J. Albert Smith, Jr., a director of the Company since the IPO, is the President of Bank One, Indianapolis, NA, a commercial bank, a position he has held since September 30, 1994. Prior to his current position, he was the President of Bank One Mortgage Corporation, a mortgage banking firm, a position he held since 1975.

     Philip J. Ward was a director of DRC from the DRC IPO until the Merger. He is Senior Managing Director, Head of Real Estate Investments, for CIGNA Investments, Inc., a wholly-owned subsidiary of CIGNA Corporation. He is a member of the International Council of Shopping Centers, the Urban Land Institute, the National Association of Industrial and Office Parks and the Society of Industrial and Office Realtors. He is a director of the Connecticut Housing Investment Fund.

SENIOR MANAGEMENT OF THE GENERAL PARTNERS

     The following table sets forth certain information with respect to the executive officers of the Managing General Partner, which officers also hold the same positions in the Company.

             NAME               AGE                        POSITION
------------------------------  ---     ----------------------------------------------
Melvin Simon(1)...............  70      Co-Chairman
Herbert Simon(1)..............  62      Co-Chairman
David Simon(1)................  35      Chief Executive Officer
Richard S. Sokolov............  46      President and Chief Operating Officer
Randolph L. Foxworthy.........  52      Executive Vice President -- Corporate
                                          Development
William J. Garvey.............  57      Executive Vice President -- Property
                                          Development
James A. Napoli...............  50      Executive Vice President -- Leasing
John R. Neutzling.............  44      Executive Vice President -- Property
                                          Management
James M. Barkley..............  44      General Counsel; Secretary
Stephen E. Sterrett...........  41      Treasurer

---------------
(1) Melvin Simon is the brother of Herbert Simon and the father of David Simon.

     Set forth below is a summary of the business experience of the executive officers whose business experience is not summarized above.

     Mr. Foxworthy is the Executive Vice President -- Corporate Development. He served as a Director of the Company from the IPO until the Merger. Mr. Foxworthy joined MSA, Inc. in 1980 and has been an Executive Vice President of MSA, Inc. since 1986 in charge of Corporate Development and has held the same position with the Company since the IPO. Prior to assuming the position of Executive Vice President, Mr. Foxworthy served as General Counsel, in which capacity he supervised all legal operations of MSA, Inc.

     Mr. Garvey is the Executive Vice President -- Property Development. Mr. Garvey, who was Executive Vice President and Director of Development at MSA, Inc., joined MSA, Inc. in 1979 and has held various positions with MSA, Inc. since that date and has held his current position with the Company since the IPO.

     Mr. Napoli is the Executive Vice President -- Leasing of the Company. Mr. Napoli also served as Executive Vice President and Director of Leasing of MSA, Inc. and has held his current position with the Company since the IPO. Mr. Napoli was Executive Vice President and Director of Leasing for May Centers, Inc. before he joined MSA, Inc. in 1989.

     Mr. Neutzling is the Executive Vice President -- Property Management, and as such oversees all property and asset management functions of the Company. He has held his current position with the Company since the IPO. Mr. Neutzling joined MSA, Inc. in 1974 and has held various positions with MSA, Inc. since that date.

     Mr. Barkley serves as General Counsel and Secretary. Mr. Barkley holds the same position for MSA, Inc. and has held his current position with the Company since the IPO. He joined MSA, Inc. in 1978 as Assistant General Counsel for Development Activity.

     Mr. Sterrett serves as Treasurer and has held his current position with the Company since the IPO. He joined MSA, Inc. in 1989 and has held various positions with MSA, Inc. since that date. Prior to that, he was a Senior Manager at Price Waterhouse.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the terms agreement and the related underwriting agreement (the "Underwriting Agreement"), the Operating Partnership has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the respective principal amount of the Notes set forth below opposite their respective names. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

                                                                          PRINCIPAL
                                        UNDERWRITER                         AMOUNT
                                        -----------                      ------------
        Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated......................................  $ 50,000,000
        J.P. Morgan Securities Inc.....................................    50,000,000
        Morgan Stanley & Co. Incorporated..............................    50,000,000
        Salomon Brothers Inc...........................................    50,000,000
        UBS Securities LLC.............................................    50,000,000
                                                                         ------------
                     Total.............................................  $250,000,000
                                                                         ============

     The Underwriters have advised the Operating Partnership that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .4% of the principal amount thereof. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount thereof to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Notes are a new issue of securities with no established trading market. The Operating Partnership does not intend to apply for listing of the Notes on a national securities exchange. The Operating Partnership has been advised by the Underwriters that the Underwriters intend to make a market in the Notes as permitted by applicable laws and regulations, but the Underwriters are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     The Operating Partnership and the Company have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and certain of the Underwriters have from time to time provided, and may continue to provide in the future, various investment banking, commercial banking and/or financial advisory services (including in the case of J.P. Morgan Securities Inc., the Agreement as more fully described in "Recent Developments -- Financings and Indebtedness") to the Company, the Operating Partnership and SPG, LP, for which customary compensation has been, and will be, received. In connection with the Merger, the Company has agreed to pay Merrill Lynch a fee of approximately $4 million for financial advisory services provided by Merrill Lynch to the Company and Morgan Stanley & Co. Incorporated ("Morgan Stanley") was paid a fee of approximately $3.875 million by DRC for financial advisory services provided to DRC by Morgan Stanley. Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc. and Union Bank of Switzerland, New York Branch, an affiliate of UBS Securities LLC are lead agents under the Credit Facility, and as such are receiving a portion of the net proceeds of the Offering in connection with amounts being repaid with respect thereto.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

                                  (UNAUDITED)

     The accompanying financial statements present the unaudited pro forma combined condensed balance sheet of the Operating Partnership as of September 30, 1996 and the unaudited pro forma combined condensed statements of operations of the Operating Partnership for the nine-month period ended September 30, 1996 and for the year ended December 31, 1995.

     The unaudited pro forma combined condensed balance sheet as of September 30, 1996 is presented as if the issuance of $250 million of Notes (the "Offering") and the issuance of $200 million of Series B Cumulative Redeemable Preferred Stock (the "Preferred Offering") had occurred on September 30, 1996 and retroactively reflect at September 30, 1996 the limited partners' interest in the Operating Partnership as partners' equity. The unaudited pro forma combined condensed statements of operations for the nine month period ended September 30, 1996 and for the year ended December 31, 1995 are presented as if the Offering, the Preferred Offering and the Merger had occurred as of January 1, 1995 and were carried forward through September 30, 1996.

     Preparation of the pro forma financial information was based on assumptions deemed appropriate by the management of the General Partners. The assumptions give effect to the Offering, the Preferred Offering and the Merger, under the purchase method of accounting, in accordance with generally accepted accounting principles and to the arrangement which results in the change in accounting for the limited partners' interest in the Operating Partnership as partners' equity. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if the transactions had been consummated at the beginning of the periods presented, nor does it purport to represent the future financial position and results of operations for future periods. The pro forma information should be read in conjunction with the historical financial statements of Simon DeBartolo Group, L.P. ("SDG, LP"), Simon Property Group, L.P. ("SPG, LP") and DeBartolo Realty Partnership, L.P. ("DRP, LP"), each included in the accompanying Prospectus.

     The pro forma adjustments included in the unaudited pro forma combined condensed financial statements are based upon currently available information and upon certain assumptions that management of the General Partners believes are reasonable. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.

                          SIMON DEBARTOLO GROUP, L.P.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                        SDG, LP          PRO FORMA
                                                     (HISTORICAL)       ADJUSTMENTS     TOTAL PRO FORMA
                                                    ---------------     -----------     ---------------
ASSETS:
  Investment properties, net....................      $ 4,989,949       $        --       $ 4,989,949
  Cash, cash equivalents and short-term
     investments................................           92,575                --            92,575
  Receivables...................................          150,954                --           150,954
  Note receivable from the Management
     Companies..................................           54,128                --            54,128
  Investment in partnerships and joint ventures,
     at equity..................................          368,225                --           368,225
  Other assets..................................          142,499             4,000(A)        146,499
                                                    ---------------     -----------     ---------------
       Total assets.............................      $ 5,798,196       $     4,000       $ 5,802,196
                                                      ===========         =========      ============
LIABILITIES AND PARTNERS' EQUITY:
LIABILITIES:
  Mortgages and other notes payable.............      $ 3,555,123       $     4,000(B)    $ 3,559,123(D)
  Accounts payable, accrued expenses and other
     liabilities................................          250,097                --           250,097
  Cash distributions and losses in partnerships
     and joint ventures, at equity..............           16,796                --            16,796
  Investment in the Management Companies........           13,415                --            13,415
                                                    ---------------     -----------     ---------------
       Total liabilities........................        3,835,431             4,000         3,839,431
                                                    ---------------     -----------     ---------------
LIMITED PARTNERS' EQUITY INTEREST, at redemption
  value.........................................        1,542,792        (1,542,792)(C)            --
PARTNERS' EQUITY:
  Series A Preferred Units......................           99,923                --            99,923
  Series B Preferred Units......................          193,471                --           193,471
  General Partners..............................        1,029,774                --         1,029,774
  Limited Partners..............................               --           645,472(C)        645,472
  Adjustment to exclude limited partners' equity
     interest, at redemption value..............         (897,320)          897,320(C)             --
  Unamortized restricted stock award............           (5,875)               --            (5,875)
                                                    ---------------     -----------     ---------------
       Total partners' equity...................          419,973         1,542,792         1,962,765
                                                    ---------------     -----------     ---------------
       Total liabilities, limited partners'
          equity interest and partners'
          equity................................      $ 5,798,196       $     4,000       $ 5,802,196
                                                      ===========         =========      ============

  The accompanying notes and management's assumptions are an integral part of these statements.

                          SIMON DEBARTOLO GROUP, L.P.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                (IN THOUSANDS, EXCEPT UNIT AND PER UNIT AMOUNTS)
                                  (UNAUDITED)

                                                                                           SDG, LP (NOTE 1)
                                                                      -----------------------------------------------------------
                                                      DRP, LP                                        OFFERING AND
                                                   (HISTORICAL)                             PRO       PREFERRED
                                   SDG, LP        FOR THE PERIOD          MERGER           FORMA       OFFERING
                                 (HISTORICAL)   JANUARY 1, 1996 TO       PRO FORMA       COMBINED     PRO FORMA          TOTAL
                                   (NOTE 1)       AUGUST 9, 1996        ADJUSTMENTS      CONDENSED   ADJUSTMENTS       PRO FORMA
                                 ------------   -------------------   ---------------    ---------   ------------     -----------
REVENUE
  Minimum rent.................. $    277,313        $ 136,594           $   2,068(A)    $415,975      $     --       $   415,975
  Overage rent..................       17,738            6,188                  --         23,926            --            23,926
  Tenant reimbursements.........      157,738           52,398                  --        210,136            --           210,136
  Other income..................       32,851           11,455                  --         44,306            --            44,306
                                 ------------       ----------        ---------------    ---------   ------------     -----------
         Total revenue..........      485,640          206,635               2,068        694,343            --           694,343
                                 ------------       ----------        ---------------    ---------   ------------     -----------
EXPENSES
  Property and other operating
    expenses....................      182,652           86,183             (12,164)(B)    256,671            --           256,671
  Depreciation and
    amortization................       88,913           38,706               6,823(C)     134,442            --           134,442
  Write off of minority
    interest....................           --           13,854             (13,854)(D)         --            --                --
  Merger expenses...............        7,236           13,512             (20,748)(E)         --            --                --
                                 ------------       ----------        ---------------    ---------   ------------     -----------
         Total expenses.........      278,801          152,255             (39,943)       391,113            --           391,113
                                 ------------       ----------        ---------------    ---------   ------------     -----------
OPERATING INCOME................      206,839           54,380              42,011        303,230            --           303,230
INTEREST EXPENSE................      135,346           74,714              (7,459)(F)    202,601        (6,569)(I)       196,032
                                 ------------       ----------        ---------------    ---------   ------------     -----------
INCOME BEFORE MINORITY
  INTEREST......................       71,493          (20,334)             49,470        100,629         6,569           107,198
MINORITY PARTNERS' INTEREST.....       (2,394)            (528)                 --         (2,922 )          --            (2,922)
GAIN ON SALE OF ASSETS..........           88               --                  --             88            --                88
                                 ------------       ----------        ---------------    ---------   ------------     -----------
INCOME BEFORE UNCONSOLIDATED
  ENTITIES......................       69,187          (20,862)             49,470         97,795         6,569           104,364
INCOME FROM UNCONSOLIDATED
  ENTITIES......................        7,452            8,422                  --         15,874            --            15,874
                                 ------------       ----------        ---------------    ---------   ------------     -----------
NET INCOME FROM CONTINUING
  OPERATIONS....................       76,639          (12,440)             49,470        113,669         6,569           120,238
GENERAL PARTNERS PREFERRED UNIT
  REQUIREMENT...................        6,286               --                  --          6,286        12,933(J)         19,219
                                 ------------       ----------        ---------------    ---------   ------------     -----------
NET INCOME FROM CONTINUING
  OPERATIONS AVAILABLE TO
  UNITHOLDERS................... $     70,353        $ (12,440)          $  49,470       $107,383      $ (6,364)      $   101,020
                                 ============   =================     ===============    =========   ===========      ============
NET INCOME AVAILABLE TO
  UNITHOLDERS ATTRIBUTED TO:
  GENERAL PARTNERS.............. $     43,061        $  (7,697)          $  30,569       $ 65,933      $ (3,907)      $    62,025
  LIMITED PARTNERS..............       27,292           (4,743)             18,901(G)      41,450        (2,457)(K)        38,993
                                 ------------       ----------        ---------------    ---------   ------------     -----------
                                 $     70,353        $ (12,440)          $  49,970       $107,383      $ (6,364)      $   101,019
                                 ============   =================     ===============    =========   ===========      ============
NET INCOME PER UNIT............. $       0.65                                                                         $      0.64
                                 ============                                                                         ============
WEIGHTED AVERAGE UNITS
  OUTSTANDING...................  107,607,202                                                                         156,925,688(H)
                                 ============                                                                         ============

  The accompanying notes and management's assumptions are an integral part of these statements.

                          SIMON DEBARTOLO GROUP, L.P.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                (IN THOUSANDS, EXCEPT UNIT AND PER UNIT AMOUNTS)
                                  (UNAUDITED)

                                                                                           SDG, LP (NOTE 1)
                                                                      -----------------------------------------------------------
                                                                                                     OFFERING AND
                                     SPG, LP                                                PRO       PREFERRED
                                   (HISTORICAL)                           MERGER           FORMA       OFFERING
                                 (THE PREDECESSOR       DRP, LP          PRO FORMA       COMBINED     PRO FORMA         TOTAL
                                   TO SDG, LP)       (HISTORICAL)       ADJUSTMENTS      CONDENSED   ADJUSTMENTS      PRO FORMA
                                 ----------------   ---------------   ---------------    ---------   ------------    ------------
REVENUE
  Minimum rent..................   $    307,849        $ 205,056         $   3,400(A)    $516,305      $     --      $    516,305
  Overage rent..................         23,278           12,924                --         36,202            --            36,202
  Tenant reimbursements.........        191,535           82,147                --        273,682            --           273,682
  Other income..................         30,995           32,530                --         63,525            --            63,525
                                 ----------------   ---------------   ---------------    ---------   ------------    ------------
         Total revenue..........        553,657          332,657             3,400        889,714            --           889,714
                                 ----------------   ---------------   ---------------    ---------   ------------    ------------
EXPENSES
  Property and other operating
    expenses....................        209,782          118,498           (20,000)(B)    308,280            --           308,280
  Depreciation and
    amortization................         92,739           58,603            11,218(C)     162,560            --           162,560
                                 ----------------   ---------------   ---------------    ---------   ------------    ------------
         Total expenses.........        302,521          177,101            (8,782)       470,840            --           470,840
                                 ----------------   ---------------   ---------------    ---------   ------------    ------------
OPERATING INCOME................        251,136          155,556            12,182        418,874            --           418,874
INTEREST EXPENSE................        150,224          124,567           (21,035)(F)    253,756       (11,448)(I)       242,308
                                 ----------------   ---------------   ---------------    ---------   ------------    ------------
INCOME BEFORE MINORITY
  INTEREST......................        100,912           30,989            33,217        165,118        11,448           176,566
MINORITY PARTNERS' INTEREST.....         (2,681)           1,029                --         (1,652 )          --            (1,652)
GAIN ON SALE OF ASSETS..........          1,871            5,460                --          7,331            --             7,331
                                 ----------------   ---------------   ---------------    ---------   ------------    ------------
INCOME BEFORE UNCONSOLIDATED
  ENTITIES......................        100,102           37,478            33,217        170,797        11,448           182,245
INCOME FROM UNCONSOLIDATED
  ENTITIES......................          1,403            8,865                --         10,268            --            10,268
                                 ----------------   ---------------   ---------------    ---------   ------------    ------------
NET INCOME FROM CONTINUING
  OPERATIONS....................        101,505           46,343            33,217        181,065        11,448           192,513
GENERAL PARTNERS PREFERRED UNIT
  REQUIREMENT...................          1,490               --                --          1,490        17,500(J)         18,990
                                 ----------------   ---------------   ---------------    ---------   ------------    ------------
NET INCOME FROM CONTINUING
  OPERATIONS AVAILABLE TO
  UNITHOLDERS...................   $    100,015        $  46,343         $  33,217       $179,575      $ (6,052)     $    173,523
                                 ===============    ==============    ===============    =========   ===========     =============
NET INCOME AVAILABLE TO
  UNITHOLDERS ATTRIBUTABLE TO:
  GENERAL PARTNERS..............   $     59,718        $  27,628         $  22,913       $110,259      $ (3,668)     $    106,592
  LIMITED PARTNERS..............         40,297           18,715            10,304(G)      69,316        (2,384)(K)        66,931
                                 ----------------   ---------------   ---------------    ---------   ------------    ------------
                                   $    100,015        $  46,343         $  33,217       $179,575      $ (6,052)     $    173,523
                                 ===============    ==============    ===============    =========   ===========     =============
NET INCOME PER UNIT.............   $       1.08                                                                      $       1.13
                                 ===============                                                                     =============
WEIGHTED AVERAGE UNITS
  OUTSTANDING...................     92,666,469                                                                       153,809,452(H)
                                 ===============                                                                     =============

  The accompanying notes and management's assumptions are an integral part of these statements.

                          SIMON DEBARTOLO GROUP, L.P.

                      NOTES AND MANAGEMENT ASSUMPTIONS TO
                        PRO FORMA FINANCIAL INFORMATION
        (UNAUDITED, IN THOUSANDS, EXCEPT FOR UNIT AND PER UNIT AMOUNTS)

1. BASIS OF PRESENTATION

     Simon Property Group, L.P. ("SPG, LP"), the predecessor to Simon DeBartolo Group, LP for financial reporting purposes, was formed as a Delaware limited partnership in 1993 in connection with Simon Property Group, Inc.'s ("SPG") initial public offering (the "IPO"). SPG, as general partner of SPG, LP, has full, exclusive and complete responsibility and discretion in the management and control of SPG, LP. Immediately prior to the Merger (see below), SPG owned 61.1% of SPG, LP. SPG, LP is engaged primarily in the ownership, operation, management, leasing, acquisition, expansion and development of real estate properties, primarily regional malls and community shopping centers. As of September 30, 1996, SPG, LP owned or held an interest in 122 income-producing properties, which consist of 62 regional malls, 55 community shopping centers, two specialty retail centers and three mixed-use properties. SPG, LP also owned interests in two regional malls and one specialty retail center under construction and seven parcels of land held for future development.

     On August 9, 1996, the merger and other related transactions, pursuant to the agreement and plan of merger between SPG, an acquisition subsidiary of SPG and DeBartolo Realty Corporation ("DRC"), were consummated (the "Merger"). Pursuant to the Merger, SPG acquired all the outstanding shares of common stock of DRC (55,712,529 shares), through the acquisition subsidiary, at an exchange ratio of 0.68 share of SPG common stock for each share of DRC common stock (the "Exchange Ratio"). DRC and the acquisition subsidiary merged, with DRC the surviving entity, becoming a 99.9% subsidiary of SPG. This portion of the transaction was valued at approximately $923.4 million and resulted in SPG obtaining an indirect 61.9% general partnership interest in DRC's operating partnership, DeBartolo Realty Partnership, L.P. ("DRP, LP"). The value of the acquisition of DRC was based upon the number of shares (55,712,529 shares) of DRC common stock acquired, the Exchange Ratio and the last reported sales price per share of SPG's common stock on August 9, 1996 ($24.375).

     SDG, LP, like SPG, LP, is engaged primarily in the ownership, operation, management, leasing, acquisition, expansion and development of real estate properties, primarily regional malls and community shopping centers. As of September 30, 1996, SDG, LP owned or held an interest in 50 regional malls, 11 community shopping centers and land held for future development.

     In connection with the Merger, SPG changed its name to Simon DeBartolo Group, Inc. ("SDG" or the "Company"). In addition, simultaneous with the Merger, the general and limited partners of SPG, LP contributed 99% of their interests (49.5% partnership interest and an additional 49.5% interest in the profits of SPG, LP) to DRP, LP in exchange for units of partnership interest in DRP, LP, whose name had since changed to Simon DeBartolo Group, LP ("SDG, LP"). The limited partners of DRP, LP approved the contribution made by the partners of SPG, LP and simultaneously exchanged their 38.1% partnership interest in DRP, LP, adjusted for the Exchange Ratio, for a smaller partnership interest in SDG, LP. The exchange of the limited partners' interest in DRP, LP for units of partnership interest in SDG, LP has been accounted for as an acquisition of minority interest and is valued based on the estimated fair value of the consideration issued (approximately $566.9 million). The limited partnership units of SDG, LP may under certain circumstances be exchangeable for common stock of SDG on a one-for-one basis. Therefore, the value of the acquisition of the limited partners' interest acquired was based upon the number of units of partnership interest (34,203,623 units) in DRP, LP exchanged, the Exchange Ratio and the last reported sales price per share of SPG's common stock on August 9, 1996 ($24.375). The limited partners of SPG, LP received a 23.8% partnership interest in SDG, LP for contributing their 38.9% partnership interest in SPG, LP to SDG, LP. The interests transferred by the partners of SPG, LP to DRP, LP have been appropriately reflected at historical costs. Upon completion of the Merger, the Company directly and indirectly owned a controlling 61.2% partnership interest in SDG, LP.

                          SIMON DEBARTOLO GROUP, L.P.

                      NOTES AND MANAGEMENT ASSUMPTIONS TO
                 PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)

     For financial reporting purposes, the completion of the Merger resulted in a reverse acquisition by the Company using the purchase method of accounting, directly or indirectly, of 100% of the net assets of DRP, LP for consideration valued at $1,518,102, including related transaction costs. The purchase price has been allocated to the fair value of the assets and liabilities of DRP, LP. At September 30, 1996, certain assumptions were made which management of the General Partners believes are reasonable. Management expects to finalize the purchase price during the fourth quarter of 1996. The final allocation is not expected to differ materially from the allocation made at September 30, 1996.

     Although the Company was the accounting acquirer, DRP, LP (which is now known as SDG, LP ("SDG, LP")) became the primary operating partnership through which the future business of the Company will be conducted. As a result of the Merger, SPG's initial operating partnership, SPG, LP, became a subsidiary of SDG, LP, with 99% of the profits allocable to SDG, LP and 1% of the profits allocable to the Company. Cash flow allocable to the Company's 1% profit interest in SPG, LP will be absorbed by public company costs and related expenses incurred by the Company. Because the Company was the accounting acquirer and, upon completion of the Merger, acquired majority control of DRP, LP, SPG, LP is the predecessor to SDG, LP for financial reporting purposes. Accordingly, the financial statements and ratios disclosed by SDG, LP for post-merger periods will reflect the reverse acquisition of DRP, LP by the Company using the purchase method of accounting and for all pre-merger comparative periods, the financial statements and ratios disclosed by SDG, LP will reflect the financial statements and ratios of SPG, LP as the predecessor to SDG, LP for financial reporting purposes.

     The accompanying financial statements present the unaudited pro forma combined condensed balance sheet of the Operating Partnership as of September 30, 1996 and the unaudited pro forma combined condensed statements of operations of the Operating Partnership for the nine-month period ended September 30, 1996 and for the year ended December 31, 1995.

     The unaudited pro forma combined condensed balance sheet as of September 30, 1996 is presented as if the Offering had occurred on September 30, 1996 and retroactively reflects the limited partners' interest in the Operating Partnership as partners' equity. The unaudited pro forma combined condensed statements of operations for the nine month period ended September 30, 1996 and for the year ended December 31, 1995 are presented as if the Offering, the Preferred Offering and the Merger, which resulted in a reverse acquisition at the operating partnership level, had occurred as of January 1, 1995 and were carried forward through September 30, 1996.

     Preparation of the pro forma financial information was based on assumptions deemed appropriate by the management of the General Partners. The assumptions give effect to the Offering, the Preferred Offering, the Merger, which resulted in a reverse acquisition at the operating partnership level, under the purchase method of accounting in accordance with generally accepted accounting principles and the arrangement which results in the change in accounting for the limited partners' interest in the Operating Partnership as partners' equity. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if the transactions had been consummated at the beginning of the periods presented, nor does it purport to represent the future financial position and results of operations for future periods. The pro forma information should be read in conjunction with the historical financial statements of SPG, LP and DRP, LP included in the accompanying Prospectus.

     The pro forma adjustments included in the unaudited pro forma combined financial statements are based upon currently available information and upon certain assumptions that management of the General Partners believes are reasonable. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.

                          SIMON DEBARTOLO GROUP, L.P.

                      NOTES AND MANAGEMENT ASSUMPTIONS TO
                 PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)

2. LIMITED PARTNERS' INTEREST

     Because the Operating Partnership does not control whether cash will be used to settle the limited partners' exchange rights, the limited partners' equity have not been included in partners' equity. The consolidated condensed balance sheets reflect the limited partners' interest in the Operating Partnership, measured at redemption value.

     On November 13, 1996, an agreement was reached between the Company and the Operating Partnership which restricts the Company's ability to cause the Operating Partnership to redeem for cash the limited partners' units without contributing cash to the Operating Partnership as partners' equity sufficient to effect the redemption. If sufficient cash is not contributed, the Company will be deemed to have elected to acquire the limited partners' units for shares of the Company's common stock. Accordingly, prospectively the limited partners' interest in SDG, LP will be reflected in the consolidated balance sheet of SDG, LP as partners' equity at historical carrying value.

3. ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED BALANCE SHEET

    (A)    To record deferred debt issuance costs related to the Offering......    $     4,000
                                                                                    ==========
    (B)    To reflect the issuance of $250,000 in Notes from the Offering
           ($2,000 used to pay debt issuance costs) with an average interest rate of 7.50% and to reflect the use of $246,000 in net proceeds from the Offering to repay existing mortgage indebtedness of
           $117,645 with an average interest rate of 7.75% and to reduce the amount outstanding under the revolving credit facility of $128,355
           with an interest rate of 6.71%......................................          4,000
                                                                                    ==========
    (C)    To reflect the limited partners' interest as partners' equity at historical carrying value:
           Limited partners interest at historical carrying value..............    $   645,472
           Adjustment to exclude the limited partners' interest at redemption
           value...............................................................        897,320
           Limited partners' equity interest, at redemption value..............    $(1,542,792)
                                                                                    ==========
    (D)    A portion of the proceeds ($65,600) from the Preferred Offering were used on an interim basis in September 1996 to reduce amounts outstanding under the Credit Facility. In October 1996 this amount was borrowed under the Credit Facility to repay mortgage
           indebtedness. The ultimate use of the proceeds have been reflected in the accompanying Pro Forma Combined Condensed Balance Sheet.
           Mortgage Indebtedness...............................................    $   (65,600)
           Credit Facility.....................................................         65,600
                                                                                   -----------
           Mortgage & Other Notes Payable......................................    $        --
                                                                                    ==========

                          SIMON DEBARTOLO GROUP, L.P.

                      NOTES AND MANAGEMENT ASSUMPTIONS TO
                 PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)

4. ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

     DRP, LP incurred $13,512 of expenses in connection with the Merger and these expenses have been excluded from the Pro Forma Combined Condensed Statements of Operations (see (D) below).

                                                          FOR THE
                                                        NINE MONTHS           FOR THE YEAR
                                                           ENDED                  ENDED
                                                    SEPTEMBER 30, 1996      DECEMBER 31, 1995
                                                        ----------             ----------
(A)   To recognize revenue from straightlining
      rent related to leases which have been
      reset in connection with the Merger.......       $       2,068          $       3,400
                                                          ==========             ==========
(B)   To reflect cost savings to eliminate
      duplicative public company costs and other
      identified redundancies which have been
      estimated based upon historical costs for
      those items as a result of the Merger.....       $     (12,164)         $     (20,000)
                                                          ==========             ==========
(C)   To reflect the increase in depreciation as
      a result of recording the investment
      properties of DRP, LP at acquisition value
      versus historical cost and utilizing an
      estimated useful life of 35 years offset
      by the decrease in amortization expense as
      a result of the elimination of deferred
      leasing costs.............................       $       6,823          $      11,218
                                                          ==========             ==========
(D)   To eliminate the adjustment to write-off
      minority interest recorded in connection
      with the Merger...........................       $     (13,854)         $          --
                                                          ==========             ==========
(E)   To reflect the elimination of Merger
      related costs expensed during the nine
      month period ended September 30, 1996.....       $     (20,748)         $          --
                                                          ==========             ==========
(F)   To reflect the following adjustments to
      interest expense as a result of the
      Merger:
      1. To reflect the elimination of
      amortization of deferred mortgage costs,
         related to DRP, LP, written-off in
         connection with the Merger.............       $      (6,175)         $     (18,929)
      2. To reflect the amortization of the
      premium required to adjust mortgages and
         other notes payable to fair value......              (1,284)                (2,106)
                                                          ----------             ----------
                                                       $      (7,459)         $     (21,035)
                                                          ==========             ==========

                          SIMON DEBARTOLO GROUP, L.P.

                      NOTES AND MANAGEMENT ASSUMPTIONS TO
                 PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)

                                                          FOR THE
                                                        NINE MONTHS           FOR THE YEAR
                                                           ENDED                  ENDED
                                                    SEPTEMBER 30, 1996      DECEMBER 31, 1995
                                                    -------------------     -----------------
(G)   To adjust the allocation of the Limited
      Partners' interest after giving effect to
      the Merger in the net income of the
      Operating Partnership, taking into
      consideration the preferred unit
      distribution. The Limited Partners' pro
      forma weighted average ownership interest
      for the nine months ended September 30,
      1996 and for the year ended December 31,
      1995 was 38.5% and 39.4%, respectively....       $      18,901          $      10,304
                                                     ===============          =============
(H)   The pro forma weighted average units
      outstanding is computed as follows:
      SPG, LP Historical Weighted Average Units
      Outstanding...............................         107,607,202             92,666,469
      Issuance of units in connection with the
      Merger (assuming that there are 89,916,152
      units of DRP, LP outstanding immediately
      prior to the Merger)......................          49,318,486             61,142,983
                                                    -------------------     -----------------
                                                         156,925,688            153,809,452
                                                     ===============          =============
(I)   To reflect the following adjustments to
      interest expense:
      1. To record the reduction in interest
         expense as a result of the use of
         $177,200 of the net proceeds of $193,000
         from the Preferred Offering to reduce
         mortgages, other notes payable and the
         Credit Facility........................       $      (9,523)         $     (12,996)
      2. To record the net increase in interest
         expense and deferred debt issuance cost
         amortization as a result of the
         Offering...............................               2,954                  1,548
                                                    -------------------     -----------------
                                                       $      (6,569)         $     (11,448)
                                                     ===============          =============
(J)   To reflect preferred unit distributions
      related to the Preferred Offering.........       $      12,933          $      17,500
                                                     ===============          =============

                          SIMON DEBARTOLO GROUP, L.P.

                      NOTES AND MANAGEMENT ASSUMPTIONS TO
                 PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)

                                                          FOR THE
                                                        NINE MONTHS           FOR THE YEAR
                                                           ENDED                  ENDED
                                                    SEPTEMBER 30, 1996      DECEMBER 31, 1995
                                                        ----------             ----------
(K)   To adjust the allocation of the Limited
      Partners' interest after giving effect to
      the Offering, the Preferred Offering and
      the Merger in the net income of the
      Operating Partnership after consideration
      of the preferred unit distribution related
      to the Series B Preferred Stock. The
      Limited Partners' pro forma weighted
      average ownership interest for the nine
      months ended September 30, 1996 and for
      the year ended December 31, 1995 was 38.5%
      and 39.4%, respectively...................       $      (2,720)         $      (2,878)
                                                          ==========             ==========

PROSPECTUS

                                  $750,000,000

                          SIMON DEBARTOLO GROUP, L.P.
                                DEBT SECURITIES
                            ------------------------
     Simon DeBartolo Group, L.P. (the "Operating Partnership") may from time to time offer in one or more series unsecured non-convertible investment grade debt securities ("Debt Securities") with an aggregate public offering price of up to $750,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement"). The Operating Partnership is a subsidiary of Simon DeBartolo Group, Inc. (the "Company") and is the Company's primary operating partnership following the consummation on August 9, 1996 of the merger of DeBartolo Realty Corporation with a subsidiary of the Company. Simon Property Group, L.P., a Delaware limited partnership and a subsidiary partnership of the Operating Partnership, will guarantee (the "Guarantee") the due and punctual payment of the principal of, premium, if any, interest on, and any other amounts payable with respect to, the Debt Securities, when and as the same shall become due and payable, whether at a maturity date, on redemption, by declaration of acceleration or otherwise, and as set forth in the applicable Prospectus Supplement with respect to such Debt Securities.

     The specific terms of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include a specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price.

     The applicable Prospectus Supplement will also contain information, where applicable, concerning material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by such Prospectus Supplement.

     The Debt Securities may be offered directly, through agents designated from time to time by the Operating Partnership, or to and through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of the Debt Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Debt Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such series of Debt Securities.

     The Debt Securities will be direct, unsecured obligations of the Operating Partnership and will, unless otherwise described in the applicable Prospectus Supplement, rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. On September 30, 1996, the total outstanding debt of the Operating Partnership including its pro rata share of joint venture debt was approximately $3,986.3 million, 92% of which was secured debt. Except as otherwise described in the applicable Prospectus Supplement, the Indenture pursuant to which the Debt Securities are issued does not limit the amount of other indebtedness of the Operating Partnership that may rank equally with or senior to the Debt Securities.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
            ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.
                            ------------------------
               The date of this Prospectus is November 21, 1996.

                             AVAILABLE INFORMATION

     Simon DeBartolo Group, Inc. (the "Company") is the holder of approximately a 99.99% interest in SD Property Group, Inc., which is the managing general partner of the Operating Partnership. Simon Property Group, L.P. ("SPG, LP") is a subsidiary partnership of the Operating Partnership. The Company is the general partner of SPG, LP. The Company and SPG, LP are and, following the effectiveness of the registration statement of which this Prospectus is a part, the Operating Partnership will be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, the Company and SPG, LP file and the Operating Partnership may be required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company and SPG, LP can be inspected and copied, at the prescribed rates, at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661. The Company's Common Stock is traded on the New York Stock Exchange ("NYSE"). Reports and other information concerning the Company may be inspected at the principal office of the NYSE at 20 Broad Street, New York, New York 10005.

     The Company, SPG, LP and the Operating Partnership will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents). Written requests for such copies should be addressed to National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, Indiana 46204, Attn: Investor Relations, telephone number (317) 685-7330.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Operating Partnership and SPG, LP with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto, in accordance with the rules and regulations of the Commission. For further information concerning the Operating Partnership, SPG, LP and the Debt Securities offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. The Commission maintains a World Wide Web Site (http://www.sec.gov) that contains such material regarding issuers that file electronically with the Commission. This Registration Statement has been so filed and may be obtained at such site. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     Certain information, including, but not limited to, information relating to the Operating Partnership's and SPG, LP's properties, principal security holders, management, executive compensation, certain relationships and related transactions and legal proceedings that would be required to be disclosed in a prospectus included in a registration statement on Form S-11, has been omitted from this Prospectus because such information is not materially different from the information contained in the Company's and SPG, LP's periodic reports, proxy statements and other information filed by the Company and SPG, LP with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company and SPG, LP which have been filed with the Commission are hereby incorporated by reference in this Prospectus.

     1. The Company's Registration Statement on Form S-4 (Registration No. 333-06933);

     2. The Company's Proxy Statement dated June 28, 1996, relating to the annual and special meeting of stockholders held on August 7, 1996;

     3. The Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A-1;

     4. The Company's Quarterly Reports on Form 10-Q for the calendar quarters ended March 31, 1996, as amended by Form 10-Q/A, June 30, 1996 and September 30, 1996, as amended by Form 10-Q/A;

     5. The Company's Current Reports on Form 8-K filed on March 21, April 1, May 17, August 12, August 14, August 26, September 18, and September 27, 1996;

     6. SPG, LP's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Forms 10-K/A-1 and 10-K/A-2;

     7. SPG, LP's Quarterly Reports on Form 10-Q for the calendar quarters ended March 31, June 30 and September 30, 1996, as amended by Form 10-Q/A; and

     8. SPG, LP's Current Report on Form 8-K filed on August 26, 1996, as amended on August 28, 1996, and on October 21, 1996.

     The Exchange Act filing numbers of the Company and SPG, LP are 1-12618 and 33-98364, respectively.

     Each document filed by the Company, SPG, LP or the Operating Partnership subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Debt Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously-filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Debt Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     The foregoing documents of the Company and SPG, LP filed under the Exchange Act have been incorporated by reference herein because they contain information concerning business, properties, operations and management of the Operating Partnership through which the Company conducts its operations.

                           THE OPERATING PARTNERSHIP

     Simon DeBartolo Group, L.P. (the "Operating Partnership") is a subsidiary partnership of Simon DeBartolo Group, Inc. (the "Company") (formerly known as Simon Property Group, Inc. ("SPG")), and is the primary operating partnership of the Company as a result of the merger of DeBartolo Realty Corporation ("DRC") with a subsidiary of the Company. Such merger and related transactions thereto (the "Merger") were consummated on August 9, 1996 (the "Merger Date"), at which time DRC became an approximately 99.99% owned subsidiary of the Company and was renamed SD Property Group, Inc. (the "Managing General Partner"). The Managing General Partner and the Company are both general partners of the Operating Partnership, but the Managing General Partner is the sole managing general partner of the Operating Partnership. As part of the Merger, the Company, as general partner of Simon Property Group, L.P. ("SPG, LP" and, together with the Operating Partnership, the "Partnerships"), and as owner of 61.1% of the then outstanding partnership units in SPG, LP, transferred to the Operating Partnership 10.6% of such partnership units then outstanding and an additional 49.5% interest in the profits (but not the capital) of SPG, LP in exchange for 37.3% of the partnership interests in the Opening Partnership pursuant to a Contribution Agreement, dated June 25, 1996, and a related Instrument of Assignment, dated August 9, 1996. All of the limited partners of SPG, LP contributed another 38.9% of the then outstanding partnership units in SPG, LP to the Operating Partnership pursuant to similar contribution agreements and related instruments of assignment. Therefore in total, the Operating Partnership acquired a 49.5% limited partnership interest in, and an additional 49.5% interest in the profits of, SPG, LP. See "The Merger." Following certain redemptions of the Company's interest in SPG, LP completed since the Merger, the Company owns a 40.8% partnership interest in the capital of SPG, LP and the Operating Partnership owns a 58.2% special limited partnership in, and an additional 40.8% interest in the profits of, SPG, LP.

     The Company is the parent of the Managing General Partner and owned effectively as of the Merger Date a controlling 61.5% equity interest in the Operating Partnership. As of the Merger Date, Melvin Simon, Herbert Simon, David Simon and certain of their affiliates, including certain other Simon family members and estates, trusts and other entities established for their benefit (collectively, the "Simons"), effectively owned a 21.7% equity interest in the Operating Partnership, and the estate of Edward J. DeBartolo, Edward J. DeBartolo, Jr., M. Denise DeBartolo York, The Edward J. DeBartolo Corporation, an Ohio corporation ("EJDC"), and certain of their affiliates, including certain other DeBartolo family members and estates and trusts established for their benefit (collectively, the "DeBartolos"), effectively owned a 14.2% equity interest in the Operating Partnership.

     After the Merger, SPG, LP continues to hold interests in certain properties and is a party to various agreements binding on itself and on subsidiary partnerships of which it is the general partner. These agreements require the continued existence of SPG, LP and the consents necessary under these agreements to permit the combination of SPG, LP and the Operating Partnership were not obtained at the time of the Merger. To date, all of the required consents have been obtained. As a result thereof, it is currently expected that subsequent to the first anniversary of the date of the Merger, reorganizational transactions will be effected so that the Operating Partnership will directly own all of the assets and partnership interests now owned by SPG, LP. Prior to such proposed reorganizational transactions, holders of the Debt Securities to be offered hereby will not, as a result of the Guarantee be structurally subordinated to holders of unsecured and unsubordinated indebtedness of SPG, LP but will rank pari passu with them. After the proposed reorganizational transactions, holders of the Debt Securities will remain pari passu with holders of such indebtedness. However, there can be no assurance that such reorganizational transactions will be so effected.

     As of September 30, 1996, on a combined basis: the Operating Partnership owns or holds interests in a diversified portfolio of 183 income producing properties (the "Portfolio Properties"), including 112 super-regional and regional malls, 65 community shopping centers, two specialty retail centers and four mixed-use properties located in 33 states; the Portfolio Properties contain an aggregate of more than 111 million square feet of gross leasable area ("GLA"), of which approximately 65 million square feet is GLA owned by the Partnerships ("Owned GLA"); more than 3,600 different retailers occupy approximately 12,000 stores in the Portfolio Properties; total estimated retail sales at the Portfolio Properties approached $16 billion in fiscal 1995; the Operating Partnership has interests in seven properties under construction in the United States aggregating approximately six million square feet of GLA, and owns land held for future development. The Operating Partnership, together with its affiliated management companies (collectively, the "Management Companies"), manage over 127 million square feet of GLA of retail and mixed-use properties.

     As of November 14, 1996, the Operating Partnership and the Management Companies had approximately 8,000 employees. The Operating Partnership's executive offices are located at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, Indiana 46204, and its telephone number is
(317) 636-1600.

     The following chart depicts the organizational and ownership structure of the Operating Partnership and certain affiliates:

                                    [CHART]

---------------
(1) The Simons own less than 1% of the outstanding shares of common stock of the Company and all of the Class B common stock of the Company.

(2) The DeBartolos own less than 1% of the outstanding common stock of the Company and all of the Class C common stock of the Company.

(3) The Company owns over 99.9% of the common stock of SD Property Group, Inc. and, both directly and indirectly through its ownership of the SD Property Group, Inc., owns at November 14, 1996 61.3% interest in the Operating Partnership and, as general partner, owns 1% of the partnership units in SPG, LP and a 40.8% interest in the capital of SPG, LP.

(4) The former limited partners of the Operating Partnership and SPG, LP as a group (including the Simons and the DeBartolos) own a 38.7% beneficial interest in the Operating Partnership, of which the Simons own 21.9% and the DeBartolos own 14.1%.

(5) The Operating Partnership owns at November 14, 1996 58.2% special limited partnership interest in, and an additional 40.8% interest in the profits of, SPG, LP.

(6) Properties owned by SPG, LP will be held as they were held in the pre-merger structure. Later acquired properties will be held by, and future operations will be conducted through, the Operating Partnership. It is currently expected that subsequent to the first anniversary of the date of the Merger, reorganizational

                                                                     (continued)
    transactions will be effected so that the Operating Partnership will directly own all of the assets and partnership interests now owned by SPG, LP. However, there can be no assurance that such reorganizational transactions will be so effected.

(7) SPG, LP will guarantee the due and punctual payment of the principal of, premium, if any, interest on, and any other amounts payable with respect to, the Notes, when and as the same shall become due and payable, whether at a maturity date, on redemption, by declaration of acceleration or otherwise. See "Description of the Debt Securities -- The Guarantee."

                                   THE MERGER

     On August 9, 1996, the merger and other related transactions, pursuant to the agreement and plan of merger among Simon Property Group, Inc. ("SPG"), an acquisition subsidiary of SPG and DeBartolo Realty Corporation ("DRC"), were consummated (the "Merger"). Pursuant to the Merger, SPG acquired all the outstanding shares of common stock of DRC (55,712,529 shares) through the acquisition subsidiary, at an exchange ratio of 0.68 share of SPG common stock for each share of DRC common stock (the "Exchange Ratio"). A total of 37,884,520 shares of SPG common stock were issued by the Company, through the acquisition subsidiary, to the DRC shareholders. DRC and the acquisition subsidiary merged, with DRC as the surviving entity and becoming a 99.9% subsidiary of SPG. This portion of the transaction was valued at approximately $923.4 million, based upon the number of DRC shares of common stock acquired (55,712,529 shares), the Exchange Ratio and the last reported sales price per share of SPG's common stock on August 9, 1996 ($24.375). In connection therewith, SPG changed its name to Simon DeBartolo Group, Inc. (the "Company") and DRC changed its name to SD Property Group, Inc. (the "Managing General Partner").

     In connection with the Merger, the general and limited partners of the operating partnership of SPG, Simon Property Group, L.P. ("SPG, LP"), contributed 49.5% (47,442,212 units) of the total outstanding units of partnership interest in SPG, LP to the operating partnership of DRC, DeBartolo Realty Partnership, L.P. ("DRP, LP") in exchange for 47,442,212 units of partnership interest in DRP, LP, whose name has since been changed to Simon DeBartolo Group, L.P. ("SDG, LP"). The Company retained a 50.5% partnership interest (48,400,614 units) in SPG, LP but assigned its rights to receive distributions of profits on 49.5% (47,442,212 units) of the outstanding units of partnership interest in SPG, LP to SDG, LP. The limited partners of DRP, LP approved the contribution made by the partners of SPG, LP and simultaneously exchanged their 38% (34,203,623 units) partnership interest in DRP, LP, adjusted for the Exchange Ratio, for a smaller partnership interest in SDG, LP. The exchange of the limited partners' 38% partnership interest in DRP, LP for units of partnership interest in SDG, LP has been accounted for as an acquisition of minority interest by the Company and is valued based on the estimated fair value of the consideration issued (approximately $566.9 million). The units of partnership interest in SDG, LP may under certain circumstances be exchangeable for stock of the Company on a one-for-one basis. Therefore, the value of the acquisition of the DRP, LP limited partners' interest acquired was based upon the number of DRP, LP units of partnership interest exchanged (34,203,623 units), the Exchange Ratio and the last reported sales price per share of SPG's common stock on August 9, 1996 ($24.375). The limited partners of SPG, LP received a 23.7% partnership interest in SDG, LP (37,282,628 units) for the contribution of their 38.9% partnership interest in SPG, LP (37,282,628 units) to SDG, LP. The interests transferred by the partners of SPG, LP to DRP, LP have been appropriately reflected at historical costs.

     Upon completion of the Merger, the Company became a general partner of SDG, LP with 36.9% (57,605,796 units) of the outstanding partnership units in SDG, LP and the Managing General Partner became the managing general partner of SDG, LP with 24.3% (37,873,965 units in SPG, LP) of the outstanding partnership units in SDG, LP. The Company remained the sole general partner of SPG, LP with 1% of the outstanding partnership units (958,429 units) and 49.5% interest in the capital of SPG, LP, and SDG, LP became a special limited partner in SPG, LP with 49.5% (47,442,212 units) of the outstanding partnership units in SPG, LP and an additional 49.5% interest in the profits of SPG, LP. SPG, LP did not acquire any interest in SDG, LP. Upon completion of the Merger, the Company directly and indirectly owned a controlling 61.2% (95,479,761 units) partnership interest in SDG, LP.

     For financial reporting purposes, the completion of the Merger resulted in a reverse acquisition by the Company, using the purchase method of accounting, directly or indirectly, of 100% of the net assets of DRP, LP for consideration valued at $1.523 billion, including related transaction costs. Although the Company was the accounting acquirer, SDG, LP (formerly DRP, LP) became the primary operating partnership through which the future business of the Company will be conducted, As a result of the Merger, the Company's initial operating partnership, SPG, LP, became a subsidiary of SDG, LP. However, because the Company was the accounting acquirer and upon completion of the Merger acquired majority control of SDG, LP, SPG, LP is the predecessor to SDG, LP for financial reporting purposes. Accordingly the financial statements and ratios disclosed by SDG, LP for the post-merger periods will reflect the reverse acquisition of DRP, LP by the Company using the purchase method of accounting and for all pre-merger comparative periods, the financial statements and ratios disclosed by SDG, LP will reflect the financial statements and ratios of SPG, LP as the predecessor to SDG, LP for financial reporting purposes.

     It is currently expected that subsequent to the first anniversary of the date of the Merger, reorganizational transactions will be effected so that SDG, LP will directly own all of the assets and partnership interests now owned by SPG, LP. However, there can be no assurance that such reorganizational transactions will be so effected. See "The Operating Partnership."

     In connection with the Merger, M.S. Management Associates, Inc., a SPG management company, purchased from The Edward J. DeBartolo Corporation all of the voting stock (665 shares of common stock) of DeBartolo Properties Management, Inc., a DRC management company, for $2.5 million in cash. SDG, LP continues to hold substantially all of the economic interest in DeBartolo Properties Management, Inc. The Company holds substantially all of the economic interest in M.S. Management Associates, Inc., while the voting stock are held by the Simons and their affiliates.

     For an organizational chart of the Company after the Merger, see page 5.

                                USE OF PROCEEDS

     Except as otherwise provided in the applicable Prospectus Supplement, proceeds to the Operating Partnership from the sale of the Debt Securities offered hereby will be added to the working capital of the Operating Partnership and will be available for general purposes, which may include the repayment of indebtedness, the financing of capital commitments and possible future acquisitions associated with the continued expansion of the Partnerships' business.

                       RATIO OF EARNINGS TO FIXED CHARGES

     SDG, LP's ratio of earnings to fixed charges for the nine months ended September 30, 1996 and 1995 was 1.50x and 1.64x, respectively, and for the fiscal years ended December 31, 1995 and 1994 was 1.67x and 1.43x, respectively. From the commencement of its operations on December 20, 1993 through December 31, 1993, the ratio of earnings to fixed charges for SPG, LP was 3.36x. SPG, LP is for financial reporting purposes the predecessor to the Operating Partnership. See "The Merger."

     For purposes of computing the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

     Prior to the commencement of business by SPG, LP in December 1993, the predecessor of SPG, LP maintained a different ownership and equity structure. The predecessor's operating properties have historically generated positive net cash flow. The financial statements of the predecessor show net income for the period January 1, 1993 through December 19, 1993, and net losses for the fiscal years ended December 31, 1992 and 1991. The ratio of earnings to fixed charges for the period January 1, 1993 through December 19, 1993 was 1.11x. As a consequence of the net losses for the fiscal years ended December 31, 1992 and 1991, the computation of the ratio of earnings to fixed charges for these fiscal years indicates that earnings were inadequate to cover fixed charges by approximately $12.8 million and $18.7 million, respectively.

     The new capitalization of the Company effected in December 1993 in connection with its initial public offering permitted the Company to deleverage significantly, resulting in an improved ratio of earnings to fixed charges subsequent to its commencement of operations.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under an Indenture (the "Indenture"), among the Operating Partnership, SPG, LP, as guarantor, and The Chase Manhattan Bank, as trustee. The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the trustee at 450 West 33rd Street, 15th Floor, New York, New York 10001, or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder or in any Prospectus Supplement relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

     The Debt Securities to be offered hereby and in any applicable Prospectus Supplement will be "investment grade" securities, meaning at the time of the offering of such Debt Securities, at least one nationally recognized statistical rating organization (as defined in the Exchange Act) has rated such Debt Securities in one of its generic rating categories which signifies investment grade (typically the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grades). An investment grade rating is not a recommendation to buy, sell or hold securities, is subject to revision or withdrawal at any time by the assigning entity, and should be evaluated independently of any other rating.

     In connection with the first takedown proposed to be made by the Operating Partnership from the shelf registration statement of which this Prospectus forms a part, the Company has entered into a forward treasury lock agreement, pursuant to which the Company and the counterparty to the agreement have agreed to exchange payments with respect to a notional principal amount of $100 million based on how a specified interest rate on U.S. Treasuries will have varied from a base rate of 6.307% on November 22, 1996. The Company will either receive or make a payment, depending on whether such specified interest rate is above or below 6.307%. In connection with future takedowns under the registration statement, the Operating Partnership may enter into interest rate protection agreements which hedge the interest rate exposure associated with such future debt offerings.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Operating Partnership and, unless otherwise described in the applicable Prospectus Supplement, will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. No partner (whether limited or general, including the Company and the Managing General Partner) of the Operating Partnership has any obligation for payment of principal of (and premium, if any) and interest, if any, on, or any other amount with respect to, the Debt Securities (Section 1602). At September 30, 1996, the total outstanding debt of the Operating Partnership including its pro rata share of joint venture debt was approximately $3,986.3 million, 92% of which was secured debt. Except as otherwise described in the applicable Prospectus Supplement, the Indenture does not limit the amount of other indebtedness of the Operating Partnership that may rank equally with or senior to the Debt Securities. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Managing General Partner, as the managing general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

     The Indenture provides that there may be more than one trustee (the "Trustee") thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section
609), and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

          (1) the title of such Debt Securities;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon acceleration of the maturity thereof;

          (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (6) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such record date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (7) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

          (8) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

          (9) the obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

          (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (12) the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein;

          (13) whether such Debt Securities will be issued in certificated or book-entry form;

          (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000, and any integral multiple thereof and the terms and conditions relating thereto;

          (15) the applicability, if any, of the defeasance and covenant defeasance provisions described herein, or any modification thereof;

          (16) if such Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place of such Debt Securities to be authenticated and delivered;

          (17) whether and under what circumstances the Operating Partnership will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

          (18) with respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of the Operating Partnership), (i) the possible effects of such provisions on the market price of the Operating Partnership's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of the Operating Partnership to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with such provisions; (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (iii) the existence of any limitation on the Operating Partnership's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default; and

          (19) any other terms of such Debt Securities.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as described under "-- Merger, Consolidation or Sale" below or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the Company or the management of the Company, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "-- Merger, Consolidation or Sale," the Operating Partnership may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     Reference is made to "-- Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities unless the Holders of at least a majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under "-- Discharge" and "-- Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See "-- Modification of the Indenture."

     Debt Securities may be denominated and payable in a foreign currency or units of two or more foreign currencies or a composite currency or currencies. As more fully described in the applicable Prospectus Supplement, awards or judgments by a court in the United States in connection with a claim with respect to any Debt Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars in respect of such claims) may be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000 and any integral multiple thereof (Section
302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities in registered form will be payable at the corporate trust office of the Trustee, initially located at 450 West 33rd Street, 15th Floor, New York, New York 10001, provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 307 and 1002).

     Unless otherwise specified in the applicable Prospectus Supplement, any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security in registered form ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Operating Partnership nor the Trustee shall be required (i) to issue, register the transfer of or exchange any Debt Security if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on (A) if such Debt Securities are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (B) if such Debt Securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption, or (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed, or (iii) to exchange any Bearer Security so selected for redemption except that, to the extent provided with respect to such Bearer Security, such Bearer Security may be exchanged for a Registered Security of that series and of like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption, or (iv) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

     The Operating Partnership or the Guarantor may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) the Operating Partnership or the Guarantor, as the case may be, shall be the continuing entity, or the successor entity (if other than the Operating Partnership or the Guarantor) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or the Guarantor, such successor entity or any Subsidiary as a result thereof as having been incurred by the Operating Partnership or the Guarantor, such successor entity or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     Existence. Except as permitted under "-- Merger, Consolidation or Sale" above, the Operating Partnership is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (statutory and charter) and franchises; provided, however, that the Operating Partnership shall not be required to preserve any such right or franchise if it determines that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1006).

     Maintenance of Properties. The Operating Partnership is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that the Operating Partnership and its subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business (Section 1007).

     Insurance. The Operating Partnership is required to, and is required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value (subject to reasonable deductibles determined from time to time by the Operating Partnership) with financially sound and reputable insurance companies (Section
1008).

     Payment of Taxes and Other Claims. The Operating Partnership is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary, and (ii) all lawful claims for labor, materials and suppliers which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section
1009).

     Provision of Financial Information. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of the Operating Partnership. Whether or not the Operating Partnership is subject to
Section 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1010).

     Additional Covenants. Any additional or different covenants of the Operating Partnership with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Operating Partnership contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $30,000,000 of any recourse indebtedness of the Operating Partnership, however evidenced, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary or any of their respective property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series of the Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the Trustee if given by the Holders); provided, that in the case of an Event of Default described under paragraph (f) of the preceding paragraph, acceleration is automatic. However, at any time after such acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series may rescind and annul such acceleration and its consequences if (a) the Operating Partnership shall have deposited with the Trustee all amounts due otherwise than on account of such declaration, plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal of the Debt Securities of such series, have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     The Trustee will be prepared to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if a trust committee of Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section
602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee with respect to the Debt Securities of such series. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, each of the Operating Partnership and the Guarantor must deliver to the Trustee a certificate, signed by one of several specified officers of the Operating Partnership or the Guarantor, as the case may be, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment (voting as one class); provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration of the maturity thereof or that would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage in principal amount of Outstanding Debt Securities necessary to modify or amend the Indenture, reduce the percentage of Outstanding Debt Securities of any series necessary to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the percentage required to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 902).

     The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance by the Operating Partnership with certain covenants relating to such series of Debt Securities in the Indenture (Section 1013).

     Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership and the Guarantor, and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership or the Guarantor as obligor under the Indenture; (ii) to add to the covenants of the Operating Partnership or the Guarantor for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, to change or eliminate any restrictions on payment of the principal of or premium or interest on Debt Securities, to modify the provisions relating to global Debt Securities, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision or such amendment shall not apply to any then Outstanding Debt Security; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above) of such Debt Security, (iii) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded (Section 101).

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series issuable, in whole or in part, as Bearer Securities (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Operating Partnership or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section
1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, then with respect to such action (and only such action) the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section
1504).

DISCHARGE

     The Operating Partnership may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, the Operating Partnership or the Guarantor may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1004 to 1010, inclusive, of the Indenture (including the restrictions described under "-- Certain Covenants" above) and its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Operating Partnership or the Guarantor, as the case may be, with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 1404).

     Such a trust will only be permitted to be established if, among other things, the Operating Partnership or the Guarantor, as the case may be, has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for

U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligations or a specific payment of interest on or principal of any such Government Obligations held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership or the Guarantor, as the case may be, has deposited funds or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into a currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (iii) any currency unit (or composite currency) other than the ECU for the purposes for which it was established (Section 101). Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Operating Partnership or the Guarantor effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "-- Events of Default, Notice and Waiver" with respect to Sections 1004 to 1010, inclusive, of the Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (g) under "-- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above with respect to the Debt Securities of or within a particular series.

THE GUARANTEE

     The Indenture provides that SPG, LP will, and as further set forth in detail in the applicable Prospectus Supplement, guarantee (the "Guarantee") the due and punctual payment of the principal of, premium, if any, interest on, and any other amounts payable with respect to, the Debt Securities, when and as the same shall become due and payable, whether at a maturity date, on redemption, by declaration of acceleration or otherwise in accordance with the terms of the Debt Securities and the Indenture (Section 1701). The Indenture provides that
(i) the Trustee may exercise its rights thereunder on behalf of the Holders and
(ii) SPG, LP shall covenant that it shall take no action which would cause the Operating Partnership to violate any covenant, agreement or any other condition thereunder (Section 1705). The Guarantee will terminate upon the consummation of the reorganizational transactions pursuant to which the Operating Partnership is expected to own directly all of the assets and partnership interest then owned by SPG, LP (Section 1706). However, there can be no assurance that such reorganizational transactions will be so effected. See "The Operating Partnership." No partner (whether limited or general, including the Company) of SPG, LP will have any obligation for any obligations of SPG, LP under the Guarantee (Section 1707).

     In the absence of the Guarantee, Holders of the Debt Securities will have no claims, with regards to any payments in connection with the Debt Securities against the assets of SPG, LP or the assets of any other Subsidiary of the Operating Partnership. Any such claim that such Holders may make will have to be made indirectly through the equity interest that the Operating Partnership has in SPG, LP (or other Subsidiaries), and will thus be structurally subordinated to the claims of creditors of SPG, LP (or other Subsidiaries). As a result of the Guarantee, Holders of the Debt Securities, upon exercising their rights with respect to the Guarantee against SPG, LP, will be considered creditors of SPG, LP and their claims will rank pari passu with those of unsecured and unsubordinated creditors of SPG, LP and will not be structurally subordinated to such creditors.

MISCELLANEOUS

     No Conversion Rights. The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

     Global Securities. The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                              PLAN OF DISTRIBUTION

     The Operating Partnership may sell the Debt Securities to or through underwriters, and also may sell the Debt Securities directly to one or more other purchasers or through agents. The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The Prospectus Supplement will set forth terms of the offering of the Debt Securities, including (i) the name of any underwriters or agents with whom the Operating Partnership has entered into arrangements with respect to the sale or issuance of Debt Securities, (ii) the initial public offering or purchase price of the Debt Securities, (iii) any underwriting discounts, commissions and other items constituting underwriter's compensation from the Operating Partnership and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, (iv) any commissions paid to any agents and
(v) the net proceeds to the Operating Partnership. In connection with the sale of Debt Securities, underwriters may receive compensation from the Operating Partnership or from purchasers of Debt Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Operating Partnership, and any profit on the resale of Debt Securities they realize, may be deemed to be underwriting discounts and commissions under the Securities Act.

     Under agreements the Operating Partnership may enter into, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Operating Partnership against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Operating Partnership in the ordinary course of business.

     Unless otherwise set forth in the Prospectus Supplement relating to the issuance of Debt Securities, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such Debt Securities will be obligated to purchase all of the Debt Securities allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If so indicated in the applicable Prospectus Supplement, the Operating Partnership will authorize underwriters or other persons acting as the Operating Partnership's agents to solicit offers by certain institutions to purchase Debt Securities from the Operating Partnership pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Operating Partnership. The obligations of any purchaser under any such contract will be subject only to the condition that the purchase of the Debt Securities shall not at any time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL MATTERS

     The validity of each issue of the Debt Securities will be passed upon for the Operating Partnership by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Paul, Weiss, Rifkind, Wharton & Garrison will also pass upon certain tax matters. Rogers & Wells, New York, New York, will act as counsel to any underwriters, dealers or agents.

                                    EXPERTS

     The audited financial statements and schedules of SPG incorporated by reference, and SPG, LP included, in the Registration Statement of which this Prospectus is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference or included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements and schedules of DRC incorporated by reference, and the Operating Partnership (formerly DeBartolo Realty Partnership, L.P.) included, in the Registration Statement of which this Prospectus is a part, to the extent and for the periods indicated in their reports, have been audited by Ernst & Young LLP, independent public accountants, and are incorporated by reference or included, as the case may be, herein in reliance upon the authority of said firm as experts in giving said report.

                        CERTAIN INFORMATION WITH RESPECT
                         TO SIMON DEBARTOLO GROUP, L.P.

                                                                                     PAGE NO.
                                                                                     --------
Selected Financial and Operating Data..............................................     22
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.......................................................................     26
Simon DeBartolo Group L.P. Consolidated Condensed Balance Sheet as of September 30,
1996 (unaudited) and Simon Property Group, L.P. (the Predecessor to Simon DeBartolo
Group, L.P.) Consolidated Condensed Balance Sheet as of December 31, 1995
(unaudited)........................................................................     36
Simon DeBartolo Group, L.P. Consolidated Condensed Statement of Operations for the
three and nine month periods ended September 30, 1996 (unaudited) and Simon
Property Group, L.P. (the Predecessor to Simon DeBartolo Group, L.P.) Consolidated
Condensed Statement of Operations for the three and nine month periods ended
September 30, 1995 (unaudited).....................................................     37
Simon DeBartolo Group, L.P. Consolidated Condensed Statements of Cash Flows for the
nine month period ended September 30, 1996 (unaudited) and Simon Property Group,
L.P. (the Predecessor to Simon DeBartolo Group, L.P.) Consolidated Condensed
Statement of Cash Flows for the nine month period ended September 30, 1995
(unaudited)........................................................................     38
Notes to Financial Statements......................................................     39

                     SELECTED FINANCIAL AND OPERATING DATA

     The following tables set forth certain selected financial and operating data on a historical basis for Simon DeBartolo Group, L.P. ("SDG, LP"), and its Predecessor, Simon Property Group, L.P. ("SPG, LP"). All references herein to the "Operating Partnership" are to SDG, LP or SPG, LP, as the case may be. The financial statements of SDG, LP for the post-merger periods will reflect the reverse acquisition of DeBartolo Realty Partnership, L.P. ("DRP, LP") by Simon DeBartolo Group Inc. ("SDG" or the "Company") using the purchase method of accounting and for all pre-merger comparative periods the financial statements disclosed by SDG, LP will reflect the financial statements of its Predecessor for financial reporting purposes, SPG, LP. See "The Merger." The historical financial information should be read in conjunction with the financial statements and notes thereto included herein.

                        SIMON                    SIMON PROPERTY GROUP, L.P.
                      DEBARTOLO             (SPG, LP, THE PREDECESSOR OF SDG, LP)                     SIMON PROPERTY GROUP
                     GROUP, L.P.   -------------------------------------------------------        (THE PREDECESSOR OF SPG, LP)
                    -------------                                               FOR THE     ----------------------------------------
                       FOR THE        FOR THE                                 PERIOD FROM     FOR THE       FOR THE       FOR THE
                     NINE MONTHS    NINE MONTHS     FOR THE       FOR THE     DECEMBER 20   PERIOD FROM       YEAR          YEAR
                        ENDED          ENDED       YEAR ENDED    YEAR ENDED        TO       JANUARY 1 TO     ENDED         ENDED
                    SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 19,  DECEMBER 31,  DECEMBER 31,
                        1996           1995           1995          1994          1993          1993          1992          1991
                    -------------  -------------  ------------  ------------  ------------  ------------  ------------  ------------
                                        (IN THOUSANDS EXCEPT PER UNIT DATA, PORTFOLIO PROPERTY DATA AND RATIOS)
OPERATING DATA:(1)
Total Revenue......  $   485,640    $   398,297    $  553,657    $  473,676    $   18,424    $  405,869    $  400,852    $  378,029
 Expenses:
 Operating
   Expenses........      189,888        151,914       209,782       183,433         4,095       175,801       176,682       173,923
 Depreciation and
   Amortization....       88,913         65,212        92,739        75,945         2,051        60,243        58,104        56,033
 Interest
   Expense(2)......      135,346        112,125       150,224       150,164         3,548       156,909       178,075       159,798
 Income (Loss)
   before
   Extraordinary
   Items...........       76,639         72,681       101,505        60,308         8,707         6,912       (11,692)      (15,865)
 Net Income
   (Loss)..........  $    73,844    $    69,797    $   98,220    $   42,328    $  (21,774)   $   33,101    $  (11,692)   $  (15,865)
Preferred
 Distributions.....        6,286             --         1,490            --            --            --            --            --
Net Income (Loss)
 available to unit
 holders...........       67,558         69,797        96,730        42,328       (21,774)       33,101       (11,692)      (15,865)
 Net Income per
   unit before
   extraordinary
   items...........  $      0.65    $      0.79    $     1.08    $     0.71    $     0.11           N/A           N/A           N/A
 Net Income per
   unit(3).........  $      0.63    $      0.76    $     1.04    $     0.50    $    (0.28)          N/A           N/A           N/A
 Distributions per
   unit(14)........  $      1.14    $      1.48    $     1.97    $     1.90            --           N/A           N/A           N/A
Weighted average
 units
 outstanding.......      107,607         91,663        92,666        84,510        78,447           N/A           N/A           N/A
BALANCE SHEET DATA
 (as of end of
 period):
 Investment in Real
   Estate, net.....  $ 4,989,949    $ 1,985,841    $2,009,344    $1,829,111    $1,350,360           N/A    $1,156,009    $1,143,050
 Cash and cash
   equivalents.....       92,575         72,983        62,721       105,139       110,625           N/A        42,682        31,840
 Total Assets......    5,798,196      2,407,499     2,556,436     2,316,860     1,793,654           N/A     1,494,289     1,432,028
 Total Debt(4).....    3,555,123      1,986,072     1,980,759     1,938,091     1,455,884           N/A     1,711,778     1,548,292
 Limited Partners'
   Interest........    1,542,792        949,126       908,764       909,306       848,373           N/A           N/A           N/A
 Owner's Equity
   (Deficit).......  $   419,973    $  (709,583)   $ (589,126)   $ (807,613)   $ (791,820)          N/A    $ (565,566)   $ (418,697)
OTHER DATA:
 Cash flow provided
   by (used in):
   Operating
    activities.....  $   143,290    $   129,544    $  194,336    $  128,023           N/A           N/A           N/A           N/A
   Investing
    activities.....      (59,711)      (101,191)     (222,679)     (266,772)          N/A           N/A           N/A           N/A
   Financing
    activities.....      (53,725)       (60,509)      (14,075)      133,263           N/A           N/A           N/A           N/A
 Restated Funds
   from Operations
   (FFO) (5).......  $   173,482    $   137,287    $  197,909    $  167,761           N/A           N/A           N/A           N/A
RATIO OF EARNINGS
 TO FIXED CHARGES
 OR COVERAGE
 DEFICIT(6)........        1.50x          1.50x         1.67x         1.43x         3.36x         1.11x    $  (12,821)   $  (18,719)
OTHER RATIOS (as of
 end of period)(1):
Ratio of EBITDA
 After Minority
 Interest to Fixed
 Charges and
 Preferred Unit
 Distributions(7)(8)...    2.10x          2.14x         2.18x         2.18x           N/A           N/A           N/A           N/A
 Ratio of Debt to
   Adjusted Total
   Assets(9).......       48.82%         47.63%        46.51%        50.64%           N/A           N/A           N/A           N/A
 Ratio of Secured
   Debt to Adjusted
   Total
   Assets(10)......       44.87%         42.84%        42.18%        45.74%           N/A           N/A           N/A           N/A
 Ratio of
   Unencumbered
   Assets to
   Unsecured
   Debt(11)........        6.15x          5.49x         5.49x         3.84x           N/A           N/A           N/A           N/A
Ratio of EBITDA
 After Minority
 Interest to
 Interest Expense
 (7)(12)...........        2.37x          2.34x         2.39x         2.36x           N/A           N/A           N/A           N/A

                        SIMON                    SIMON PROPERTY GROUP, L.P.
                      DEBARTOLO             (SPG, LP, THE PREDECESSOR OF SDG, LP)                     SIMON PROPERTY GROUP
                     GROUP, L.P.   -------------------------------------------------------        (THE PREDECESSOR OF SPG, LP)
                    -------------                                               FOR THE     ----------------------------------------
                       FOR THE        FOR THE                                 PERIOD FROM     FOR THE       FOR THE       FOR THE
                     NINE MONTHS    NINE MONTHS     FOR THE       FOR THE     DECEMBER 20   PERIOD FROM       YEAR          YEAR
                        ENDED          ENDED       YEAR ENDED    YEAR ENDED        TO       JANUARY 1 TO     ENDED         ENDED
                    SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 19,  DECEMBER 31,  DECEMBER 31,
                        1996           1995           1995          1994          1993          1993          1992          1991
                    -------------  -------------  ------------  ------------  ------------  ------------  ------------  ------------
                                        (IN THOUSANDS EXCEPT PER UNIT DATA, PORTFOLIO PROPERTY DATA AND RATIOS)
PORTFOLIO DATA (as
 of end of period):
 Total EBITDA(6)...  $   390,156    $   315,276    $  437,548    $  386,835    $  346,679(7)         N/A   $  316,535    $  282,326
 EBITDA After
   Minority
   Interest(6).....      313,201        258,185       357,158       307,372       256,169(7)         N/A      227,931       210,634
 Number of
   Portfolio
   Properties at
   End of Period...          183            120           122           119           114           N/A           110           108
 Total GLA at End
   of Period
   (thousands of
   square feet)....      111,124         59,644        62,232        58,200        54,042           N/A        52,404        51,375
                    -------------  -------------  ------------  ------------  ------------  ------------  ------------  ------------

---------------
 (1) The shopping center industry is seasonal in nature, particularly in the fourth quarter during the holiday season, when tenant occupancy and retail sales are typically at their highest levels. In addition, shopping malls achieve most of their temporary tenant rents during the holiday season. As a result, earnings are generally highest in the fourth quarter of each year.

 (2) Interest expense for the year ended December 31, 1994 includes $27.2 million of additional non-recurring contingent interest paid in connection with the refinancing of a Portfolio Property. The property lender was entitled to participate in the appreciated market value of the Portfolio Property upon refinancing. Management does not presently expect to enter into financing arrangements with similar participation features in the future. Accordingly, management considers the payment made to the lender unusual in nature. As explained in footnote (5) below, unusual or extraordinary items are excluded for purposes of computing FFO. Accordingly, this item has been excluded from FFO in this table and elsewhere herein.

 (3) Per unit data are reflected only for the periods from December 20, 1993 through September 30, 1996. Per unit data are not relevant for the historical combined financial statements of Simon Property Group, the Predecessor to SPG, LP, since such financial statements are a combined presentation of partnerships and corporations.

 (4) Historical debt of the Operating Partnership as of September 30, 1996 and 1995 and December 31, 1995 includes $3,232.1 million, $1,778.1 million and $1,784.8 million, respectively, of mortgage indebtedness and $323.0 million, $208.0 million and $196.0 million, respectively, of outstanding indebtedness under the credit facilities, respectively.

 (5) Funds from Operations ("FFO"), as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), means consolidated net income without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on ownership interest, of FFO of unconsolidated joint ventures, all determined on a consistent basis in accordance with generally accepted accounting principles. Management believes that FFO is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. FFO is presented to assist investors in analyzing the performance of the Operating Partnership. The Operating Partnership's method of calculating FFO may be different from the methods used by other REITs. FFO (i) does not represent cash flows from operations as defined by generally accepted accounting principles, (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities and (iii) is not an alternative to cash flows as a measure of liquidity. In March 1995, NAREIT modified its definition of FFO. The modified definition provides that amortization of deferred financing costs and depreciation of nonrental real estate assets are no longer to be added back to net income in arriving at FFO. The modified definition was adopted by the Operating Partnership beginning in 1996. Additionally the FFO for prior periods have been restated to reflect the new definition in order to make the amounts comparative.

 (6) For purposes of computing the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

 (7) Total EBITDA represents earnings before interest, taxes, depreciation and amortization for all properties. EBITDA After Minority Interest represents earnings before interest, taxes, depreciation and amortization for all properties after distribution to third party joint venture partners. EBITDA
     (i) does not represent cash flow from operations as defined by generally accepted accounting principles, (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. Management believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as revenues and operating expenses, should be considered. The Operating Partnership's method of calculating EBITDA may be different from the methods used by other REITs. The Company's weighted average ownership interest in the operating results for the nine months ended September 30, 1996 and 1995 was 61.2% and 59.3%, respectively, and was 60.3%, 55.2% and 52.2% during 1995, 1994 and 1993, respectively. The
     Company's ownership interest in the Operating Partnership was 61.5% and 60.9% at September 30, 1996 and 1995, respectively, and was 61.0% and 56.4% at December 31, 1995 and 1994, respectively.

 (8) For purposes of computing the ratio of EBITDA After Minority Interest to Fixed Charges and Preferred Unit Distributions, Fixed Charges and Preferred Unit Distributions consist of interest costs, whether expensed or capitalized and including the Operating Partnership's pro rata share of joint venture interest expense, the interest component of rental expense and amortization of debt issuance costs, plus any distributions on outstanding preferred units.

 (9) Debt consists of indebtedness of the Operating Partnership and its consolidated subsidiaries, less any portion attributable to minority interests, plus the Operating Partnership's allocable portion of indebtedness of unconsolidated joint ventures from borrowed money, secured indebtedness, reimbursement obligations in connection with letters of credit and capitalized leases. "Adjusted Total Assets" as of any date means the sum of (i) the amount determined by multiplying the sum of the shares of common stock of the Company issued in the initial public offering of the Company ("IPO") and the units of the Operating Partnership not held by the Company outstanding on the date of the IPO, by $22.25 (the "IPO Price"),
     (ii) the principal amount of the outstanding consolidated debt of the Company on the date of the IPO, less any portion applicable to minority interests, (iii) the Operating Partnership's allocable portion, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures on the date of the IPO, (iv) the purchase price or cost of any real estate assets acquired (including the value, at the time of such acquisition, of any units of the Operating Partnership or shares of common stock of the Company issued in connection therewith) or developed after the IPO by the Operating Partnership or any Subsidiary, less any portion attributable to minority interests, plus the Operating Partnership's allocable portion, based on its ownership interest, of the purchase price or cost of any real estate assets acquired or developed after the IPO by any unconsolidated joint venture, (v) the value of the Merger compiled as the sum of (a) the purchase price including all related closing costs and
     (b) the value of all outstanding indebtedness less any portion attributable to minority interests, including the Operating Partnership's allocable share, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures at the Merger date, and (vi) working capital of the Operating Partnership; subject, however, to reduction by the amount of the proceeds of any real estate assets disposed of after the IPO by the Operating Partnership or any Subsidiary, less any portion applicable to minority interests, and by the Operating Partnership's allocable portion, based on its ownership interest, of the proceeds of any real estate assets disposed of after the IPO by unconsolidated joint ventures. On a pro forma basis as of September 30, 1996, the Operating Partnership's Adjusted Total Assets were $8.17 billion.

(10) Secured Debt consists of Debt secured by a mortgage or other encumbrance on any property of the Operating Partnership or any Subsidiary.

(11) Unencumbered Assets is equal to Adjusted Total Assets multiplied by a fraction, the numerator of which is Unencumbered Annualized EBITDA After Minority Interest and the denominator of which is Annualized EBITDA After Minority Interest. Unencumbered Annualized EBITDA means Annualized

     EBITDA less any portion attributable to assets serving as collateral for Secured Debt. Annualized EBITDA means earnings before interest, taxes, depreciation and amortization for all portfolio properties with other adjustments as are necessary to exclude the effect of items classified as extraordinary items in accordance with generally accepted accounting principles, adjusted to reflect the assumption that (i) any income earned as a result of any assets having been placed in service since the end of such period had been earned on an annualized basis, during such period, and
     (ii) in the case of an acquisition or disposition by the Operating Partnership, any Subsidiary or any unconsolidated joint venture in which the Operating Partnership or any Subsidiary owns an interest, of any assets since the first day of such period, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition. Annualized EBITDA After Minority Interest means Annualized EBITDA after distributions to third party joint venture partners. Unsecured Debt means Debt not secured by a mortgage or other encumbrance on any property of the Operating Partnership or any subsidiary.

(12) For purposes of computing the ratio of EBITDA After Minority Interest to Interest Expense, Interest Expense includes the Company's pro rata share, based on ownership interest, of joint venture interest expense and is reduced by amortization of debt issuance costs.

(13) Represents the combined EBITDA and EBITDA After Minority Interest of the Portfolio Properties for the full year ended December 31, 1993.

(14) In connection with the Merger, the Operating Partnership declared a special distribution of 0.1515 per unit and adjusted its distribution cycle accordingly. As a result, the third quarter distribution of 0.4925 per unit was declared on October 10, 1996 and is payable on November 22, 1996.

             SIMON DEBARTOLO GROUP, LP AND SIMON PROPERTY GROUP, LP
                  (PREDECESSOR TO SIMON DEBARTOLO GROUP, L.P.)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Selected Financial Data, and all of the financial statements and notes thereto included elsewhere herein.

GENERAL BACKGROUND

     Historical results and percentage relationships set forth in Selected Financial Data are not necessarily indicative of future financial position and results of operations of Simon DeBartolo Group, L.P. or its predecessor, Simon Property Group, L.P. All references herein to the Operating Partnership refer to Simon DeBartolo Group, L.P., and its predecessor for financial reporting purposes, Simon Property Group, L.P.

     The financial statement results presented for the twelve-day period from December 20, 1993 through December 31, 1993 are not indicative of the Operating Partnership's performance on an annual basis. Similarly, the results presented in the combined financial statements for the Simon Property Group (the predecessor to SPG, L.P.) cover only 353 days of 1993, the period prior to the date that the Operating Partnership acquired the assets and liabilities of the Simon Property Group. Therefore, the discussion of and results of operations and liquidity and capital resources for 1993 are presented on a combined basis to compare to the full year 1994. Management believes presentation in this manner provides a more meaningful discussion of year-to-year results.

     Certain statements made in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Operating Partnership to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of prospective tenants, lease rents and the terms and availability of financing; adverse changes in the real estate markets including, among other things, competition with other companies and technology; risks or real estate development and acquisition; governmental actions and initiatives; and environmental/safety requirements.

RESULTS OF OPERATIONS

     The financial results reported reflect the results of Simon Property Group, L.P. through August 9, 1996 and the combined Simon DeBartolo Group, L.P. for all periods subsequent to the Merger completion on August 9, 1996 of a subsidiary of Simon Property Group, Inc. and DeBartolo Realty Corporation. This is in accordance with the purchase method of accounting utilized to record this Merger transaction. This Merger resulted in an additional 50 regional malls and 11 community shopping centers to the portfolio, of which additions, 41 regional malls and 10 community shopping centers are being accounted for on the consolidated method of accounting. The effects of this increase in the portfolio and the Merger integration costs are highlighted in the following discussion of the interim period financial comparisons.

     In addition to the Merger, three other transactions (the "Property Transactions"), each resulting in the consolidation of a mall previously accounted for using the equity method of accounting, occurred and had significant effects on the comparison of the nine-month and three-month periods. Effective July 31, 1995, the Operating Partnership acquired the remaining 50% interest in Crossroads Mall. Effective September 25, 1995, the Operating Partnership acquired the remaining 55% interest in East Towne Mall. On April 11, 1996, the Operating Partnership acquired the remaining 50% economic ownership interest in Ross Park Mall.

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996
  VS. THE THREE MONTHS ENDED SEPTEMBER 30, 1995

     Total revenue increased by $64.4 million or 46.6% for the three months ended September 30, 1996, as compared to the same period in 1995. This increase is primarily the result of the Merger ($56.0 million) and the Property Transactions ($9.1 million).

     Total operating expenses increased by $45.9 million, or 62.1%, for the three months ended September 30, 1996, as compared to the same period in 1995. This increase is primarily the result of the Merger ($36.3 million), the Property Transactions ($4.1 million) and an increase in depreciation and amortization ($5.0 million).

     Interest expense increased by $19.7 million, or 54.1% for the three months ended September 30, 1996, as compared to the same period in 1995. This increase is primarily as a result of the Merger ($15.0 million) and the Property Transactions ($3.7 million).

     Income from unconsolidated entities increased by $3.6 million for the three months ended September 30, 1996, as compared to the same period in 1995. This is primarily due to the Merger ($2.2 million) and an increase in the Operating Partnership's pro rata share of income from M.S. Management Associates, Inc. (together with its subsidiaries, the "Management Company") ($2.3 million), partially offset by a decrease in the Operating Partnership's pro rata share of income from the pre-Merger unconsolidated joint venture properties ($0.9 million).

     Simon Property Group, Inc.'s (the "Company") preferred unit requirement was $2.2 million in 1996 primarily as a result of $100 million in net proceeds received in connection with the Company's issuance of 8 1/8% Series A convertible preferred stock.

     Net income available to unitholders was $24.1 million for the three months ended September 30, 1996, as compared to $24.3 million for the same period in 1995, reflecting a net decrease of $0.2 million, after Merger integration costs of $7.2 million and for the reasons described above.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
  VS. NINE MONTHS ENDED SEPTEMBER 30, 1995

     Total revenue increased by $87.3 million or 21.9% for the nine months ended September 30, 1996, as compared to the same period in 1995. Of this increase, $56.0 million is a result of the Merger and $25.1 million is a result of the Property Transactions. The remaining increase is primarily the result of increases in minimum rent ($5.3 million), lease settlement income ($2.1 million), and a gain on the sale of a peripheral property ($2.6 million), partially offset by a decrease in tenant reimbursements ($5.9 million).

     Total operating expenses increased by $61.7 million, or 28.4%, for the nine months ended September 30, 1996, as compared to the same period in 1995. This increase is primarily the result of the Merger ($36.3 million), the Property Transactions ($12.9 million) and an increase in depreciation and amortization ($10.2 million).

     The gain on sale of an asset in the nine months ended September 30, 1995 ($2.4 million) relates to the sale of a minority partnership interest in land previously held for development in Denver, Colorado.

     Interest expense increased by $23.2 million for the nine months ended September 30, 1996, as compared to the same period in 1995. This increase was primarily the result of the Merger ($15.0 million) and the Property Transactions ($9.5 million).

     Income from unconsolidated entities increased by $4.2 million for the nine months ended September 30, 1996, as compared to the same period in 1995. This is primarily due to the Merger ($2.2 million) and an increase in the Operating Partnership's pro rata share of income from the Management Company ($2.2 million).

     The Company's preferred unit requirement for the nine months ended September 30, 1996 was $6.3 million, primarily as a result of $100 million in net proceeds received in connection with the Company's issuance of 8 1/8% Series A convertible preferred stock.

     Net income available to unitholders was $67.6 million for the nine months ended September 30, 1996, as compared to $69.8 million for the same period in 1995, reflecting a net decrease of $2.2 million including Merger integration costs of $7.2 million, and for the reasons described above, and was allocated first to the holders of the Preferred Units, then to the partners based on each partner's ownership interest in the Operating Partnership during the period.

YEAR ENDED DECEMBER 31, 1995 TO THE YEAR ENDED DECEMBER 31, 1994

     During 1994 and 1995, the Operating Partnership acquired several new properties through purchase, acquisition and merger, and, as a result of a change in controlling interest, changed the way it accounted for several properties (using either the consolidated method of accounting or the equity method of accounting for non-controlled joint venture entities) (the "Property Transactions"). The following is a listing of such transactions: The Operating Partnership began including The Forum Shops at Caesars ("Forum") as a consolidated property due to the Operating Partnership's ability to demonstrate control effective April 1, 1994. On September 1, 1994, the Operating Partnership consolidated 15 properties as a result of the merger of MSA Realty Corporation into the Company (the "MSAR Merger"). During December 1994, the Operating Partnership acquired a 100% interest in Independence Mall, Orange Park Mall, Broadway Square and University Mall (Florida). On February 23, 1995, the Operating Partnership acquired an additional 50% interest in White Oaks Mall and is now accounting for the property using the consolidated method of accounting. Effective July 1, 1995, the Operating Partnership relinquished its ability to direct certain activities related to the control of North East Mall, and as a result is now accounting for the property using the equity method of accounting. On July 31, 1995, the Operating Partnership purchased the remaining 50% ownership in Crossroads Mall and subsequently began accounting for the property using the consolidated method of accounting. On September 25, 1995, the Operating Partnership acquired the remaining 55% ownership in East Towne Mall and subsequently began accounting for the property using the consolidated method of accounting. (See the "Liquidity and Capital Resources" discussion for additional information regarding these transactions.)

     Total revenue increased by $80.0 million, or 16.9%, in 1995. Of this increase, $72.8 million is attributable to the 1995 Property Transactions, and the full-year impact in 1995 of the 1994 Property Transactions. The remaining $7.2 million increase is primarily the result of an increase in revenue resulting from increases of $1.25 and $0.18 in average base minimum rents per square foot for regional mall stores and community shopping centers as evidenced by leasing spreads for regional mall store and community shopping center leases executed during 1995 over those leases expiring in 1995 of $5.38 and $1.22 per square foot, respectively. These increases are partially offset by a decrease in overage rent resulting primarily from static sales in the portfolio and a decline of $1.8 million in overage rent at Texas border properties due to the devaluation of the Mexican peso. Management expects these properties to return to their prior performance level, as they have done historically after previous peso devaluations.

     Total operating expenses increased by $43.1 million, or 16.6%, in 1995. Of this increase, $37.9 million, or 87.9%, is the result of the Property Transactions. Other than increases from the Property Transactions, total operating expenses experienced an increase of only 2.0% attributable to increased depreciation and amortization derived from an increase in investment properties.

     Interest expense, excluding prior year non-recurring interest expense, increased by a net of $27.2 million, or 22.2%, to $150.2 million for 1995 as compared to $123.0 million for 1994. Of this increase, $26.5 million, or 97.4% is the result of the Property Transactions. Partially offsetting this increase is interest savings realized as a result of restructuring the Operating Partnership's credit facilities, and from using the proceeds of the Company's 6,241,854 share add-on and over-allotment offerings to reduce the debt of the Operating Partnership.

     The net gain on the sale of assets in 1995 resulted from a gain on the sale of a minority partnership interest in land previously held for development in Denver, Colorado ($2.4 million), partially offset by a loss on the sale of an equity investment in Arborland Mall ($0.5 million).

     Income (loss) from unconsolidated entities increased from a loss of $0.1 million in 1994 to income of $1.4 million in 1995 resulting from an increase in the Operating Partnership's share of income from partnerships and joint ventures, partially offset by an increase in its share of losses of the Management Company. The Operating Partnership's share of income from partnerships and joint ventures improved by $4.1 million from $1.0 million in 1994 to $5.1 million in 1995. This increase is primarily attributable to gains from sales of peripheral property ($3.4 million) and the change, for North East Mall, to the equity method of accounting ($1.7 million). The Operating Partnership's share of the Management Company's results declined by $2.6 million from an allocated net loss of $1.1 million for 1994 to an allocated net loss of $3.7 million for 1995. This decrease is the result of the Management Company's losses related to the settlement of a mortgage receivable and the liquidation of a partnership investment in 1995, partially offset by a $1.6 million increase in the Management Company's operating income.

     Extraordinary items of $3.3 million in 1995 and $18.0 million in 1994 resulted from costs associated with the refinancing of debt.

     Net income available to Unitholders increased from $42.3 million for 1994 to $96.7 million for 1995, an increase of $54.4 million, for the reasons discussed above.

YEAR ENDED DECEMBER 31, 1994 VS. COMBINED YEAR ENDED DECEMBER 31, 1993

     Total revenue increased by $49.4 million, or 11.6%, to $473.7 million for 1994, as compared to $424.3 million in 1993. This increase is the result of increases in all components of revenue. The $28.2 million increase in minimum rent is a result of an overall increase in occupancy levels and the replacement of expiring tenant leases with renewal leases at higher minimum base rents ($7.2 million), the inclusion of Forum as a consolidated property ($10.3 million) and the MSAR Merger ($8.7 million). The increase in overage rent of $5.4 million to $25.5 million for 1994, as compared to $20.1 million in 1993, is attributable to an overall increase in tenant sales volume ($0.9 million) and the inclusion of Forum as a consolidated property ($4.2 million). Tenant reimbursements increased $12.4 million as a result of the increased occupancy and overall tenant recoverability of costs ($4.0 million), the inclusion of Forum as a consolidated property ($4.0 million) and the MSAR Merger ($4.0 million). The $3.4 million increase in other income is primarily attributable to the increase in interest and dividend income from the Management Company ($9.7 million), the increase in interest income from cash equivalents due to the increase in funds invested and higher interest rates ($1.1 million), the consolidation of Forum ($1.4 million) and the MSAR Merger ($1.1 million), offset in part by the sale of an anchor store in March 1993 ($8.9 million).

     Total operating expenses increased by $17.2 million, or 7.1%, to $259.4 million for 1994 as compared to $242.2 million for 1993. This increase is the result of increases in depreciation and amortization, real estate taxes, repairs and maintenance, and advertising and promotion, offset by decreases in property operating expenses and other expenses. The increase in depreciation and amortization of $13.7 million is attributable to the purchase of minority partners' interest in the Predecessor with the application of the offering proceeds ($5.5 million), the inclusion of Forum as a consolidated property ($3.5 million), the MSAR Merger ($1.8 million) and additional renovation and expansion costs incurred in 1992 and 1993 at several Portfolio Properties. The increases in real estate taxes ($3.7 million) and repairs and maintenance ($2.3 million) are primarily attributable to the consolidation of Forum ($0.3 million and $1.0 million, respectively) and the MSAR Merger ($2.1 million and $0.5 million, respectively). Tenant contributions funded a substantial portion of the $2.4 million increase in advertising and promotion campaigns. The $6.7 million decrease in property operating expenses is the result of the reduction in the costs related to the self-management of wholly owned properties ($5.9 million), a decrease in insurance costs due to an overall reduction in premiums and loss occurrences ($1.7 million) and the decrease in general and administrative expenses ($3.0 million). These decreases in property operating expenses are partially offset by the inclusion of Forum as a consolidated property ($3.6 million) and the MSAR Merger ($0.5 million). The $1.3 million increase in other expenses is attributable to the inclusion of Forum as a consolidated property ($2.1 million) and public company costs ($1.2 million), offset in part by the decrease in ground rent relating to the buyout of various ground leases with the application of the offering proceeds.

     Interest expense, excluding non-recurring interest expense, decreased by $37.5 million, or 23.4%, to $123.0 million for 1994 as compared to $160.5 million for 1993. This decrease is primarily the result of: (i) the application of net proceeds of the offering and the concurrent financing to reduce indebtedness ($34.4 million); and (ii) lower interest rates on debt ($12.1 million); offset by (iii) the inclusion of Forum as a consolidated property ($3.7 million), the MSAR Merger ($4.3 million) and an increase in amortization of deferred financing costs related to the refinancings ($2.5 million).

     On December 1, 1994, as part of a debt restructuring and the termination of the lender's participation in future cash flow for one of the Portfolio Properties, the Operating Partnership incurred a non-recurring interest expense charge of $27.2 million. The Operating Partnership has reflected this item as a separate line in the Consolidated Statements of Operations.

     Minority interest in 1994 reflects the purchase of minority partners' interest in the Predecessor with the application of the IPO proceeds and the inclusion of the minority partner's interest in Forum.

     Income (loss) from unconsolidated entities improved by $2.3 million. The Operating Partnership's share of the Management Company's results improved from an allocation of a net loss of $1.4 million for 1993 to a net loss of $1.1 million for 1994. The 1994 amount is after interest and preferred dividend charges payable to the Operating Partnership of $9.1 million. There were no similar charges in 1993. The Operating Partnership's share of income from partnerships and joint ventures improved from a net loss of $1.0 million for 1993 to net income of $1.0 million for 1994. This increase is attributable to the consolidation of Forum, the MSAR Merger and land sale activity.

     The extraordinary items of $18.0 million in 1994 and $4.3 million in 1993 resulted from costs associated with the early extinguishment or refinancing of debt.

     Net income available to Unitholders increased from $11.3 million for 1993 to net income of $42.3 million for 1994, an increase of $31.0 million, for the reasons discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1996, the Operating Partnership's balance of cash and cash equivalents was $92.5 million, not including its proportionate share of cash held by the joint venture properties and the Management Company. In addition to its cash reserves, the Operating Partnership had unused capacity under its unsecured revolving credit facility totaling $427.0 million.

     Offering. On September 6, 1996, the Operating Partnership filed a shelf registration statement with the Securities and Exchange Commission to provide for the offering, from time to time, of up to $750 million aggregate principal amount of unsecured debt securities of the Operation Partnership. The Operating Partnership intends to offer, immediately upon effectiveness, an aggregate of $200 million in unsecured debt securities. The proceeds of such offering will be used primarily to retire mortgage indebtedness and to paydown the unsecured revolving credit facility.

     Effective December 15, 1995, SPG, LP completed a shelf registration filing for $500.0 million of non-convertible investment grade debt securities. As of September 30, 1996 SPG, LP had not offered any of these debt securities.

     DeBartolo Merger. As described in the footnotes to the financial statements, on August 9, 1996 the Company assumed the outstanding consolidated indebtedness of DeBartolo Realty Partnership, L.P. Reflected in the consolidated financial statements of the Operating Partnership is $1,418.4 million from such indebtedness.

     Acquisitions. On April 11, 1996, the Operating Partnership drew an additional $115.0 million on its then existing revolving credit facility primarily to finance the acquisition of the remaining economic ownership interest in Ross Park Mall ($44 million) and to retire a portion of the property's debt ($54 million).

     In connection with the settlement of certain outstanding litigation, the Operating Partnership acquired on October 4, 1996 for $12.5 million an additional 20% limited partnership interest in North East Mall. At the same time, the Operating Partnership exercised its option to acquire the remaining 30% limited partnership interest in North East Mall owned by the Simons in exchange for 472,410 partnership units in the Operating Partnership, as well as the Simons' 50% general partnership interest which the Operating Partnership acquired for nominal consideration. The Simons had previously contributed to the Operating Partnership in exchange for partnership units, the right to receive distributions relating to its 50% general partnership interest. Therefore the Operating Partnership, as a result of the transactions, owns 100% of North East Mall and accounts for it using the consolidated method of accounting.

     Financing and Refinancing. On February 23, 1996, the Operating Partnership borrowed the initial $100.0 million tranche of a $184.0 million two-tranche loan facility for The Forum Shops at Caesar's ("Forum") and retired the existing $89.7 million mortgage debt for Forum. The initial funding bears interest at LIBOR plus 100 basis points and matures in February 2000. The remaining proceeds are being used to provide funds for the approximately 250,000-square-foot phase II expansion of this property.

     On June 28, 1996, the Operating Partnership obtained an additional $200 million unsecured, revolving credit facility. The facility bore interest at LIBOR plus 132.5 basis points and would mature in August of 1998. Terms for the facility were identical to those of the Operating Partnership's other $400 million credit facility.

     On September 10, 1996, the Operating Partnership retired the DRC secured line of credit, in the amount of $112.0 million, which bore interest at LIBOR plus 175 basis points, with proceeds from SPG, LP's two unsecured credit facilities, which bore interest at LIBOR plus 132.5 basis points.

     On September 27, 1996, the Company completed a $200 million public offering (the "Preferred Offering") of 8,000,000 shares of 8 3/4% Series B Cumulative Redeemable Preferred Stock, generating net proceeds of approximately $193 million. The Company contributed the proceeds of such offering to the Operating Partnership in exchange for preferred units in the Operating Partnership, which ultimately used the net proceeds to repay $142.8 million of outstanding mortgage indebtedness, $34.4 million under SPG, LP's two unsecured credit facilities, $12.5 million for the acquisition of the remaining ownership of North East Mall in Hurst, Texas and the remainder for working capital.

     On September 27, 1996, the Operating Partnership obtained a $750 million, unsecured, three-year credit facility (the "Credit Facility"), with a one year extension at the option of the Operating Partnership which initially bears interest at LIBOR plus 90 basis points and retired the outstanding borrowings of SPG, LP in the aggregate principal amount of $323 million under SPG, LP's two unsecured credit facilities, which bore interest at LIBOR plus 132.5 basis points. The Credit Facility increases the Operating Partnership's available capital by $150 million.

     Both the Operating Partnership and the Company anticipate in the future issuing additional debt or equity securities on a public or private basis. The Operating Partnership is currently contemplating an issuance of unsecured debt in the near future in an amount currently expected not to exceed $100 million.

     During the first nine months of 1996, the Operating Partnership drew an additional $33.2 million on its construction loan for Cottonwood Mall in Albuquerque, New Mexico. As of September 30, 1996, a total of $55.6 million was outstanding on this construction loan.

     Development, Expansions and Renovations. The Operating Partnership is involved in several development, expansion and renovation efforts.

     The Operating Partnership is completing demolition of the existing Bakery Centre in South Miami, Florida, in preparation for the $130 million development of The Shops at Sunset Place. Pre-development efforts continue for this 75%-owned 500,000-square-foot retail and entertainment center.

     Cottonwood Mall opened on July 31, 1996, in Albuquerque, New Mexico. This
1.0 million-square-foot regional mall is wholly-owned by the Operating Partnership. Cottonwood Mall is anchored by Dillard's,

Foley's, JCPenney, Mervyn's, Montgomery Ward, and a 76,000-square-foot United Artists STARPORT entertainment complex, which is scheduled to open by the end of 1996.

     Construction also continues on the following projects:

        - A 250,000-square-foot phase II expansion of Forum, in which the Operating Partnership has a 55% ownership interest, is scheduled to open in the fall of 1997. The $90 million costs of the Forum project are being funded with a portion of a $184 million two-tranche financing facility which closed February 23, 1996.

        - Ontario Mills, a 1.4 million-square-foot value-oriented regional mall in Ontario, California, in which the Operating Partnership has a 25% ownership interest, opens November 14, 1996. A $110 million construction loan on this project has been obtained on this approximately $168 million partnership venture with The Mills Corporation. The Operating Partnership funded its $15.0 million equity commitment for this project in July 1996.

        - The Operating Partnership owns 50% of the Indian River Mall and a related community center, Indian River Commons. These developments are being financed with $22.0 million of partner's equity and a $52.0 million construction loan. At September 30, 1996 $36.1 million of the loan was outstanding. The mall will open November 15, 1996 and the community center in the spring of 1997.

        - The Source, a 730,000-square-foot retail development project in Westbury (Long Island), New York, is expected to open in August of 1997. This new $150 million development will adjoin an existing Fortunoff store. The Operating Partnership has a total equity requirement of $31.1 million for this project. Construction Financing of $120 million closed on this property in July of 1996. The loan carries interest at LIBOR plus 170 basis points and matures on July 16, 1999. The Operating Partnership has made a $21.7 million equity investment in this 50%-owned joint venture development through September 30, 1996.

        - Arizona Mills, a 1,225,000-square-foot retail development project in Tempe, Arizona, broke ground on August 1, 1996. This $183 million development is expected to open in November of 1997. A commitment has been obtained for a five-year $145 million construction loan with interest at LIBOR plus 160 basis points. The Operating Partnership has an $11.2 million equity investment and a 25% ownership interest in this joint venture development.

        - Grapevine Mills, a 1,450,000-square-foot retail development project in Fort Worth, Texas, broke ground on July 10, 1996, and is expected to open in October of 1997. A commitment has been obtained for a four-year $140 million construction loan with interest at LIBOR plus 165 basis points. The Operating Partnership will have a $13.9 million equity commitment on this $188 million development project. The Operating Partnership owns 37.5% of this joint venture development.

        - The Tower Shops in Las Vegas, Nevada, is an approximately $24 million, 60,000-square-foot retail development project in which the Operating Partnership owns a 50% interest. This retail development is currently under construction and is scheduled to open late in 1996. The Operating Partnership contributed its $3.2 million equity commitment in April of 1996.

     Several renovation and expansion projects are currently under construction and management continues to review additional projects. It is anticipated that these projects will be financed principally with external borrowings, existing corporate credit facilities and cash flows from operations.

     Debt. At September 30, 1996, the Operating Partnership had consolidated debt of $3,555.1 million, of which $2,481.6 million is fixed-rate debt and $1,073.5 million is variable-rate debt. As of September 30, 1996, the Operating Partnership had interest-rate protection agreements relating to $635.8 million of the variable-rate debt, respectively. The agreements are generally in effect until the related variable-rate debt matures.

     The Operating Partnership's ratio of consolidated debt-to-market capitalization was approximately 45.2% at September 30, 1996.

     Distributions. The Operating Partnership declared a distribution of $0.4925 per Unit in each of the first three quarters of 1996. In addition, a special distribution of $0.1515 per unit was declared on August 9, 1996 to align the time periods of distributions for the Company and DeBartolo Realty Corporation under the definitive merger agreement. Future distributions will be determined based on actual results of operations and cash available for distribution. Preferred distributions of $0.5078 per Series A Preferred Unit were also declared per quarter.

     Capital Resources. Management anticipates that cash generated from operating performance will provide the necessary funds on a short- and long-term basis for its operating expenses, interest expense on outstanding indebtedness, recurring capital expenditures and distributions to holders of Preferred Units and Units.

     Management continues to actively review and evaluate property acquisition opportunities. Management believes that funds on hand and amounts available under the Credit Facility, together with the ability to issue shares of common stock of the Company and/or Units, provide the means to finance certain acquisitions. No assurance can be given that the Operating Partnership will not be required to, or will not elect to, even if not required to, obtain funds from outside sources, including through the sale of debt or equity securities, to finance significant acquisitions, if any.

     Investing and Financing Activities. Cash used in investing activities for the nine months ended September 30, 1996 was $59.7 million. Cash used in investing activities included approximately $44 million for the acquisition of the remaining economic ownership interest in Ross Park Mall, tenant allowances, capital expenditures and development related costs of $112.4 million including $31.3 million, $11.7 million, $6.1 million and $4.7 million at Cottonwood Mall, Forum, Muncie Mall and The Shops at Sunset Place, respectively; and advances to unconsolidated joint ventures totaling approximately $54.4 million, including $18.9 million, $15.0 million, $5.7 million and $3.2 million in equity contributions made to The Source, Ontario Mills, Arizona Mills and The Tower Shops, respectively, to fund development activity. Cash received in connection with the Merger and consolidation of joint venture properties was $66.7 million. Cash received from unconsolidated entities of $45.4 million included a $30.9 million return of equity from Smith Haven Mall. Additionally, a note repayment was received from M.S. Management Associates ($38.6 million). Cash used in investing activities for the nine months ended September 30, 1995 included $61.5 million for tenant allowances, capital expenditures and development related costs, a $14.6 million equity investment in Rolling Oaks Mall, and $3.1 million for the acquisition of a joint venture interest in a parcel of land to be held for development in Little Rock, Arkansas and $18.6 million for the acquisition of East Towne Mall, partially offset by $2.6 million of net proceeds from the sale of a joint venture interest in land held for development, distributions from unconsolidated entities ($4.3 million) and cash of $3.4 million included in the acquisition of interest in White Oaks Mall.

     Cash used in financing activities for the nine months ended September 30, 1996 was $6.8 million less than the nine months ended September 30, 1995. The decrease in cash used in 1996 as compared to 1995 was primarily the result of $193.5 million in partnership contributions from the sale of preferred stock in 1996 partially offset by an increase of $41.7 million in distributions to Unitholders and proceeds from sales of common stock in 1995 of $142.1 million.

EBITDA-EARNINGS FROM OPERATING RESULTS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

     Management believes that there are several important factors that contribute to the ability of the Operating Partnership to increase rent and improve profitability of its shopping centers, including aggregate tenant sales volume, sales per square foot, occupancy levels and tenant costs. Each of these factors has a significant effect on EBITDA. Management believes that EBITDA is an effective measure of shopping center operating performance because: (i) it is industry practice to evaluate real estate properties based on operating income before interest, taxes, depreciation and amortization, which is generally equivalent to EBITDA; and (ii) EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of the Operating Partnership's operating performance; (iii) is not indicative of cash flows from operating, investing and financing activities; and
(iv) is not an alternative to cash flows as a measure of the Operating Partnership's liquidity.

     Total EBITDA for the portfolio properties increased from $315.3 million for the nine months ended September 30, 1995 to $390.2 million for the same period in 1996, representing a growth rate of 24%. This increase is primarily attributable to the malls opened or acquired during 1995. During this period, operating profit margin decreased slightly from 63.1% to 61.4%.

FFO-FUNDS FROM OPERATIONS

     FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), means the consolidated net income of the Operating Partnership and its subsidiaries without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the Operating Partnership's ownership interest, of funds from operations of unconsolidated joint ventures, all determined on a consistent basis in accordance with generally accepted accounting principles. Management believes that FFO is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. FFO is presented to assist investors in analyzing the performance of the Operating Partnership. FFO: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of the Operating Partnership's operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of the Operating Partnership's liquidity. In March, 1995, NAREIT modified its definition of FFO. The modified definition provides that amortization of deferred financing costs and depreciation of non-rental real estate assets are no longer to be added back to net income in arriving at FFO. The modified definition was adopted by the Operating Partnership beginning in 1996. Additionally, the prior year FFO is being restated to reflect the new definition in order to make the amounts comparative. Under the previous definition, FFO for the three months and nine months ended September 30, 1995, would have been $52.3 million and $145.4 million, respectively.

     The following summarizes FFO and reconciles net income to FFO for the periods presented:

                                                              FOR THE THREE MONTHS     FOR THE NINE MONTHS
                                                                     ENDED                    ENDED
                                                                 SEPTEMBER 30,            SEPTEMBER 30,
                                                              --------------------    ----------------------
                                                                1996        1995        1996         1995
                                                              --------    --------    ---------    ---------
                                                                              (IN THOUSANDS)
FFO.........................................................  $ 74,270    $ 49,492    $ 173,482    $ 137,287
                                                              ========    ========    =========    =========
Reconciliation:
Net Income..................................................  $ 24,085    $ 24,310    $  67,558    $  69,797
Plus:
Extraordinary items -- Losses on extinguishments of debt....     2,530       2,636        2,689        2,884
  Depreciation and amortization from consolidated               37,469      21,894       88,507       64,855
    properties..............................................
  The Operating Partnership's share of depreciation and          3,775       1,329        9,725        4,340
    amortization from unconsolidated affiliates.............
  Merger Integration Costs                                       7,236         N/A        7,236           --
Less:
  Gain on sale of asset.....................................      (88)       (677)         (88)      (2,350)
  Minority interest portion of depreciation, amortization        (737)          --      (2,145)      (2,239)
    and extraordinary items.................................
                                                              --------    --------    ---------    ---------
FFO.........................................................  $ 74,270    $ 49,492    $ 173,482    $ 137,287
                                                              ========    ========    =========    =========

PORTFOLIO DATA

     Operating statistics give effect to the merger of the Company and DeBartolo Realty Corporation and are based upon the business and properties of the Company and DRC on a combined basis.

     Aggregate Tenant Sales Volume. For the nine months ended September 30, 1996 compared to the same period in 1995, total reported retail sales for mall and freestanding stores at the regional malls and all stores at the community shopping centers for GLA owned by the Operating Partnership ("Owned GLA") increased 4.4% from $5,050 million to $5,331 million. Retail sales at Owned GLA affect revenue and profitability levels because they determine the amount of minimum rent that can be charged, the percentage rent realized, and the recoverable expenses (common area maintenance, real estate taxes, etc.) the tenants can afford to pay.

     Occupancy Levels. Occupancy levels for regional malls were 84.3% at both September 30, 1995 and September 30, 1996. Occupancy levels for community shopping centers decreased from 94.0% at September 30, 1995 to 92.1% at September 30, 1996. Total GLA has increased 3.0 million square feet from September 30, 1995 to September 30, 1996, primarily as a result of the October 1995 opening of Lakeline Mall, the December 1995 acquisition of Smith Haven Mall and the July 1996 opening of Cottonwood Mall.

     Average Base Rents. Average base rents per square foot of mall and freestanding stores at regional mall Owned GLA increased 5.8%, from $19.08 to $20.18 as of September 30, 1996 as compared to September 30, 1995. In community shopping centers, average base rents per square foot of Owned GLA increased 3.2%, from $7.26 to $7.49 during this same period.

INFLATION

     Inflation has remained relatively low during the past three years and has had a minimal impact on the operating performance of the portfolio properties. Nonetheless, substantially all of the tenants' leases contain provisions designed to lessen the impact of inflation. Such provisions include clauses enabling the Operating Partnership to receive percentage rentals based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. In addition, many of the leases are for terms of less than ten years, which may enable the Operating Partnership to replace existing leases with new leases at higher base and/or percentage rentals if rents of the existing leases are below the then-existing market rate. Substantially all of the leases, other than those for anchors, require the tenants to pay a proportionate share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing the Operating Partnership's exposure to increases in costs and operating expenses resulting from inflation.

     However, inflation may have a negative impact on some of the Operating Partnership's other operating items. Interest and general and administrative expenses may be adversely affected by inflation as these specified costs could increase at a rate higher than rents. Also, for tenant leases with stated rent increases, inflation may have a negative effect as the stated rent increases in these leases could be lower than the increase in inflation at any given time.

OTHER

     The shopping center industry is seasonal in nature, particularly in the fourth quarter during the holiday season, when tenant occupancy and retail sales are typically at their highest levels. In addition, shopping malls achieve most of their temporary tenant rents during the holiday season. As a result of the above, earnings are generally highest in the fourth quarter of each year.

     Management recognizes the retail industry is cyclical in nature and some tenants continue to experience difficulties, which is reflected in sales trends and in the bankruptcies and continued restructuring of several prominent retail organizations. Continuation of these trends could impact future earnings performance.

              SIMON DEBARTOLO GROUP, L.P. AND PREDECESSOR (NOTE 1)

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                      (UNAUDITED AND DOLLARS IN THOUSANDS)

                                                                     SEPTEMBER 30,     DECEMBER 31,
                                                                         1996              1995
                                                                     -------------     ------------
ASSETS:
  Investment properties, at cost...................................   $ 5,226,532       $2,162,161
  Less -- accumulated depreciation.................................      (236,583)         152,817
                                                                       ----------       ----------
                                                                        4,989,949        2,009,344
  Cash and cash equivalents........................................        92,575           62,721
  Tenant receivables and accrued revenue, net......................       150,954          144,400
  Notes receivable and advances due from Management Company........        54,128          102,522
  Investment in partnerships and joint ventures, at equity.........       368,225          113,676
  Deferred costs, net..............................................        77,384           81,398
  Other assets.....................................................        64,981           42,375
                                                                       ----------       ----------
     Total assets..................................................   $ 5,798,196       $2,556,436
                                                                       ==========       ==========
LIABILITIES AND PARTNERS' EQUITY:
  Mortgages and other notes payable................................   $ 3,555,123       $1,980,759
  Accounts payable and accrued expenses............................       199,942          113,131
  Accrued distributions............................................         2,223           48,594
  Cash distributions and losses in partnerships and joint ventures,
     at equity.....................................................        16,796           54,120
  Investment in Management Company.................................        13,415           20,612
  Other liabilities................................................        47,932           19,582
                                                                       ----------       ----------
     Total liabilities.............................................     3,835,431        2,236,798
                                                                       ----------       ----------
COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS' EQUITY INTEREST, 60,501,640 and 37,282,628 units
  outstanding at redemption value(Note 10).........................     1,542,792          908,764
PARTNERS' EQUITY:
  Series A Preferred units, 4,000,000 authorized, issued and
     outstanding...................................................        99,923           99,923
  Series B Preferred units, 8,000,000 authorized, issued and
     outstanding...................................................       193,471               --
  General Partner, 96,507,387 and 58,360,195 units outstanding at
     September 30, 1996 and December 31, 1995, respectively........     1,029,774          135,710
  Adjustment to reflect limited partners' equity interest at
     redemption value (Note 10)....................................      (897,320)        (822,072)
  Unamortized restricted stock award...............................        (5,875)          (2,687)
                                                                       ----------       ----------
     Total partners' equity (deficit)..............................       419,973         (589,126)
                                                                       ----------       ----------
     Total liabilities, limited partners' equity interest and
      partners' equity (deficit)...................................   $ 5,798,196       $2,556,436
                                                                       ==========       ==========

        The accompanying notes are an integral part of these statements.

              SIMON DEBARTOLO GROUP L.P. AND PREDECESSOR (NOTE 1)

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
         (UNAUDITED AND DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                      FOR THE THREE MONTHS       FOR THE NINE MONTHS
                                                       ENDED SEPTEMBER 30,       ENDED SEPTEMBER 30,
                                                      ---------------------     ---------------------
                                                        1996         1995         1996         1995
                                                      --------     --------     --------     --------
REVENUE:
  Minimum rent......................................  $117,375     $ 75,242     $277,313     $222,701
  Overage rent......................................     6,987        5,982       17,738       15,877
  Tenant reimbursements.............................    63,511       50,536      157,738      140,030
  Other income......................................    14,563        6,282       32,851       19,689
                                                      --------     --------     --------     --------
     Total revenue..................................   202,436      138,042      485,640      398,297
                                                      --------     --------     --------     --------
EXPENSES:
  Property operating................................    35,089       26,647       85,608       72,623
  Depreciation and amortization.....................    37,606       22,015       88,913       65,212
  Real estate taxes.................................    19,676       13,321       48,040       39,854
  Repairs and maintenance...........................    10,006        5,740       22,546       16,926
  Advertising and promotion.........................     5,542        4,093       14,439       12,013
  Merger integration costs..........................     7,236           --        7,236           --
  Provision for doubtful accounts...................     1,116         (200)       2,867        2,203
  Other.............................................     3,450        2,235        9,152        8,295
                                                      --------     --------     --------     --------
     Total operating expenses.......................   119,721       73,851      278,801      217,126
                                                      --------     --------     --------     --------
OPERATING INCOME....................................    82,715       64,191      206,839      181,171
INTEREST EXPENSE....................................    56,212       36,468      135,346      112,125
                                                      --------     --------     --------     --------
INCOME BEFORE MINORITY INTEREST.....................    26,503       27,723       71,493       69,046
MINORITY INTEREST...................................    (1,219)        (605)      (2,394)      (1,940)
GAIN ON SALE OF ASSET...............................        88           --           88        2,350
                                                      --------     --------     --------     --------
INCOME BEFORE UNCONSOLIDATED ENTITIES...............    25,372       27,118       69,187       69,456
INCOME FROM UNCONSOLIDATED ENTITIES.................     3,467         (172)       7,452        3,225
                                                      --------     --------     --------     --------
INCOME BEFORE EXTRAORDINARY ITEMS...................    28,839       26,946       76,639       72,681
EXTRAORDINARY ITEMS -- Losses on extinguishments of
  debt..............................................    (2,530)      (2,636)      (2,795)      (2,884)
                                                      --------     --------     --------     --------
NET INCOME..........................................    26,309       24,310       73,844       69,797
GENERAL PARTNER PREFERRED UNIT REQUIREMENT..........    (2,224)          --       (6,286)          --
                                                      --------     --------     --------     --------
NET INCOME AVAILABLE TO UNITHOLDERS.................  $ 24,085     $ 24,310     $ 67,558     $ 69,797
                                                      ========     ========     ========     ========
NET INCOME AVAILABLE TO UNITHOLDERS ATTRIBUTABLE TO:
     General Partner................................  $ 14,784     $ 14,774     $ 41,350     $ 41,368
     Limited Partners...............................     9,301        9,536       26,208       28,429
                                                      --------     --------     --------     --------
                                                      $ 24,085     $ 24,310     $ 67,558     $ 69,797
                                                      ========     ========     ========     ========
EARNINGS PER UNIT:
     Income before extraordinary items..............  $   0.20     $   0.28     $   0.65     $   0.79
     Extraordinary items............................     (0.02)       (0.03)       (0.02)       (0.03)
                                                      --------     --------     --------     --------
     Net income.....................................  $   0.18     $   0.25     $   0.63     $   0.76
                                                      ========     ========     ========     ========

        The accompanying notes are an integral part of these statements.

              SIMON DEBARTOLO GROUP, L.P. AND PREDECESSOR (NOTE 1)

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                      (UNAUDITED AND DOLLARS IN THOUSANDS)

                                                                             FOR THE NINE MONTHS
                                                                             ENDED SEPTEMBER 30,
                                                                           -----------------------
                                                                             1996          1995
                                                                           ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...............................................................  $  73,844     $  69,797
Adjustments to reconcile net income to net cash provided by operating activities
  Depreciation and amortization..........................................     94,976        71,761
  Losses on extinguishments of debt......................................      2,795         2,888
  Gain on sale of asset..................................................        (88)       (2,350)
  Straight-line rent.....................................................      1,754        (1,237)
  Minority interest......................................................      2,394         1,940
  Equity in income of unconsolidated entities............................     (7,452)       (3,225)
Changes in assets and liabilities
  Tenant receivables and accrued revenue.................................      9,034         3,727
  Deferred costs and other assets........................................     (4,200)       (9,420)
  Accounts payable, accrued expenses and other liabilities...............    (29,767)       (4,337)
                                                                           ---------     ---------
     Net cash provided by operating activities...........................    143,290       129,544
                                                                           ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions...........................................................    (43,941)      (31,155)
  Capital expenditures...................................................   (112,419)      (61,510)
  Cash from Merger and consolidation of joint ventures...................     66,736         4,346
  Proceeds from sale of asset............................................        399         2,550
  Investments in unconsolidated entities.................................    (54,442)      (19,696)
  Distributions from unconsolidated entities.............................     45,403         4,274
  Loan repayment from Management Company.................................     38,553
                                                                           ---------     ---------
     Net cash used in investing activities...............................    (59,711)     (101,191)
                                                                           ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Partnership contributions..............................................    195,205       142,130
  Minority interest distributions........................................     (3,810)       (2,823)
  Partnership distributions..............................................   (171,346)     (130,643)
  Proceeds from borrowings, net of transaction costs.....................    272,945       359,338
  Mortgage, bond and other payments......................................   (346,719)     (428,511)
                                                                           ---------     ---------
     Net cash used in financing activities...............................    (53,725)      (60,509)
                                                                           ---------     ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........................     29,854       (32,156)
CASH AND CASH EQUIVALENTS, beginning of period...........................     62,721       105,139
                                                                           ---------     ---------
CASH AND CASH EQUIVALENTS, end of period.................................  $  92,575     $  72,983
                                                                           =========     =========

        The accompanying notes are an integral part of these statements.

                  SIMON DEBARTOLO GROUP, L.P. AND PREDECESSOR

         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 1 -- ORGANIZATION

     On August 9, 1996, the merger and other related transactions pursuant to the agreement and plan of merger among Simon Property Group, Inc. ("SPG"), an acquisition subsidiary of SPG and DeBartolo Realty Corporation ("DRC") were consummated (the "Merger"). Pursuant to the Merger, SPG acquired all the outstanding shares of common stock of DRC (55,712,529 shares) through the acquisition subsidiary, at an exchange ratio of 0.68 share of SPG common stock for each share of DRC common stock (the "Exchange Ratio"). A total of 37,884,520 shares of SPG common stock were issued by SPG, through the acquisition subsidiary, to the DRC shareholders. DRC and the acquisition subsidiary merged, with DRC as the surviving entity and becoming a 99.9% subsidiary of SPG. This portion of the transaction was valued at approximately $923.4 million, based upon the number of DRC shares of common stock acquired (55,712,529 shares), the Exchange Ratio and the last reported sales price per share of SPG's common stock on August 9, 1996 ($24.375). In connection therewith, SPG changed its name to Simon DeBartolo Group, Inc. (the "Company") and DRC changed its name to SD Property Group, Inc. (the "Managing General Partner").

     In connection with the Merger, the general and limited partners of the operating partnership of SPG, Simon Property Group, L.P. ("SPG, LP"), contributed 49.5% (47,442,212 units) of the total outstanding units of partnership interest in SPG, LP to the operating partnership of DRC, DeBartolo Realty Partnership, L.P. ("DRP, LP") in exchange for 47,442,212 units of partnership interest in DRP, LP, whose name has since been changed to Simon DeBartolo Group, L.P. ("SDG, LP"). The Company retained a 50.5% partnership interest (48,400,614 units) in SPG, LP but assigned its rights to receive distributions of profits on 49.5% (47,442,212 units) of the outstanding units of partnership interest in SPG, LP to SDG, LP. The limited partners of DRP, LP approved the contribution made by the partners of SPG, LP and simultaneously exchanged their 38.1% (34,203,623 units) partnership interest in DRP, LP, adjusted for the Exchange Ratio, for a smaller partnership interest in SDG, LP. The exchange of the limited partners' 38.1% partnership interest in DRP, LP for units of SDG, LP has been accounted for as an acquisition of minority interest by the Company and is valued based on the estimated fair value of the consideration issued (approximately $566.9 million). The units of SDG, LP may under certain circumstances be exchangeable for stock of the Company on a one-for-one basis. Therefore, the value of the acquisition of the DRP, LP limited partners' interest acquired was based upon the number of DRP, LP units exchanged (34,203,623 units), the Exchange Ratio and the last reported sales price per share of SPG's common stock on August 9, 1996 ($24.375). The limited partners of SPG, LP received a 23.7% partnership interest in SDG, LP (37,282,628 units) for the contribution of their 38.9% partnership interest in SPG, LP (37,282,628 units) to SDG, LP. The interests transferred by the partners of SPG, LP to DRP, LP have been appropriately reflected at historical costs.

     Upon completion of the Merger, the Company became a general partner of SDG, LP with 36.9% (57,605,796 units) of the outstanding partnership units in SDG, LP and the Managing General Partner became the managing general partner of SDG, LP with 24.3% (37,873,965 units in SPG, LP) of the outstanding partnership units in SDG, LP. The Company remained the sole general partner of SPG, LP with 1% of the outstanding partnership units (958,429 units) and 49.5% interest in the capital of SPG, LP, and SDG, LP became a special limited partner in SPG, LP with 49.5% (47,442,212 units) of the outstanding partnership units in SPG, LP and an additional 49.5% interest in the profits of SPG, LP. SPG, LP did not acquire any interest in SDG, LP. Upon completion of the Merger, the Company directly and indirectly owned a controlling 61.2% (95,479,761 units) partnership interest in SDG, LP.

     For financial reporting purposes, the completion of the Merger resulted in a reverse acquisition by the Company, using the purchase method of accounting, directly or indirectly, of 100% of the net assets of DRP, LP for consideration valued at $1.523 billion, including related transaction costs. The purchase price has been allocated to the fair value of the assets and liabilities of DRP, LP at September 30, 1996. Certain assumptions were made which management of the General Partners believes are reasonable. Management expects to

                  SIMON DEBARTOLO GROUP, L.P. AND PREDECESSOR

                             (DOLLARS IN THOUSANDS)

finalize the purchase price allocation during the fourth quarter of 1996. The final allocation is not expected to differ materially from the allocation made at September 30, 1996.

     Although the Company was the accounting acquirer, SDG, LP (formerly DRP,
LP) became the primary operating partnership through which the future business of the Company will be conducted, As a result of the Merger, the Company's initial operating partnership, SPG, LP, became a subsidiary of SDG, LP, with 99% of the profits allocable to SDG, LP and 1% of the profits allocable to the Company. Cash flow allocable to the Company's 1% profit interest in SDG, LP will be absorbed by public company cost and related expenses incurred by the Company. However, because the Company was the accounting acquirer and upon completion of the Merger acquired majority control of SDG, LP, SPG, LP is the predecessor to SDG, LP for financial reporting purposes. Accordingly the financial statements and ratios disclosed by SDG, LP for the post-merger periods will reflect the reverse acquisition of DRP, LP by the Company using the purchase method of accounting and for all pre-merger comparative periods, the financial statements and ratios disclosed by SDG, LP will reflect the financial statements and ratios of SPG, LP as the predecessor to SDG, LP for financial reporting purposes.

     It is currently expected that subsequent to the first anniversary of the date of the Merger, reorganizational transactions will be effected so that SDG, LP will directly own all of the assets and partnership interests now owned by SPG, LP. However, there can be no assurance that such reorganizational transactions will be so effected. See "The Operating Partnership."

     In connection with the Merger, M.S. Management Associates, Inc., a SPG management company, purchased from The Edward J. DeBartolo Corporation all of the voting stock (665 shares of common stock) of DeBartolo Properties Management, Inc., a DRC management company, for $2.5 million in cash. SDG, LP continues to hold substantially all of the economic interest in DeBartolo Properties Management, Inc. The Company holds substantially all of the economic interest in M.S. Management Associates, Inc., while the voting stock are held by the Simons and their affiliates. M.S. Management Associates, Inc. is accounted for using the equity method of accounting.

     The following unaudited pro forma summary financial information for the nine month period ended September 30, 1996 combines the consolidated results of operations of the Operating Partnership as if the Merger had occurred on January 1, 1995 and was carried forward through September 30, 1996:

                                                                FOR THE NINE MONTH PERIOD ENDED
                                                                         SEPTEMBER 30,
                                                                -------------------------------
                                                                   1996                1995
                                                                -----------         -----------
Revenue.....................................................    $   694,343         $   645,398
                                                                 ==========          ==========
Net Income..................................................    $   107,383         $   128,225
                                                                 ==========          ==========
Net Income Attributable to:
  General Partners..........................................    $    65,933         $    78,730
  Limited Partners..........................................         41,450              49,495
                                                                -----------         -----------
                                                                $   107,383         $   128,225
                                                                 ==========          ==========
Net Income per Unit.........................................    $      0.68         $      0.84
                                                                 ==========          ==========
Weighted Average Units Outstanding..........................    156,925,688         152,806,432
                                                                 ==========          ==========

NOTE 2 -- BASIS OF PRESENTATION

     The accompanying consolidated condensed financial statements are unaudited; however, they have been prepared in accordance with generally accepted accounting principles for interim financial information and in

                  SIMON DEBARTOLO GROUP, L.P. AND PREDECESSOR

                             (DOLLARS IN THOUSANDS)

conjunction with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the consolidated condensed financial statements for these interim periods have been included. The results for the interim period ended September 30, 1996 are not necessarily indicative of the results to be obtained for the full fiscal year. These unaudited consolidated condensed financial statements should be read in conjunction with the December 31, 1995 audited financial statements and notes thereto included in the Simon Property Group, L.P. Annual Report on Form 10-K/A-1.

     The accompanying unaudited consolidated condensed financial statements of Simon DeBartolo Group, L.P. (the "Operating Partnership") include all the accounts of the Operating Partnership and subsidiaries entities. Simon DeBartolo Group, Inc. and affiliates (the "Company"), directly or indirectly owned 61.5% and 61.0% of the Operating Partnership as of September 30, 1996 and December 31, 1995, respectively. Properties which are wholly owned or controlled by the Operating Partnership have been consolidated. All significant intercompany amounts have been eliminated.

     The Operating Partnership's equity interests in certain partnerships and joint ventures which represent noncontrolling 14.7% to 50.0% ownership interests and the investment in M.S. Management Associates, Inc. (the "Management
Company" -- see Note 7) are accounted for under the equity method of accounting. These investments are recorded initially at cost and subsequently adjusted for net equity in income (loss) and cash contributions and distributions. An additional 2% ownership in one property is accounted for using the cost method.

     Net income is allocated to the partners based on each partner's preferred unit preference and/or ownership interest in the Operating Partnership during the period. The Company's weighted average ownership interest in the Operating Partnership for the three months ended September 30, 1996 and 1995 was 61.3% and 60.8%, respectively. The Company's weighted average ownership interest for the nine-month periods ended September 30, 1996 and 1995 was 61.2% and 59.3%, respectively.

NOTE 3 -- RECLASSIFICATIONS

     Certain reclassifications of prior period amounts have been made in the financial statements to conform to the 1996 presentation.

NOTE 4 -- CASH FLOW INFORMATION

     Cash paid for interest, net of amounts capitalized, during the nine months ended September 30, 1996 was $127,464, as compared to $106,734 for the same period in 1995. Accrued and unpaid distributions as of September 30, 1996 and December 31, 1995 were $2,223, and $48,594, respectively, which includes accrued and unpaid distributions on the units of partnership interest entitled to preferential distribution of cash ("Preferred Units") of $2,223, and $1,490, respectively.

     As described in Note 1 the Operating Partnership issued units in connection with the acquisition of DRC.

NOTE 5 -- PER UNIT DATA

     Per unit data is based on the weighted average number of units of partnership interest ("Units") of the Operating Partnership outstanding during the period. As used herein, the term Units does not include Preferred Units. The weighted average number of Units used in the computation for the three months ended September 30, 1996 and 1995 was 131,056,267 and 95,196,569, respectively. The weighted average number of Units used in the computation for the nine months ended September 30, 1996 and 1995 was 107,607,202 and 91,663,449, respectively. Units may be exchanged for shares of common stock of the Company on a one-for-

                  SIMON DEBARTOLO GROUP, L.P. AND PREDECESSOR

                             (DOLLARS IN THOUSANDS)

one basis in certain circumstances. Additionally, Series A Preferred Units may be converted into common stock of the Company beginning in October of 1997 at an initial conversion ratio equal to 0.9524. The stock options outstanding under the Stock Option Plans and the Preferred Units have not been included in the computations of per Unit data, as they do not have a dilutive effect.

NOTE 6 -- ACQUISITION

     Prior to April 11, 1996, the Operating Partnership held a 50% joint venture interest in Ross Park Mall in Pittsburgh, Pennsylvania. On April 11, 1996, the Operating Partnership acquired the remaining economic ownership interest. The purchase price included approximately $44,000 cash and the assumption of the joint venture partner's share of existing debt ($57,000). The purchase price in excess of the net assets acquired of $49,015 was allocated to investment properties. Effective April 11, 1996, the property is being accounted for using the consolidated method of accounting. It was previously accounted for using the equity method of accounting.

     In connection with the settlement of certain outstanding litigation, the Operating Partnership acquired on October 4, 1996 for cash an additional 20% limited partnership interest in North East Mall. At the same time, the Operating Partnership exercised its option to acquire the remaining 30% limited partnership interest in North East Mall owned by the Simons in exchange for 472,410 units in the Operating Partnership, as well as the Simons' 50% general partnership interest which the Operating Partnership acquired for nominal consideration. The Simons had previously contributed to the Operating Partnership in exchange for units, the right to receive distributions relating to its 50% general partnership interest. Therefore, the Operating Partnership as a result of these transactions owns 100% of North East Mall and accounts for it using the consolidated method of accounting.

                  SIMON DEBARTOLO GROUP, L.P. AND PREDECESSOR

                             (DOLLARS IN THOUSANDS)

NOTE 7 -- INVESTMENT IN UNCONSOLIDATED ENTITIES

     Summary financial information of partnerships and joint ventures accounted for using the equity method of accounting and a summary of the Operating Partnership's investment in and share of income (loss) from such partnerships and joint ventures follow:

                                                                     PARTNERSHIPS AND JOINT
                                                                            VENTURES
                                                                 ------------------------------
                                                                 SEPTEMBER 30,     DECEMBER 31,
                                                                     1996              1995
                                                                 -------------     ------------
    BALANCE SHEETS
    ASSETS:
      Investment properties at cost, net.......................   $ 1,763,739       $1,156,066
      Cash and cash equivalents................................        63,298           52,624
      Tenant receivables.......................................        50,356           35,306
      Other assets.............................................        45,446           32,626
                                                                   ----------       ----------
              Total assets.....................................     1,922,839       $1,276,622
                                                                   ==========       ==========
    LIABILITIES AND PARTNERS' EQUITY:
      Mortgage and other notes payable.........................   $ 1,071,932       $  410,652
      Accounts payable, accrued expenses and other
         liabilities...........................................       159,446          127,322
                                                                   ----------       ----------
         Total liabilities.....................................     1,231,378          537,974
         Partners' equity......................................       691,461          738,648
                                                                   ----------       ----------
              Total liabilities and partners' equity...........     1,922,839       $1,276,622
                                                                   ==========       ==========
    THE OPERATING PARTNERSHIP'S SHARE OF:
              Total assets.....................................   $   551,500       $  290,802
                                                                   ==========       ==========
    PARTNERS' EQUITY:
      Investment in partnerships and joint ventures, at
         equity................................................   $   368,225       $  113,676
      Cash distributions and losses in partnerships and joint
         ventures, at equity...................................       (16,796)         (54,120)
                                                                   ----------       ----------
                                                                  $   351,429       $   59,556
                                                                   ==========       ==========

                                                              PARTNERSHIPS AND JOINT VENTURES
                                                           --------------------------------------
                                                             FOR THE THREE        FOR THE NINE
                                                                MONTHS               MONTHS
                                                            ENDED SEPTEMBER     ENDED SEPTEMBER
                                                                  30,                 30,
                                                           -----------------   ------------------
               STATEMENTS OF OPERATIONS                     1996      1995       1996      1995
                                                           -------   -------   --------   -------
REVENUE:
  Minimum rent.........................................    $37,295   $19,755   $ 91,334   $57,606
  Overage rent.........................................      2,057       548      3,746     1,678
  Tenant reimbursements................................     18,487    10,002     46,000    28,651
  Other income.........................................      2,903     1,757      9,061    11,064
                                                            ------    ------     ------    ------
     Total revenue.....................................     60,742    32,062    150,141    98,999
OPERATING EXPENSES:
  Operating expenses and other.........................     22,888    11,019     55,737    32,456
  Depreciation and amortization........................     12,273     5,310     32,859    15,961
                                                            ------    ------     ------    ------
     Total operating expenses..........................     35,161    16,329     88,596    48,417
                                                            ------    ------     ------    ------
OPERATING INCOME.......................................     25,581    15,733     61,545    50,582
INTEREST EXPENSE.......................................     14,555     6,648     28,689    21,282
EXTRAORDINARY ITEMS....................................         --        (9)        --        (9)
                                                            ------    ------     ------    ------
NET INCOME.............................................     11,026     9,076     32,856    29,291
THIRD PARTY INVESTORS' SHARE OF NET INCOME.............      8,892     8,254     27,590    26,060
                                                            ------    ------     ------    ------
THE OPERATING PARTNERSHIP'S SHARE OF NET INCOME........    $ 2,141   $   822   $  5,275   $ 3,231
                                                            ======    ======     ======    ======

     The net income or net loss for each partnership and joint venture is allocated in accordance with the provisions of the applicable partnership or joint venture agreement. The allocation provisions in these

                  SIMON DEBARTOLO GROUP, L.P. AND PREDECESSOR

                             (DOLLARS IN THOUSANDS)

agreements are not always consistent with the ownership interest held by each general or limited partner or joint venturer, primarily due to partner preferences.

     Summary financial information of the Management Company accounted for using the equity method of accounting and a summary of the Operating Partnership's investment in and share of income from the Management Company follow:

                                                                       MANAGEMENT COMPANY
                                                                  ----------------------------
                                                                  SEPTEMBER 30,   DECEMBER 31,
                          BALANCE SHEETS                              1996            1995
                                                                  -------------   ------------
     ASSETS:
       Current assets.........................................      $  62,874       $ 40,964
       Undeveloped land and mortgage notes....................         18,245         45,769
       Other assets...........................................         24,889         13,813
                                                                     --------       --------
               Total assets...................................      $ 106,008       $100,546
                                                                     ========       ========
     LIABILITIES AND SHAREHOLDERS' DEFICIT:
       Current liabilities....................................      $  52,584       $ 18,435
       Notes payable and advances due to the Operating
          Partnership at 11%, due 2008........................         71,028        102,522
                                                                     --------       --------
          Total liabilities...................................        123,612        120,957
          Shareholders' deficit...............................        (17,604)       (20,411)
                                                                     --------       --------
               Total liabilities and shareholders' deficit....      $ 106,008       $100,546
                                                                     ========       ========
     THE OPERATING PARTNERSHIP'S SHARE OF:
               Total assets...................................      $  94,639       $ 80,437
                                                                     ========       ========
               Shareholders' deficit..........................      $ (18,415)      $(20,612)
                                                                     ========       ========

                  SIMON DEBARTOLO GROUP, L.P. AND PREDECESSOR

                             (DOLLARS IN THOUSANDS)

                                                                  MANAGEMENT COMPANY
                                             -------------------------------------------------------------
                                              FOR THE THREE MONTHS ENDED       FOR THE NINE MONTHS ENDED
                                                     SEPTEMBER 30,                   SEPTEMBER 30,
                                             -----------------------------   -----------------------------
           STATEMENTS OF OPERATIONS              1996            1995            1996            1995
                                             -------------   -------------   -------------   -------------
     REVENUE:
       Management fees...................       $ 4,952         $ 4,158         $15,122         $15,113
       Development and leasing fees......         6,480           6,747          10,928          13,140
       Cost-sharing income and other.....         1,935           1,706           7,237           5,221
                                                -------         -------         -------         -------
          Total revenue..................        13,367          12,611          33,287          33,474
     EXPENSES:
       Operating expenses................         7,953          10,747          21,744          24,983
       Depreciation......................           693             579           1,947           1,679
       Interest..........................         1,539           1,999           4,690           5,691
                                                -------         -------         -------         -------
          Total expenses.................        10,185          13,325          28,381          32,353
                                                -------         -------         -------         -------
     NET INCOME (LOSS)...................         3,182            (714)          4,906           1,121
     INTER-COMPANY PROFITS...............        (1,232)             --          (1,232)             --
                                                -------         -------         -------         -------
     NET INCOME (LOSS) AFTER
       INTER-COMPANY ELIMINATION.........         1,950            (714)          3,674           1,121
     PREFERRED DIVIDENDS.................           350             350           1,050           1,015
                                                -------         -------         -------         -------
     NET INCOME (LOSS) AVAILABLE FOR
       COMMON SHAREHOLDERS...............       $ 1,600         $(1,064)        $ 2,624         $   106
                                                =======         =======         =======         =======
     THE OPERATING PARTNERSHIP'S SHARE OF
       NET INCOME (LOSS).................       $ 1,326         $  (994)        $ 2,177         $    (6)
                                                =======         =======         =======         =======

     The management, development and leasing activities related to the non-wholly owned and other third-party properties are conducted by the Management Company.

     The Operating Partnership's share of allocated common costs were $7,524 and $5,685, respectively, for the three-month periods and $21,949 and $17,704, respectively, for the nine-month periods ended September 30, 1996 and 1995.

NOTE 8 -- DEBT

     On February 23, 1996, the Operating Partnership borrowed the initial $100,000 tranche of a $184,000 two-tranche loan facility for the Forum Shops at Caesar's ("Forum") and retired the existing $89,701 mortgage debt for Forum. The initial funding bears interest at LIBOR plus 100 basis points and matures in February 2000. The remaining proceeds of the initial $100,000 tranche are being used to provide funds for the approximately 250,000-square-foot phase II expansion of this property.

     On April 11, 1996, the Operating Partnership borrowed an additional $115,000 on its then existing revolving credit facility. The funds were used primarily to acquire the remaining economic ownership interest in Ross Park Mall ($44,000), and to retire a portion ($54,000) of the existing debt on Ross Park Mall.

     On June 28, 1996, the Operating Partnership obtained an additional $200,000 unsecured, revolving credit facility. The facility bore interest at LIBOR plus
132.5 basis points and would mature in August of 1998. Terms for the facility were identical to those of the Operating Partnership's other $400,000 facility obtained in August of 1995.

                  SIMON DEBARTOLO GROUP, L.P. AND PREDECESSOR

                             (DOLLARS IN THOUSANDS)

     During the first nine months of 1996, the Operating Partnership drew an additional $33,246 million on its construction loan for Cottonwood Mall in Albuquerque, New Mexico. As of September 30, 1996, a total of $55,645 million was outstanding on the loan.

     On September 10, 1996, the Operating Partnership retired the DRC secured line of credit, which bore interest at LIBOR plus 175 basis points, with proceeds from SPG, LP's two unsecured credit facilities, which bore interest at LIBOR plus 132.5 basis points.

     On September 27, 1996, the Company completed a $200,000 public offering (the "Preferred Offering") of 8,000,000 shares of 8 3/4% Series B Cumulative Redeemable Preferred Stock, generating net proceeds of approximately $193,000. The Company contributed the proceeds of such offering to the Operating Partnership in exchange for preferred units in the Operating Partnership, which used the net proceeds to repay $142,800 of outstanding mortgage indebtedness and $50,200 under SPG, LP's two unsecured credit facilities.

     On September 27, 1996, the Operating Partnership obtained a $750,000, unsecured, three-year credit facility (the "Credit Facility"), which will initially bear interest at LIBOR plus 90 basis points, and retired the outstanding borrowing of SPG, LP in the aggregate principal amount of $323,000 under SPG, LP's two unsecured credit facilities, which bore interest at LIBOR plus 132.5 basis points. The Credit Facility increases the Operating Partnership's available capital by $150,000.

     On September 6, 1996, the Operating Partnership filed a shelf registration statement with the Securities and Exchange Commission to provide for the offering, from time to time, of up to $750,000 aggregate principal amount of unsecured debt securities of the Operating Partnership. The Operating Partnership is currently preparing to offer an aggregate of $200,000 in unsecured debt securities for sale to the public, the proceeds of which will be used primarily to retire mortgage indebtedness and to paydown the unsecured, revolving credit facility.

     At September 30, 1996, the Operating Partnership had consolidated debt of $3,555,123, of which $2,481,639 was fixed-rate debt and $1,073,484 was variable-rate debt. As of September 30, 1996 and December 31, 1995, the Operating Partnership had interest-rate protection agreements related to $635,807 and $551,196 of variable-rate debt, respectively. The agreements are generally in effect until the related variable-rate debt matures. As a result of the various interest rate protection agreements, interest savings were $654 and $693 for the three months ended September 30, 1996 and 1995, respectively, and $1,935 and $2,617 for the nine months ended September 30, 1996 and 1995, respectively. The Operating Partnership's pro rata share of indebtedness of the unconsolidated joint venture properties as of September 30, 1996 and December 31, 1995 was $431,181 and $167,644, respectively.

                  SIMON DEBARTOLO GROUP, L.P. AND PREDECESSOR

                             (DOLLARS IN THOUSANDS)

NOTE 9 -- PARTNERS' EQUITY

     The following table summarizes the change in the general partner and limited partners' equity in the Operating Partnership since December 31, 1995.

                                          GENERAL PARTNER
                           ----------------------------------------------   UNAMORTIZED                  LIMITED PARTNERS
                           PREFERRED                                        RESTRICTED                -----------------------
                             UNITS      AMOUNTS      UNITS       AMOUNTS    STOCK AWARD     TOTAL       UNITS      AMOUNTS(1)
                           ----------   --------   ----------   ---------   -----------   ---------   ----------   ----------
Balance at December 31,
  1995....................  4,000,000   $99,923    58,360,195   $(686,362)    $(2,687)    $(589,126)  37,282,628   $ 908,764
Stock Incentive Program...     --         --          200,030       4,751      (4,751)       --           --          --
Amortization of stock
  incentive...............     --         --           --          --           1,563         1,563       --          --
Preferred unit
  contributions, net......  8,000,000   193,471        --          --          --           193,471       --          --
Adjustment to allocate net
  equity of the Operating
  Partnership.............     --         --           --          (9,496)     --            (9,496)      --           9,496
Adjustment to reflect
  limited partners' equity
  interest at redemption
  value (Note 10).........     --         --           --         (75,248)     --           (75,248)      --          75,248
Other.....................     --         --           --             (62)     --               (62)      --          --
Partner contributions.....     --         --       37,947,162     924,075      --           924,075   23,219,012     565,448
Distributions.............     --        (6,286)       --         (66,554)     --           (72,840)      --         (42,372)
Net Income................     --         6,286        --          41,350      --            47,636       --          26,208
                           ----------   --------   ----------   ---------   ----------    ----------  ----------   ---------
Balance at September 30,
  1996.................... 12,000,000   $293,394   96,507,387   $ 132,454     $(5,875)    $ 419,973   60,501,640   $1,542,792
                           ==========   ========   ==========   =========   ==========    ==========  ==========   =========

---------------
(1) At redemption value.

STOCK INCENTIVE PROGRAM

     Two stock incentive programs are currently in effect for SDG LP.

     Under the terms of the Simon Stock Incentive Program, on March 22, 1995, an aggregate of 1,000,000 shares of restricted stock was awarded to 50 executives, subject to certain performance standards and other terms of the plan. On March 22, 1995 and 1996, the board of directors of the Company approved the issuances of 144,196 and 200,030 shares of common stock, respectively to eligible executives. The value of these shares is being amortized pro-rata over the respective four year vesting period. Approximately $1,563 and $525 have been amortized for the nine-month periods ended September 30, 1996 and 1995, respectively.

     Under the terms of the DeBartolo stock incentive plan, 2,108,000 shares of common stock are available for grant, subject to certain performance standards and other terms of the plan. A total of 1,865,240 shares of common stock have been approved by the compensation committee.

     It is management's intent to merge the existing plans into a single plan for key employees of SDG LP.

NOTE 10 -- LIMITED PARTNERS' INTEREST

     Because the Operating Partnership does not control whether cash will be used to settle the limited partners' exchange rights, the limited partners' equity has not been included in partners' equity. The consolidated condensed balance sheets reflect the limited partners' interest in the Operating Partnership, measured at redemption value.

                  SIMON DEBARTOLO GROUP, L.P. AND PREDECESSOR

                             (DOLLARS IN THOUSANDS)

     On November 13, 1996, an agreement was reached between the Company and the Operating Partnership which restricts the Company's ability to cause the Operating Partnership to redeem for cash the limited partners' units without contributing cash to the Operating Partnership as partners' equity sufficient to effect the redemption. If sufficient cash is not contributed, the Company will be deemed to have elected to acquire the limited partners' units for shares of the Company's common stock. Accordingly, prospectively the limited partners' interest in SDG LP will be reflected in the consolidated balance sheet of the SDG LP as partners' equity at historical carrying value.

NOTE 11  COMMITMENTS AND CONTINGENCIES

     On October 16, 1996, a complaint was filed in the Court of Common Pleas of Mahoning County, Ohio, captioned Carlo Angostinelli et al. v. DeBartolo Realty Corp. et al. The named defendants are the Managing General Partner and DeBartolo Properties Management, Inc., and the plaintiffs are 24 former employees of the defendants. In the complaint, the number of plaintiffs allege that they were recipients of deferred stock grants under the DRC 1994 Stock Incentive Plan (the "Plan") and that these grants immediately vested under the Plan's "change in control" provision as a result of the Merger. Plaintiffs assert that the defendants' refusal to issue them approximately 579,000 shares of DRC common stock, which is equivalent to approximately 394,000 shares of common stock of the Company computed at the .68 exchange ratio used in the Merger, constitutes a breach of contract and a breach of the implied covenant of good faith and fair dealing under Ohio law. Plaintiffs seek damages equal to such number of shares of DRC common stock, or cash in lieu thereof, equal to all deferred stock ever granted to them under the Plan, dividends on such stock from the time of the grants, compensatory damages for breach of the implied covenant of good faith and fair dealing, and punitive damages.

     The complaint was served on the defendants on October 28, 1996, and pre-trial proceedings have not yet commenced. The Company is of the opinion that it has meritorious defenses and accordingly intends to defend this action vigorously. While it is difficult for the Company to predict the outcome of this litigation at this stage, based on the information known to the Company to date, the Company does not expect this action will have a material adverse effect on the Company.

                        CERTAIN INFORMATION WITH RESPECT
                         TO SIMON PROPERTY GROUP, L.P.

                                                                                     PAGE NO.
                                                                                     --------
Selected Financial and Operating Data..............................................      50
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.......................................................................      52
Simon Property Group, L.P. Consolidated Condensed Balance Sheets as of September
  30, 1996 and December 31, 1995 (unaudited).......................................      61
Simon Property Group, L.P. Consolidated Condensed Statements of Operations for the
  three and nine month periods ended September 30, 1996 and 1995 (unaudited).......      62
Simon Property Group, L.P. Consolidated Condensed Statements of Cash Flows for the
  nine month periods ended September 30, 1996 and 1995 (unaudited).................      63
Notes to Financial Statements......................................................      64
Report of Independent Public Accountants...........................................      72
Simon Property Group, L.P. Consolidated Balance Sheets as of December 31, 1995 and
  1994.............................................................................      73
Simon Property Group, L.P. Consolidated Statements of Operations for the years ended December 31, 1995 and 1994 and for the period from inception of operations
  (December 20, 1993) to December 31, 1993 and Simon Property Group (the
  Predecessor to Simon Property Group, L.P.) Combined Statement of Operations for
  the period from January 1, 1993 to December 31, 1993.............................      74
Simon Property Group, L.P. Consolidated Statements of Changes in Partners' Equity
  and Owners' Deficit for the years ended December 31, 1995 and 1994 and for the period from inception of operations (December 20, 1993) to December 31, 1993 and
  Simon Property Group Combined Statement of Changes in Partners' Equity and
  Owners' Deficit for the period from January 1, 1993 to December 31, 1993.........      75
Simon Property Group, L.P. Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1994 and for the period from inception of operations
  (December 20, 1993) to December 31, 1993 and Simon Property Group Combined
  Statement of Cash Flows for the period from January 1, 1993, to December 19,
  1993.............................................................................      76
Notes to Financial Statements......................................................      77
Report of Independent Public Accountants on Schedule III...........................     102
Schedule III -- Schedule of Real Estate and Accumulated Depreciation...............     103
Notes to Schedule III..............................................................     107

                     SELECTED FINANCIAL AND OPERATING DATA

     The following tables set forth certain selected financial and operating data on a historical basis for SPG, LP, the Predecessor, for financial reporting purposes, of SDG, LP and for Simon Property Group the Predecessor of SPG, LP for the respective periods presented. The historical financial information should be read in conjunction with the financial statements and notes thereto included herein.

                                                                         SIMON PROPERTY GROUP, L.P.
                                                                   (SPG, LP, THE PREDECESSOR OF SDG, LP)
                                                   ----------------------------------------------------------------------
                                                                                                               FOR THE
                                                      FOR THE        FOR THE                                 PERIOD FROM
                                                    NINE MONTHS    NINE MONTHS     FOR THE       FOR THE     DECEMBER 20
                                                       ENDED          ENDED       YEAR ENDED    YEAR ENDED        TO
                                                   SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                       1996           1995           1995          1994          1993
                                                   -------------  -------------  ------------  ------------  ------------
                                                      (IN THOUSANDS EXCEPT PER UNIT DATA, PORTFOLIO PROPERTY DATA AND
                                                                                  RATIOS)
OPERATING DATA:
Total Revenue.....................................  $   429,600    $   398,297    $  553,657    $  473,676    $   18,424
 Expenses:
 Operating Expenses...............................      164,562        151,914       209,782       183,433         4,095
 Depreciation and Amortization....................       77,913         65,212        92,739        75,945         2,051
 Interest Expense(1)..............................      120,370        112,125       150,224       150,164         3,548
 Income (Loss) before Extraordinary Items.........       70,229         72,681       101,505        60,308         8,707
 Net Income (Loss)................................  $    67,434    $    69,797    $   98,220    $   42,328    $  (21,774)

Preferred Unit Distributions......................        6,094             --         1,490            --            --
Net Income (Loss) available to unit holders.......       61,340         69,797        96,730        42,328       (21,774)
 Net Income per unit before extraordinary items...  $       .73    $      0.79    $     1.08    $     0.71    $     0.11
 Net Income per unit(2)...........................  $       .70    $      0.76    $     1.04    $     0.50    $    (0.28)
 Distributions per unit...........................  $      1.14    $      1.48    $     1.97    $     1.90            --
Weighted average units outstanding................       95,784         91,663        92,666        84,510        78,447
BALANCE SHEET DATA (as of end of period):
 Investment in Real Estate, net...................  $ 2,179,373    $ 1,985,841    $2,009,344    $1,829,111    $1,350,360
 Cash and cash equivalents........................       44,635         72,983        62,721       105,139   110,625....
 Total Assets.....................................    2,683,384      2,407,499     2,556,436     2,316,860     1,793,654
 Total Debt(3)....................................    2,136,651      1,986,072     1,980,759     1,938,091     1,455,884
 Limited Partners' Interest.......................           --        949,126       908,764       909,306       848,373
 Owner's Equity (Deficit).........................  $   273,553    $  (709,583)   $ (589,126)   $ (807,613)   $ (791,820)
OTHER DATA:
 Cash flow provided by (used in):
   Operating activities...........................  $   146,641    $   129,544    $  194,336    $  128,023           N/A
   Investing activities...........................     (116,449)      (101,191)     (222,679)     (266,772)          N/A
   Financing activities...........................      (48,278)       (60,509)      (14,075)      133,263           N/A
 Restated Funds from Operations (FFO) (4).........  $   148,189    $   137,287    $  197,909    $  167,761           N/A
RATIO OF EARNINGS TO FIXED CHARGES OR COVERAGE
 DEFICIT(5).......................................        1.53x          1.64x         1.67x         1.43x         3.36x
PORTFOLIO DATA (as of end of period):
 Total EBITDA(6)..................................  $   346,200    $   315,276    $  437,548    $  386,835    $  346,679(7)
 EBITDA After Minority Interest(6)................      285,975        258,185       357,158       307,372       256,169(7)
 Number of Portfolio Properties...................          122            120           122           119           114
 Total GLA (thousands of square feet).............       63,360         59,644        62,232        58,200        54,042
                                                       --------       --------      --------      --------       -------

                                                              SIMON PROPERTY GROUP
                                                          (THE PREDECESSOR OF SPG, LP)
                                                    ----------------------------------------
                                                      FOR THE       FOR THE       FOR THE
                                                    PERIOD FROM       YEAR          YEAR
                                                    JANUARY 1 TO     ENDED         ENDED
                                                    DECEMBER 19,  DECEMBER 31,  DECEMBER 31,
                                                        1993          1992          1991
                                                    ------------  ------------  ------------

OPERATING DATA:
Total Revenue.....................................   $  405,869    $  400,852    $  378,029
 Expenses:
 Operating Expenses...............................      175,801       176,682       173,923
 Depreciation and Amortization....................       60,243        58,104        56,033
 Interest Expense(1)..............................      156,909       178,075       159,798
 Income (Loss) before Extraordinary Items.........        6,912       (11,692)      (15,865)
 Net Income (Loss)................................   $   33,101    $  (11,692)   $  (15,865)
Preferred Unit Distributions......................           --            --            --
Net Income (Loss) available to unit holders.......       33,101       (11,692)      (15,865)
 Net Income per unit before extraordinary items...          N/A           N/A           N/A
 Net Income per unit(2)...........................          N/A           N/A           N/A
 Distributions per unit...........................          N/A           N/A           N/A
Weighted average units outstanding................          N/A           N/A           N/A
BALANCE SHEET DATA (as of end of period):
 Investment in Real Estate, net...................          N/A    $1,156,009    $1,143,050
 Cash and cash equivalents........................          N/A        42,682        31,840
 Total Assets.....................................          N/A     1,494,289     1,432,028
 Total Debt(3)....................................          N/A     1,711,778     1,548,292
 Limited Partners' Interest.......................          N/A           N/A           N/A
 Owner's Equity (Deficit).........................          N/A    $ (565,566)   $ (418,697)
OTHER DATA:
 Cash flow provided by (used in):
   Operating activities...........................          N/A           N/A           N/A
   Investing activities...........................          N/A           N/A           N/A
   Financing activities...........................          N/A           N/A           N/A
 Restated Funds from Operations (FFO) (4).........          N/A           N/A           N/A
RATIO OF EARNINGS TO FIXED CHARGES OR COVERAGE
 DEFICIT(5).......................................        1.11x    $  (12,821)   $  (18,719)
PORTFOLIO DATA (as of end of period):
 Total EBITDA(6)..................................          N/A    $  316,535    $  282,326
 EBITDA After Minority Interest(6)................          N/A       227,931       210,634
 Number of Portfolio Properties...................          N/A           110           108
 Total GLA (thousands of square feet).............          N/A        52,404        51,375
                                                       --------      --------      --------

---------------
 (1) Interest expense for the year ended December 31, 1994 includes $27.2 million of additional non-recurring contingent interest paid in connection with the refinancing of a Portfolio Property. The property lender was entitled to participate in the appreciated market value of the Portfolio Property upon refinancing. Management does not presently expect to enter into financing arrangements with similar participation features in the future. Accordingly, management considers the payment made to the lender unusual in nature. As explained in footnote (4) below, unusual or extraordinary items are excluded for purposes of computing FFO. Accordingly, this item has been excluded from FFO in this table and elsewhere herein.

 (2) Per unit data are reflected only for the periods from December 20, 1993 through September 30, 1996. Per unit data are not relevant for the historical combined financial statements of Simon Property Group, the Predecessor to SPG, LP, since such financial statements are a combined presentation of partnerships and corporations.

 (3) Historical debt of SPG, LP as of September 30, 1996 and 1995 and December 31, 1995 includes $1,813.7 million, $1,778.1 million and $1,784.8 million, respectively, of mortgage indebtedness and $323.0 million, $208.0 million and $196.0 million, respectively, of outstanding indebtedness under credit facilities, respectively.

 (4) Funds from Operations ("FFO"), as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), means combined net income SGP, LP without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on ownership interest of SGP, LP, of FFO of unconsolidated joint ventures, all determined on a consistent basis in accordance with generally accepted accounting principles. Management believes that FFO is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. FFO is presented to assist investors in analyzing the performance of SGP, LP. SGP, LP's method of calculating FFO may be different from the methods used by other REITs. FFO
     (i) does not represent cash flows from operations as defined by generally accepted accounting principles, (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities and (iii) is not an alternative to cash flows as a measure of liquidity. In March 1995, NAREIT modified its definition of FFO. The modified definition provides that amortization of deferred financing costs and depreciation of nonrental real estate assets are no longer to be added back to net income in arriving at FFO. The modified definition was adopted by SGP, LP beginning in 1996. Additionally the FFO for prior periods have been restated to reflect the new definition in order to make the amounts comparative.

(5) For purposes of computing the Ratio of Earnings to Fixed Charges, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. Fixed Charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

(6) Total EBITDA represents earnings before interest, taxes, depreciation and amortization for all properties. EBITDA After Minority Interest represents earnings before interest, taxes, depreciation and amortization for all properties after distribution to the third-party joint venture partners. EBITDA (i) does not represent cash flow from operations as defined by generally accepted accounting principles, (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. Management believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as revenues and operating expenses, should be considered. SGP, LP's method of calculating EBITDA may be different from the methods used by other REITs. The Company's weighted average ownership interest in the operating results of SGP, LP for the nine months ended September 30, 1996 and 1995 was 61.1% and 59.3%, respectively, and was 60.3%, 55.2% and
    52.2% in 1995, 1994 and 1993, respectively. The Company's ownership interest in SPG, LP was 61.1% and 60.9% at September 30, 1996 and 1995, respectively, and was 61.0% and 56.4% at December 31, 1995 and 1994, respectively.

(7) Represents the combined EBITDA and EBITDA After Minority Interest of the properties for the full year ended December 31, 1993.

               SIMON PROPERTY GROUP L.P. AND SIMON PROPERTY GROUP

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Selected Financial Data, and all of the financial statements and notes thereto included elsewhere herein.

GENERAL BACKGROUND

     Simon Property Group L.P. ("SPG, LP" or the "Simon Operating Partnership") was formed in connection with the initial public offering of Simon Property Group, Inc. As a result of the merger between a subsidiary of Simon Property Group, Inc. and DeBartolo Realty Corporation ("DRC"), the Simon Operating Partnership became a subsidiary of Simon DeBartolo Group, L.P. ("SDG, LP"). The accompanying financial statements reflect the operations of the Simon Operating Partnership on a stand alone basis.

     Historical results and percentage relationships set forth in Selected Financial Data are not necessarily indicative of future financial position and results of operations of the Simon Operating Partnership.

     The financial statement results presented for the twelve-day period from December 20, 1993 through December 31, 1993 are not indicative of the Simon Operating Partnership's performance on an annual basis. Similarly, the results presented in the combined financial statements for the Predecessor of the Simon Operating Partnership cover only 353 days of 1993, the period prior to the date that the Simon Operating Partnership acquired the assets and liabilities of the Predecessor of the Simon Operating Partnership. Therefore, the discussion of and results of operations and liquidity and capital resources for 1993 are presented on a combined basis to compare to the full year 1994. Management believes presentation in this manner provides a more meaningful discussion of year-to-year results.

RESULTS OF OPERATIONS

     Three property ownership changes (the "Property Transactions") affect the comparison of the three-month and nine-month periods. Effective July 31, 1995, the Simon Operating Partnership acquired the remaining 50% interest in Crossroads Mall and subsequently began including Crossroads in the financial statements using the consolidated method of accounting. Effective September 25, 1995, the Simon Operating Partnership acquired the remaining 55% interest in East Towne Mall and subsequently began including East Towne in the financial statements using the consolidated method of accounting. And finally, on April 11, 1996, the Simon Operating Partnership acquired the remaining 50% economic interest in Ross Park Mall and subsequently began including Ross Park in the financial statements using the consolidated method of accounting.

  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 VS. THE THREE MONTHS ENDED SEPTEMBER 30, 1995

     Total revenue increased by $8.4 million or 6.1% for the three months ended September 30, 1996, as compared to the same period in 1995. This increase is primarily the result of the Property Transactions ($9.1) million, an increase in minimum rent ($2.4 million), and a gain on the sale of a peripheral property ($2.6 million), partially offset by a decrease in tenant reimbursements ($4.6 million).

     Total operating expenses increased by $9.5 million, or 12.9%, for the three months ended September 30, 1996 as compared to the same period in 1995. This increase is primarily a result of the Property Transactions ($4.1 million) and an increase in depreciation and amortization ($5.0 million).

     Interest expense increased by $4.8 million, or 13.1% for the three months ended September 30, 1996, as compared to the same period in 1995. This increase is primarily as a result of the Property Transactions ($3.7 million).

     Income from unconsolidated entities increased by $1.5 million for the three months ended September 30, 1996, as compared to the same period in 1995. This increase is the result of an increase in the Simon Operating Partnership's pro rata share of income from M.S. Management Associates, Inc. (together with its subsidiaries, "the Management Company") ($2.3 million), partially offset by a decrease in income allocated from the nonconsolidated joint venture properties ($0.8 million).

     The Company's preferred unit requirement was $2.0 million in 1996 primarily as a result of $100 million in net proceeds received in connection with the Company's issuance of 8 1/8% Series A convertible preferred stock.

     Net income available to unitholders was $17.9 million for the three months ended September 30, 1996 as compared to $24.3 million for the same period in 1995, reflecting a decrease of $6.4 million, for the reasons discussed above.

  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 VS. THE NINE MONTHS ENDED SEPTEMBER 30, 1995

     Total revenue increased by $31.3 million or 7.9% for the nine months ended September 30, 1996, as compared to the same period in 1995. Of this increase, $25.1 million is a result of the Property Transactions. The remaining increase is primarily the result of increases in minimum rent ($5.3 million), lease settlement income ($2.1 million), and a gain on the sale of peripheral property ($2.6 million), partially offset by a decrease in tenant reimbursements ($5.9 million).

     Total operating expenses increased by $25.3 million, or 11.8%, for the nine months ended September 30, 1996, as compared to the same period in 1995. This increase is primarily the result of the Property Transactions ($13.8) and an increase in depreciation and amortization ($8.4 million).

     The gain on sale of an asset in the nine months ended September 30, 1995 ($2.4 million) relates to the sale of a minority partnership interest in land previously held for development in Denver, Colorado.

     Interest expense increased by $8.2 million or 7.4% for the nine months ended September 30, 1996, as compared to the same period in 1995. This increase was primarily the result of the Property Transactions ($9.5 million), partially offset by interest savings resulting from debt payments made with proceeds obtained from the Company's secondary common stock offering in April 1995 and the sale of preferred stock in October 1995.

     Income from unconsolidated entities increased by $2.0 million for the nine months ended September 30, 1996, as compared to the same period in 1995. This increase is primarily the result of an increase in the Simon Operating Partnership's pro rata share of income from the Management Company ($2.2 million).

     The Company's preferred unit requirement increased by $6.1 million as a result of $100 million in net proceeds received in connection with the Company's issuance of 8 1/8% Series A convertible preferred stock.

     Net income available to Shareholders was $61.3 million for the nine months ended September 30, 1996, as compared to $69.8 million for the same period in 1995, reflecting a decrease of $8.5 million, for the reasons discussed above.

YEAR ENDED DECEMBER 31, 1995 TO THE YEAR ENDED DECEMBER 31, 1994

     During 1994 and 1995, the Simon Operating Partnership acquired several new properties through purchase, acquisition and merger, and, as a result of a change in controlling interest, changed the way it accounted for several properties (using either the consolidated method of accounting or the equity method of accounting for non-controlled joint venture entities) (the "Property Transactions"). The following is a listing of such transactions: The Simon Operating Partnership began including The Forum Shops at Caesars ("Forum") as a consolidated property due to the Simon Operating Partnership's ability to demonstrate control effective April 1, 1994. On September 1, 1994, the Simon Operating Partnership consolidated 15 properties as a result of the merger of MSA Realty Corporation into the Company (the "MSAR Merger"). During December 1994, the Simon Operating Partnership acquired a 100% interest in Independence Mall, Orange Park Mall, Broadway Square and University Mall (Florida). On February 23, 1995, the Simon Operating Partnership acquired an additional 50% interest in White Oaks Mall and is now accounting for the property using the consolidated method of accounting. Effective July 1, 1995, the Simon Operating Partnership relinquished its ability to direct certain activities related to the control of North East Mall, and as a result is now accounting for the property using the equity method of accounting. On July 31, 1995, the Simon Operating Partnership purchased the remaining 50% ownership in Crossroads Mall and subsequently began accounting for the property using the consolidated method of accounting. On September 25, 1995, the Simon Operating Partnership acquired the remaining 55% ownership in East Towne Mall and subsequently began accounting for the property using the consolidated method of accounting. (See the "Liquidity and Capital Resources" discussion for additional information regarding these transactions.)

     Total revenue by increased $80.0 million, or 16.9%, in 1995. Of this increase, $72.8 million is attributable to the 1995 Property Transactions, and the full-year impact in 1995 of the 1994 Property Transactions. The remaining $7.2 million increase is primarily the result of an increase in revenue resulting from increases of $1.25 and $0.18 in average base minimum rents per square foot for regional mall stores and community shopping centers as evidenced by leasing spreads for regional mall store and community shopping center leases executed during 1995 over those leases expiring in 1995 of $5.38 and $1.22 per square foot, respectively. These increases are partially offset by a decrease in overage rent resulting primarily from static sales in the portfolio and a decline of $1.8 million in overage rent at Texas border properties due to the devaluation of the Mexican peso. Management expects these properties to return to their prior performance level, as they have done historically after previous peso devaluations.

     Total operating expenses increased by $43.1 million, or 16.6%, in 1995. Of this increase, $37.9 million, or 87.9%, is the result of the Property Transactions. Other than increases from the Property Transactions, total operating expenses experienced an increase of only 2.0% attributable to increased depreciation and amortization derived from an increase in investment properties.

     Interest expense, excluding prior year non-recurring interest expense, increased by a net of $27.2 million, or 22.2%, to $150.2 million for 1995 as compared to $123.0 million for 1994. Of this increase, $26.5 million, or 97.4% is the result of the Property Transactions. Partially offsetting this increase is interest savings realized as a result of restructuring the Simon Operating Partnership's credit facilities, and from using the proceeds of the Company's add-on offering of 6,241,854 shares of common stock and over-allotment offerings to reduce the outstanding indebtedness of SPG, LP.

     The net gain on the sale of assets in 1995 resulted from a gain on the sale of a minority partnership interest in land previously held for development in Denver, Colorado ($2.4 million), partially offset by a loss on the sale of an equity investment in Arborland Mall ($0.5 million).

     Income (loss) from unconsolidated entities increased from a loss of $0.1 million in 1994 to income of $1.4 million in 1995 resulting from an increase in the Simon Operating Partnership's share of income from partnerships and joint ventures, partially offset by an increase in its share of losses of the Management Company. The Simon Operating Partnership's share of income from partnerships and joint ventures improved $4.1 million from $1.0 million in 1994 to $5.1 million in 1995. This increase is primarily attributable to gains from sales of peripheral property ($3.4 million) and the change to accounting for North East Mall using the equity method of accounting ($1.7 million). The Simon Operating Partnership's share of the Management Company's results declined $2.6 million from an allocated net loss of $1.1 million for 1994 to an allocated net loss of $3.7 million for 1995. This decrease is the result of the Management Company's losses related to the settlement of a mortgage receivable and the liquidation of a partnership investment in 1995, partially offset by a $1.6 million increase in the Management Company's operating income.

     Extraordinary items of $3.3 million in 1995 and $18.0 million in 1994 result from costs associated with the refinancing of debt.

     Net income available to Unitholders increased from $42.3 million for 1994 to $96.7 million for 1995, an increase of $54.4 million, for the reasons discussed above.

COMPARISON OF CONSOLIDATED OPERATING RESULTS FOR THE
YEAR ENDED DECEMBER 31, 1994 TO THE COMBINED YEAR ENDED DECEMBER 31, 1993

     Total revenue increased by $49.4 million, or 11.6%, to $473.7 million for 1994, as compared to $424.3 million in 1993. This increase is the result of increases in all components of revenue. The $28.2 million increase in minimum rent is a result of an overall increase in occupancy levels and the replacement of expiring tenant leases with renewal leases at higher minimum base rents ($7.2 million), the inclusion of Forum as a consolidated property ($10.3 million) and the MSAR Merger ($8.7 million). The increase in overage rent of $5.4 million to $25.5 million for 1994, as compared to $20.1 million in 1993, is attributable to an overall increase in tenant sales volume ($0.9 million) and the inclusion of Forum as a consolidated property ($4.2 million). Tenant reimbursements increased $12.4 million as a result of the increased occupancy and overall tenant recoverability of costs ($4.0 million), the inclusion of Forum as a consolidated property ($4.0 million) and the MSAR Merger ($4.0 million). The $3.4 million increase in other income is primarily attributable to the increase in interest and dividend income from the Management Company ($9.7 million), the increase in interest income from cash equivalents due to the increase in funds invested and higher interest rates ($1.1 million), the consolidation of Forum ($1.4 million) and the MSAR Merger ($1.1 million), offset in part by the sale of an anchor store in March 1993 ($8.9 million).

     Total operating expenses increased by $17.2 million, or 7.1%, to $259.4 million for 1994 as compared to $242.2 million for 1993. This increase is the result of increases in depreciation and amortization, real estate taxes, repairs and maintenance, and advertising and promotion, offset by decreases in property operating expenses and other expenses. The increase in depreciation and amortization of $13.7 million is attributable to the purchase of minority partners' interest in the Predecessor of SPG,LP with the application of the offering proceeds ($5.5 million), the inclusion of Forum as a consolidated property ($3.5 million), the MSAR Merger ($1.8 million) and additional renovation and expansion costs incurred in 1992 and 1993 at several Portfolio Properties. The increases in real estate taxes ($3.7 million) and repairs and maintenance ($2.3 million) are primarily attributable to the consolidation of Forum ($0.3 million and $1.0 million, respectively) and the MSAR Merger ($2.1 million and $0.5 million, respectively). Tenant contributions funded a substantial portion of the $2.4 million increase in advertising and promotion campaigns. The $6.7 million decrease in property operating expenses is the result of the reduction in the costs related to the self-management of wholly owned properties ($5.9 million), a decrease in insurance costs due to an overall reduction in premiums and loss occurrences ($1.7 million) and the decrease in general and administrative expenses ($3.0 million). These decreases in property operating expenses are partially offset by the inclusion of Forum as a consolidated property ($3.6 million) and the MSAR Merger ($0.5 million). The $1.3 million increase in other expenses is attributable to the inclusion of Forum as a consolidated property ($2.1 million) and public company costs ($1.2 million), offset in part by the decrease in ground rent relating to the buyout of various ground leases with the application of the offering proceeds.

     Interest expense, excluding non-recurring interest expense, decreased by $37.5 million, or 23.4%, to $123.0 million for 1994 as compared to $160.5 million for 1993. This decrease is primarily the result of: (i) the application of net proceeds of the offering and the concurrent financing to reduce indebtedness ($34.4 million); and (ii) lower interest rates on debt ($12.1 million); offset by (iii) the inclusion of Forum as a consolidated property ($3.7 million), the MSAR Merger ($4.3 million) and an increase in amortization of deferred financing costs related to the refinancings ($2.5 million).

     On December 1, 1994, as part of a debt restructuring and the termination of the lender's participation in future cash flow for one of the Portfolio Properties, the Simon Operating Partnership incurred a non-recurring interest expense charge of $27.2 million. The Simon Operating Partnership has reflected this item as a separate line in the Consolidated Statements of Operations.

     Minority interest in 1994 reflects the purchase of minority partners' interest in the Predecessor of SPG,LP with the application of the IPO proceeds and the inclusion of the minority partner's interest in Forum.

     Income (loss) from unconsolidated entities improved $2.3 million. The Simon Operating Partnership's share of the Management Company's results improved from an allocation of a net loss of $1.4 million for 1993 to a net loss of $1.1 million for 1994. The 1994 amount is after interest and preferred dividend charges payable to the Simon Operating Partnership of $9.1 million. There were no similar charges in 1993. The Simon Operating Partnership's share of income from partnerships and joint ventures improved from a net loss of $1.0 million for 1993 to net income of $1.0 million for 1994. This increase is attributable to the consolidation of Forum, the MSAR Merger and land sale activity.

     The extraordinary items of $18.0 million in 1994 and $4.3 million in 1993 resulted from costs associated with the early extinguishment or refinancing of debt.

     Net income available to Unitholders increased from $11.3 million for 1993 to net income of $42.3 million for 1994, an increase of $31.0 million, for the reasons discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1996, the Simon Operating Partnership's balance of cash and cash equivalents was $44.6 million, not including its proportionate share of cash held by the joint venture properties and the Management Company. In addition to its cash reserves, the Simon Operating Partnership, as a co-borrower with SDG, LP, had unused capacity under its unsecured revolving credit facility totaling $427 million.

     In December 1995, a shelf registration statement for $500 million of non-convertible investment grade debt securities of SPG, LP became effective. As of September 30, 1996, no securities have been issued from this registration statement.

     On September 6, 1996, Simon DeBartolo Group, L.P. ("SDG, LP") filed a shelf registration statement with the Securities and Exchange Commission to provide for the offering from time to time of up to $750 million aggregate principal amount of unsecured debt securities of SDG, LP. SDG, LP intends to offer, immediately upon effectiveness, an aggregate of $200 million in unsecured debt securities. The proceeds of which will be used primarily to retire mortgage indebtedness and to paydown the unsecured, revolving credit facility. SPG, LP will guarantee the due and punctual payment of the principal of, premium, if any, interest on, and any other amounts payable with respect to the unsecured debt securities.

     Acquisitions. On April 11, 1996, the Simon Operating Partnership drew an additional $115.0 million on its other existing revolving credit facility primarily to finance the acquisition of the remaining economic ownership interest in Ross Park Mall ($44 million) and to retire a portion of the property's debt ($54 million).

     Financing and Refinancing. On February 23, 1996, the Simon Operating Partnership borrowed the initial $100.0 million tranche of a $184.0 million two-tranche loan facility for The Forum Shops at Caesar's ("Forum") and retired the existing $89.7 million mortgage debt for Forum. The initial funding bears interest at LIBOR plus 100 basis points and matures in February 2000. The remaining proceeds are being used to provide funds for the approximately 250,000-square-foot phase II expansion of this property.

     On June 28, 1996, the Simon Operating Partnership obtained an additional $200 million unsecured, revolving credit facility. The facility bore interest at LIBOR plus 132.5 basis points. Terms for the facility were identical to those of the Simon Operating Partnership's other $400 million credit facility.

     On September 10, 1996, the Simon Operating Partnership loaned $112 million to SDG, LP to retire the DeBartolo secured line of credit. The DeBartolo line bore interest at LIBOR plus 175 basis points.

     On September 27, 1996, the Company completed a $200 million public offering (the "Preferred Offering") of 8,000,000 shares of 8 3/4% Series B Cumulative Redeemable Preferred Stock, generating net proceeds of approximately $193 million. The Company contributed the proceeds of such offering to SDG, LP in exchange for preferred units in SDG, LP, which used the net proceeds to repay $142.8 million of outstanding indebtedness, $12.5 million to purchase an additional ownership interest in the North East Mall and loaned $34.4 million to the Simon Operating Partnership which used such amounts to reduce amounts outstanding under its former unsecured credit facilities.

     On September 27, 1996, the Operating Partnership obtained a $750 million, unsecured, three-year credit facility (the "Credit Facility"), which initially bears interest at LIBOR plus 90 basis points, The Operating Partnership borrowed $323 million under this facility and loaned the proceeds to the Simon Operating Partnership to retire the outstanding borrowing under two unsecured credit facilities, which bore interest at LIBOR plus 132.5 basis points.

     During the first nine months of 1996, the Simon Operating Partnership drew an additional $33.2 million on its construction loan for Cottonwood Mall in Albuquerque, New Mexico. As of September 30, 1996, a total of $55.6 million was outstanding on this construction loan.

     Development, Expansions and Renovations. The Simon Operating Partnership is involved in several development, expansion and renovation efforts.

     Groundbreaking has occurred on two new retail development projects. Grapevine Mills, a 1,450,000-square-foot retail development project in Fort Worth, Texas, broke ground on July 10, 1996, and is expected to open in November of 1997. A commitment has been obtained for a four-year $140 million construction loan with interest at LIBOR plus 165 basis points. The Simon Operating Partnership will have a $13.9 million equity commitment on this $188 million development project. The Simon Operating Partnership owns 37.5% of this joint venture development. Arizona Mills, a 1,225,000-square-foot retail development project in Tempe, Arizona, broke ground on August 1, 1996. This $183 million development opens in November of 1997. The Simon Operating Partnership has a $11.2 million equity investment and a 25% ownership interest in this joint venture development.

     The Simon Operating Partnership is completing demolition of the existing Bakery Centre in South Miami, Florida, in preparation for the $130 million development of The Shops at Sunset Place. Pre-development efforts continue for this 75%-owned proposed 500,000-square-foot retail and entertainment center.

     Cottonwood Mall opened on July 31, 1996, in Albuquerque, New Mexico. This one million-square-foot regional mall is wholly-owned by the Simon Operating Partnership. Cottonwood Mall is anchored by Dillard's, Foley's, JCPenney, Mervyn's and Montgomery Ward, and a 76,000-square foot United Artists STARPORT entertainment complex, which is scheduled to open by the end of 1996.

     Construction also continues on the following projects:

        - A 250,000-square-foot phase II expansion of Forum, in which the Simon Operating Partnership has a 55% ownership interest, is scheduled to open in the fall of 1997. The $90 million costs of the Forum project are being funded with a portion of a $184 million two-tranche financing facility which closed February 23, 1996.

        - Ontario Mills, a 1.4 million-square-foot value-oriented regional mall in Ontario, California, in which the Simon Operating Partnership has a 25% ownership interest, is scheduled to open in November of 1996. A $110 million construction loan on this project has been obtained on this approximately $168 million partnership venture with The Mills Corporation. The Simon Operating Partnership funded its $15.0 million equity commitment for this project in July 1996.

        - The Source, a 730,000-square-foot retail development project in Westbury (Long Island), New York, is expected to open in August of 1997. This new $151 million development will adjoin an existing Fortunoff store. The Simon Operating Partnership has a total equity requirement of $31.1 million for this project. Construction Financing of $120 million closed on this property in July of 1996. The loan carries interest at LIBOR plus 170 basis points and matures on July 16, 1999. The Simon Operating Partnership has made a $21.7 million equity investment in this 50%-owned joint venture development through September 30, 1993.

        - The Tower Shops in Las Vegas, Nevada, is an approximately $25 million, 89,000-square-foot retail development project in which the Simon Operating Partnership owns a 50% interest. This retail development is scheduled to open late in the fall of 1996. The Simon Operating Partnership contributed its $3.2 million equity commitment in April of 1996.

     Management is also considering renovation and expansion projects at various other properties. It is anticipated that these projects will be financed principally with external borrowings, existing corporate credit facilities and cash flows from operations.

     Debt. At September 30, 1996, the Simon Operating Partnership had consolidated debt of $2,136.7 million, of which $1,287.0 million is fixed-rate debt and $849.7 million is variable-rate debt. As of September 30, 1996 and 1995, the Simon Operating Partnership had interest-rate protection agreements relating to $488,958 and $551,196 of variable-rate debt, respectively. The agreements are generally in effect until the related variable-rate debt matures.

     The Simon Operating Partnership's ratio of consolidated debt-to-market capitalization was approximately 45.6% at September 30, 1996.

     Distributions. The Simon Operating Partnership declared a distribution of $0.4925 per Unit for the first three quarters of 1996. In addition, a special distribution of $0.1515 per unit was declared on August 9, 1996 to align the time periods of distributions for the Company and DeBartolo Realty Corporation under the definitive merger agreement. Future distributions will be determined based on actual results of operations and cash available for distribution. Preferred distributions of $0.5078 per Preferred Unit were also declared per quarter during this period.

     Capital Resources. Management anticipates that cash generated from operating performance will provide the necessary funds on a short- and long-term basis for its operating expenses, interest expense on outstanding indebtedness, recurring capital expenditures and distributions to holders of Preferred Units and Units.

     Management continues to actively review and evaluate property acquisition opportunities. Management believes that funds on hand and amounts available under the Operating Partnership's unsecured revolving credit facility, together with the ability to issue shares of common stock of the Company and/or Units, provide the means to finance certain acquisitions. No assurance can be given that the Simon Operating Partnership will not be required to, or will not elect to, even if not required to, obtain funds from outside sources, including through the sale of debt or equity securities, to finance significant acquisitions, if any.

     Investing and Financing Activities. Cash used in investing activities for the nine months ended September 30, 1996 was $116.5 million. Cash used in investing activities included approximately $44 million for the acquisition of the remaining economic ownership interest in Ross Park Mall, tenant allowances, capital expenditures and development related costs of $95.7 million including $31.3 million, $11.7 million and $4.3 million at Cottonwood Mall, Forum, and The Shops at Sunset Place, respectively; and advances to unconsolidated joint ventures totaling approximately $51.9 million, including $18.9 million, $15.0 million, $5.7 million and $3.2 million in equity contributions made to The Source, Ontario Mills, Arizona Mills and The Tower Shops, respectively, to fund development activity. Cash received from unconsolidated entities of $34.5 million included a $30.9 million return of equity from Smith Haven Mall, a note repayment was received from M.S. Management Associates, Inc, ($38.6 million). Cash used in investing activities for the nine months ended September 30, 1995 included $61.5 million for tenant allowances, capital expenditures and development related costs, a $14.6 million equity investment in Rolling Oaks Mall and $3.1 million for the acquisition of a joint venture interest in a parcel of land to be held for development in Little Rock, Arkansas, partially offset by $2.6 million of net proceeds from the sale of a joint venture interest in land held for development, distributions from unconsolidated entities ($4.3 million) and cash of $3.4 million included in the acquisition of interest in White Oaks Mall.

     Cash used in financing activities for the nine months ended September 30, 1996 was $12.2 million less than the nine months ended September 30, 1995. The decrease in cash used in 1996 as compared to 1995 was primarily the result of an increase in net mortgage borrowings of $109.8 million and an advance from SDG, LP ($77.2 million), partially offset by an increase of $30.9 million in distributions to Unitholders (including $5.5 million paid to the holder of the Preferred Units representing distributions from October 27, 1995 to September 30, 1996) and proceeds from sales of common stock in 1995 of $142.1 million.

EBITDA-EARNINGS FROM OPERATING RESULTS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

     Management believes that there are several important factors that contribute to the ability of the Simon Operating Partnership to increase rent and improve profitability of its shopping centers, including aggregate tenant sales volume, sales per square foot, occupancy levels and tenant costs. Each of these factors has a significant effect on EBITDA. Management believes that EBITDA is an effective measure of shopping center operating performance because:
(i) it is industry practice to evaluate real estate properties based on operating income before interest, taxes, depreciation and amortization, which is generally equivalent to EBITDA; and (ii) EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of the Simon Operating Partnership's operating performance; (iii) is not indicative of cash flows from operating, investing and financing activities; and (iv) is not an alternative to cash flows as a measure of the Simon Operating Partnership's liquidity.

     Total EBITDA for the portfolio properties increased from $315.3 million for the nine months ended September 30, 1995 to $346.2 million for the same period in 1996, representing a growth rate of 9.8%. This increase is primarily attributable to the malls opened or acquired during 1995 and 1996. During this period, operating profit margin decreased from 63.1% to 61.9%.

FFO-FUNDS FROM OPERATIONS

     FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), means the combined net income of the Simon Operating Partnership and its subsidiaries without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the Simon Operating Partnership's ownership interest, of funds from operations of unconsolidated joint ventures, all determined on a consistent basis in accordance with generally accepted accounting principles. Management believes that FFO is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. FFO is presented to assist investors in analyzing the performance of the Operating Partnership. FFO: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of the Simon Operating Partnership's operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of the Simon Operating Partnership's liquidity. In March, 1995, NAREIT modified its definition of FFO. The modified definition provides that amortization of deferred financing costs and depreciation of non-rental real estate assets are no longer to be added back to net income in arriving at FFO. The modified definition was adopted by the Simon Operating Partnership beginning in 1996. Additionally, the prior year FFO is being restated to reflect the new definition in order to make the amounts comparative. Under the previous definition, FFO for the three months and nine months ended September 30, 1995, would have been $52.3 million and $145.4 million, respectively.

     The following summarizes FFO and reconciles net income to FFO for the periods presented:

                                                              FOR THE THREE MONTHS     FOR THE NINE MONTHS
                                                                     ENDED                    ENDED
                                                                 SEPTEMBER 30,            SEPTEMBER 30,
                                                              --------------------    ----------------------
                                                                1996        1995        1996         1995
                                                              --------    --------    ---------    ---------
(In thousands)
FFO.........................................................  $ 48,977    $ 49,492    $ 148,189    $ 137,287
                                                              ========    ========    =========    =========
Reconciliation:
Net Income..................................................  $ 19,898    $ 24,310    $  67,434    $  69,797
Plus:
Extraordinary items -- Losses on extinguishments of debt....     2,424       2,636        2,689        2,884
  Depreciation and amortization from consolidated
    properties..............................................    26,469      21,894       77,507       64,855
  The Simon Operating Partnership's share of depreciation
    and amortization from unconsolidated affiliates.........     2,784       1,329        8,733        4,340
Less:
  Gain on sale of asset.....................................      (88)         N/A         (88)      (2,350)
  Minority interest portion of depreciation and
    amortization............................................     (478)       (677)      (1,992)      (2,239)
Preferred distributions.....................................   (2,032)          --      (6,094)           --
                                                              --------    --------    ---------    ---------
FFO.........................................................  $ 48,977    $ 49,492    $ 148,189    $ 137,287
                                                              ========    ========    =========    =========

PORTFOLIO DATA

     Aggregate Tenant Sales Volume. For the nine months ended September 30, 1995 compared to the same period in 1996, total reported retail sales for mall and freestanding stores at the regional malls and all stores at the community shopping centers for GLA owned by the Simon Operating Partnership ("Owned GLA") increased 8.2% from $3,010 million to $3,256 million. Retail sales at Owned GLA affect revenue and profitability levels because they determine the amount of minimum rent that can be charged, the percentage rent realized, and the recoverable expenses (common area maintenance, real estate taxes, etc.) the tenants can afford to pay.

     Occupancy Levels. Occupancy levels for regional malls increased from 85.2% at September 30, 1995 to 85.6% at September 30, 1996. Occupancy levels for community shopping centers decreased from 94.8% at September 30, 1995 to 93.1% at September 30, 1996. These decreases are the result of store closings by several retailers which filed bankruptcy in 1995 and the de-leasing efforts at two malls in anticipation of de-malling these properties. Total GLA has increased 3.7 million square feet from September 30, 1995 to September 30, 1996, primarily as a result of the 1995 opening of three new regional malls, the acquisition of Smith Haven Mall and the opening of Cottonwood Mall.

     Average Base Rents. Average base rents per square foot of mall and freestanding stores at regional mall Owned GLA increased 6.3%, from $18.51 to $19.68 as of September 30, 1996 as compared to September 30, 1995. In community shopping centers, average base rents per square foot of Owned GLA increased 3.3%, from $7.25 to $7.49 during this same period.

INFLATION

     Inflation has remained relatively low during the past three years and has had a minimal impact on the operating performance of the portfolio properties. Nonetheless, substantially all of the tenants' leases contain provisions designed to lessen the impact of inflation. Such provisions include clauses enabling the Simon Operating Partnership to receive percentage rentals based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. In addition, many of the leases are for terms of less than ten years, which may enable the Simon Operating Partnership to replace existing leases with new leases at higher base and/or percentage rentals if rents of the existing leases are below the then-existing market rate. Substantially all of the leases, other than those for anchors, require the tenants to pay a proportionate share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing the Simon Operating Partnership's exposure to increases in costs and operating expenses resulting from inflation.

     However, inflation may have a negative impact on some of the Simon Operating Partnership's other operating items. Interest and general and administrative expenses may be adversely affected by inflation as these specified costs could increase at a rate higher than rents. Also, for tenant leases with stated rent increases, inflation may have a negative effect as the stated rent increases in these leases could be lower than the increase in inflation at any given time.

OTHER

     The shopping center industry is seasonal in nature, particularly in the fourth quarter during the holiday season, when tenant occupancy and retail sales are typically at their highest levels. In addition, shopping malls achieve most of their temporary tenant rents during the holiday season. As a result of the above, earnings are generally highest in the fourth quarter of each year.

     Management recognizes the retail industry is cyclical in nature and some tenants continue to experience difficulties, which is reflected in sales trends and in the bankruptcies and continued restructuring of several prominent retail organizations. Continuation of these trends could impact future earnings performance.

                           SIMON PROPERTY GROUP, L.P.

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                      (UNAUDITED AND DOLLARS IN THOUSANDS)

                                                                     SEPTEMBER 30,     DECEMBER 31,
                                                                         1996              1995
                                                                     -------------     ------------
ASSETS:
  Investment properties, at cost...................................   $ 2,392,124       $2,162,161
  Less -- accumulated depreciation.................................       212,751          152,817
                                                                       ----------       ----------
                                                                        2,179,373        2,009,344
  Cash and cash equivalents........................................        44,635           62,721
  Tenant receivables and accrued revenue, net......................       143,095          144,400
  Notes receivable and advances due from Management Company........        63,978          102,522
  Investment in partnerships and joint ventures, at equity.........       136,099          113,676
  Deferred costs, net..............................................        75,531           81,398
  Other assets.....................................................        40,673           42,375
                                                                       ----------       ----------
     Total assets..................................................   $ 2,683,384       $2,556,436
                                                                       ==========       ==========
LIABILITIES AND PARTNERS' EQUITY:
  Mortgages and other notes payable................................   $ 2,136,651       $1,980,759
  Accounts payable and accrued expenses............................       117,330          113,131
  Advance from affiliate...........................................        77,153               --
  Accrued distributions............................................         2,031           48,594
  Cash distributions and losses in partnerships and joint ventures,
     at equity.....................................................        16,796           54,120
  Investment in Management Company.................................        18,415           20,612
  Other liabilities................................................        41,455           19,582
                                                                       ----------       ----------
     Total liabilities.............................................     2,409,831        2,236,798
                                                                       ----------       ----------
COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS' EQUITY INTEREST, 37,282,628 units outstanding at
  redemption value (Note 9)........................................            --          908,764
PARTNERS' EQUITY:
  Preferred units, 4,000,000 authorized, issued and outstanding....        99,923           99,923
  General Partner, 958,429 and 58,360,195 units outstanding,
     respectively..................................................         1,795          135,710
  Special Limited Partners' Interest, 94,884,424 units
     outstanding...................................................       177,710               --
  Adjustment to reflect Limited Partners' equity interest at redemption value
     (Note 9)......................................................            --         (822,072)
  Unamortized restricted stock award...............................        (5,875)          (2,687)
                                                                       ----------       ----------
     Total partners' equity (deficit)..............................       273,553         (589,126)
                                                                       ----------       ----------
     Total liabilities, limited partners' equity interest and
      partners' equity (deficit)...................................   $ 2,683,384       $2,556,436
                                                                       ==========       ==========

        The accompanying notes are an integral part of these statements.

                           SIMON PROPERTY GROUP, L.P.

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
         (UNAUDITED AND DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                      FOR THE THREE MONTHS       FOR THE NINE MONTHS
                                                       ENDED SEPTEMBER 30,       ENDED SEPTEMBER 30,
                                                      ---------------------     ---------------------
                                                        1996         1995         1996         1995
                                                      --------     --------     --------     --------
REVENUE:
  Minimum rent......................................  $ 83,109     $ 75,242     $243,047     $222,701
  Overage rent......................................     5,169        5,982       15,920       15,877
  Tenant reimbursements.............................    49,368       50,536      143,594      140,030
  Other income......................................     8,750        6,282       27,039       19,689
                                                      --------     --------     --------     --------
     Total revenue..................................   146,396      138,042      429,600      398,297
                                                      --------     --------     --------     --------
EXPENSES:
  Property operating................................    28,406       26,647       79,012       72,623
  Depreciation and amortization.....................    26,606       22,015       77,913       65,212
  Real estate taxes.................................    14,662       13,321       43,026       39,854
  Repairs and maintenance...........................     5,725        5,740       18,265       16,926
  Advertising and promotion.........................     4,366        4,093       13,264       12,013
  Provision for doubtful accounts...................       845         (200)       2,596        2,203
  Other.............................................     2,785        2,235        8,399        8,295
                                                      --------     --------     --------     --------
     Total operating expenses.......................    83,395       73,851      242,475      217,126
                                                      --------     --------     --------     --------
OPERATING INCOME....................................    63,001       64,191      187,125      181,171
INTEREST EXPENSE....................................    41,236       36,468      120,370      112,125
                                                      --------     --------     --------     --------
INCOME BEFORE MINORITY INTEREST.....................    21,765       27,723       66,755       69,046
MINORITY INTEREST...................................      (709)        (605)      (1,884)      (1,940)
GAIN ON SALE OF ASSET...............................        88           --           88        2,350
                                                      --------     --------     --------     --------
INCOME BEFORE UNCONSOLIDATED ENTITIES...............    21,144       27,118       64,959       69,456
INCOME FROM UNCONSOLIDATED ENTITIES.................     1,284         (172)       5,270        3,225
                                                      --------     --------     --------     --------
INCOME BEFORE EXTRAORDINARY ITEMS...................    22,428       26,946       70,229       72,681
EXTRAORDINARY ITEMS -- Losses on extinguishments of
  debt..............................................    (2,530)      (2,636)      (2,795)      (2,884)
                                                      --------     --------     --------     --------
NET INCOME..........................................    19,898       24,310       67,434       69,797
GENERAL PARTNER PREFERRED UNIT REQUIREMENT..........    (2,032)          --       (6,094)          --
                                                      --------     --------     --------     --------
NET INCOME AVAILABLE TO UNITHOLDERS.................  $ 17,866     $ 24,310     $ 61,340     $ 69,797
                                                      ========     ========     ========     ========
NET INCOME AVAILABLE TO UNITHOLDERS ATTRIBUTABLE TO:
     General Partner................................  $  4,559     $ 14,774     $ 31,125     $ 41,368
     Limited Partners...............................    13,307        9,536       30,215       28,429
                                                      --------     --------     --------     --------
                                                      $ 17,866     $ 24,310     $ 61,340     $ 69,797
                                                      ========     ========     ========     ========
EARNINGS PER UNIT:
     Income before extraordinary items..............  $   0.23     $   0.28     $   0.73     $   0.79
     Extraordinary items............................     (0.02)       (0.03)       (0.03)       (0.03)
                                                      --------     --------     --------     --------
     Net income.....................................  $   0.21     $   0.25     $   0.70     $   0.76
                                                      ========     ========     ========     ========

        The accompanying notes are an integral part of these statements.

                           SIMON PROPERTY GROUP, L.P.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                      (UNAUDITED AND DOLLARS IN THOUSANDS)

                                                                         FOR THE NINE MONTHS
                                                                       ENDED SEPTEMBER 30 1996
                                                                       -----------------------
                                                                         1996          1995
                                                                       ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...........................................................  $  67,434     $  69,797
Adjustments to reconcile net income to net cash provided by operating activities --
  Depreciation and amortization......................................     83,976        71,761
  Losses on extinguishments of debt..................................      2,795         2,888
  Gain on sale of asset..............................................        (88)       (2,350)
  Straight-line rent.................................................        534        (1,237)
  Minority interest..................................................      1,884         1,940
  Equity in income of unconsolidated entities........................     (5,270)       (3,225)
Changes in assets and liabilities
  Tenant receivables and accrued revenue.............................     (4,380)        3,727
  Deferred costs and other assets....................................     (4,405)       (9,420)
  Accounts payable, accrued expenses and other liabilities...........     (5,197)       (4,337)
                                                                       ---------     ---------
     Net cash provided by operating activities.......................    146,641       129,544
                                                                       ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions.......................................................    (43,941)      (31,155)
  Capital expenditures...............................................    (95,741)      (61,510)
  Cash of consolidated joint ventures................................      1,695         4,346
  Proceeds from sale of asset........................................        399         2,550
  Investments in unconsolidated entities.............................    (51,907)      (19,696)
  Distributions from unconsolidated entities.........................     34,493         4,274
  Loan repayment from Management Company.............................     38,553            --
                                                                       ---------     ---------
     Net cash used in investing activities...........................   (116,449)     (101,191)
                                                                       ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Partnership contributions..........................................        (62)      142,130
  Minority interest distributions....................................     (3,610)       (2,823)
  Partnership distributions..........................................   (161,582)     (130,643)
  Advances from SDG, L.P.............................................     77,153            --
  Proceeds from borrowings, net of transaction costs.................    266,048       359,338
  Mortgage, bond and other payments..................................   (226,225)     (428,511)
                                                                       ---------     ---------
     Net cash used in financing activities...........................    (48,278)      (60,509)
                                                                       ---------     ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....................    (18,086)      (32,156)
CASH AND CASH EQUIVALENTS, beginning of period.......................     62,721       105,139
                                                                       ---------     ---------
CASH AND CASH EQUIVALENTS, end of period.............................  $  44,635     $  72,983
                                                                       =========     =========

        The accompanying notes are an integral part of these statements.

                           SIMON PROPERTY GROUP, L.P.

         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying consolidated condensed financial statements are unaudited; however, they have been prepared in accordance with generally accepted accounting principles for interim financial information and in conjunction with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the consolidated condensed financial statements for these interim periods have been included. The results for the interim period ended September 30, 1996 are not necessarily indicative of the results to be obtained for the full fiscal year. These unaudited consolidated condensed financial statements should be read in conjunction with the December 31, 1995 audited financial statements and notes thereto included in the Simon Property Group, L.P. Annual Report on Form 10-K/A-1.

     The accompanying unaudited consolidated condensed financial statements of Simon Property Group, L.P. (the "Simon Operating Partnership" or "SPG,LP") include all the accounts of the Simon Operating Partnership and subsidiaries entities. Properties which are wholly owned or controlled by the Simon Operating Partnership have been consolidated. All significant intercompany amounts have been eliminated.

     The Simon Operating Partnership's equity interests in certain partnerships and joint ventures which represent noncontrolling 14.7% to 50.0% ownership interests and the investment in M.S. Management Associates, Inc. (together with its subsidiaries, the "Management Company" -- see Note 7) are accounted for under the equity method of accounting. These investments are recorded initially at cost and subsequently adjusted for net equity in income (loss) and cash contributions and distributions.

     Net income is allocated to the partners based on each partner's preferred unit preference and/or percentage profit interest in the Simon Operating Partnership during the periods.

NOTE 2 -- MERGER

     On August 9, 1996, the merger and other related transactions pursuant to the agreement and plan of merger among Simon DeBartolo Group, Inc. (the "Company" or "SDG"), an acquisition subsidiary of the Company and DeBartlolo Realty Corporation ("DRC") were consummated (the "Merger"). Pursuant to the Merger, the Company acquired all the outstanding shares of common stock of DRC (55,712,529 shares) through the acquisition subsidiary, at an exchange ratio of
0.68 share of Company common stock for each share of DRC common stock (the "Exchange Ratio"). DRC and the acquisition subsidiary merged, with DRC as the surviving entity and becoming a 99.9% subsidiary of the Company. This portion of the transaction was valued at approximately $923.4 million, based upon the number of DRC shares of common stock acquired (55,712,529 shares), the Exchange Ratio and the last reported sales price per share of the Company's common stock on August 9, 1996 ($24.375). In connection therewith, the Company changed its name to SDG.

     In connection with the Merger, the general and limited partners of the Simon Operating Partnership, contributed 49.5% (47,442,212 units) of the total outstanding units of partnership interest in the Simon Operating Partnership, to the operating partnership of DRC, DeBartolo Realty Partnership, L.P. ("DRP, LP") in exchange for 47,442,212 units of partnership interest in DRP, LP, whose name has since been changed to Simon DeBartolo Group, L.P. ("SDG, LP"). SDG retained a 50.5% partnership interest (48,400,614 units) in the Simon Operating Partnership, but assigned its rights to receive distributions of profits on 49.5% (47,442,212 units) of the outstanding units of partnership interest in the Simon Operating Partnership, to SDG, LP. The limited partners of the Simon Operating Partnership received a 23.7% partnership interest in SDG, LP (37,282,628 units) for the contribution of their 38.9% partnership interest in

                           SIMON PROPERTY GROUP, L.P.

                             (DOLLARS IN THOUSANDS)

the Simon Operating Partnership (37,282,628 units) to SDG, LP. The interests transferred by the partners of the Simon Operating Partnership to DRP, LP have been appropriately reflected at historical costs.

     Upon completion of the Merger, SDG became a general partner of SDG, LP and remained the sole general partner of the Simon Operating Partnership with 1% of the outstanding partnership units (958,429 units) and 49.5% interest in the capital of the Simon Operating Partnership, and SDG, LP became a special limited partner in the Simon Operating Partnership with 49.5% (47,442,212 units) of the outstanding partnership units in the Simon Operating Partnership and an additional 49.5% interest in the profits of the Simon Operating Partnership. As a result of the Merger, the Simon Operating Partnership became a subsidiary of SDG, LP, with 99% of the profits allocable to SDG, LP and 1% of the profits allocable to the Company. Cash flow allocable to the Company's 1% profit interest in SDG, LP will be absorbed by public company costs and related expenses incurred by the Company. The accompanying financial statements reflect the operation of the Simon Operating Partnership on a stand alone basis.

     It is currently expected that subsequent to the first anniversary of the date of the Merger, reorganizational transactions will be effected so that SDG, LP will directly own all of the assets and partnership interests now owned by the Simon Operating Partnership. However, there can be no assurance that such reorganizational transactions will be so affected.

     In connection with the Merger, the Management Company purchased from The Edward J. DeBartolo Corporation all of the voting stock (665 shares of common stock) of DeBartolo Properties Management, Inc., a DRC management company, for $2.5 million in cash. SDG, LP continues to hold substantially all of the economic interest in DeBartolo Properties Management, Inc. SDG holds substantially all of the economic interest in M.S. Management Associates, Inc., while the voting stock are held by the Simons and their affiliates. The Simon Operating Partnership accounts for its interest in the Management Company utilizing the equity method.

NOTE 3 -- RECLASSIFICATIONS

     Certain reclassifications of prior period amounts have been made in the financial statements to conform to the 1996 presentation.

NOTE 4 -- CASH FLOW INFORMATION

     Cash paid for interest, net of amounts capitalized, during the nine months ended September 30, 1996 was $114,811, as compared to $106,734 for the same period in 1995. Accrued and unpaid distributions as of September 30, 1996 and December 31, 1995 were $2,031, and $48,594, respectively, which includes accrued and unpaid distributions on the units of partnership interest entitled to preferential distribution of cash ("Preferred Units") of $2,031, and $1,490, respectively.

NOTE 5 -- PER UNIT DATA

     Per unit data is based on the weighted average number of units of partnership interest ("Units") of the Simon Operating Partnership outstanding during the period. As used herein, the term Units does not include Preferred Units. The weighted average number of Units used in the computation for the three months ended September 30, 1996 and 1995 was 95,842,853 and 95,196,569, respectively. The weighted average number of Units used in the computation for the nine months ended September 30, 1996 and 1995 was 95,783,720 and 91,663,449, respectively. Additionally, Preferred Units may be converted into common stock of the Company beginning in October of 1997 at an initial conversion ratio equal to 0.9524. The Preferred Units outstanding have not been included in the computations of per Unit data, as they do not have a dilutive effect.

                           SIMON PROPERTY GROUP, L.P.

                             (DOLLARS IN THOUSANDS)

NOTE 6 -- ACQUISITION

     Prior to April 11, 1996, the Simon Operating Partnership held a 50% joint venture interest in Ross Park Mall in Pittsburgh, Pennsylvania. On April 11, 1996, the Simon Operating Partnership acquired the remaining economic ownership interest. The purchase price included approximately $44,000 cash and the assumption of the joint venture partner's share of existing debt ($57,000). The purchase price in excess of the net assets acquired of $49,015 was allocated to investment properties. Effective April 11, 1996, the property is being accounted for using the consolidated method of accounting. It was previously accounted for using the equity method of accounting.

NOTE 7 -- INVESTMENT IN UNCONSOLIDATED ENTITIES

     Summary financial information of partnerships and joint ventures accounted for using the equity method of accounting and a summary of the Simon Operating Partnership's investment in and share of income (loss) from such partnerships and joint ventures follow:

                                                                     PARTNERSHIPS AND JOINT
                                                                            VENTURES
                                                                 ------------------------------
                                                                 SEPTEMBER 30,     DECEMBER 31,
                                                                     1996              1995
                                                                 -------------     ------------
    BALANCE SHEETS
    ASSETS:
      Investment properties at cost, net.......................   $ 1,232,388       $1,156,066
      Cash and cash equivalents................................        36,729           52,624
      Tenant receivables.......................................        35,978           35,306
      Other assets.............................................        31,650           32,626
                                                                   ----------       ----------
              Total assets.....................................   $ 1,336,745       $1,276,622
                                                                   ==========       ==========
    LIABILITIES AND PARTNERS' EQUITY:
      Mortgage and other notes payable.........................   $   540,606       $  410,652
      Accounts payable, accrued expenses and other
         liabilities...........................................        97,056          127,322
                                                                   ----------       ----------
         Total liabilities.....................................       637,662          537,974
         Partners' equity......................................       699,083          738,648
                                                                   ----------       ----------
              Total liabilities and partners' equity...........   $ 1,336,745       $1,276,622
                                                                   ==========       ==========
    THE SIMON OPERATING PARTNERSHIP'S SHARE OF:
              Total assets.....................................   $   304,383       $  290,802
                                                                   ==========       ==========
    PARTNERS' EQUITY:
      Investment in partnerships and joint ventures, at
         equity................................................       136,099       $  113,676
      Cash distributions and losses in partnerships and joint
         ventures, at equity...................................       (16,796)         (54,120)
                                                                   ----------       ----------
                                                                  $   119,303       $   59,556
                                                                   ==========       ==========

                           SIMON PROPERTY GROUP, L.P.

                             (DOLLARS IN THOUSANDS)

                                                               PARTNERSHIPS AND JOINT VENTURES
                                                            -------------------------------------
                                                              FOR THE THREE       FOR THE NINE
                                                                 MONTHS              MONTHS
                                                             ENDED SEPTEMBER     ENDED SEPTEMBER
                                                                   30,                 30,
                                                            -----------------   -----------------
                STATEMENTS OF OPERATIONS                     1996      1995      1996      1995
                                                            -------   -------   -------   -------
REVENUE:
  Minimum rent..........................................    $25,742   $19,755   $79,781   $57,606
  Overage rent..........................................      1,064       548     2,753     1,678
  Tenant reimbursements.................................     12,569    10,002    40,082    28,651
  Other income..........................................      1,170     1,757     7,328    11,064
                                                             ------    ------    ------    ------
     Total revenue......................................     40,545    32,062   129,944    98,999
OPERATING EXPENSES:
  Operating expenses and other..........................     15,934    11,019    48,782    32,456
  Depreciation and amortization.........................      9,852     5,310    30,438    15,961
                                                             ------    ------    ------    ------
     Total operating expenses...........................     25,786    16,329    79,220    48,417
                                                             ------    ------    ------    ------
OPERATING INCOME........................................     14,759    15,733    50,724    50,582
INTEREST EXPENSE........................................      8,184     6,648    22,318    21,282
INCOME BEFORE EXTRAORDINARY ITEMS.......................      6,575     9,085    28,406    29,300
EXTRAORDINARY ITEMS.....................................         --        (9)       --        (9)
                                                             ------    ------    ------    ------
NET INCOME..............................................      6,575     9,076    28,406    29,291
THIRD PARTY INVESTORS' SHARE OF NET INCOME..............      6,615     8,254    25,313    26,060
                                                             ------    ------    ------    ------
SIMON OPERATING PARTNERSHIP'S SHARE OF NET INCOME.......    $   (42)  $   822   $ 3,093   $ 3,231
                                                             ======    ======    ======    ======

     The net income or net loss for each partnership and joint venture is allocated in accordance with the provisions of the applicable partnership or joint venture agreement. The allocation provisions in these agreements are not always consistent with the ownership interest held by each general or limited partner or joint venturer, primarily due to partner preferences.

                           SIMON PROPERTY GROUP, L.P.

                             (DOLLARS IN THOUSANDS)

     Summary financial information of the Management Company accounted for using the equity method of accounting and a summary of the Simon Operating Partnership's investment in and share of income from the Management Company follow:

                                                                       MANAGEMENT COMPANY
                                                                  ----------------------------
                                                                  SEPTEMBER 30,   DECEMBER 31,
                          BALANCE SHEETS                              1996            1995
                                                                  -------------   ------------
     ASSETS:
       Current assets.........................................      $  62,874       $ 40,964
       Undeveloped land and mortgage notes....................         18,245         45,769
       Other assets...........................................         24,889         13,813
                                                                     --------       --------
               Total assets...................................      $ 106,008       $100,546
                                                                     ========       ========
     LIABILITIES AND SHAREHOLDERS' DEFICIT:
       Current liabilities....................................      $  52,584       $ 18,435
       Notes payable and advances due to the Simon Operating
          Partnership at 11%, due 2008........................         71,028        102,522
                                                                     --------       --------
          Total liabilities...................................        123,612        120,957
          Shareholders' deficit...............................        (17,604)       (20,411)
                                                                     --------       --------
               Total liabilities and shareholders' deficit....      $ 106,008       $100,546
                                                                     ========       ========
     SIMON OPERATING PARTNERSHIP'S SHARE OF:
               Total assets...................................      $  94,639       $ 80,437
                                                                     ========       ========
               Shareholders' deficit..........................      $ (18,145)      $(20,612)
                                                                     ========       ========

                           SIMON PROPERTY GROUP, L.P.

                             (DOLLARS IN THOUSANDS)

                                                                  MANAGEMENT COMPANY
                                             -------------------------------------------------------------
                                              FOR THE THREE MONTHS ENDED       FOR THE NINE MONTHS ENDED
                                                     SEPTEMBER 30,                   SEPTEMBER 30,
                                             -----------------------------   -----------------------------
           STATEMENTS OF OPERATIONS              1996            1995            1996            1995
                                             -------------   -------------   -------------   -------------
     REVENUE:
       Management fees...................       $ 4,952         $ 4,158         $15,122         $15,113
       Development and leasing fees......         6,480           6,747          10,928          13,140
       Cost-sharing income and other.....         1,935           1,706           7,237           5,221
                                                -------         -------         -------         -------
          Total revenue..................        13,367          12,611          33,287          33,474
     EXPENSES:
       Operating expenses................         7,953          10,747          21,744          24,983
       Depreciation......................           693             579           1,947           1,679
       Interest..........................         1,539           1,999           4,690           5,691
                                                -------         -------         -------         -------
          Total expenses.................        10,185          13,325          28,381          32,353
                                                -------         -------         -------         -------
     NET INCOME (LOSS)...................         3,182            (714)          4,906           1,121
     INTERCOMPANY PROFITS................        (1,232)             --          (1,232)             --
                                                -------         -------         -------         -------
     NET INCOME (LOSS) AFTER INTERCOMPANY
       ELIMINATION.......................         1,950            (714)          3,674           1,121
     PREFERRED DIVIDENDS.................           350             350           1,050           1,015
                                                -------         -------         -------         -------
     NET INCOME (LOSS) AVAILABLE FOR
       COMMON SHAREHOLDERS...............       $ 1,600         $(1,064)        $ 2,624         $   106
                                                =======         =======         =======         =======
     SIMON OPERATING PARTNERSHIP'S SHARE
       OF NET INCOME (LOSS)..............       $ 1,326         $  (994)        $ 2,177         $    (6)
                                                =======         =======         =======         =======

     The management, development and leasing activities related to the non-wholly owned and other third-party properties are conducted by the Management Company.

     The Simon Operating Partnership's share of allocated common costs were $7,524 and $5,685, respectively, for the three-month periods and $21,949 and $17,704, respectively, for the nine-month periods ended September 30, 1996 and 1995.

NOTE 8 -- DEBT

     On February 23, 1996, the Simon Operating Partnership borrowed the initial $100,000 tranche of a $184,000 two-tranche loan facility for the Forum Shops at Caesar's ("Forum") and retired the existing $89,701 mortgage debt for Forum. The initial funding bears interest at LIBOR plus 100 basis points and matures in February 2000. The remaining proceeds of the initial $100,000 tranche are being used to provide funds for the approximately 250,000-square-foot phase II expansion of this property.

     On April 11, 1996, the Simon Operating Partnership borrowed an additional $115,000 on its then existing revolving credit facility. The funds were used primarily to acquire the remaining economic ownership interest in Ross Park Mall ($44,000), and to retire a portion ($54,000) of the existing debt on Ross Park Mall.

     On June 28, 1996, the Simon Operating Partnership obtained an additional $200,000 unsecured, revolving credit facility. The facility bore interest at LIBOR plus 132.5 basis points. Terms for the facility were identical to those of the Simon Operating Partnership's former $400,000 facility.

     On September 10, 1996, the Simon Operating Partnership loaned $112 million to SDG, LP to retire the DRC secured line of credit. The DRC line bore interest at LIBOR plus 175 basis points.

                           SIMON PROPERTY GROUP, L.P.

                             (DOLLARS IN THOUSANDS)

     On September 27, 1996, the Company completed a $200,000 public offering (the "Preferred Offering") of 8,000,000 shares of 8 3/4% Series B Cumulative Redeemable Preferred Stock, generating net proceeds of approximately $193,000. The Company contributed the proceeds of such offering to SDG, LP in exchange for preferred units in the Operating Partnership, SDG, LP, which used the net proceeds to repay $142.8 million of outstanding mortgage indebtedness $12.5 million to acquire additional ownership interest in North East Mall and loaned $34.4 million to the Simon Operating Partnership which used the proceeds to reduce amounts outstanding under its former unsecured credit facilities.

     On September 27, 1996, the Operating Partnership obtained a $750,000, unsecured, three-year credit facility (the "Credit Facility"), which will initially bear interest at LIBOR plus 90 basis points. The Operating Partnership borrowed $323 million under this Facility and loaned the proceeds to the Simon Operating Partnership to retire the outstanding borrowings under its two former unsecured credit facilities, which bore interest at LIBOR plus 132.5 basis points.

     During the first nine months of 1996, the Simon Operating Partnership drew an additional $33,246 on its construction loan for Cottonwood Mall in Albuquerque, New Mexico. As of September 30, 1996, a total of $55,645 was outstanding on the loan.

     On September 6, 1996, SDG, LP filed a shelf registration statement with the Securities and Exchange Commission to provide for the offering, from time to time, of up to $750,000 aggregate principal amount of unsecured debt securities of the Operating Partnership. The Operating Partnership is currently preparing to offer an aggregate of $200,000 in unsecured debt securities for sale to the public. The proceeds of which will be used primarily to retire mortgage indebtedness and to paydown the unsecured, revolving credit facility. The Simon Operating Partnership will guarantee the due and punctual payment of the principal of, premium, if any, interest on, and any other amounts payable with respect to the unsecured debt securities. In December 1995 a shelf registration statement for $500,000 of non-convertible investment grade debt securities of SPG,LP became effective. As of September 30, 1996, no securities have been issued from this registration statement.

     At September 30, 1996, the Simon Operating Partnership had consolidated debt of $2,136,651, of which $1,286,966 was fixed-rate debt and $849,685 was variable-rate debt. As of September 30, 1996 and December 31, 1995, the Simon Operating Partnership had interest-rate protection agreements related to $488,958 and $551,196 of variable-rate debt, respectively. The agreements are generally in effect until the related variable-rate debt matures. As a result of the various interest rate protection agreements, interest savings were $415 and $693 for the three months ended September 30, 1996 and 1995, respectively, and $1,227 and $2,617 for the nine months ended September 30, 1996 and 1995, respectively. The Simon Operating Partnership's pro rata share of indebtedness of the unconsolidated joint venture properties as of September 30, 1996 and December 31, 1995 was $186,823 and $167,644, respectively.

NOTE 9 -- PARTNERS' EQUITY

     In connection with the Merger, the general and limited partners of the Simon Operating Partnership, contributed 49.5% (47,442,212 units) of the total outstanding units of partnership interest in the Simon Operating Partnership, to the operating partnership of SDG, L.P. -- the Special Limited Partner in exchange for 47,442,212 units of partnership interest in SDG, LP. The Company retained a 50.5% partnership interest (48,400,614 units) in the Simon Operating Partnership, but assigned its rights to receive distributions of profits on 49.5% (47,442,212 units) of the outstanding units of partnership interest in the Simon Operating Partnership, to SDG, LP.

                           SIMON PROPERTY GROUP, L.P.

                             (DOLLARS IN THOUSANDS)

     The following table summarizes the change in the Simon Operating Partnership's partners' equity since December 31, 1995.

                            SPECIAL LIMITED                     GENERAL PARTNER
                           PARTNERS' INTEREST    ---------------------------------------------   UNAMORTIZED
                          --------------------   PREFERRED                                       RESTRICTED
                            UNITS      AMOUNTS     UNITS     AMOUNTS      UNITS       AMOUNTS    STOCK AWARD
                          ----------   -------   ---------   -------   -----------   ---------   -----------
Balance at
December 31,
 1995...                          --       --    4,000,000   $99,923    58,360,195   $(686,362)    $(2,687)
Stock
Incentive Program...              --       --           --        --       200,030       4,751      (4,751)
Amortization of
  stock incentive...              --       --           --        --            --          --       1,563
Adjustment to
  eliminate limited
  partners' equity
interest at redemption
  value..                         --       --           --        --            --     822,072          --
Adjustment to
allocate net equity
  of the Operating
  Partnership..           94,884,424  167,304           --        --   (57,601,796)   (103,175)         --
Other...                          --       --           --        --            --         (62)         --
distributions...                  --       --           --    (6,094)           --     (66,554)         --
Net Income...                     --   10,406           --     6,094            --      31,125          --
                           ---------   -------   ----------  --------   ----------     -------     -------
Balance
  at September 30,
    1996...               94,884,424   177,710   4,000,000   $99,923       958,429   $   1,795     $(5,875)
                           =========   =======   ==========  ========   ==========     =======     =======

                                         LIMITED PARTNERS
                                      ----------------------
                            TOTAL        UNITS      AMOUNTS
                          ---------   -----------   --------
Balance at
December 31,
 1995...                    $(589,126)   37,282,628    $908,764
Stock
Incentive Program...               --            --          --
Amortization of
  stock incentive...            1,563            --          --
Adjustment to
  eliminate limited
  partners' equity
interest at redemption
  value..                     822,072            --    (822,072)
Adjustment to
allocate net equity
  of the Operating
  Partnership..                64,129   (37,282,628)    (64,129)
Other...                          (62)           --          --
distributions...              (72,648)           --     (42,372)
Net Income...                  47,625            --      19,809
                             --------   -----------   ---------
Balance
  at September 30,
    1996...                 $ 273,553            --   $     --
                            =========   ===========   =========

     Because the Simon Operating Partnership does not control whether cash will be used to settle the limited partners' exchange rights, the limited partners' equity has not been included in partners' equity. The consolidated condensed balance sheets reflect the limited partners' interest in the Simon Operating Partnership measured at redemption value. Accordingly, the accompanying consolidated condensed balance sheet at December 31, 1995 has been retroactively reclassified to reflect the limited partners' interest in the Simon Operating Partnership, measured at redemption value. This reclassification results in a charge to partners' equity of $908,764 as of December 31, 1995.

     In connection with the merger of the Company and DRC which was completed August 9, 1996, the Simon Operating Partnership agreement was amended eliminating the exchange rights provision. As a result of the elimination of the exchange right provision in connection with the Merger transaction, effective August 9, 1996, the limited partners' interest, now special limited partner interest in the Simon Operating Partnership, in the Simon Operating Partnership have been reflected as partners' equity.

STOCK INCENTIVE PROGRAM

     On March 22, 1995, an aggregate of 1,000,000 shares of restricted stock was awarded to 50 executives, subject to the performance standards and other terms of the Stock Incentive Program. On March 22, 1995 and 1996 the board of directors of the Company approved the issuances of 144,196 and 200,030 shares of common stock of the Company, respectively, to the eligible executives. The value of these shares is being amortized pro-rata over the respective four-year vesting period. Approximately $1,042 and $525 have been amortized for the nine-month periods ended September 30, 1996 and 1995, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Simon Property Group, Inc.:

We have audited the accompanying consolidated balance sheets of SIMON PROPERTY GROUP, L.P. (a Delaware limited partnership) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, partners' equity and cash flows for the years ended December 31, 1995 and 1994, and for the period from inception of operations (December 20, 1993) to December 31, 1993 and the combined statements of operations, owners' deficit and cash flows of SIMON PROPERTY GROUP (the Predecessor) for the period from January 1, 1993 to December 19, 1993. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Simon Property Group, L.P. and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years ended December 31, 1995 and 1994, and for the period from inception of operations (December 20, 1993) to December 31, 1993, and the combined results of operations and cash flows of the Predecessor for the period from January 1, 1993 to December 19, 1993, in conformity with generally accepted accounting principles.

As explained in Note 12 to the financial statements, Simon Property Group, L.P. has given retroactive effect to reclassify the limited partners' interest in Simon Property Group, L.P.

                                          ARTHUR ANDERSEN LLP

Indianapolis, Indiana
November 13, 1996

                                 BALANCE SHEETS

                    SIMON PROPERTY GROUP, L.P. CONSOLIDATED

                             (DOLLARS IN THOUSANDS)

                                                                              DECEMBER 31,
                                                                        ------------------------
                                                                           1995         1994
                                                                        -----------  -----------
ASSETS:
  Investment properties, at cost....................................     $2,162,161   $1,900,027
  Less -- accumulated depreciation..................................        152,817       70,916
                                                                         ----------   ----------
                                                                          2,009,344    1,829,111
  Cash and cash equivalents.........................................         62,721      105,139
  Tenant receivables and accrued revenue, net.......................        144,400      146,555
  Notes receivable and advances due from Management Company.........        102,522       75,405
  Investment in partnerships and joint ventures, at equity..........        117,332       39,632
  Deferred costs, net...............................................         81,398       85,878
  Other assets......................................................         30,985       27,174
  Minority interest.................................................          7,734        7,966
                                                                         ----------   ----------
          Total assets..............................................     $2,556,436   $2,316,860
                                                                         ==========   ==========
LIABILITIES AND PARTNERS' EQUITY:
LIABILITIES:
  Mortgages and other notes payable.................................     $1,980,759   $1,938,091
  Accounts payable and accrued expenses.............................        113,131      102,750
  Accrued distributions.............................................         48,594       40,807
  Cash distributions and losses in partnerships and joint ventures,
     at equity......................................................         54,120       96,696
  Investment in Management Company..................................         20,612       16,875
  Other liabilities.................................................         19,582       19,948
                                                                         ----------   ----------
     Total liabilities..............................................      2,236,798    2,215,167
                                                                         ----------   ----------
COMMITMENTS AND CONTINGENCIES (Note 15 )
LIMITED PARTNERS' EQUITY INTEREST, 37,282,628 and 37,497,150 units
  outstanding, respectively, at redemption value (Note 12)..........        908,764      909,306
                                                                         ----------   ----------
PARTNERS' EQUITY:
  Preferred units, 4,000,000 authorized, issued and outstanding.....         99,923           --
  General Partner, 58,360,195 and 48,412,445 units outstanding,
     respectively...................................................        135,710       57,307
  Adjustment to reflect Limited Partners' equity interest at
     redemption value (Note 12).....................................      (822,072)    (864,920)
  Unamortized restricted stock award................................        (2,687)           --
                                                                         ----------   ----------
     Total partners' equity (deficit)...............................      (589,126)    (807,613)
                                                                         ----------   ----------
          Total liabilities, limited partners' equity interest and
            partners' equity (deficit)..............................     $2,556,436   $2,316,860
                                                                         ==========   ==========

        The accompanying notes are an integral part of these statements.

                            STATEMENTS OF OPERATIONS

                    SIMON PROPERTY GROUP, L.P. CONSOLIDATED
                         SIMON PROPERTY GROUP COMBINED

                (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                          SIMON PROPERTY                      SIMON
                                                                            GROUP, L.P.                     PROPERTY
                                                              ---------------------------------------         GROUP
                                                                                                        -----------------
                                                                 FOR THE YEAR        FOR THE PERIOD      FOR THE PERIOD
                                                              ENDED DECEMBER 31,    FROM DECEMBER 20,    FROM JANUARY 1,
                                                              -------------------        1993 TO             1993 TO
                                                                1995       1994     DECEMBER 31, 1993   DECEMBER 19, 1993
                                                              --------   --------   -----------------   -----------------
REVENUE:
  Minimum rent............................................    $307,849   $255,721       $   9,041           $ 218,492
  Overage rent............................................      23,278     25,463             638              19,442
  Tenant reimbursements...................................     191,535    162,706           4,800             145,484
  Other income............................................      30,995     29,786           3,945              22,451
                                                              --------   --------        --------            --------
    Total revenue.........................................     553,657    473,676          18,424             405,869
                                                              --------   --------        --------            --------
EXPENSES:
  Property operating......................................     102,624     91,792           1,781              96,682
  Depreciation and amortization...........................      92,739     75,945           2,051              60,243
  Real estate taxes.......................................      53,766     44,403           1,335              39,333
  Repairs and maintenance.................................      27,633     23,430             447              20,722
  Advertising and promotion...............................      13,519     12,633             336               9,868
  Provision for credit losses.............................       2,939      4,238              --               3,741
  Other...................................................       9,301      6,937             196               5,455
                                                              --------   --------        --------            --------
    Total operating expenses..............................     302,521    259,378           6,146             236,044
                                                              --------   --------        --------            --------
OPERATING INCOME..........................................     251,136    214,298          12,278             169,825
INTEREST EXPENSE..........................................     150,224    122,980           3,548             156,909
NON-RECURRING INTEREST EXPENSE............................          --     27,184              --                  --
                                                              --------   --------        --------            --------
INCOME BEFORE MINORITY INTEREST...........................     100,912     64,134           8,730              12,916
MINORITY INTEREST.........................................      (2,681)    (3,759)            (58)             (3,558)
GAIN ON SALE OF ASSETS, NET...............................       1,871         --              --                  --
                                                              --------   --------        --------            --------
INCOME BEFORE UNCONSOLIDATED ENTITIES.....................     100,102     60,375           8,672               9,358
INCOME (LOSS) FROM UNCONSOLIDATED ENTITIES................       1,403        (67)             35              (2,446)
                                                              --------   --------        --------            --------
INCOME BEFORE EXTRAORDINARY ITEMS.........................     101,505     60,308           8,707               6,912
EXTRAORDINARY ITEMS.......................................      (3,285)   (17,980)        (30,481)             26,189
                                                              --------   --------        --------            --------
NET INCOME (LOSS).........................................      98,220     42,328         (21,774)             33,101
PREFERRED UNIT REQUIREMENT................................       1,490         --              --                  --
                                                              --------   --------        --------            --------
NET INCOME (LOSS) AVAILABLE TO UNITHOLDERS................    $ 96,730   $ 42,328       $ (21,774)          $  33,101
                                                              ========   ========        ========            ========
NET INCOME (LOSS) AVAILABLE TO UNITHOLDERS ATTRIBUTABLE
  TO:
  General Partner.........................................    $ 57,781   $ 23,377       $ (11,366)
  Limited Partners........................................      38,949     18,951         (10,408)
                                                              --------   --------        --------
                                                              $ 96,730   $ 42,328       $ (21,774)
                                                              ========   ========        ========
EARNINGS PER UNIT:
    Income before extraordinary items.....................    $   1.08   $   0.71       $    0.11
    Extraordinary items...................................       (0.04)     (0.21)          (0.39)
                                                              --------   --------        --------
    Net income (loss).....................................    $   1.04   $   0.50       $   (0.28)
                                                              ========   ========        ========

        The accompanying notes are an integral part of these statements.

         STATEMENTS OF CHANGES IN PARTNERS' EQUITY AND OWNERS' DEFICIT

                    SIMON PROPERTY GROUP, L.P. CONSOLIDATED
                         SIMON PROPERTY GROUP COMBINED

                             (DOLLARS IN THOUSANDS)

SIMON PROPERTY GROUP

Owners' deficit, December 31, 1992........................................................  $ (565,566)
Contributions.............................................................................      13,913
Distributions.............................................................................    (170,877)
Net income................................................................................      33,101
                                                                                             ---------
Owners' deficit, December 19, 1993........................................................  $ (689,429)
                                                                                             =========

--------------------------------------------------------------------------------

                                   PREFERRED UNITS         GENERAL PARTNER       UNAMORTIZED                  LIMITED PARTNER
                                 --------------------   ----------------------   RESTRICTED                ----------------------
                                   UNITS      AMOUNTS     UNITS       AMOUNTS    STOCK AWARD     TOTAL       UNITS       AMOUNTS
                                 ----------   -------   ----------   ---------   -----------   ---------   ----------   ---------
SIMON PROPERTY GROUP, L.P.
Balance at inception...........          --   $   --            --   $      --     $    --     $      --           --   $      --
Limited Partners'
  contributions................          --       --            --          --          --            --   37,497,150    (689,429)
General Partner
  contributions................          --       --    40,950,000     767,756          --       767,756           --          --
Adjustment to allocate net
  equity of the Operating
  Partnership..................          --       --            --    (726,869)         --      (726,869)          --     726,869
Adjustment to reflect limited
  partners' equity interest at
  Redemption Value (Note 12)...          --       --            --    (821,341)         --      (821,341)          --     821,341
Net loss, inception of
  operations (December 20,
  1993) to December 31, 1993...          --       --            --     (11,366)         --       (11,366)          --     (10,408)
                                  ---------   -------   ----------   ---------     -------     ---------   ----------   ---------
Balance at December 31, 1993...          --       --    40,950,000   $(791,820)    $    --     $(791,820)  37,497,150   $ 848,373
                                  ---------   -------   ----------   ---------     -------     ---------   ----------   ---------
General Partner
  contributions................          --       --     7,462,445     164,334          --       164,334           --          --
Adjustment to allocate net
  equity of the Operating
  Partnership..................          --       --            --     (69,650)         --       (69,650)          --      69,650
Adjustment to reflect limited
  partners' equity interest at
  redemption value (Note 12)...          --       --            --     (43,579)         --       (43,579)          --      43,579
Distributions..................          --       --            --     (90,275)         --       (90,275)          --     (71,247)
Net income.....................          --       --            --      23,377          --        23,377           --      18,951
                                  ---------   -------   ----------   ---------     -------     ---------   ----------   ---------
Balance at December 31, 1994...          --   $   --    48,412,445   $(807,613)    $    --     $(807,613)  37,497,150   $ 909,306
                                  ---------   -------   ----------   ---------     -------     ---------   ----------   ---------
Preferred unit contributions,
  net..........................   4,000,000   99,923            --          --          --        99,923           --          --
General Partner
  contributions................          --       --     9,470,977     216,545          --       216,545           --          --
Limited Partners'
  contributions................          --       --            --          --          --            --      120,000     (16,869)
Acquisition of Limited
  Partners' interest and
  other........................          --       --       333,462       5,036          --         5,036     (334,522)       (301)
Stock incentive program........          --       --       143,311       3,608      (3,605)            3           --          --
Amortization of stock incentive
  program......................          --       --            --          --         918           918           --          --
Adjustment to allocate net
  equity of the Operating
  Partnership..................          --       --            --     (94,035)         --       (94,035)          --      94,035
Adjustment to reflect limited
  partners' equity interest at
  redemption value (Note 12)...          --       --            --      42,848          --        42,848           --     (42,848)
Distributions..................          --       --            --    (110,532)         --       110,532           --     (73,508)
Net income.....................          --       --            --      57,781          --        57,781           --      38,949
                                  ---------   -------   ----------   ---------     -------     ---------   ----------   ---------
Balance at December 31, 1995...   4,000,000   $99,923   58,360,195   $(686,362)    $(2,687)    $(589,126)  37,282,628   $ 908,764
                                  =========   =======   ==========   =========     =======     =========   ==========   =========

        The accompanying notes are an integral part of these statements.

                            STATEMENTS OF CASH FLOWS

                    SIMON PROPERTY GROUP, L.P. CONSOLIDATED
                         SIMON PROPERTY GROUP COMBINED

                             (DOLLARS IN THOUSANDS)

                                                                         SIMON PROPERTY
                                                                          GROUP, L.P.                    SIMON PROPERTY
                                                           ------------------------------------------         GROUP
                                                                                                        -----------------
                                                               FOR THE YEAR          FOR THE PERIOD      FOR THE PERIOD
                                                            ENDED DECEMBER 31,     FROM DECEMBER 20,     FROM JANUARY 1,
                                                           ---------------------        1993 TO              1993 TO
                                                             1995        1994      DECEMBER 31, 1993    DECEMBER 19, 1993
                                                           ---------   ---------   ------------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)........................................  $  98,220   $  42,328       $  (21,774)          $  33,101
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities --
    Depreciation and amortization........................    101,262      83,196            2,139              64,160
    (Gain) loss on extinguishments of debt...............      3,285      17,980           30,481             (26,189)
    Gain on sale of assets, net..........................     (1,871)         --               --              (8,885)
    Straight-line rent...................................     (1,126)     (4,326)            (159)             (4,721)
    Minority interest....................................      2,681       3,759               58               3,558
    Equity in income of unconsolidated entities..........     (1,403)         67              (35)              2,446
  Changes in assets and liabilities --
    Tenant receivables and accrued revenue...............      5,502      (3,908)          (6,323)              6,187
    Deferred costs and other assets......................    (14,290)      1,099          (16,351)            (22,096)
    Accounts payable, accrued expenses and other
      liabilities........................................      2,076     (12,172)          18,993               9,630
                                                           ---------   ---------        ---------           ---------
    Net cash provided by operating activities............    194,336     128,023            7,029              57,191
                                                           ---------   ---------        ---------           ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions...........................................    (32,547)   (227,312)        (225,894)                 --
  Capital expenditures...................................    (98,220)    (42,765)              --             (46,677)
  Cash of consolidated joint ventures....................      4,346       8,924               --                  --
  Proceeds from sale of assets...........................      2,550          --               --              12,218
  Investments in unconsolidated entities.................    (77,905)     (1,056)              --              (1,508)
  Distributions from unconsolidated entities.............      6,214       5,842               --              46,119
  Investments in and advances to Management Company......    (27,117)    (10,405)          (3,500)                 --
                                                           ---------   ---------        ---------           ---------
    Net cash provided by (used in) investing
      activities.........................................   (222,679)   (266,772)        (229,394)             10,152
                                                           ---------   ---------        ---------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Minority interest contributions........................         --          --               --               1,937
  Minority interest distributions........................     (3,680)     (2,148)              --             (44,165)
  Partnership contributions..............................    242,377     106,773          767,756              12,406
  Partnership distributions..............................   (177,726)   (120,711)              --            (137,126)
  Mortgage and other note proceeds, net of transaction
    costs................................................    456,520     405,430          259,000             148,687
  Mortgage and other note principal payments.............   (531,566)   (256,081)        (588,876)            (74,943)
  Due (to) from affiliates and other repayments..........         --          --         (144,298)             22,587
                                                           ---------   ---------        ---------           ---------
    Net cash provided by (used in) financing
      activities.........................................    (14,075)    133,263          293,582             (70,617)
                                                           ---------   ---------        ---------           ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........    (42,418)     (5,486)          71,217              (3,274)
CASH AND CASH EQUIVALENTS, beginning of period...........    105,139     110,625           39,408              42,682
                                                           ---------   ---------        ---------           ---------
CASH AND CASH EQUIVALENTS, end of period.................  $  62,721   $ 105,139       $  110,625           $  39,408
                                                           =========   =========        =========           =========

        The accompanying notes are an integral part of these statements.

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP

                         NOTES TO FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT PER UNIT/SHARE AMOUNTS)

1.  ORGANIZATION

     Simon Property Group, L.P. (the "Simon Operating Partnership") was formed as a Delaware limited partnership in 1993 in connection with Simon Property Group, Inc.'s (the "Company") initial public offering (the "IPO"). On December 20, 1993, the Company raised $767,756 in net proceeds through the Company's IPO and debt of $259,000 was issued in a concurrent private financing transaction. The proceeds were contributed to the Simon Operating Partnership in exchange for 40,950,000 units of partnership interest ("Units") representing a 52.2% partnership interest. As the sole general partner of the Simon Operating Partnership, the Company has full, exclusive and complete responsibility and discretion in the management and control of the Simon Operating Partnership. The Simon Operating Partnership was formed prior to consummation of the Company's IPO and is the successor entity to Simon Property Group (the "Predecessor").

     Simultaneously with the offering, Melvin Simon and Herbert Simon and certain of their affiliates (collectively, the "Simons"), along with certain third-party investors' interests (collectively, "Simon Property Group"), exchanged, directly or indirectly, fee and partnership interests in certain properties and the management, development and leasing activities related to the properties for limited partnership interests in the Simon Operating Partnership. The Simon Operating Partnership also acquired certain third-party investors' interests in Simon Property Group properties for cash (collectively, the "Business Combination"). Purchase accounting was applied to the acquisition of all third-party investors' interests for which cash consideration was paid. Assets and liabilities related to interests acquired from the Simons and all third-party investors receiving Units were recorded at their predecessor cost.

     As used herein, the term Units does not include units of partnership interests entitled to preferential distribution of cash ("Preferred Units") (See
Note 3).

     The Simon Operating Partnership is engaged primarily in the ownership, operation, management, leasing, acquisition, expansion and development of real estate properties, primarily regional malls and community shopping centers. As of December 31, 1995, the Simon Operating Partnership owns or holds an interest in 122 income-producing properties, which consist of 62 regional malls, 55 community shopping centers, two specialty retail centers and three mixed-use properties (the "Properties"). The Simon Operating Partnership also owns interests in two regional malls and one specialty retail center currently under construction and seven parcels of land held for future development.

     The Simon Operating Partnership is subject to risks incident to the ownership and operation of commercial real estate. These include, among others, the risks normally associated with changes in the general economic climate, trends in the retail industry, creditworthiness of tenants, competition for tenants, changes in tax laws, interest rate levels, the availability of financing, and potential liability under environmental and other laws. Like most retail properties, the Simon Operating Partnership's regional malls and community shopping centers rely heavily upon anchor tenants. As of December 31, 1995, 126 of the approximately 396 anchor stores in the Properties were occupied by JCPenney, Inc., Sears Roebuck & Co. and Dillard Department Stores, Inc. An affiliate of JCPenney, Inc. is a limited partner in the Simon Operating Partnership.

2.  BASIS OF PRESENTATION

     The accompanying consolidated financial statements of the Simon Operating Partnership include the accounts of all entities owned or controlled by the Simon Operating Partnership. All significant intercompany amounts have been eliminated. These financial statements have been prepared in accordance with generally accepted accounting principles, and accordingly contain certain estimates by management in determining the Simon Operating Partnership's assets, liabilities, revenues and expenses.

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP

     The accompanying financial statements of the Predecessor have been presented on a combined historical cost basis because of the affiliated ownership and common management and because the related Properties were contributed to the Simon Operating Partnership as a part of the Business Combination described above. The Simons have operations which were not contributed to the Simon Operating Partnership and, therefore, the financial statements are not intended to represent the financial position and results of operations of the Simons. In management's opinion, the combined financial statements include the assets, liabilities, revenues and expenses associated with the operations of the Properties transferred to the Simon Operating Partnership. Minority interests were provided in the accompanying combined financial statements for those partners' interests which were not exchanged for Units or which were purchased for cash in connection with the Business Combination.

     Properties which are wholly owned ("Wholly Owned Properties") or owned less than 100% and are controlled by the Simon Operating Partnership ("Minority Interest Properties") have been consolidated. Control is demonstrated by the ability of the general partner to manage day-to-day operations, refinance debt and sell the assets of the partnership without the consent of the limited partner and the inability of the limited partner to replace the general partner. Investments in partnerships and joint ventures which represent non-controlling 14.7% to 50.0% ownership interests ("Joint Venture Properties") and the investment in the Management Company (see Note 8) are accounted for using the equity method of accounting. These investments are recorded initially at cost and subsequently adjusted for net equity in income (loss) and cash contributions and distributions.

     Effective April 1, 1994, the Simon Operating Partnership demonstrated its ability to control the operating activities of The Forum Shops at Caesars ("Forum"). Subsequent to April 1, 1994, Forum is included in the accompanying financial statements using the consolidated method of accounting. Prior to the demonstration of control, Forum was reflected in the accompanying financial statements using the equity method of accounting.

     Effective July 1, 1995, the Simon Operating Partnership relinquished its ability to solely direct certain activities related to the control of North East Mall. As a result, the Property is no longer being consolidated, and is now accounted for using the equity method of accounting.

     Net operating results of the Simon Operating Partnership are allocated after the preferred distribution (see Note 3) based on its partners' ownership interests. The Company's weighted average ownership interest in the Simon Operating Partnership during 1995 and 1994 was 60.3% and 55.2%, respectively. At December 31, 1995 and 1994, the Company's ownership interest was 61.0% and 56.4%, respectively.

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP

     The following schedule identifies each Property included in the accompanying consolidated financial statements and the method of accounting utilized for each Property as of December 31, 1995:

CONSOLIDATED METHOD:
Regional Malls
Alton Square                         Greenwood Park Mall             North Towne Square
Amigoland Mall                       Heritage Park Mall              Northwoods Mall
Anderson Mall                        Hutchinson Mall                 Orange Park Mall
Barton Creek Square                  Independence Center             Prien Lake Mall
Battlefield Mall                     Ingram Park Mall                St. Charles Towne Center
Broadway Square                      Irving Mall                     South Park Mall
Century Consumer Mall                Jefferson Valley Mall           Southgate Mall
Charles Towne Square                 LaPlaza Mall                    Southtown Mall
Cielo Vista Mall                     Lincolnwood Town Center         Sunland Park Mall
College Mall                         Longview Mall                   Tippecanoe Mall
Crossroads Mall                      Machesney Park Mall             Towne East Square
East Towne Mall                      Markland Mall                   Towne West Square
Eastgate Consumer Mall               McCain Mall                     University Mall (Arkansas)
Eastland Mall                        Memorial Mall                   University Mall (Florida)
Forest Mall                          Midland Park Mall               Valle Vista Mall
Forest Village Park Mall             Miller Hill Mall                West Ridge Mall
Fremont Mall                         Mounds Mall                     White Oaks Mall
Golden Ring Mall                     Muncie Mall                     Wichita Mall
                                                                     Windsor Park Mall
Community Centers
Arvada Plaza                         Fox River Plaza                 Mounds Mall Cinema
Aurora Plaza                         Greenwood Plus                  New Castle Plaza
Bloomingdale Court                   Griffith Park Plaza             North Ridge Plaza
Bridgeview Court                     Hammond Square                  North Riverside Park Plaza
Brightwood Plaza                     Ingram Plaza                    Northland Plaza
Bristol Plaza                        Lake Plaza                      Northwood Plaza
Buffalo Grove Towne Center           Lake View Plaza                 Park Plaza
Celina Plaza                         Lincoln Crossing                Regency Plaza
Cohoes Commons                       Maplewood Square                St. Charles Towne Plaza
Cook's Discount Department Store     Markland Plaza                  Teal Plaza
Countryside Plaza                    Martinsville Plaza              Tippecanoe Plaza
East Towne Commons                   Marwood Plaza                   Wabash Village
Eastland Plaza                       Matteson Plaza                  West Ridge Plaza
Forest Plaza                         Memorial Plaza                  White Oaks Plaza
                                                                     Wood Plaza
Specialty Retail Centers             Mixed-Use Properties
The Forum Shops at Caesars           O'Hare International Center
Trolley Square                       Riverway

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP

EQUITY METHOD:
Regional Malls                       Community Centers               Mixed-Use Property
Circle Centre                        Cobblestone Court               The Fashion Centre at Pentagon City
Lakeline Mall                        Crystal Court
North East Mall                      Fairfax Court
Rolling Oaks Mall                    Gaitway Plaza
Ross Park Mall                       Ridgewood Court
Seminole Towne Center                Royal Eagle Plaza
Smith Haven Mall                     The Plaza at Buckland Hills
                                     The Yards Plaza
                                     Village Park Plaza
                                     West Town Corners
                                     Westland Park Plaza
                                     Willow Knolls Court

     The deficit minority interest balance in the accompanying Consolidated Balance Sheets represents outside partners' interests in the net equity of certain investment properties. Deficit minority interests were recorded when a partnership agreement provided for the settlement of deficit capital accounts before distributing the proceeds from the sale of partnership assets and/or from the intent (legal or otherwise) and ability of the partner to fund additional capital contributions.

3.  FORMATION AND SIGNIFICANT OWNERSHIP TRANSACTIONS

     On December 20, 1993, the Company completed the Business Combination and the IPO of 37,750,000 shares of its common stock. The net proceeds of the offering ($767,756) and a concurrent borrowing of $259,000 were used to acquire the sole general partner's interest in the Simon Operating Partnership.

     Proceeds from the offering and concurrent borrowing were used by the Simon Operating Partnership as follows:

          1. To pay $727,905 of mortgage and other indebtedness of the Properties, including $144,298 of loans made by the Simons in lieu of third-party financings.

          2. To pay costs related to significant modification of debt terms and prepayment penalties related to the early extinguishment of debt of $40,512. An extraordinary loss of $30,481 was generated during the period from December 20, 1993 to December 31, 1993 relating to the early extinguishment of debt.

          3. To purchase certain interest-rate protection agreements totaling $4,687.

          4. To acquire certain third-party investors' interest in the Properties for $135,894.

          5. To invest $19,500 in the Management Company, of which $16,000 was used to repay debt. The debt repayment is included in item 1 above.

          6. To acquire fee and partnership interests in twelve parcels of undeveloped land and two mortgage notes related to two parcels of undeveloped land for $90,000, of which $37,009 was paid to the Simons to repay loans made by the Simons related to the parcels in lieu of third-party financing. Certain parcels of undeveloped land and two mortgage notes were transferred to the Management Company in exchange for a $48,000 note receivable.

          7. To pay transfer taxes and other expenses associated with the transfer of the Properties ($5,200) and the purchase of ground leases ($1,116).

          8. To acquire certain property equipment for $2,861 and to pay organization costs of $1,785.

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP

          9. To establish $13,296 of working capital.

     On January 14, 1994, the Company sold an additional 5,662,500 shares of common stock, generating net proceeds of $118,235 as a result of the underwriters' exercising the over-allotment option granted to them in connection with the IPO. The net proceeds were contributed to the Simon Operating Partnership in exchange for 5,662,500 Units and the Company's ownership of the Simon Operating Partnership by 3.2% to 55.4%. The majority of the proceeds were added to operating cash with a portion ($40,900) used to repay debt (including related costs).

     On January 31, 1995, the Company filed a shelf registration with the Securities and Exchange Commission covering 15,000,000 shares of common stock of the Company. On April 19, 1995, 6,000,000 of these shares were sold in an underwritten offering. On May 17, 1995, the underwriters closed on a portion (241,854 shares) of the over-allotment option granted them in connection with the above offering. Proceeds from these transactions were contributed to the Simon Operating Partnership in exchange for 6,241,854 Units and subsequently used to repay debt. These transactions increased the Company's ownership of the Simon Operating Partnership 2.8% to 60.5%.

     On February 10, 1995, one of the limited partners in the Simon Operating Partnership exchanged 212,114 Units for 212,114 shares of common stock of the Company. The issuance of the additional shares increased the Company's ownership of the Simon Operating Partnership by 0.2% to 56.6%.

     On July 31, 1995, the Company filed a shelf registration statement that became effective October 17, 1995 for 4,205,438 shares of common stock of the Company. The shares relate to the shares issuable upon conversion of Units held by existing limited partners of the Simon Operating Partnership (3,005,438 shares) and to the 1,200,000 shares of common stock issued in connection with the Crossroads Mall transaction.

     On October 27, 1995, the Company completed a $100,000 private placement of 4,000,000 shares of Series A preferred stock. Dividends on the preferred stock are paid quarterly at the greater of 8.125% per annum or the dividend rate payable under the underlying common stock of the Company. The holders of the preferred stock have the right to convert the preferred stock into common stock after two years at an initial conversion ratio equal to 0.9524. The Company may redeem the preferred stock after five years upon payment of premiums that decline to $25.00 per share over the following seven years. The holders of the preferred stock are entitled to vote on all matters submitted to a vote of holders of common stock of the Company, based on the number of shares of common stock into which the preferred stock can be converted. The Company contributed the proceeds of the private placement to the Simon Operating Partnership in exchange for 4,000,000 Preferred Units. The Simon Operating Partnership will pay preferred distributions to the Company equal to the dividends paid on the preferred stock.

     On December 21, 1995, one of the limited partners in the Simon Operating Partnership exchanged 121,348 Units for 121,348 shares of common stock of the Company. The issuance of the additional shares increased the Company's ownership of the Simon Operating Partnership by 0.1% to 61.0%.

4.  ACQUISITIONS AND REAL ESTATE INVESTMENT ACTIVITY

  MSA Realty Corporation ("MSAR")

     On September 1, 1994, the Company issued an additional 1,799,945 shares of common stock in conjunction with the merger of MSAR. Each outstanding share of MSAR common stock as of August 31, 1994 was converted into 0.31 shares of the Company's common stock. The acquisition price, including related transaction costs, was $48,031. The Company's investment in MSAR was contributed to the Simon Operating Partnership for 1,799,945 Units, which increased the Company's ownership of the Simon Operating Partnership by 1.0% to 56.4%. As a result of the acquisition, the Simon Operating Partnership now owns 100% of fourteen centers in which it previously held a 50% interest and substantially all of the ownership interest in

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP one community shopping center in which it held a minority interest. In addition, the Simon Operating Partnership obtained a non-controlling 50% interest in a regional mall. The MSAR transaction was accounted for using the purchase method of accounting. The purchase price in excess of the net assets acquired of $26,507 was allocated to investment properties. The Simon Operating Partnership's interest in the assets and liabilities of these centers prior to this transaction is reflected at predecessor cost. Subsequent to September 1, 1994, each of the Properties involved in this merger was accounted for using the consolidated method of accounting.

     Simultaneous with the merger, a debt restructuring with Metropolitan Life Insurance Company related to the fourteen centers was completed resulting in the repayment of approximately $45,000 of loan principal and discharging the mortgages on four of the centers. In addition, the interest rate was reduced from 9.98% to 8.75% on the remaining debt of approximately $145,000. A prepayment penalty of $5,000 was incurred in conjunction with this activity and has been classified as an extraordinary item in the Consolidated Statements of Operations.

  Independence Center

     On December 1, 1994, the Simon Operating Partnership acquired Independence Center in Independence, Missouri. Included in the purchase are approximately 47 acres of undeveloped land adjacent to the mall. Under the terms of the sale, the Simon Operating Partnership paid $51,413 including transaction costs, funded through the use of the Simon Operating Partnership's credit facilities.

  Broadway Square, Orange Park Mall and University Mall

     On December 29, 1994, the Simon Operating Partnership acquired Broadway Square in Tyler, Texas; Orange Park Mall in Jacksonville, Florida; and University Mall in Pensacola, Florida. Under the terms of the sale, the Simon Operating Partnership paid $153,874, including transaction costs, funded through the use of the Simon Operating Partnership's credit facilities. Included in the purchase price were approximately 14 acres and 10 acres of undeveloped land adjacent to Orange Park Mall and University Mall, respectively.

  White Oaks Mall

     At the time of the IPO, the Teacher's Retirement System of the State of Illinois ("TRS") held an option to put its 50% general and limited partnership interests in White Oaks Mall in Springfield, Illinois, to the Simon Operating Partnership. TRS exercised this option on January 23, 1995, and the purchase closed February 23, 1995. The Units which TRS received upon exercise of the options were exchanged for 2,022,247 shares of common stock of the Company. The Simon Operating Partnership now owns 77% of White Oaks Mall. The issuance of the additional shares increased the Company's ownership interest in the Simon Operating Partnership by 1.0% to 57.6%. The White Oaks Mall transaction, valued at $45,000, was accounted for using the purchase method of accounting. The purchase price in excess of the net assets acquired of $10,905 was allocated to investment properties. The Simon Operating Partnership's interest in the assets and liabilities of this Property prior to this transaction is reflected at predecessor cost. Effective February 23, 1995, White Oaks Mall was being accounted for in the accompanying consolidated financial statements using the consolidated method of accounting. It was previously accounted for using the equity method of accounting.

  Crossroads Mall

     Prior to July 31, 1995, the Simon Operating Partnership held a 50% joint venture interest in Crossroads Mall in Omaha, Nebraska. On July 31, 1995, the Simon Operating Partnership acquired the remaining 50% ownership in the Property from the Simons in exchange for 120,000 Units. The acquisition was reflected at predecessor cost. Concurrent with the acquisition, a debt restructuring was completed which included the issuance of 1,200,000 shares of common stock of the Company to the lender (New York State Teachers'

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP

Retirement System) in exchange for a $30,000 reduction of the outstanding loan balance which included accrued interest. In addition, the effective interest rate on the remaining balance of $41,400 was reduced from 10.5% to 7.75%. As a result of this transaction, the Simon Operating Partnership issued 1,200,000 Units to the Company. As a result of these transactions, the Company's ownership interest in the Simon Operating Partnership increased by 0.4% to 60.9%. The loan matures on July 31, 2002. Effective July 31, 1995, Crossroads Mall was included in the accompanying consolidated financial statements using the consolidated method of accounting. It was previously accounted for using the equity method of accounting.

  The Shops at Sunset Place

     On August 15, 1995, the Simon Operating Partnership acquired for $11,406, a controlling 75% joint venture interest in The Shops at Sunset Place in South Miami, Florida. The joint venture is formulating plans to redevelop the site into a specialty retail center. The acquisition was financed using borrowings from the Simon Operating Partnership's unsecured revolving credit facility. This site is included in the accompanying consolidated financial statements using the consolidated method of accounting.

  East Towne Mall

     Prior to September 25, 1995, the Simon Operating Partnership held a 45.0% joint venture interest in East Towne Mall in Knoxville, Tennessee. On September 25, 1995, the Simon Operating Partnership acquired the remaining interest for $18,500 and the assumption of 55% of the $75,000 of existing mortgage debt. In connection with the transaction, the Simon Operating Partnership refinanced the $75,000 mortgage. These transactions were funded through a new loan of $55,000 and $38,500 in borrowings from the Simon Operating Partnership's unsecured revolving credit facility. The transaction was accounted for using the purchase method of accounting. The purchase price in excess of the net assets acquired of $21,982 was allocated to investment properties. Effective September 25, 1995, East Towne Mall was included in the accompanying consolidated financial statements using the consolidated method of accounting. It was previously accounted for using the equity method of accounting.

  The Source

     On December 22, 1995, a joint venture, in which the Simon Operating Partnership has a non-controlling 50% joint venture interest, acquired a development project located in Westbury (Long Island), New York, for $30,253. This acquisition was financed using borrowings from the Simon Operating Partnership's unsecured revolving credit facility. The joint venture will develop a 730,000-square-foot value-oriented retail center, which commenced construction in February 1996 and is expected to open in the fall of 1997. This joint venture is being accounted for using the equity method of accounting.

  Smith Haven Mall

     On December 28, 1995, a joint venture in which the Simon Operating Partnership owns a non-controlling 25% interest, purchased Smith Haven Mall, a
1.3 million square-foot regional mall located in Lake Grove (Long Island), New York, for $221,000. The Simon Operating Partnership's share of the purchase price ($55,725) was financed using borrowings from the Simon Operating Partnership's unsecured revolving credit facility. This joint venture is being accounted for using the equity method of accounting.

  Mills Developments

     On December 29, 1995, the Simon Operating Partnership entered into arrangements with The Mills Corporation to develop value-oriented regional malls in Ontario (Los Angeles), California; Grapevine (Dallas), Texas; and Chandler (Phoenix), Arizona. The Ontario, California project consists of a 1.4 million square-foot regional mall under construction and is expected to open in the fall of 1996. The remaining sites

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP are in the preconstruction stages of development. These projects are being accounted for using the equity method of accounting.

  Arborland Mall

     Effective September 30, 1995, the Simon Operating Partnership sold its 1% ownership in Arborland Mall to its existing partner. Arborland was accounted for using the equity method of accounting.

  Pro Forma

     The following unaudited pro forma summary financial information combines the consolidated results of operations of the Simon Operating Partnership as if the IPO and Business Combination (excluding the over-allotment option), the acquisitions of MSAR, Independence Center, Broadway Square, Orange Park Mall, University Mall, White Oaks Mall, Crossroads Mall, East Towne Mall, and Smith Haven Mall, the consolidation of Forum, the deconsolidation of North East Mall, and the add-on offering of common stock had occurred as of January 1, 1995, 1994 and 1993, after giving effect to certain adjustments, including interest and related expenses associated with debt incurred to finance the acquisitions, depreciation expense related to the Properties acquired, general and administrative costs to manage the Properties acquired and the additional contingent interest paid of $27,184 in connection with the refinancing of one of the Properties as described in Note 9. Preparation of the pro forma summary information was based upon assumptions deemed appropriate by the Simon Operating Partnership. The pro forma summary information is not necessarily indicative of the results which actually would have occurred if the transactions discussed above had been consummated at the beginning of the periods presented, nor does it purport to represent the future financial position and results of operations for future periods.

                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1995           1994           1993
                                                         ----------     ----------     ----------
Total Revenue..........................................  $  565,706     $  555,152     $  531,657
                                                         ==========     ==========     ==========
Net income available to Unitholders....................     102,648         95,488         68,409
                                                         ==========     ==========     ==========
Net Income available to Unitholders attributed to:
General Partner........................................      62,513         57,789         39,746
                                                         ==========     ==========     ==========
Limited Partners.......................................      40,135         37,699         28,663
                                                         ==========     ==========     ==========
Net income per Unit....................................  $     1.07     $     1.00     $     0.76
                                                         ==========     ==========     ==========
Weighted average number of Units outstanding...........  95,609,354     95,272,018     89,831,696
                                                         ==========     ==========     ==========

5.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Investment Properties

     Investment operating Properties are recorded at the lower of cost (Predecessor cost for Properties acquired from promoters in connection with the Business Combination) or net realizable value. Net realizable value of investment properties for financial reporting purposes is reviewed for impairment on a Property-by-Property basis whenever events or changes in circumstances indicate that the carrying amount of investment properties may not be recoverable. Impairment of investment properties is recognized when estimated undiscounted operating income is less than the carrying value of the Property. To the extent an impairment has occurred, the excess of carrying value of the Property over its estimated net realizable value will be charged to income. The Simon Operating Partnership will adopt SFAS No. 121 (Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of) on January 1, 1996, and believes that the adoption will not have a material impact upon its financial statements. Investment properties include costs of

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP acquisition, development, construction, tenant improvements, interest and real estate taxes incurred during construction, certain capitalized improvements and replacements, and certain allocated overhead.

     Depreciation on buildings and improvements is provided utilizing the straight-line method over an estimated original useful life of 10 to 45 years, resulting in an average composite life of approximately 30 years. Depreciation on tenant improvements is provided utilizing the straight-line method over the life of the related lease.

     Certain improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. All other repair and maintenance items are expensed as incurred.

  Capitalized Interest

     Interest is capitalized on projects during periods of construction. Interest capitalized by the Simon Operating Partnership for the years ended December 31, 1995 and 1994 was $1,515 and $1,586 respectively; for the period from December 20, 1993 to December 31, 1993, capitalized interest was not significant. Interest capitalized by the Predecessor for the period from January 1, 1993 to December 19, 1993 was $86.

  Deferred Costs

     Deferred costs consist primarily of financing fees incurred to obtain long-term financing, costs of interest-rate protection agreements, and internal and external leasing commissions and related costs. Deferred financing costs, including interest-rate protection agreements, are amortized on a straight-line basis over the terms of the respective loans or agreements. Deferred leasing costs are amortized on a straight-line basis over the terms of the related leases. At December 31, 1995 and 1994, deferred costs consisted of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1995         1994
                                                                     --------     --------
    Deferred financing costs.......................................  $ 68,042     $ 60,568
    Leasing costs and other........................................    88,094       88,467
                                                                     --------     --------
                                                                      156,136      149,035
    Less-accumulated amortization..................................    74,738       63,157
                                                                     --------     --------
              Deferred costs, net..................................  $ 81,398     $ 85,878
                                                                     ========     ========

     Included in interest expense in the accompanying Consolidated Statements of Operations of the Simon Operating Partnership is amortization of deferred financing costs of $8,523 and $7,251 for the years ended December 31, 1995 and 1994, respectively, and $88 for the period from December 20, 1993 to December 31, 1993. Included in interest expense in the accompanying Combined Statement of Operations of the Predecessor is amortization of deferred financing costs of $3,917 for the period from January 1, 1993 to December 19, 1993.

  Revenue Recognition

     The Simon Operating Partnership, as a lessor, has retained substantially all of the risks and benefits of ownership of the investment properties and accounts for its leases as operating leases. Minimum rents are accrued on a straight-line basis over the terms of their respective leases. Overage rents are recognized when earned.

     Reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenue in the period the applicable expenditures are incurred.

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP

  Allowance for Credit Losses

     A provision for credit losses is recorded based on management's judgment of tenant creditworthiness. The activity in the allowance for credit losses of the Simon Operating Partnership for the years ended December 31, 1995 and 1994, and for the period from December 20, 1993 to December 31, 1993, and for the Predecessor for the period from January 1, 1993 to December 19, 1993 was as follows:

                                                BALANCE AT     PROVISION      ACCOUNTS     BALANCE AT
                                                BEGINNING      FOR CREDIT     WRITTEN        END OF
                   PERIOD ENDED                 OF PERIOD        LOSSES         OFF          PERIOD
    ------------------------------------------  ----------     ----------     --------     ----------
    December 31, 1995.........................    $2,943         $2,939         (1,623)      $4,259
                                                  ======         ======        =======       ======
    December 31, 1994.........................    $   --         $4,238         (1,295)      $2,943
                                                  ======         ======        =======       ======
    December 20, 1993 to December 31, 1993....    $   --         $   --       $     --       $   --
                                                  ======         ======        =======       ======
    January 1, 1993 to December 19, 1993......    $4,318         $3,741         (4,086)      $3,973
                                                  ======         ======        =======       ======

  Income Taxes

     As a partnership, the allocated share of income or loss for each year is included in the income tax returns of the partners, accordingly, no accounting for income taxes is required in the accompanying consolidated financial statements. State and local taxes are not material.

     Prior to the Business Combination, substantially all of the Properties were owned by partnerships and joint ventures whose partners were required to include their respective share of profits and losses in their individual tax returns. Certain of the Properties were held by corporations which were subject to federal and state income taxes. These corporations were included in the consolidated tax returns filed by Melvin Simon & Associates, Inc. ("MSA") for which no federal income taxes were due. Accordingly, no federal income tax provision (benefit) was reflected in the accompanying Combined Statement of Operations. State income taxes were not significant.

     Taxable income of the Simon Operating Partnership for the year ended December 31, 1995 is estimated to be $122,127, and was $44,683 for the year ended December 31, 1994. Reconciling differences between book income and tax income primarily result from timing differences consisting of (i) depreciation expense, (ii) prepaid rental income and (iii) straight-line rent. Furthermore, the Simon Operating Partnership's share of income or loss from the affiliated Management Company is excluded from the tax return of the Simon Operating Partnership.

  Per Unit Data

     The net income (loss) per Unit is based on the weighted average number of Units outstanding during the period. The weighted average number of Units used in the computation for 1995, 1994 and 1993 was 92,666,469; 84,509,597; and
78,447,150, respectively. Units held by limited partners in the Simon Operating Partnership may be exchanged for shares of common stock of the Company on a one-for-one basis in certain circumstances (see Note 12). The stock options outstanding under the Stock Option Plans (See Note 11) and the Preferred Units have not been considered in the computations of per Unit data, as they did not have a dilutive effect.

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP

     The Simon Operating Partnership declared distributions per Unit of $1.97 and $1.90 in 1995 and 1994, respectively. The following is a summary of distributions per Unit which represent a return of capital measured using generally accepted accounting principles:

                                                         FOR THE YEAR ENDED DECEMBER
                                                                     31,
                                                         ----------------------------
              DISTRIBUTIONS PER UNIT                      1995                  1994
    -------------------------------------------          ------                ------
    From book net income.......................          $ 1.04                $ 0.50
    Representing return of capital.............             .93                  1.40
                                                          -----                 -----
    Total Distributions........................          $ 1.97                $ 1.90
                                                          =====                 =====

     On a federal income tax basis, 25% of the 1995 distributions and 55% of the 1994 distributions represented return of capital.

  Statements of Cash Flows

     For purposes of the Statements of Cash Flows, all highly liquid investments purchased with an original maturity of 90 days or less are considered as cash and cash equivalents. Cash equivalents are carried at cost, which approximates market. Cash equivalents consist of commercial paper, bankers acceptances, Eurodollars, repurchase agreements and Dutch auction securities.

     Cash paid for interest by the Simon Operating Partnership, net of any amounts capitalized, for the year ended December 31, 1995 was $142,345. Cash paid for interest by the Simon Operating Partnership, net of any amounts capitalized, for the year ended December 31, 1994 was $140,106, including a $27,184 non-recurring interest charge; and for the period from December 20, 1993 to December 31, 1993, was $3,316. Cash paid for interest by the Predecessor, net of any amounts capitalized, for the period from January 1, 1993 to December 19, 1993 was $157,387.

     Net working capital generated by the Properties as of December 19, 1993 was retained by the investors in the Properties at that time. The unpaid amount of working capital was $4,072 as of December 31, 1994, and is included in accounts payable in the accompanying Consolidated Balance Sheet. At December 31, 1995, all working capital amounts had been repaid.

  Non-Cash Transactions

     The following is a summary of significant non-cash transactions.

     As described in Note 2, effective April 1, 1994, the Simon Operating Partnership reflected Forum using the consolidated method of accounting.

     As described in Note 4, on September 1, 1994, the Simon Operating Partnership issued 1,799,945 Units in conjunction with the merger of MSAR. On February 23, 1995, the Simon Operating Partnership issued 2,022,247 Units in connection with the acquisition of an additional joint venture interest in White Oaks Mall. On July 31, 1995, the Simon Operating Partnership issued 120,000 Units in exchange for the Simons' 50% interest in Crossroads Mall. The Simon Operating Partnership issued 1,200,000 Units of common stock in connection with the reduction of the outstanding loan and accrued interest at Crossroads Mall.

     Accrued and unpaid distributions as of December 31, 1995 and 1994 were $47,104 and $40,807, respectively. Accrued and unpaid distributions on Preferred Units as of December 31, 1995 were $1,490. There were no Preferred Units in 1994 and, therefore, no Preferred Unit distributions were declared or outstanding in 1994.

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP

  Reclassifications

     Certain reclassifications have been made to the prior-year financial statements to conform to the current-year presentation. These reclassifications have no impact on net operating results previously reported.

6.  INVESTMENT PROPERTIES

     Investment properties consist of the following:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995           1994
                                                                  ----------     ----------
    Land........................................................  $  283,722     $  267,213
    Buildings and improvements..................................   1,860,203      1,619,909
                                                                  ----------     ----------
         Total land, buildings and improvements.................   2,143,925      1,887,122
    Furniture, fixtures and equipment...........................      18,236         12,905
                                                                  ----------     ----------
         Investment properties at cost..........................   2,162,161      1,900,027
    Less -- accumulated depreciation............................     152,817         70,916
                                                                  ----------     ----------
         Investment properties at cost, net.....................  $2,009,344     $1,829,111
                                                                  ==========     ==========

     Building and improvements include $40,676 and $8,377 of construction in process at December 31, 1995 and 1994, respectively.

7.  INVESTMENT IN PARTNERSHIPS AND JOINT VENTURES

     Summary financial information of partnerships and joint ventures accounted for using the equity method, and a summary of the Simon Operating Partnership's or Simon Property Group's investment in and share of income (loss) from such partnerships and joint ventures follows. See Notes 2 and 4 for a discussion of certain acquisition and real estate investing activities which impact the financial information of the Joint Venture Properties. This information also reflects the openings of Circle Centre, Seminole Towne Center and Lakeline Mall during 1995.

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP

                                                                            DECEMBER 31,
                                                                      ------------------------
                           BALANCE SHEETS                                1995          1994
--------------------------------------------------------------------  ----------     ---------
ASSETS:

  Investment properties at cost, net................................  $1,156,066     $ 741,900

  Cash and cash equivalents.........................................      52,624        65,547

  Tenant receivables................................................      35,306        39,332

  Other assets......................................................      32,626        13,161
                                                                      ----------     ----------

          Total assets..............................................  $1,276,622     $ 859,940
                                                                      ==========     ==========
LIABILITIES AND PARTNERS' EQUITY:

  Mortgages and other notes payable.................................  $  410,652     $ 366,926

  Accounts payable, accrued expenses and other liabilities..........     127,322        76,663
                                                                      ----------     ----------

     Total liabilities..............................................     537,974       443,589

  Partners' equity..................................................     738,648       416,351
                                                                      ----------     ----------

          Total liabilities and partners' equity....................  $1,276,622     $ 859,940
                                                                      ==========     ==========
SIMON OPERATING PARTNERSHIP'S SHARE OF:

          Total assets..............................................  $  290,802     $ 152,797
                                                                      ==========     ==========

          Partners' equity (deficit)................................  $   63,212     $ (57,064)
                                                                      ==========     ==========

                                                                         FOR THE          FOR THE
                                                                       PERIOD FROM      PERIOD FROM
                                             FOR THE YEAR ENDED        DECEMBER 20,      JANUARY 1,
                                                DECEMBER 31,             1993 TO          1993 TO
                                            ---------------------      DECEMBER 31,     DECEMBER 19,
        STATEMENTS OF OPERATIONS              1995         1994            1993             1993
----------------------------------------    --------      -------      ------------     ------------
REVENUE:
  Minimum rent..........................    $ 83,905      $92,380         $3,584          $ 96,518
  Overage rent..........................       2,754        3,655            197             5,804
  Tenant reimbursements.................      39,500       45,440          1,905            50,378
  Other income..........................      13,980       10,131             87             6,433
                                            --------      -------         ------          --------
     Total revenue......................     140,139      151,606          5,773           159,133
OPERATING EXPENSES:
  Operating expenses and other..........      46,466       55,949          2,218            60,407
  Depreciation and amortization.........      26,409       26,409            985            28,918
                                            --------      -------         ------          --------
     Total operating expenses...........      72,875       82,358          3,203            89,325
                                            --------      -------         ------          --------
OPERATING INCOME........................      67,264       69,248          2,570            69,808
INTEREST EXPENSE........................      28,685       38,124          1,446            44,280
EXTRAORDINARY ITEMS.....................      (2,687)          --             --                --
                                            --------      -------         ------          --------
NET INCOME..............................      35,892       31,124          1,124            25,528
THIRD-PARTY INVESTORS' SHARE OF NET
  INCOME................................      30,752       30,090          1,081            26,619
                                            --------      -------         ------          --------
SIMON OPERATING PARTNERSHIP'S OR SIMON
  PROPERTY GROUP'S SHARE OF NET INCOME
  (LOSS)................................    $  5,140      $ 1,034         $   43          $ (1,091)
                                            ========      =======         ======          ========

     The net income or net loss for each partnership and joint venture is allocated in accordance with the provisions of the applicable partnership or joint venture agreement. The allocation provisions in these

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP agreements are not always consistent with the ownership interest held by each general or limited partner or joint venturer, primarily due to partner preferences.

8.  INVESTMENT IN MANAGEMENT COMPANY

     M.S. Management Associates (Indiana), Inc., ("M.S. Management"), a wholly owned subsidiary of MSA, an affiliate of the Simons, provided management, development and leasing services to the Predecessor and other properties. In connection with the Business Combination, MSA, indirectly, exchanged the management, development and leasing contracts related to the Simon Operating Partnership's Wholly Owned Properties and certain assets for Class B common stock of the Company. The management, development and leasing activities related to the non-wholly owned and other third-party properties are now conducted by M.S. Management Associates, Inc., a Delaware corporation, (the "Management Company"), which, through a series of transactions in connection with the Business Combination, became the parent company of M.S. Management.

     The Simon Operating Partnership's initial investment in the Management Company was evidenced by $2,000 in common stock (representing 80% of the outstanding common stock of the Management Company including 5% of the outstanding voting common stock), $17,500 of participating 8% preferred stock and a $22,000 note receivable. The remaining 20% of the outstanding common stock of the Management Company (representing 95% of the voting common stock) is owned directly by the Simons. The Simon Operating Partnership also sold to the Management Company four parcels of undeveloped land and two mortgage notes related to two parcels of undeveloped land in exchange for a note receivable in the amount of $48,000. The Simon Operating Partnership was granted options, at no cost, by the Management Company to reacquire the four parcels of undeveloped land at a price equal to the actual cost incurred by the Management Company to acquire and carry such parcels to the exercise date of the respective option. The option agreements expire in December 2003 and carry rights of first refusal. The net assets of M.S. Management acquired in the Business Combination are recorded at predecessor cost, which resulted in a carryover-basis adjustment to equity of $35,219. Because the Simon Operating Partnership exercises significant influence over the financial and operating policies of the Management Company, it is reflected in the accompanying statements using the equity method of accounting.

     During 1994, the Simon Operating Partnership advanced the Management Company $10,405, which bears interest at 11%. The Management Company repaid $5,000 by transferring a financial instrument to the Simon Operating Partnership. During 1995, the Simon Operating Partnership advanced a net of $27,500 to the Management Company which bears interest at 11%. The proceeds were used to acquire a $27,500 mortgage note due from The Source, in which the Simon Operating Partnership has a noncontrolling 50% interest. The mortgage bears interest at 11% and will be repaid by the partnership's construction financing scheduled to close in the first quarter of 1996. The Management Company also liquidated in 1995 its interest in a certain partnership investment which held a 9.8-acre parcel of land in Rosemont, Illinois. The sale of that parcel resulted in a loss of $958 to the Management Company. Further, an undeveloped two-acre parcel of land in Washington, D.C., for which the Management Company held a mortgage, was sold in December 1995. The Management Company recorded a loss in connection with this transaction of $3,949.

     At December 31, 1995 and 1994, total notes receivable and advances due from the Management Company were $102,522 and $75,405, respectively. Unpaid interest income receivable from the Management Company at December 31, 1995 and 1994 was $84 and $2,826, respectively. Unpaid preferred dividends receivable from the Management Company at December 31, 1995 and 1994 were $0 and $350, respectively. These interest and preferred dividend receivables are reflected in tenant receivables and accrued revenue in the accompanying Consolidated Balance Sheets.

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP

     Summarized financial information of the Management Company accounted for using the equity method, and a summary of the Simon Operating Partnership's investment in and share of income (loss) from the Management Company follows:

                                                                                       DECEMBER 31,
                                                                                   ---------------------
                                 BALANCE SHEETS                                      1995         1994
---------------------------------------------------------------------------------  --------     --------
ASSETS:
  Current assets.................................................................  $ 40,964     $ 16,841
  Undeveloped land and mortgage notes............................................    45,769       43,000
  Other assets...................................................................    13,813       12,577
                                                                                   --------     --------
         Total assets............................................................  $100,546     $ 72,418
                                                                                   ========     ========
LIABILITIES AND SHAREHOLDERS' DEFICIT:
  Current liabilities............................................................  $ 18,435     $ 13,103
  Notes payable and advances due to the Simon Operating Partnership at 11%, due
    2008.........................................................................   102,522       75,405
                                                                                   --------     --------
    Total liabilities............................................................   120,957       88,508
  Shareholders' deficit..........................................................   (20,411)     (16,090)
                                                                                   --------     --------
         Total liabilities and shareholders' deficit.............................  $100,546     $ 72,418
                                                                                   ========     ========
THE SIMON OPERATING PARTNERSHIP'S SHARE OF:
         Total assets............................................................  $ 80,437     $ 57,934
                                                                                   ========     ========
         Shareholders' deficit...................................................  $(20,612)    $(16,875)
                                                                                   ========     ========

                                                                                  FOR THE          FOR THE
                                                            FOR THE YEAR        PERIOD FROM      PERIOD FROM
                                                           ENDED DECEMBER       DECEMBER 20,      JANUARY 1,
                                                                 31,              1993 TO          1993 TO
                                                          -----------------     DECEMBER 31,     DECEMBER 19,
                STATEMENTS OF OPERATIONS                   1995      1994           1993             1993
--------------------------------------------------------  -------   -------     ------------     ------------
REVENUE:
  Management fees.......................................  $20,106   $18,587        $  707          $ 31,747
  Development and leasing fees..........................   15,451     9,683           763             6,874
  Cost-sharing income and other.........................    7,561    10,077           214             2,691
                                                          --------  --------       ------           -------
         Total revenue..................................   43,118    38,347         1,684            41,312
EXPENSES:
  Operating expenses....................................   31,163    27,944         1,388            40,944
  Depreciation..........................................    2,275     1,406            51             1,723
  Interest..............................................    7,694     8,623           253                --
    Total expenses......................................   41,132    37,973         1,692            42,667
                                                          --------  --------       ------           -------
OPERATING INCOME (LOSS).................................    1,986       374            (8)           (1,355)
                                                          --------  --------       ------           -------
LOSS ON DISPOSITION OF ASSETS...........................   (4,907)       --            --                --
NET INCOME (LOSS).......................................   (2,921)      374            (8)           (1,355)
                                                          --------  --------       ------           -------
PREFERRED DIVIDENDS.....................................    1,400     1,400            --                --
NET LOSS AVAILABLE FOR COMMON SHAREHOLDERS..............  $(4,321)  $(1,026)       $   (8)         $ (1,355)
                                                          ========  ========       ======           =======
SIMON OPERATING PARTNERSHIP'S SHARE OF NET LOSS.........  $(3,737)  $(1,101)       $   (8)
                                                          ========  ========       ======

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP

     The Simon Operating Partnership manages all Wholly Owned Properties, and, accordingly, it reimburses the Administrative Services Partnership ("ASP") for costs incurred, including management, leasing, development, accounting, legal, marketing, and management information systems. Substantially all employees (other than direct field personnel) are employed by ASP which is owned 1% by the Simon Operating Partnership and 99% by the Management Company. The Management Company's Statements of Operations report costs net of amounts reimbursed by the Simon Operating Partnership. The Simon Operating Partnership's share of allocated common costs was $21,874 and $15,619 for 1995 and 1994, respectively.

     Common costs are allocated based on payroll and related costs. In management's opinion, allocations under the cost-sharing arrangement are reasonable. The Simon Operating Partnership's share of common costs and management fees for the twelve days ended December 31, 1993 were not significant. Allocated property operating expenses related to management, development, leasing, financing and advisory services totaled $16,379 for the period from January 1, 1993 to December 19, 1993.

     The Management Company provides management, leasing, development, accounting, legal, marketing and management information systems services to MSA, Minority Interest Properties, Joint Venture Properties and non-owned managed properties. Management, development and leasing fees charged to the Simon Operating Partnership relating to the Minority Interest Properties were $5,353 and $2,352 for the years ended December 31, 1995 and 1994, respectively. Fees for services provided by the Management Company to MSA were $4,572 and $7,239 for the years ended December 31, 1995 and 1994, respectively, and are included in cost-sharing income and other in the Management Company's Statements of Operations.

     Amounts payable by the Simon Operating Partnership under the cost-sharing arrangement and management contracts were $1,175 and $2,499 at December 31, 1995 and 1994, respectively, and are reflected in accounts payable and accrued expenses in the accompanying Consolidated Balance Sheets.

9.  INDEBTEDNESS

     Mortgages and other notes payable consists of the following:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995           1994
                                                                  ----------     ----------
    Unsecured revolving credit facility, with variable interest
      rate of 7.18% at December 31, 1995, due August 7, 1998....  $  196,000     $       --
    Term loan, unsecured, with variable interest rate, due
      September 21, 1996........................................          --         75,000
    $100,000 Revolving loan, secured by Properties, with
      variable interest rate, due March 15, 1997................          --         87,899
    $150,000 Revolving loan, unsecured, with variable interest
      rate, due November 30, 1997...............................          --        124,139
    Mortgages and other notes payable with fixed interest rates ranging from 5.81% to 10.00% (weighted average rate of
      7.81%) at December 31, 1995, due at various dates through
      2026......................................................   1,232,360      1,189,900
    Mortgages and other notes payable with variable interest
      rates ranging from 4.67% to 7.19% (weighted average rate
      of 6.55%) at December 31, 1995, due at various dates
      through 2000..............................................     530,000        461,153
    Construction loan with variable interest rate of 7.79% at
      December 31, 1995 due on February 1, 1999.................      22,399             --
                                                                  ----------     ----------
                                                                  $1,980,759     $1,938,091
                                                                  ==========     ==========

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP

  Credit Facilities

     On August 7, 1995, the Simon Operating Partnership closed on a new $400,000 unsecured revolving credit facility which replaced the Simon Operating Partnership's secured and unsecured lines of credit. The new facility currently bears interest at London Interbank Offering Rate ("LIBOR") plus 132.5 basis points, an improvement of 67.5 basis points over the previous unsecured facility, and an improvement of 17.5 basis points over the previous secured facility. Further, the new facility removes the first mortgages and negative pledges on certain of the Simon Operating Partnership's Properties and provides for different pricing based upon the Simon Operating Partnership's investment grade rating. This facility contains financial covenants relating to debt-to-market capitalization, minimum earnings before interest, taxes, depreciation and amortization ("EBITDA") ratios and a minimum equity value. Significant borrowings on the line include an initial draw of $144,000 used to pay off the existing revolving credit facilities and purchase a controlling 75% interest in The Shops at Sunset Place, a draw of $38,500 for the acquisition of the remaining ownership interest of East Towne Mall, a draw of $87,000 of which approximately $55,700 was used to acquire a 25% interest in the joint venture which purchased Smith Haven Mall, with the remainder used to acquire a 50% partnership interest in a parcel of land to be used to develop a regional mall in Westbury (Long Island), New York. A significant pay-down occurred on October 27, 1995, when the Company completed a $100,000 private placement of 4,000,000 shares of convertible preferred stock. In exchange for Preferred Units, the net proceeds were contributed by the Company to the Simon Operating Partnership and $99,000 was used to pay down the balance on the unsecured revolving credit facility. The facility is subject to renewal in August 1998. As of December 31, 1995, $196,000 was outstanding on the line, with $204,000 available.

     The term loan which carried interest at LIBOR plus 175 basis points (7.75% at December 31, 1994) was paid off, resulting in an extraordinary loss of $248. This payoff was accomplished with proceeds from the Company's 6,000,000 share add-on offering.

     The secured revolving loan which carried interest at LIBOR plus 150 basis points (7.625% at December 31, 1994) was paid off, resulting in an extraordinary loss of $733. This payoff was accomplished with proceeds from the new unsecured revolving credit facility.

     The unsecured revolving loan which carried interest at LIBOR plus 200 basis points (8.217% at December 31, 1994) was paid off, resulting in an extraordinary loss of $1,332. This payoff was accomplished with the remaining proceeds of the 6,000,000 share add-on offering, the related underwriter's over-allotment option of 241,845 shares, and the use of the new unsecured revolving credit facility.

  Fixed and Variable Mortgages

     Fixed-rate and variable-rate mortgages as of December 31, 1995 were $1,762,360. The following is a summary of significant mortgage debt activity. On December 1, 1994, the Simon Operating Partnership refinanced two mortgages totaling $49,816. These loans would have matured May 28, 2020, and carried interest at 11.0% and 13.5%. Under the terms of the debt agreements, the lender was entitled to additional contingent interest to be determined by 50% of the appreciated value of the Property, which totaled $27,184 as of the refinancing date. The prepayment totaling $77,000 was accomplished using a $50,000 bridge loan and $27,000 in cash. The bridge loan carried interest at a variable rate and had a maturity date of December 1, 1995. The $27,184 contingent interest payment relating to this transaction is considered unusual because none of the debt agreements relating to the other Properties have similar equity participation features. Therefore, the additional contingent interest paid has been reflected as a separate line in the Consolidated Statements of Operations. On February 6, 1995, a $50,000 secured financing was obtained and the bridge loan was repaid. This financing, secured by one of the Properties, bears interest at a variable rate and matures January 12, 2000. An interest rate cap was purchased which caps LIBOR at 8.70% and expires January 12, 2000. The cost of the interest-rate protection agreement of $1,050 will be amortized over the life of the agreement. Refinancing and

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP other activities related to East Towne Mall, Crossroads Mall and White Oaks Mall which impact mortgage debt are described in Notes 2 and 4.

     Many of the investment properties are pledged as collateral to secure the related mortgage notes. The mortgage notes are non-recourse but have a partial guarantee by the Simons and other limited partners of approximately $426,777. The mortgages and other notes payable are generally due in monthly installments of principal and interest or interest only and mature at various dates through January 1, 2026.

     Certain of the mortgage indebtedness contain cross-default and cross-collateralization features pertaining to certain groups of Properties. Under the cross-default provisions, a default under any mortgage included in the cross-defaulted package constitutes a default under all such mortgages and can lead to acceleration of the indebtedness due on each Property within the collateral package. Pursuant to the cross-collateralization feature, the excess of the value of a Property over the mortgage indebtedness specific to that Property serves as additional collateral for indebtedness against each other Property within that particular financing package.

     With respect to certain loans, the lender participates in a percentage of gross revenues above a specified base or after deduction of debt service and various expenses. Contingent interest incurred under these arrangements was $1,929 and $1,527 for the years ended December 31, 1995 and 1994, respectively, $94 for the period from December 20, 1993 to December 31, 1993, and $2,800 for the period from January 1, 1993 to December 19, 1993.

  Construction Loan

     On February 22, 1995, the Simon Operating Partnership closed a $60,000 construction loan for Cottonwood Mall in Albuquerque, New Mexico. This loan bears interest at the lower of the prime rate plus 25 basis points or LIBOR plus 200 basis points and matures February 1, 1999. The loan contains an option provision to extend the maturity one year. As of December 31, 1995, $22,399 was outstanding.

  Debt Maturity and Other

     As of December 31, 1995, scheduled principal repayments on indebtedness were as follows:

        1996.............................................................  $  159,982
        1997.............................................................     119,023
        1998.............................................................     431,984
        1999.............................................................     250,013
        2000.............................................................     240,225
        Thereafter.......................................................     779,532
                                                                           ----------
                                                                           $1,980,759
                                                                           ==========

     Certain mortgages and notes payable may be prepaid but are generally subject to payment of a yield maintenance premium.

     The unconsolidated partnerships and joint ventures have $410,652 of mortgage and other notes payable at December 31, 1995. The Simon Operating Partnership's share of this debt was $167,644 at December 31, 1995. This debt becomes due in installments over various terms extending to January 1, 2017, with interest rates ranging from 6.13% to 10.07% (weighted average rate of 7.40% at December 31, 1995). The debt matures $5,219 in 1996, $241 in 1997, $60,267 in
1998, $98,786 in 1999, $21,758 in 2000 and $224,381 thereafter.

     Net extraordinary gains (losses) of $(3,285) and $(17,980) for the years ended December 31, 1995 and 1994, respectively, and $(30,481) for the period from December 20, 1993 to December 31, 1993, and $26,189

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP for the period from January 1, 1993 to December 19, 1993 were incurred, resulting from the early extinguishment or refinancing of debt.

  Interest-rate Protection Agreements

     The Simon Operating Partnership has entered into certain interest-rate protection agreements, in the form of "cap" or "swap" arrangements, with respect to the majority of its variable-rate mortgage and other notes payable. Cap arrangements, which effectively limit the amount by which variable interest rates may rise, have been entered into for $395,879 principal amount of debt. Swap arrangements, which effectively fix the Simon Operating Partnership's interest rate on the respective borrowings, have been entered into for $155,688 principal amount of debt. Costs of the caps ($8,499) are amortized over the life of the agreements. The unamortized balance of the cap arrangements was $5,916 as of December 31, 1995. Each cap and swap arrangement, with the exception of two, has a maturity which coincides with the related debt maturity. The Simon Operating Partnership's hedging activity as a result of interest swaps and caps resulted in interest savings of $3,528 and $863 for the years ended December 31, 1995 and 1994, respectively. This did not materially impact the Simon Operating Partnership's weighted average borrowing rate. Following is a summary of the cap and swap arrangements outstanding as of December 31, 1995:

      INTEREST-RATE PROTECTION     NOTIONAL
              AGREEMENT             AMOUNT        INTEREST RATE       CAP/SWAP MATURITY
    -----------------------------  --------     ------------------    -----------------
    Caps:........................  $100,000     (1)                   March 13, 1997
                                     95,676     LIBOR up to 5.00%     December 31, 1998(2)
                                     35,774     LIBOR up to 5.00%     December 31, 1998(2)
                                     89,000     (3)                   December 23, 1996
                                     25,429     LIBOR up to 5.00%     December 31, 1998
                                     50,000     LIBOR up to 8.70%     January 12, 2000
                                   --------
         Total Caps..............   395,879
    Swaps:.......................    30,000     LIBOR up to 5.15%     February 28, 1997
                                     63,450     LIBOR up to 4.81%     December 27, 1996
                                     62,238     LIBOR up to 5.12%     January 3, 1997  (4)
                                   --------
         Total Swaps.............   155,688
                                   --------
         Total Caps and Swaps....  $551,567
                                   ========

---------------
(1) LIBOR is initially capped at 7.5% through maturity; however, if LIBOR should equal or exceed 8.75% between monthly reset dates, then LIBOR will be capped at 8.5% for that period only.

(2) The principal amounts of the two-tranche debt facility being capped are $85,571 and $45,879.

(3) LIBOR cap rate may fluctuate, initially capped at 7.00% through December 23, 1996. If LIBOR increases more than 60 basis points between monthly reset dates, the cap will be increased by 0.25% but shall not exceed 8.25%. Payment for any reference period is limited to 9.00% less the then-applicable cap. The principal amount of the debt is $89,701.

(4) The counterparty has the option to extend the swap up to the debt maturity of December 31, 1997. The principal amount of the debt is $77,200.

  $500,000 Shelf Registration

     On December 15, 1995, a shelf registration for $500,000 of non-convertible investment grade debt securities of the Simon Operating Partnership became effective. The securities may be offered from time to time as needed, at prices and terms to be stated at the time of such offerings.

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP

10.  RENTALS UNDER OPERATING LEASES

     The Simon Operating Partnership receives rental income from the leasing of retail and mixed-use space under operating leases. Future minimum rentals to be received under non-cancelable operating leases for each of the next five years and thereafter, excluding tenant reimbursements of operating expenses and percentage rent based on tenant sales volume, as of December 31, 1995, are as follows:

        1996.............................................................  $  286,460
        1997.............................................................     266,589
        1998.............................................................     249,073
        1999.............................................................     222,135
        2000.............................................................     191,628
        Thereafter.......................................................     698,559
                                                                           ----------
                                                                           $1,914,444
                                                                           ==========

     Approximately 2.8% of future minimum rents to be received are attributable to leases with JCPenney, Inc., an affiliate of a limited partner in the Simon Operating Partnership.

11.  STOCK OPTION PLANS

     The Company and the Simon Operating Partnership adopted an Employee Stock Plan (the "Employee Plan"). The Company also adopted a Director Stock Option Plan (the "Director Plan" and, together with the Employee Plan, the "Stock Option Plans") for the purpose of attracting and retaining eligible officers, directors and employees. The Company has reserved for issuance 4,595,000 shares of common stock under the Employee Plan and 100,000 shares of common stock under the Director Plan. If stock options granted in connection with the Stock Option Plans are exercised at any time or from time to time, the partnership agreement requires the Company to sell to the Simon Operating Partnership, at fair market value, shares of the Company's common stock sufficient to satisfy the exercised stock options. The Company also is obligated to purchase Units for cash in an amount equal to the fair market value of such shares.

  Employee Plan

     The Employee Plan is currently administered by the Company's Compensation Committee (the "Committee"). During the ten-year period following the adoption of the Employee Plan, the Committee may, subject to the terms of the Employee Plan and in certain instances subject to board approval, grant to key employees (including officers and directors who are employees) of the Simon Operating Partnership or its "affiliates" (as defined in the Employee Plan) the following types of awards: stock options (including options with a reload feature), stock appreciation rights, performance units and shares of restricted or unrestricted common stock. Awards granted under the Employee Plan become exercisable over the period determined by the Committee. The exercise price of an option may not be less than the fair market value of the shares of the common stock on the date of grant. The options vest 40% on the first anniversary of the date of grant, an additional 30% on the second anniversary of the grant date and become fully vested three years after the grant date. The options expire ten years from the date of grant.

  Director Plan

     Directors of the Company who are not also employees of the Company or its "affiliates" (as defined in the Director Plan) participate in the Director Plan. Under the Director Plan, each eligible director is automatically granted options ("Director Options") to purchase 5,000 shares of common stock upon the director's initial election to the Board of Directors and 3,000 shares of common stock upon each reelection of

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP the director to the Board of Directors. The exercise price of the options is equal to 100% of the fair market value of the Company's common stock on the date of grant. Director Options become exercisable on the first anniversary of the date of grant or at such earlier time as a "change in control" of the Company occurs and will remain exercisable through the tenth anniversary of the date of grant (the "Expiration Date"). Prior to their Expiration Dates, Director Options will terminate 30 days after the optionee ceases to be a member of the Board of Directors.

     Information relating to the Stock Option Plans from inception through December 31, 1995 is as follows:

                                               DIRECTOR PLAN                    EMPLOYEE PLAN
                                         --------------------------     -----------------------------
                                                      OPTION PRICE                      OPTION PRICE
                                         OPTIONS       PER SHARE         OPTIONS         PER SHARE
                                         -------     --------------     ----------     --------------
SHARES UNDER OPTION AT DECEMBER 20,
  1993.................................       --     $           --             --     $           --
Granted................................   25,000              22.25        735,000              22.25
                                          ------     --------------      ---------     --------------
SHARES UNDER OPTION AT JANUARY 1,
  1994.................................   25,000              22.25        735,000              22.25
Granted................................   15,000              27.00      1,363,272      23.44 - 25.25
Exercised..............................       --                 --             --                 --
Forfeited..............................       --                 --        (28,125)             23.44
                                          ------     --------------      ---------     --------------
SHARES UNDER OPTION AT DECEMBER 31,
  1994.................................   40,000      22.25 - 27.00      2,070,147      22.25 - 25.25
Granted................................   15,000              24.94             --                 --
Exercised..............................       --                 --         (6,876)             23.44
Forfeited..............................       --                 --        (49,137)     23.44 - 25.25
                                          ------     --------------      ---------     --------------
SHARES UNDER OPTION AT DECEMBER 31,
  1995.................................   55,000     $22.25 - 27.00      2,014,134     $22.25 - 25.25
                                          ======     ==============      =========     ==============
Options exercisable at December 31,
  1995.................................   40,000     $22.25 - 27.00      1,027,464     $22.25 - 25.25
                                          ======     ==============      =========     ==============
SHARES AVAILABLE FOR GRANT AT DECEMBER
  31, 1995.............................   45,000                         1,580,866
                                          ======                         =========

  Stock Incentive Program

     In October 1994, under the Employee Plan of the Company and the Simon Operating Partnership, the Company's Compensation Committee approved a five-year Stock Incentive Program, under which restricted stock award shares have been granted to certain employees at no cost. The outstanding restricted stock award shares vest in four installments of 25% each on January 1 of each year following the year in which the restricted shares are awarded. The cost of restricted stock awards, based on the stock's fair market value at the determination dates, is charged to shareholders' equity and subsequently amortized against earnings of the Simon Operating Partnership over the vesting period.

     On March 22, 1995, an aggregate of 1,000,000 shares of restricted stock was awarded to 50 executives, subject to the performance standards and other terms of the Stock Incentive Program, described above. During 1995, 144,196 shares of common stock were granted under the Stock Incentive Program and subsequently, 885 of these shares were forfeited, leaving 143,311 shares of common stock outstanding under restricted stock awards at December 31, 1995. Forfeited shares under the Stock Incentive Program are available for reissuance under the Employee Plan. Approximately $918 was amortized in 1995 relating to this program.

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP

12.  PARTNERSHIP AGREEMENT AND EXCHANGE RIGHTS

     In December 1995, Unitholders approved the amendment and restatement of the Simon Operating Partnership's partnership agreement to allow for the issuance of Preferred Units, and certain other changes to the agreement.

     Pursuant to the Simon Operating Partnership Agreement, limited partners in the Simon Operating Partnership have the right at any time after December 1994 to exchange all or any portion of their Units for shares of common stock of the Company on a one-for-one basis or cash, as selected by the Company's Board of Directors. If the Company selects to use cash, the Company can cause the Simon Operating Partnership to redeem the units. The amount of cash to be paid if the exchange right is exercised and the cash option is selected will be based on the trading price of the Company's common stock at that time. The Company has reserved 37,282,628 shares of common stock for possible issuance upon the exchange of Units.

     Such limited partners' exchange rights are not to be included in partners' equity. Accordingly, the accompanying consolidated balance sheets have been retroactively reclassified to reflect the limited partners' interest in the Simon Operating Partnership, measured at redemption value. This reclassification results in a reduction of partners' equity of $822,072 and $864,920 as of December 31, 1995 and 1994, respectively.

     In connection with the merger of the Company and DeBartolo which was completed August 9, 1996, the Simon Operating Partnership agreement was amended eliminating the exchange right provision. However, the limited partners' in the Simon Operating Partnership exchanged their interest for limited partnership units of Simon DeBartolo Group L.P.(SDG LP). SDG LP became the primary operating partnership of the Company following the merger. Further SDG LP extended exchange rights to its limited partners' similar to the rights previously held by the limited partners of the Simon Operating Partnership. On November 13, 1996, an agreement was reached between the Company and SDG, LP which restricts the Company's ability to cause SDG, LP to redeem for cash the limited partners' units without contributing cash to SDG, LP as partners' equity sufficient to effect the redemption. If sufficient cash is not contributed, the Company will be deemed to have elected to acquire the limited partners' units for shares of the Company's common stock. Accordingly, prospectively the limited partners' interest in the Simon Operating Partnership and SDG, LP will be reflected in the partnerships consolidated balance sheets as partners' equity at historical carrying value. Previous transfers of limited partners' equity interest will be reversed. This reversal occurred in the separate financial statements of the Simon Operating Partnership, effective August 9, 1996.

13.  EMPLOYEE BENEFIT PLAN

  401(k) Plan

     The Simon Operating Partnership and affiliated entities maintain a tax-qualified retirement savings plan for eligible employees which contains a cash or deferred arrangement permitting participants to defer up to a maximum of 12% of their compensation, subject to certain limitations. Participants' salary deferrals will be matched at specified percentages and annual contributions of 3% of eligible employees' compensation will be made. The Simon Operating Partnership contributed $1,716, $1,628 and $39 to the plan in 1995, 1994 and for the period from December 20, 1993 to December 31, 1993, respectively.

     Except for the 401(k) plan, Simon Operating Partnership offers no other postretirement or postemployment benefits to its employees.

     MSA had two defined contribution plans (the "Plans") for the benefit of eligible employees. Both Plans covered the Properties' employees as well as other employees of MSA. MSA made a required contribution to the Retirement Plan and a discretionary contribution to the Matching Savings Plan pursuant to the terms of both Plans. Under the Matching Savings Plan, employees could elect to defer a portion of their salary, for which MSA made a matching contribution. MSA could also make additional discretionary contributions. The

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP

Predecessor's share of amounts contributed by MSA to the Plans totaled approximately $1,587 for the period from January 1, 1993 to December 19, 1993.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments. The carrying values of cash and cash equivalents, accounts and notes receivable, accounts payable and accrued expenses are reasonable estimates of their fair values because of the short maturity of these financial instruments. The carrying value of variable-rate mortgages and other loans and interest-rate protection agreements represents their fair values. The fair value of fixed-rate mortgages and other notes payable approximates their carrying value at December 31, 1994. The fair value and carrying value of fixed-rate mortgages and other notes payable at December 31, 1995 was approximately $1,375,000 and $1,232,000, respectively. At December 31, 1995 and 1994, the estimated discount rates were 7.00% and 7.63%, respectively. The fair value of the interest-rate protection arrangements at December 31, 1995 was $3,900.

15.  COMMITMENTS AND CONTINGENCIES

  Litigation

     The Simon Operating Partnership currently is not subject to any material litigation other than routine litigation and administrative proceedings arising in the ordinary course of business. On the basis of consultation with counsel, management believes that these items will not have a material adverse impact on Simon Operating Partnership's financial position or results of operations.

  Financing Commitments

     On February 13, 1996, the Simon Operating Partnership acquired a 50% joint venture interest in The Tower Shops at Stratosphere, a 122,000-square-foot entertainment and retail development project currently under development in Las Vegas, Nevada. The entity has a 15% equity commitment of approximately $6,350 to construction costs, before the remaining construction costs totaling approximately $36,000 will be advanced by the lender.

     The Simon Operating Partnership has agreed to funding commitments of up to $15,000 relating to the construction of the Ontario Mills project.

  Lease Commitments

     As of December 31, 1995, a total of 27 of the Properties are subject to ground leases. The termination dates of these ground leases range from 1998 to 2085. These ground leases generally require payments by the Simon Operating Partnership of a fixed annual rent, or a fixed annual rent plus a participating percentage over a base rate. Ground lease expense incurred by the Simon Operating Partnership for the years ended December 31, 1995 and 1994 was $6,700 and $5,808, respectively, and was $102 for the period from December 20, 1993 to December 31, 1993. Ground lease expense incurred by the Predecessor for the period from January 1, 1993 to December 19, 1993 was $4,168.

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP

     Future minimum lease payments due under such ground leases for each of the next five years ending December 31 and thereafter are as follows:

        1996............................................................    $  3,581
        1997............................................................       3,806
        1998............................................................       3,799
        1999............................................................       3,805
        2000............................................................       3,815
        Thereafter......................................................     145,206
                                                                            --------
                                                                            $164,012
                                                                            ========

  Environmental Matters

     Substantially all of the Properties have been subjected to Phase I environmental audits. Such audits have not revealed nor is management aware of any environmental liability that management believes would have a material adverse impact on Simon Operating Partnership's financial position or results of operations. Management is unaware of any instances in which it would incur significant environmental costs if any or all Properties were sold, disposed of or abandoned.

  Other

     The Simon Operating Partnership's partner in Rolling Oaks Mall has the right to transfer its ownership interest to the Simon Operating Partnership in exchange for Units based on the fair market value of the ownership interest at the time of the exchange. This right expires on January 1, 2002. Rolling Oaks Mall is a Joint Venture Property accounted for using the equity method of accounting.

16.  NEW ACCOUNTING PRONOUNCEMENTS

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which requires entities to measure compensation costs related to awards of stock-based compensation using either the fair value method or the intrinsic value method. Under the fair value method, compensation expense is measured at the grant date based on the fair value of the award. Under the intrinsic value method, compensation expense is equal to the excess, if any, of the quoted market price of the stock at the grant date over the amount the employee must pay to acquire the stock. Entities electing to measure compensation costs using the intrinsic value method must make pro forma disclosures, beginning after the effective date of January 1, 1996, of net income and earnings per Unit as if the fair value method has been applied. The Simon Operating Partnership has elected to account for stock-based compensation programs using the intrinsic value method consistent with existing accounting policies and, therefore, the standard will not have an effect on the consolidated financial statements.

              SIMON PROPERTY GROUP, L.P. AND SIMON PROPERTY GROUP

17.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly 1995 and 1994 data is as follows:

                                               FIRST      SECOND     THIRD      FOURTH
                                              QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                              --------   --------   --------   --------   --------
1995
Total revenue                                 $129,490   $130,765   $138,042   $155,360   $553,657
Operating income............................    58,865     58,115     64,191     69,965    251,136
Income before extraordinary items...........    22,207     23,528     26,946     28,824    101,505
Net income available to Unitholders.........    22,207     23,280     24,310     26,933     96,730
Net income before extraordinary items per         0.26       0.25       0.28       0.29       1.08
  Unit......................................
Net income per Unit.........................  $   0.26   $   0.25   $   0.25   $   0.28   $   1.04
1994
Total revenue...............................  $104,987   $111,809   $120,528   $136,352   $473,676
Operating income............................    45,540     49,473     51,485     67,800    214,298
Income before extraordinary items...........    17,809     19,053     21,694      1,752     60,308
Net income (loss) available to                  15,528     12,179     15,577       (956)    42,328
  Unitholders...............................
Net income before extraordinary items per         0.21       0.23       0.26       0.02       0.72
  Unit......................................
Net income (loss) per Unit..................  $   0.19   $   0.14   $   0.18   $  (0.01)  $   0.50

     Due to the cyclical nature of earnings available to Unitholders and the issuance of additional Units, the sum of the quarterly earnings per Unit in 1994 varies from the annual earnings per Unit. Income before extraordinary items in the fourth quarter of 1994 included $27,184 of a non-recurring interest payment.

18.  SUBSEQUENT EVENTS

  The Forum Shops at Caesars

     On February 23, 1996, the Simon Operating Partnership borrowed the initial $100,000 tranche from a $184,000 two tranche loan facility for Forum and retired the existing $89,701 mortgage debt for Forum. The initial funding bears interest at LIBOR plus 100 basis points and matures in February 2000. The remaining proceeds will be used to provide funds for the approximately 250,000-square-foot expansion of this Property.

  Smith Haven Mall

     On March 8, 1996, the joint venture which owns Smith Haven Mall entered into an agreement to finance $115,000 of the purchase price of Smith Haven Mall with a 10-year interest-only mortgage which carries interest at 113 basis points over 10-year treasury bills. Proceeds from the loan will be used to repay a portion of the partners' equity contributions made at the time of the Property acquisition.

  Definitive Agreement to a Merger with DeBartolo Realty Corporation

     On March 26, 1996, the Company and DeBartolo Realty Corporation ("DeBartolo") announced that they have reached an agreement in principle, approved by their respective boards of directors, to merge the two companies. Under the terms of the agreement, DeBartolo shareholders will receive 0.68 shares of the Company's common stock for each share of DeBartolo common stock owned. The transaction is subject to the approval of the shareholders of both companies and customary regulatory and other conditions. A definitive agreement was signed on March 28, 1996.

  Distributions Declared

     On March 22, 1996, the Board of Directors of the Company approved a $0.4925 distribution on each Unit payable on April 26, 1996 to Unitholders of record on April 12, 1996.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                ON SCHEDULE III

To Simon Property Group, Inc.:

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of SIMON PROPERTY GROUP, L.P. included in this Form 10-K, and have issued our report thereon dated February 14, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule is the responsibility of Simon Property Group, L.P.'s management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Indianapolis, Indiana
November 13, 1996

                           SIMON PROPERTY GROUP, L.P.

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)

                                                                    SCHEDULE III

                                                                                                                GROSS
                                                                                                               AMOUNTS
                                                                                                                 AT
                                                                                                                WHICH
                                                                                                               CARRIED
                                                                                                                 AT
                                                                                         COST CAPITALIZED       CLOSE
                                                                                           SUBSEQUENT TO         OF
                                                                   INITIAL COST             ACQUISITION        PERIOD
                                                              ----------------------   ---------------------   -------
                                                                         BUILDINGS               BUILDINGS
                                                                            AND                     AND
               NAME, LOCATION                 ENCUMBRANCES     LAND     IMPROVEMENTS    LAND    IMPROVEMENTS    LAND
--------------------------------------------  -------------   -------   ------------   ------   ------------   -------
REGIONAL MALLS
Alton Square, Alton, IL.....................     $     0      $   154     $  7,641     $    0     $    559     $   154
Amigoland Mall, Brownsville, TX.............           0        1,045        4,518          0          198       1,045
Anderson Mall, Anderson, SC.................      19,000        1,838       18,122      1,363        1,816       3,201
Barton Creek Square, Austin, TX.............      64,293        4,413       20,699        771       13,172       5,184
Battlefield Mall, Springfield, MO...........      51,721        4,040       29,783      3,225       26,199       7,265
Broadway Square, Tyler, TX..................           0       11,470       32,450          0          466      11,470
Century Consumer Mall, Merrillville, IN.....           0        2,190        9,589          0          402       2,190
Charles Town Square, Charleston, SC.........           0          593        2,825        500          334       1,093
Cielo Vista Mall, El Paso, TX...............      59,296        1,307       18,512        608       12,063       1,915
College Mall, Bloomington, IN...............      43,973        1,012       16,245        722       13,039       1,734
Crossroads Mall, Omaha, NE..................      41,440          884       37,293        409       20,237       1,293
East Towne Mall, Knoxville, TN..............      55,000        5,269       22,965      3,699       18,827       8,968
Eastgate Consumer Mall, Indianapolis, IN....      25,429          425        4,722        187        2,657         612
Eastland Mall, Tulsa, OK....................      30,000        3,124       24,035        518        5,508       3,642
Forest Mall, Fond Du Lac, WI................      12,800          757        4,498          0          572         757
Forest Village Park, Forestville, MD........      20,600        1,212        4,625        757        3,179       1,969
Fremont Mall, Fremont, NE...................           0           26        1,280        265          621         291
Golden Ring Mall, Baltimore, MD.............      29,750        1,130        8,955        572        5,921       1,702
Greenwood Park Mall, Greenwood, IN..........      36,829        2,606       23,500      5,275       49,760       7,881
Heritage Park, Midwest City, OK.............           0          620        6,213          0          584         620
Hutchinson Mall, Hutchison, KS..............      11,523        1,777       18,427          0        2,154       1,777
Independence Center, Independence, MO.......           0        5,591       45,822          0          995       5,591
Ingram Park Mall, San Antonio, TX...........      56,681          820       17,182        169        9,661         989
Irving Mall, Irving, TX.....................      43,734       11,490       17,479      2,533        4,820      14,023
Jefferson Valley Mall, Yorktown, NY.........      50,000        4,869       30,304          0        2,226       4,869
La Plaza, McAllen, TX.......................      51,015        2,194        9,828          0        1,117       2,194
Lincolnwood Town Center, Lincolnwood, IL....      63,079       11,197       64,540         28          616      11,225
Longview Mall, Longview, TX.................      22,100          278        3,602        124        1,971         402
Machesney Park Mall, Rockford, IL...........           0          613        7,460        120        1,894         733
Markland Mall, Kokomo, IN...................      10,000            0        7,568          0          566           0
Mc Cain Mall, N. Little Rock, AK............      26,522            0        9,515          0        5,330           0
Memorial Mall, Sheboygan, WI................           0          175        4,881          0          242         175
Midland Park Mall, Midland, TX..............      22,500          704        9,613          0        1,100         704
Miller Hill Mall, Duluth, MN................      34,500        2,537       18,114          0          669       2,537
Mounds Mall, Anderson, IN...................           0            0        2,689          0          699           0
Muncie Mall, Muncie, IN.....................      24,000          210        5,964          0          858         210
North Towne Square, Toledo, OH..............      23,500          579        8,382          0          918         579
Northwoods Mall, Peoria, IL.................           0        1,202       12,779      1,449       16,555       2,651
Orange Park Mall, Orange Park, FL...........           0       13,345       65,173          0          566      13,345

                                                 GROSS
                                                AMOUNTS
                                                  AT
                                                 WHICH
                                                CARRIED
                                                  AT
                                                 CLOSE
                                                  OF
                                                PERIOD
                                              ------------
                                               BUILDINGS
                                                  AND                   AMORTIZED       DATE OF
               NAME, LOCATION                 IMPROVEMENTS    TOTAL    DEPRECIATION   CONSTRUCTION
--------------------------------------------  ------------   -------   ------------   ------------
REGIONAL MALLS
Alton Square, Alton, IL.....................    $  8,200     $ 8,354      $  798          1993(Note 3)
Amigoland Mall, Brownsville, TX.............       4,716       5,761         702          1974
Anderson Mall, Anderson, SC.................      19,938      23,139       1,758          1972
Barton Creek Square, Austin, TX.............      33,871      39,055       2,770          1981
Battlefield Mall, Springfield, MO...........      55,982      63,247       4,011          1976
Broadway Square, Tyler, TX..................      32,916      44,386         986          1994(Note 3)
Century Consumer Mall, Merrillville, IN.....       9,991      12,181       1,364          1992(Note 3)
Charles Town Square, Charleston, SC.........       3,159       4,252         377          1976
Cielo Vista Mall, El Paso, TX...............      30,575      32,490       3,482          1974
College Mall, Bloomington, IN...............      29,284      31,018       3,173          1965
Crossroads Mall, Omaha, NE..................      57,530      58,823         780          1994(Note 3)
East Towne Mall, Knoxville, TN..............      41,792      50,760         586          1984
Eastgate Consumer Mall, Indianapolis, IN....       7,379       7,991       1,926          1991(Note 3)
Eastland Mall, Tulsa, OK....................      29,543      33,185       2,519          1986
Forest Mall, Fond Du Lac, WI................       5,070       5,827         683          1973
Forest Village Park, Forestville, MD........       7,804       9,773         786          1980
Fremont Mall, Fremont, NE...................       1,901       2,192         128          1983
Golden Ring Mall, Baltimore, MD.............      14,876      16,578       1,622          1974(Note 3)
Greenwood Park Mall, Greenwood, IN..........      73,260      81,141       5,743          1977
Heritage Park, Midwest City, OK.............       6,797       7,417         812          1978
Hutchinson Mall, Hutchison, KS..............      20,581      22,358       1,784          1985
Independence Center, Independence, MO.......      46,817      52,408       1,444          1994(Note 3)
Ingram Park Mall, San Antonio, TX...........      26,843      27,832       2,701          1979
Irving Mall, Irving, TX.....................      22,299      36,322       3,373          1971
Jefferson Valley Mall, Yorktown, NY.........      32,530      37,399       2,846          1983
La Plaza, McAllen, TX.......................      10,945      13,139       1,033          1976
Lincolnwood Town Center, Lincolnwood, IL....      65,156      76,381       5,201          1990
Longview Mall, Longview, TX.................       5,573       5,975         763          1978
Machesney Park Mall, Rockford, IL...........       9,354      10,087       1,091          1979
Markland Mall, Kokomo, IN...................       8,134       8,134         532          1983
Mc Cain Mall, N. Little Rock, AK............      14,845      14,845       1,930          1973
Memorial Mall, Sheboygan, WI................       5,123       5,298         499          1980
Midland Park Mall, Midland, TX..............      10,713      11,417       1,117          1980
Miller Hill Mall, Duluth, MN................      18,783      21,320       1,700          1973
Mounds Mall, Anderson, IN...................       3,388       3,388         374          1964
Muncie Mall, Muncie, IN.....................       6,822       7,032         990          1975
North Towne Square, Toledo, OH..............       9,300       9,879       1,447          1980
Northwoods Mall, Peoria, IL.................      29,334      31,985       2,981          1983(Note 3)
Orange Park Mall, Orange Park, FL...........      65,739      79,084       1,929          1994(Note 3)

                           SIMON PROPERTY GROUP, L.P.

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)

                                                                    SCHEDULE III

                                                                                                               GROSS
                                                                                                              AMOUNTS
                                                                                                                 AT
                                                                                                               WHICH
                                                                                                              CARRIED
                                                                                       COST CAPITALIZED       AT CLOSE
                                                                                         SUBSEQUENT TO           OF
                                                               INITIAL COST               ACQUISITION          PERIOD
                                                         ------------------------   -----------------------   --------
                                                                    BUILDINGS AND             BUILDINGS AND
             NAME, LOCATION               ENCUMBRANCES     LAND     IMPROVEMENTS     LAND     IMPROVEMENTS      LAND
----------------------------------------  ------------   --------   -------------   -------   -------------   --------
Prien Lake Mall, Lake Charles, LA.......            0       1,926          2,829        725         2,049        2,651
South Park Mall, Shreveport, LA.........       24,748         855         13,691         74         1,788          929
Southgate Mall, Yuma, AZ................            0       1,817          7,974          0         2,937        1,817
Southtown Mall, Ft. Wayne, IN...........            0       2,059         13,288          0           828        2,059
St Charles Towne Center Waldorf, MD.....       77,200       9,328         52,974      1,180         8,484       10,508
Sunland Park Mall, El Paso, TX..........       40,469       2,896         28,900          0         1,580        2,896
Tippecanoe Mall, Lafayette, IN..........       48,205       4,771          8,474      5,354        29,529       10,125
Towne East Square, Wichita, KS..........       58,138       9,495         18,479      2,042         6,479       11,537
Towne West Square, Wichita, KS..........       40,250         988         21,203         76         2,948        1,064
University Mall, Little Rock, AK........            0         123         17,411          0           286          123
University Mall, Pensacola, FL..........            0       4,741         26,657          0           303        4,741
Valle Vista Mall, Harlingen, TX.........       35,126       1,398         17,266        372         6,637        1,770
West Ridge Mall, Topeka, KS.............       50,552       5,837         34,132        197         2,220        6,034
White Oaks Mall, Springfield, IL........       16,500       3,024         35,692      1,153        12,816        4,177
Wichita Mall, Wichita, KS...............            0           0          4,535          0           285            0
Windsor Park Mall, San Antonio, TX......       15,123       1,194         16,940        130         2,654        1,324
COMMUNITY SHOPPING CENTERS
Arvada Plaza, Arvada, CO................            0          70            342          0         1,724           70
Aurora Plaza, Aurora, CO................            0          35          5,754          0           186           35
Bloomingdale Court, Bloomingdale, IL....       29,009       9,735         26,184          0           481        9,735
Bridgeview Court, Bridgeview, IL........            0         308          3,676          0             0          308
Brightwood Plaza, Indianapolis, IN......            0          65            128          0           136           65
Bristol Plaza, Bristol, VA..............            0          61            325          0             1           61
Grove Towne Center, Buffalo Grove, IL...            0       2,044          6,602          0           779        2,044
Celina Plaza, El Paso, TX...............            0         138            815          0            13          138
Cohoes Commons, Rochester, NY...........            0       1,698          8,426          0            51        1,698
Cook's Discount, Ardmore, OK............            0          80            280          0             1           80
Countryside Plaza, Countryside, IL......            0       1,243          8,507          0           433        1,243
East Towne Commons, Knoxville, TN.......            0       3,921          5,345          0         1,599        3,921
Eastland Plaza, Tulsa, OK...............            0         908          3,709          0             5          908
Forest Plaza, Rockford, IL..............       17,354       4,353         16,818          0           162        4,353
Fox River Plaza, Elgin, IL..............       12,654       2,907          9,453          0            48        2,907

                                             GROSS
                                            AMOUNTS
                                              AT
                                             WHICH
                                            CARRIED
                                            AT CLOSE
                                              OF
                                            PERIOD
                                          -------------
                                          BUILDINGS AND                ACCUMULATED      DATE OF
             NAME, LOCATION               IMPROVEMENTS      TOTAL      DEPRECIATION   CONSTRUCTION
----------------------------------------  -------------   ----------   ------------   ------------
Prien Lake Mall, Lake Charles, LA.......         4,878         7,529          528         1972
South Park Mall, Shreveport, LA.........        15,479        16,408        1,799         1975
Southgate Mall, Yuma, AZ................        10,911        12,728          870         1988(Note 3)
Southtown Mall, Ft. Wayne, IN...........        14,116        16,175        1,582         1969
St Charles Towne Center Waldorf, MD.....        61,458        71,966        5,629         1990
Sunland Park Mall, El Paso, TX..........        30,480        33,376        3,428         1988
Tippecanoe Mall, Lafayette, IN..........        38,003        48,128        2,341         1973
Towne East Square, Wichita, KS..........        24,958        36,495        2,858         1975
Towne West Square, Wichita, KS..........        24,151        25,215        2,858         1980
University Mall, Little Rock, AK........        17,697        17,820        1,894         1967
University Mall, Pensacola, FL..........        26,960        31,701          802         1994(Note 3)
Valle Vista Mall, Harlingen, TX.........        23,903        25,673        2,195         1983
West Ridge Mall, Topeka, KS.............        36,352        42,386        3,197         1988
White Oaks Mall, Springfield, IL........        48,508        52,685        1,533         1977
Wichita Mall, Wichita, KS...............         4,820         4,820          582         1981
Windsor Park Mall, San Antonio, TX......        19,594        20,918        1,974         1976
COMMUNITY SHOPPING CENTERS
Arvada Plaza, Arvada, CO................         2,066         2,136          169         1966
Aurora Plaza, Aurora, CO................         5,940         5,975          661         1966
Bloomingdale Court, Bloomingdale, IL....        26,665        36,400        1,228         1987
Bridgeview Court, Bridgeview, IL........         3,676         3,984          255         1988
Brightwood Plaza, Indianapolis, IN......           264           329           36         1965
Bristol Plaza, Bristol, VA..............           326           387           64         1966
Grove Towne Center, Buffalo Grove, IL...         7,381         9,425          396         1988
Celina Plaza, El Paso, TX...............           828           966           72         1977
Cohoes Commons, Rochester, NY...........         8,477        10,175          823         1984
Cook's Discount, Ardmore, OK............           281           361           54         1969
Countryside Plaza, Countryside, IL......         8,940        10,183          982         1977
East Towne Commons, Knoxville, TN.......         6,944        10,865          394         1990
Eastland Plaza, Tulsa, OK...............         3,714         4,622          299         1987
Forest Plaza, Rockford, IL..............        16,980        21,333          704         1985
Fox River Plaza, Elgin, IL..............         9,501        12,408          397         1985

                           SIMON PROPERTY GROUP, L.P.

                               DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)

                                                                    SCHEDULE III

                                                                                                               GROSS
                                                                                                              AMOUNTS
                                                                                                                 AT
                                                                                                               WHICH
                                                                                                              CARRIED
                                                                                      COST CAPITALIZED        AT CLOSE
                                                                                        SUBSEQUENT TO            OF
                                                               INITIAL COST              ACQUISITION           PERIOD
                                                         ------------------------   -----------------------   --------
                                                                    BUILDINGS AND             BUILDINGS AND
             NAME, LOCATION               ENCUMBRANCES     LAND     IMPROVEMENTS     LAND     IMPROVEMENTS      LAND
----------------------------------------  ------------   --------   -------------   -------   -------------   --------
Greenwood Plus, Greenwood, IN...........            0       1,350          1,792          0           259        1,350
Griffith Park Plaza, Griffith, IN.......            0           0          2,412          0            68            0
Hammond Square, Sandy Springs, GA.......            0           0             27          0             1            0
Ingram Plaza, San Antonio, TX...........            0         421          1,802          4            22          425
Lake Plaza, Waukegan, IL................            0       2,868          6,420          0           152        2,868
Lake View Plaza, Orland Park, IL........       22,169       4,775         17,586          0           198        4,775
Lincoln Crossing, O'Fallon, IL..........          997       1,079          2,692          0             0        1,079
Maplewood Square, Omaha, NE.............            0         466          1,249          0            17          466
Markland Plaza, Kokomo, IN..............            0         210          1,258          0           188          210
Martinsville Plaza, Martinsville, VA....            0           0            584          0            45            0
Marwood Plaza, Indianapolis, IN.........            0          52          3,597          0            31           52
Matteson Plaza, Matteson, IL............       11,159       1,830          9,737          0            49        1,830
Memorial Plaza, Sheyboygan, WI..........            0         250            436          0           129          250
Mounds Mall Cinema, Anderson, IN........            0          88            158          0             1           88
New Castle Plaza, New Castle, IN........            0         130          1,621          0           318          130
North Ridge Plaza, Joliet, IL...........            0       2,831          7,699          0            36        2,831
North Riverside Park Plaza,
  N. Riverside, IL......................        7,908       1,062          2,490          0           136        1,062
Northland Plaza, Columbus, OH...........            0       4,490          8,893          0            18        4,490
Northwood Plaza, Fort Wayne, IN.........            0         304          2,922          0           202          304
Park Plaza, Hopkinsville, KY............            0         300          1,572          0            19          300
Regency Plaza, St. Charles, MO..........        1,878         616          4,963          0           123          616
St. Charles Towne Plaza, Waldorf, MD....       30,887       8,835         19,008          0            64        8,835
Teal Plaza, Lafayette, IN...............            0          99            878          0             8           99
Tippecanoe Plaza, Lafayette, IN.........            0         265            440        305           576          570
Wabash Village, West Lafayette, IN......            0           0            976          0            22            0
West Ridge Plaza, Topeka, KS............        4,612       1,491          4,620          0            12        1,491
White Oaks Plaza, Springfield, IL.......       12,345       3,265         14,267          0            83        3,265
Wood Plaza, Fort Dodge, IA..............            0          45            380          0           655           45
SPECIALITY RETAIL CENTER
The Forum Shops at Caesars,
  Las Vegas, NV.........................       89,701           0         72,866          0         5,307            0
Trolley Square, Salt Lake City, UT......       27,141       4,899         27,539        263         2,024        5,162

                                             GROSS
                                            AMOUNTS
                                              AT
                                             WHICH
                                            CARRIED
                                            AT CLOSE
                                              OF
                                            PERIOD
                                          -------------
                                          BUILDINGS AND                ACCUMULATED      DATE OF
             NAME, LOCATION               IMPROVEMENTS      TOTAL      DEPRECIATION   CONSTRUCTION
----------------------------------------  -------------   ----------   ------------   ------------
Greenwood Plus, Greenwood, IN...........         2,051         3,401          319         1979(Note 3)
Griffith Park Plaza, Griffith, IN.......         2,480         2,480          264         1979
Hammond Square, Sandy Springs, GA.......            28            28            2         1974
Ingram Plaza, San Antonio, TX...........         1,824         2,249          227         1980
Lake Plaza, Waukegan, IL................         6,572         9,440          263         1986
Lake View Plaza, Orland Park, IL........        17,784        22,559          717         1986
Lincoln Crossing, O'Fallon, IL..........         2,692         3,771          118         1990
Maplewood Square, Omaha, NE.............         1,266         1,732          147         1987
Markland Plaza, Kokomo, IN..............         1,446         1,656          189         1975
Martinsville Plaza, Martinsville, VA....           629           629          133         1980
Marwood Plaza, Indianapolis, IN.........         3,628         3,680          242         1962
Matteson Plaza, Matteson, IL............         9,786        11,616          528         1988
Memorial Plaza, Sheyboygan, WI..........           565           815           97         1966
Mounds Mall Cinema, Anderson, IN........           159           247           20         1975
New Castle Plaza, New Castle, IN........         1,939         2,069          219         1966
North Ridge Plaza, Joliet, IL...........         7,735        10,566          414         1985
North Riverside Park Plaza,
  N. Riverside, IL......................         2,626         3,688          311         1977
Northland Plaza, Columbus, OH...........         8,911        13,401          369         1988
Northwood Plaza, Fort Wayne, IN.........         3,124         3,428          324         1977
Park Plaza, Hopkinsville, KY............         1,591         1,891          149         1968
Regency Plaza, St. Charles, MO..........         5,086         5,702          197         1988
St. Charles Towne Plaza, Waldorf, MD....        19,072        27,907          846         1987
Teal Plaza, Lafayette, IN...............           886           985           64         1986
Tippecanoe Plaza, Lafayette, IN.........         1,016         1,586          219         1962
Wabash Village, West Lafayette, IN......           998           998          119         1976
West Ridge Plaza, Topeka, KS............         4,632         6,123          226         1988
White Oaks Plaza, Springfield, IL.......        14,350        17,615          572         1986
Wood Plaza, Fort Dodge, IA..............         1,035         1,080          101         1967
SPECIALITY RETAIL CENTER
The Forum Shops at Caesars,
  Las Vegas, NV.........................        78,173        78,173        6,775         1992
Trolley Square, Salt Lake City, UT......        29,563        34,725        2,869         1986(Note 3)

                           SIMON PROPERTY GROUP, L.P.

                               DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)

                                                                    SCHEDULE III

                                                                                                               GROSS
                                                                                                              AMOUNTS
                                                                                                                 AT
                                                                                                               WHICH
                                                                                                              CARRIED
                                                                                       COST CAPITALIZED       AT CLOSE
                                                                                         SUBSEQUENT TO           OF
                                                               INITIAL COST               ACQUISITION          PERIOD
                                                         ------------------------   -----------------------   --------
                                                                    BUILDINGS AND             BUILDINGS AND
             NAME, LOCATION               ENCUMBRANCES     LAND     IMPROVEMENTS     LAND     IMPROVEMENTS      LAND
----------------------------------------  ------------   --------   -------------   -------   -------------   --------
MIXED-USE PROPERTIES
O Hare International Center,
  Rosemont, IL..........................       27,500         172         60,287          1         3,601          173
Riverway, Rosement, IL..................      131,450       8,738        129,175         16         4,262        8,754
LAND HELD FOR DEVELOPMENT
Cottonwood Mall, Albuquerque, NM........       22,399           0              0      5,993        36,233        5,993
The Shops at Sunset Place,
  South Miami, FL.......................            0      11,898          3,884          0             0       11,898
                                           ----------    --------     ----------    -------      --------     --------
                                           $1,784,759    $242,543    $ 1,488,831    $41,179     $ 371,372     $283,722
                                           ==========    ========     ==========    =======      ========     ========

                                              GROSS
                                             AMOUNTS
                                               AT
                                              WHICH
                                             CARRIED
                                             AT CLOSE
                                               OF
                                             PERIOD
                                          -------------
                                          BUILDINGS AND                ACCUMULATED      DATE OF
             NAME, LOCATION               IMPROVEMENTS      TOTAL      DEPRECIATION   CONSTRUCTION
----------------------------------------  -------------   ----------   ------------   ------------
MIXED-USE PROPERTIES
O Hare International Center,
  Rosemont, IL..........................        63,888        64,061        7,238         1986
Riverway, Rosement, IL..................       133,437       142,191       13,718         1988
LAND HELD FOR DEVELOPMENT
Cottonwood Mall, Albuquerque, NM........        36,233        42,226            0         1993
The Shops at Sunset Place,
  South Miami, FL.......................         3,884        15,782            0         1995
                                            ----------    ----------     --------
                                           $ 1,860,203    $2,143,925     $147,341
                                            ==========    ==========     ========

                           SIMON PROPERTY GROUP, L.P.

                 NOTES TO SCHEDULE III AS OF DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

(1) RECONCILIATION OF REAL ESTATE PROPERTIES:

     The changes in real estate assets for the years ended December 31, 1995 and 1994 are as follows:

                                                                     1995           1994
                                                                  ----------     ----------
    Balance, beginning of year..................................  $1,887,122     $1,346,142
      Net book value of real estate exchanged...................          --             --
      Acquisitions..............................................      32,547        205,249
      Improvements..............................................      73,097         52,429
      Disposals.................................................     (12,722)        (1,733)
      Consolidation.............................................     163,881        285,035
                                                                  ----------     ----------
    Balance, close of year......................................  $2,143,925     $1,887,122
                                                                  ==========     ==========

     The aggregate net book value for federal income tax purposes as of December 31, 1995 was $1,826,759.

(2) RECONCILIATION OF ACCUMULATED DEPRECIATION:

     The changes in accumulated depreciation and amortization for the years ended December 31, 1995 and 1994 are as follows:

                                                                     1995           1994
                                                                  ----------     ----------
    Balance, beginning of year..................................  $   68,222     $    1,830
    Depreciation expense........................................      79,126         66,440
    Disposals...................................................          (7)           (48)
                                                                    --------        -------
    Balance, close of year......................................  $  147,341     $   68,222
                                                                    ========        =======

     Depreciation of the Simon Operating Partnership's investment in buildings and improvements reflected in the statements of operations is calculated over the estimated original lives of the assets as follows:

     Buildings -- typically 35 years

     Improvements -- shorter of lease term or useful life

(3) NOT DEVELOPED/CONSTRUCTED BY THE SIMONS. THE DATE OF CONSTRUCTION REPRESENTS ACQUISITION DATE.

                        CERTAIN INFORMATION WITH RESPECT
                     TO DEBARTOLO REALTY PARTNERSHIP, L.P.

                                                                                     PAGE NO.
                                                                                     --------
DeBartolo Realty Partnership, L.P. Consolidated Balance Sheet as of December 31,
  1995.............................................................................    109
DeBartolo Realty Partnership, L.P. Consolidated Statements of Operations for the
  period from January 1, 1996 to August 9, 1996 and for the nine months ended
  September 30, 1995...............................................................    110
DeBartolo Realty Partnership, L.P. Consolidated Statements of Operations for the
  period from July 1, 1996 to August 9, 1996 and for the three months ended
  September 30, 1995...............................................................    111
DeBartolo Realty Partnership, L.P. Consolidated Statements of Cash Flows for the
  period from January 1, 1996 to August 9, 1996 and for the nine months ended
  September 30, 1995...............................................................    112
Notes to Financial Statements......................................................    113
Report of Independent Auditors.....................................................    117
Consolidated Balance Sheets as of December 31, 1995 and 1994.......................    118
DeBartolo Realty Partnership, L.P. Consolidated Statements of Operations for the
  year ended December 31, 1995 and for the period from inception (April 21, 1994)
  through December 31, 1994 and DeBartolo Retail Group (the predecessor to
  DeBartolo Realty Partnership, L.P.) Combined Statements of Operations for the
  period January 1, 1994 through April 20, 1994 and for the year ended December 31,
  1993.............................................................................    119
DeBartolo Realty Partnership, L.P. Consolidated Statements of Partnership Equity
  for the year ended December 31, 1995 and for the period from inception (April 21,
  1994) through December 31, 1994 and DeBartolo Retail Group Combined Statements of
  Owners' Equity for the period January 1, 1994 through April 20, 1994 and for the
  year ended December 31, 1993.....................................................    120
DeBartolo Realty Partnership, L.P. Consolidated Statements of Cash Flows for the
  year ended December 31, 1995 and the period from inception (April 21, 1994)
  through December 31, 1994 and DeBartolo Retail Group Combined Statements of Cash
  Flows for the period January 1, 1994 through April 20, 1994 and for the year
  ended December 31, 1993..........................................................    121
Notes to Financial Statements......................................................    122
Report of Independent Auditors.....................................................    142
Nonconsolidated Joint Ventures of DeBartolo Realty Partnership, L.P. and Uncombined
  Joint Ventures of DeBartolo Retail Group Combined Balance Sheets as of December
  31, 1995 and 1994................................................................    143
Nonconsolidated Joint Ventures of DeBartolo Realty Partnership, L.P. Combined
  Statements of Operations for the year ended December 31, 1995 and the period from inception (April 21, 1994) to December 31, 1994 and Uncombined Joint Ventures of
  DeBartolo Retail Group Combined Statements of Operations for the period January
  1, 1994 to April 20, 1994 and for the year ended December 31, 1993...............    144
Nonconsolidated Joint Ventures of DeBartolo Realty Partnership, L.P. Combined
  Statements of Accumulated Deficit for the year ended December 31, 1995 and the period from inception (April 21, 1994) to December 31, 1994 and Uncombined Joint
  Ventures of DeBartolo Retail Group Combined Statements of Accumulated Deficit for
  the period January 1, 1994 to April 20, 1994 and for the year ended December 31,
  1993.............................................................................    145
Nonconsolidated Joint Ventures of DeBartolo Realty Partnership, L.P. Combined
  Statements of Cash Flow for the year ended December 31, 1995 and the period from inception (April 21, 1994) to December 31, 1994 and Uncombined Joint Venture of
  DeBartolo Retail Group Combined Statements of Cash Flow for the period January 1,
  1994 to April 20, 1994 and for the year ended December 31, 1993..................    146
Notes to Financial Statements......................................................    147

                       DEBARTOLO REALTY PARTNERSHIP, L.P.

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                     ASSETS

                                                                                    AS OF
                                                                                 DECEMBER 31,
                                                                                     1995
                                                                             --------------------
                                                                                 (DOLLARS IN
                                                                               THOUSANDS EXCEPT
                                                                                  UNIT DATA)
Investment properties (Note 4)...........................................         $1,793,663
Less accumulated depreciation............................................            574,338
                                                                                  ----------
                                                                                   1,219,325
Cash and cash equivalents................................................             25,851
Restricted cash (Note 3).................................................             13,910
Short term investments...................................................             14,057
Accounts receivable, net.................................................             39,103
Investments in and advances to nonconsolidated joint ventures (Notes 4
  and 5).................................................................            116,725
Minority interest in capital deficits of consolidated joint ventures.....             25,496
Deferred charges and prepaid expenses....................................             77,103
                                                                                  ----------
                                                                                  $1,531,570
                                                                                  ==========
                                LIABILITIES AND PARTNERS' EQUITY
Liabilities:
Mortgages and notes payable (Note 4).....................................         $1,348,573
Accounts payable and accrued expenses....................................             38,810
Distributions payable....................................................             28,225
Deficits in nonconsolidated joint ventures (Notes 4 and 5)...............             71,147
                                                                                  ----------
                                                                                   1,486,755
                                                                                  ----------
Commitments and contingencies............................................                 --
Partners' Equity (Deficit):
Preferred Units, 10,000,000 units authorized, none issued and
  outstanding............................................................                 --
General Partner, 55,329,162 units outstanding............................             27,673
Limited Partners, 34,272,532 units outstanding...........................             17,142
                                                                                  ----------
Total Partners' Equity...................................................             44,815
                                                                                  ----------
                                                                                  $1,531,570
                                                                                  ==========

                            See accompanying notes.

                       DEBARTOLO REALTY PARTNERSHIP, L.P.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                             FOR THE PERIOD
                                                            FROM JANUARY 1,     FOR THE NINE
                                                                1996 TO         MONTHS ENDED
                                                               AUGUST 9,       SEPTEMBER 30,
                                                                  1996              1995
                                                            ----------------  ----------------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                        UNIT DATA)
Revenues:
  Minimum rents.............................................     $136,594         $153,472
  Tenant recoveries.........................................       52,398           60,828
  Percentage rents..........................................        6,188            8,423
  Other.....................................................       11,455           21,828
                                                                --------          --------
  Total revenues............................................      206,635          244,551
                                                                --------          --------
Expenses:
  Shopping Center Expenses:
  Property operating........................................       23,783           25,811
  Repairs and maintenance...................................       18,275           20,092
  Real estate taxes.........................................       22,350           24,952
  Advertising & promotion...................................        4,572            4,691
  Management expenses.......................................        5,494            4,218
  Provision for doubtful accounts...........................        5,085            2,058
  Ground leases.............................................        1,815            1,811
  Other.....................................................        4,679            3,672
                                                                --------          --------
  Total shopping center expenses............................       86,053           87,305
  Deferred stock compensation expense.......................          130              158
  Interest expense..........................................       74,714           91,102
  Depreciation and amortization.............................       38,706           42,726
  Write off of minority partners' interests.................       13,854               --
  Merger expenses (Note 4)..................................       13,512               --
                                                                --------          --------
                                                                 226,969           221,291
  Gain on sale of assets....................................           --            3,944
  Income from nonconsolidated joint ventures (Notes 4 and
     5).....................................................        8,422            6,312
  Minority partners' interest in consolidated joint
     ventures...............................................         (528)           1,392
                                                                --------          --------
  Income (loss) before extraordinary item...................      (12,440)          34,908
  Extraordinary item (Note 4)...............................        9,191           (5,629)
                                                                --------          --------
          Net income (loss).................................     $ (3,249)        $ 29,279
                                                                ========          ========
Net Income (loss) Available to Unitholders Attributable to:
  General Partner...........................................     $ (2,031)        $ 17,331
  Limited Partners..........................................       (1,218)          11,948
                                                                --------          --------
  Net income (loss) available to unitholders................     $ (3,249)        $ 29,279
                                                                ========          ========
EARNINGS PER UNIT (Note 6):
  Income (loss) before extraordinary item...................     $  (0.14)        $   0.41
  Extraordinary item........................................         0.13            (0.07)
                                                                --------          --------
  Net income (loss).........................................     $   0.01         $   0.34
                                                                ========          ========
WEIGHTED AVERAGE UNITS OUTSTANDING (000's)..................       89,781           84,456
                                                                ========          ========

                            See accompanying notes.

                       DEBARTOLO REALTY PARTNERSHIP, L.P.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                         FOR THE THREE
                                                                FOR THE PERIOD           MONTHS ENDED
                                                             FROM JULY 1, 1996 TO        SEPTEMBER 30,
                                                                AUGUST 9, 1996               1995
                                                             ---------------------       -------------
                                                                      (DOLLARS IN THOUSANDS,
                                                             EXCEPT PER UNIT DATA)
Revenues:
  Minimum rents........................................            $  22,508                $51,088
  Tenant recoveries....................................                6,942                 20,984
  Percentage rents.....................................                  553                  2,791
  Other................................................                   --                  9,236
                                                                  ----------             ----------
  Total revenues.......................................               30,003                 84,099
Expenses:
  Shopping Center Expenses:
     Property operating................................                4,088                  8,849
     Repairs and maintenance...........................                3,145                  7,301
     Real estate taxes.................................                4,012                  8,146
     Advertising & promotion...........................                  794                  1,930
     Management expenses...............................                1,351                  1,421
     Provision for doubtful accounts...................                3,583                    565
     Ground leases.....................................                  365                    604
     Other.............................................                2,336                    896
                                                                  ----------             ----------
  Total shopping center expenses.......................               19,674                 29,712
  Deferred stock compensation expense..................                   25                     53
  Interest expense.....................................               13,955                 29,764
  Depreciation and amortization........................                6,274                 14,378
  Write off of minority partners' interests............               13,854                     --
  Merger expenses (Note 4).............................                3,312                     --
                                                                  ----------             ----------
                                                                      57,094                 73,907
                                                                  ----------             ----------
  Gain on sale of assets...............................                   --                    165
  Income from nonconsolidated joint ventures (Notes 4
     and 5)............................................                  186                  2,130
  Minority partners' interest in consolidated joint
     ventures..........................................                 (203)                   856
                                                                  ----------             ----------
  Income (loss) before extraordinary item..............              (27,108)                13,343
  Extraordinary item (note 4)..........................                   --                 (5,629)
                                                                  ----------             ----------
          Net income (loss)............................              (27,108)                 7,714
                                                                  ==========             ==========
Net Income (loss) Available to Unitholders Attributable
  to:
     General Partner...................................            $ (16,793)               $ 4,657
     Limited Partners..................................              (10,315)                 3,057
                                                                  ----------             ----------
     Net income (loss) available to unitholders........            $ (27,108)               $ 7,714
                                                                  ==========             ==========
  EARNINGS PER UNIT (Note 6):
     Income (loss) before extraordinary item...........            $   (0.30)               $  0.15
     Extraordinary item................................                   --                  (0.07)
                                                                  ----------             ----------
     Net income (loss).................................            $   (0.30)                  0.08
                                                                  ==========             ==========
  WEIGHTED AVERAGE UNITS OUTSTANDING (000's)...........               89,827                 89,602
                                                                  ==========             ==========

                             See accompanying notes

                       DEBARTOLO REALTY PARTNERSHIP, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                               FOR THE
                                                                               PERIOD             FOR THE
                                                                                FROM               NINE
                                                                             JANUARY 1,           MONTHS
                                                                               1996 TO             ENDED
                                                                              AUGUST 9,        SEPTEMBER 30,
                                                                                1996               1995
                                                                             -----------       -------------
                                                                                  (DOLLARS IN THOUSANDS)
Cash Flow From Operating Activities:
Net income (loss)..........................................................   $  (3,249)         $  29,279
Adjustments to reconcile net income to net cash provided by Operating
  Activities:
  Gain on sale of assets...................................................          --             (3,944)
  Depreciation and amortization............................................      44,797             54,232
  Extraordinary item.......................................................      (9,191)             5,629
  Deferred stock compensation expense......................................       3,434                158
  Minority partners' interests in consolidated joint ventures..............         528             (1,392)
  Write off of minority partners' interests................................      13,854                 --
  Income from nonconsolidated joint ventures...............................      (8,422)            (6,312)
  Decrease in restricted cash..............................................       5,556             19,041
  Decrease (increase) in short term investments............................      14,057             (7,736)
  Decrease in accounts receivable..........................................       2,343              1,779
  (Decrease) increase in prepaid expenses and other........................       3,051             (4,347)
  Increase in accounts payable and accrued expenses........................      37,695              7,316
                                                                              ---------          ---------
  Net Cash Provided By Operating Activities................................     104,453             93,703
                                                                              ---------          ---------
Cash Flows From Investing Activities:
  Additions to investment properties.......................................     (49,050)           (36,476)
  Purchase of partnership interests........................................      (5,375)                --
  Additions to deferred charges for lease costs and other..................      (4,678)            (2,472)
  Distributions from nonconsolidated joint ventures........................      37,032             14,640
  Advances to and investments in nonconsolidated joint ventures............     (12,055)            (1,486)
  Net proceeds from sale of assets.........................................         307              4,083
                                                                              ---------          ---------
  Net Cash Used In Investing Activities....................................     (33,119)           (21,711)
                                                                              ---------          ---------
Cash Flows From Financing Activities:
  Proceeds from issuance of debt...........................................      93,108             60,783
  Principal payments on mortgages..........................................     (44,852)           (89,602)
  Loan costs paid..........................................................        (294)              (736)
  Prepayment penalties on early extinguishment of debt.....................          --             (1,990)
  Minority partner distributions...........................................      (1,751)              (387)
  Capital contributions....................................................          --             80,370
  Distributions paid.......................................................     (88,235)           (78,309)
  Decrease in affiliate receivables........................................       1,527             (2,918)
                                                                              ---------          ---------
  Net Cash Used in Financing Activities....................................     (40,498)           (32,789)
                                                                              ---------          ---------
  Net (Decrease) Increase in Cash..........................................      30,836             39,203
Cash and Cash Equivalents:
  Beginning of period......................................................      25,851             38,899
                                                                              ---------          ---------
  End of period............................................................   $  56,687          $  78,102
                                                                              =========          =========
Supplemental Information:
  Interest Paid............................................................   $  71,803          $  60,915
                                                                              =========          =========
Supplemental schedule of non-cash and financing activities:
  Step-up in connection with acquisition of additional interest in joint
    venture................................................................   $   7,296                 --
                                                                              =========          =========
  Historical cost basis of net investment properties consolidated as a
    result of acquisitions of additional interests in joint ventures.......   $ 121,245                 --
                                                                              =========          =========
  Mortgages on those properties consolidated as a result of acquisitions of
    additional interests in joint ventures.................................   $ 136,009                 --
                                                                              =========          =========
  Historical cost basis of net investment property disposed................   $  (4,040)                --
                                                                              =========          =========
  Mortgage extinguishment relating to property disposition.................   $ (13,372)                --
                                                                              =========          =========

                             See accompanying notes

                       DEBARTOLO REALTY PARTNERSHIP, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (UNAUDITED AND DOLLARS IN THOUSANDS)

NOTE 1 -- ORGANIZATION AND OWNERSHIP

     The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in conjunction with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the consolidated financial statements for these interim periods have been included. The results for the interim period ended August 9, 1996 are not necessarily indicative of the results that may be expected for the full fiscal year. These financial statements should be read in conjunction with the DeBartolo Realty Partnership, L.P. December 31, 1995 audited consolidated financial statements and notes thereto included herein.

     DeBartolo Realty Partnership, L.P., a Delaware Limited Partnership (the "Operating Partnership") and an affiliate, DeBartolo Capital Partnership, a Delaware general partnership, are engaged in the ownership, development, management, leasing, acquisition and expansion of super-regional and regional malls and community shopping centers. The Operating Partnership's sole general partner is DeBartolo Realty Corporation (the "Company"), an Ohio corporation which operates as a self-administered and self-managed real estate investment trust ("REIT"), which at August 9, 1996 holds a 61.9% interest in the Operating Partnership.

     The Operating Partnership was formed to continue and expand the shopping mall ownership, management and development business of The Edward J. DeBartolo Corporation ("EJDC") in a portfolio which, as of August 9, 1996, consisted of 50 super-regional and regional malls (the "DeBartolo Malls"), 11 community centers and land held for future development (collectively, the "DeBartolo Properties"). As of August 9, 1996, EJDC and certain affiliates (collectively, the "DeBartolo Group") and certain current and former employees of EJDC, along with JCP Realty, Inc. ("JCP"), own the remaining 38.1% interest in the Operating Partnership.

     In addition, the Operating Partnership owns 100% of the non-voting preferred stock and a non-controlling common stock Interest (5%) in DeBartolo Properties Management, Inc. (the "Property Manager") which provides certain architectural, design, construction and other services to substantially all of the DeBartolo Properties, as well as, certain other regional malls and community shopping centers owned by third parties.

NOTE 2 -- BASIS OF PRESENTATION

     The financial statements of the Operating Partnership are presented on a consolidated basis. Properties which are controlled through majority ownership have been consolidated and all significant intercompany transactions and accounts have been eliminated. Properties where the Operating Partnership owns less than a majority interest have been accounted for under the equity method. One property, which is owned 2% by the Operating Partnership, is accounted for under the cost method.

     The Operating Partnership owns 5% of the voting common stock and all of the nonvoting preferred stock of the Property Manager. The Operating Partnership accounts for the investment in the Property Manager under the equity method.

NOTE 3 -- RESTRICTED CASH

     Cash is restricted primarily for renovations and redevelopment of the 17 DeBartolo Properties in connection with a securitized commercial pass-through certificate issuance simultaneously with the IPO.

                       DEBARTOLO REALTY PARTNERSHIP, L.P.

                      (UNAUDITED AND DOLLARS IN THOUSANDS)

NOTE 4 -- MERGERS, ACQUISITIONS AND DISPOSITIONS

     The parent company of the Operating Partnership entered into an Agreement and Plan of Merger, dated as of March 26, 1996 (the "Agreement"), among Simon Property Group, Inc., a Maryland corporation ("SPG"), its merger subsidiary and the Company, pursuant to which the Company agreed to merge with the merger subsidiary. The Agreement provides for the exchange of all outstanding Company common stock for SPG common stock, $0.0001 par value (the "SPG Common Stock"), at an exchange ratio of 0.68 shares of SPG Common Stock for each share of Company common stock. The merger and other related transactions closed on August 9, 1996. Shareholders of the Company received approximately 37.9 million shares of SPG common stock valued at $24.375 per share. During the period ended August 9, 1996, the Company incurred $10,200 of underwriting, legal, accounting and other expenses associated with the merger. These costs were charged to expense.

     During January, 1996, the Property Manager acquired partnership interests of 33 1/3% and 25% in two joint ventures, respectively, from an unrelated joint venture partner. As a result, the Operating Partnership effectively owns 65% and 74% of these joint ventures and includes the financial position and results of operations and cash flows of these joint ventures in its consolidated financial statements. Effective March 31, 1996, the Operating Partnership acquired an additional 10% partnership interest in Miami International Mall. As a result, the Operating Partnership owns 60% of this joint venture and includes the financial position and results of operations and cash flows in its consolidated financial statements effective April 1, 1996.

     The Operating Partnership transferred ownership of one property to its lender, as of March 1, 1996, fully satisfying the property's mortgage note payable. This property no longer met the Operating Partnership's criteria for its ongoing strategic plan. The Operating Partnership has recognized an extraordinary gain on this transaction of $9.2 million. The Operating Partnership's share of this property's net income (loss) for 1993, 1994 and 1995 was $9, ($760) and ($513), respectively. The Operating Partnership's share of this property's cash generated before debt payments and capital expenditures ("FFO") for 1993, 1994 and 1995 was $512, ($237) and $48, respectively.

     Effective January 1, 1996, the Operating Partnership acquired the management, leasing and certain other operating divisions of the Property Manager. The operating results of these divisions are included in the Operating Partnership's consolidated financial statements net of eliminated intercompany transactions. The Property Manager continues to provide architectural, engineering and construction services for the Operating Partnership.

                       DEBARTOLO REALTY PARTNERSHIP, L.P.

                      (UNAUDITED AND DOLLARS IN THOUSANDS)

NOTE 5 -- INVESTMENT IN NONCONSOLIDATED JOINT VENTURES

     As a result of the above-discussed acquisitions, the combined Balance Sheet of the nonconsolidated joint ventures includes the financial position of twelve joint ventures at December 31, 1995.

                                                                                 DECEMBER 31,
                                                                                     1995
                                                                                 ------------
Balance Sheets
  Investment properties (net)................................................      $599,234
  Other assets...............................................................        43,094
                                                                                   --------
          Total assets.......................................................       642,328
                                                                                   --------
  Mortgages and notes payable................................................       584,495
  Other liabilities..........................................................        90,549
                                                                                   --------
          Total liabilities..................................................       675,044
                                                                                   --------
  Accumulated equity (deficit)...............................................       (32,716)
  Less: Outside partners' equity.............................................           180
  Advances to nonconsolidated joint ventures.................................        78,474
                                                                                   --------
  Net surplus in nonconsolidated joint ventures..............................      $ 45,578
                                                                                   ========
  Net surplus (deficits) in nonconsolidated joint ventures is presented in the accompanying consolidated balance sheets as follows:
  Investments in nonconsolidated joint ventures..............................      $ 38,251
  Advances to nonconsolidated joint ventures.................................        78,474
                                                                                   --------
Total investments in and advances to nonconsolidated joint ventures..........       116,725
  Deficits in nonconsolidated joint ventures.................................       (71,147)
                                                                                   --------
                                                                                   $ 45,578
                                                                                   ========

     The combined statements of operations for the nonconsolidated joint ventures include the operating results of ten joint ventures for the three month period ended March 31, 1996, nine joint ventures for the period ended August 9, 1996 and twelve joint ventures in 1995. The operating results of two joint ventures, in which the Operating Partnership acquired additional partnership interest in January 1996, are included in the Operating Partnership's consolidated operating statement. The operating results of one joint venture, in which

                       DEBARTOLO REALTY PARTNERSHIP, L.P.

                      (UNAUDITED AND DOLLARS IN THOUSANDS)

the Operating Partnership acquired additional partnership interest effective March 31, 1996, are included in the Operating Partnership's consolidated operating statement effective April 1, 1996.

                                                                  FOR THE PERIOD ENDED
                                                               ---------------------------
                                                               AUGUST 9,     SEPTEMBER 30,
                                                                 1996            1995
                                                               ---------     -------------
        Statements of Operations Revenues:
          Minimum rents......................................   $46,847         $66,794
          Tenant recoveries..................................    25,287          33,055
          Percentage rents...................................     2,745           4,055
          Other..............................................     6,317           8,417
                                                                -------         -------
          Total revenues.....................................    81,196         112,321
                                                                -------         -------
        Expenses:
          Shopping Center Expenses:
             Property operating..............................     7,471          10,619
             Repairs and maintenance.........................     6,093           8,862
             Real estate taxes...............................     9,985          13,958
             Advertising and promotion.......................     2,157           3,272
             Management fees to affiliate....................     2,819           3,699
             Provision for doubtful accounts.................     1,899             766
             Ground leases...................................         5              90
             Other...........................................       594             991
                                                                -------         -------
                                                                 31,023          42,257
          Interest expense...................................    25,016          43,050
          Depreciation and amortization......................    12,849          17,771
                                                                -------         -------
                                                                 68,888         103,078
                                                                -------         -------
          Gain (loss) on sale of assets......................        --             167
                                                                -------         -------
             Net income......................................   $12,308         $ 9,410
                                                                =======         =======
        DeBartolo Realty Partnership, L.P.'s share of:
          Revenues less shopping center expenses.............   $23,902         $20,275
          Interest expense...................................     9,234           9,866
          Depreciation, amortization and other...............     6,246           6,227
                                                                -------         -------
                  Net income.................................   $ 8,422         $ 4,182
                                                                =======         =======

NOTE 6 -- EARNINGS PER UNIT

     Earnings per Unit is based on the weighted average number of units of partnership interest ("units") outstanding for the period ended August 9, 1996. Common stock awarded but not yet issued under the deferred stock plan (42,400 shares) and the Company and the Operating Partnership's long-term incentive plan (80,400 shares) have been included in the computations of per unit data for the period months ended August 9, 1996.

NOTE 7 -- DISTRIBUTIONS

     The Operating Partnership paid a distribution of $0.315 per unit on July 22, 1996 for the period of April 1, 1996 through June 28, 1996. On August 9, 1996, the Operating Partnership paid a prorated distribution of $0.1454 per unit for the period June 29, 1996 through August 9, 1996 (the closing date of the merger with SPG).

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of
DeBartolo Realty Partnership, L.P.

     We have audited the accompanying consolidated balance sheets of DeBartolo Realty Partnership, L.P. as of December 31, 1995 and 1994, and the related consolidated statements of operations, partners' equity and cash flows for the year ended December 31, 1995 and for the period April 21, 1994 (Commencement of Operations) to December 31, 1994, and the combined statements of operations, accumulated deficit and cash flows of DeBartolo Retail Group (Predecessor), as described in Note 2, for the period January 1, 1994 to April 20, 1994 and the year ended December 31, 1993. These financial statements are the responsibility of DeBartolo Realty Partnership, L.P.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DeBartolo Realty Partnership, L.P., at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the year ended December 31, 1995 and for the period April 21, 1994 to December 31, 1994, and the combined results of operations and cash flows of DeBartolo Retail Group (Predecessor) for the period January 1, 1994 to April 20, 1994 and the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York
February 14, 1996, except for Note 16,
first paragraph, as to which the date is March 1, 1996

                       DEBARTOLO REALTY PARTNERSHIP, L.P.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                         AS OF DECEMBER 31,
                                                                      -------------------------
                                                                         1995           1994
                                                                      ----------     ----------
                                                                        (DOLLARS IN THOUSANDS
                                                                          EXCEPT UNIT DATA)
  Investment properties (Notes 4 and 8).............................  $1,793,663     $1,737,592
     Less accumulated depreciation..................................     574,338        519,754
                                                                      ----------     ----------
                                                                       1,219,325      1,217,838
  Cash and cash equivalents.........................................      25,851         38,899
  Restricted cash (Note 3)..........................................      13,910         35,751
  Short term investments............................................      14,057          4,339
  Accounts receivable, less allowance...............................      39,103         40,083
     for doubtful accounts of $10,070 and $9,462 in 1995 and 1994
       Affiliate receivables (Note 11)..............................       3,007            356
  Investments in and advances to nonconsolidated joint ventures
     (Note 5).......................................................     116,725        110,845
  Minority interest in capital deficits of consolidated joint
     ventures.......................................................      25,920         27,249
  Deferred charges and prepaid expenses (Note 7)....................      74,096         97,610
                                                                      ----------     ----------
                                                                      $1,531,994     $1,572,970
                                                                      ==========     ==========
LIABILITIES AND PARTNERS' EQUITY
  Liabilities:
     Mortgages and notes payable (Note 8)...........................  $1,348,573     $1,409,827
     Accounts payable and accrued expenses..........................      38,810         39,325
     Distributions payable..........................................      28,225         26,093
     Deficits in nonconsolidated joint ventures (Note 5)............      71,147         69,842
     Minority interest in consolidated joint ventures...............         424            604
                                                                      ----------     ----------
                                                                       1,487,179      1,545,691
                                                                      ==========     ==========
  Commitments and contingencies (Notes 3, 8, 9, 10 and 15)..........          --             --
  Partners' Equity (Note 12):
  Preferred Units, 10,000,000 authorized, none issued and
     outstanding....................................................          --             --
  General Partner, 55,329,162 and 48,666,153 units outstanding,
     respectively...................................................      27,673         16,026
  Limited Partners, 34,272,532 and 34,168,347 units outstanding,
     respectively...................................................      17,142         11,253
                                                                      ----------     ----------
     Total Partners' Equity.........................................      44,815         27,279
                                                                      ----------     ----------
                                                                      $1,531,994     $1,572,970
                                                                      ==========     ==========

                             See accompanying notes

                       DEBARTOLO REALTY PARTNERSHIP, L.P.

                   CONSOLIDATED STATEMENTS OF OPERATIONS AND
                      DEBARTOLO RETAIL GROUP (PREDECESSOR)
                       COMBINED STATEMENTS OF OPERATIONS

                                                     DEBARTOLO REALTY              DEBARTOLO RETAIL
                                                     PARTNERSHIP, L.P.                   GROUP
                                                ---------------------------   ---------------------------
                                                    1995           1994           1994           1993
                                                ------------   ------------   ------------   ------------
                                                 JANUARY 1       APRIL 21      JANUARY 1      JANUARY 1
                                                  THROUGH        THROUGH        THROUGH        THROUGH
                                                DECEMBER 31    DECEMBER 31      APRIL 20     DECEMBER 31
                                                ------------   ------------   ------------   ------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Revenues (Note 11):
  Minimum rents...............................    $205,056       $140,909       $ 61,898       $194,643
  Tenant recoveries...........................      82,147         56,720         24,361         81,967
  Percentage rents............................      12,924          9,122          3,653         14,060
  Other.......................................      32,530         22,192          5,360         18,285
                                                  --------       --------        -------       --------
          Total revenues......................     332,657        228,943         95,272        308,955
                                                  --------       --------        -------       --------
Expenses:
  Shopping Center Expenses:
     Property operating.......................      34,707         23,575         10,272         33,966
     Repairs and maintenance..................      28,060         20,469          8,710         29,602
     Real estate taxes........................      33,223         23,371          9,807         33,015
     Advertising and promotion................       7,403          5,499          1,348          6,400
     Management fees to affiliate (Note 11)...       5,674          3,274          2,246          7,167
     Provision for doubtful accounts..........       2,671            910          1,535          3,747
     Ground leases (Note 10)..................       2,413          1,499            754          2,232
     Other....................................       4,137          2,038            976          3,399
                                                  --------       --------        -------       --------
          Total shopping center expenses......     118,288         80,635         35,648        119,528
  Deferred stock compensation expense (Note
     12)......................................         210          4,058             --             --
  Interest expense............................     124,567         87,040         44,119        152,683
  Depreciation and amortization...............      58,603         39,578         16,616         54,227
                                                  --------       --------        -------       --------
                                                   301,668        211,311         96,383        326,438
                                                  --------       --------        -------       --------
  Gain on sale of assets (Note 13)............       5,460          1,952          3,286          4,960
  Income (loss) from nonconsolidated joint
     ventures (Note 5)........................       8,865          7,554            842           (304)
  Minority partners' interest in consolidated
     joint ventures...........................       1,029            530            888          3,065
                                                  --------       --------        -------       --------
     Income (loss) before extraordinary
       items..................................      46,343         27,668          3,905         (9,762)
     Extraordinary item -- loss on early
       extinguishment of debt (Note 14).......     (11,267)        (8,932)            --             --
                                                  --------       --------        -------       --------
     Net income (loss) available to
       Unitholders............................    $ 35,076       $ 18,736       $  3,905       $ (9,762)
                                                  ========       ========        =======       ========
  Net Income (loss) available to Unitholders
     attributable to:
     General Partner..........................    $ 20,911       $ 11,008       $  3,905       $ (9,762)
     Limited Partners.........................      14,165          7,728             --             --
                                                  --------       --------        -------       --------
                                                    35,076         18,736          3,905         (9,762)
                                                  ========       ========        =======       ========
EARNINGS PER UNIT:
  Income before extraordinary items...........    $   0.53       $   0.34
  Extraordinary items.........................       (0.13)         (0.11)
                                                  --------       --------
                                                  $   0.40       $   0.23
                                                  ========       ========
WEIGHTED AVERAGE UNITS OUTSTANDING (000's)....      85,722         82,540
                                                  ========       ========

                             See accompanying notes

                       DEBARTOLO REALTY PARTNERSHIP, L.P.
                 CONSOLIDATED STATEMENTS OF PARTNERSHIP EQUITY
                    AND DEBARTOLO RETAIL GROUP (PREDECESSOR)
                     COMBINED STATEMENTS OF OWNERS' EQUITY

                         DEBARTOLO REALTY                                                                      PREDECESSOR EQUITY
                           CORPORATION        UNITS     LIMITED PARTNERS    UNITS       TOTAL        UNITS         (DEFICIT)
                         ----------------   ---------   ----------------   --------   ----------   ---------   ------------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT FOR UNIT DATA)
Balance at January 31,
  1993.................                                                                                            $  (79,524)
Contributions..........                                                                                                 8,198
Distributions..........                                                                                               (33,614)
Net loss...............                                                                                                (9,762)
                                                                                                                    ---------
Balance at December 31,
  1993.................                                                                                              (114,702)
Contributions..........                                                                                                 8,818
Distributions..........                                                                                               (14,095)
Net income for the
  period January 1,
  1994 to April 20,
  1994.................                                                                                                 3,905
Affiliated receivables
  not contributed to
  the Operating
  Partnership..........                                                                                              (201,014)
Distribution of net
  affiliated
  receivables and
  payables.............                                                                                               (23,464)
Distributions to
  predecessor's
  parent...............                                                                                              (130,400)
Minority partners'
  interest exchanges
  for Operating
  Partners.............                                                                                               (11,923)
Other cash and non-cash
  contributions to
  equity...............                                                                                                 3,740
                                                                                                                    ---------
Accumulated Deficit at
  commencement of
  operations...........              -              -               -             -            -           -       $ (479,135)
Contributions of
  proceeds from Initial
  Public Offering, net
  of transaction
  costs................     41,336,900        545,670               -             -   41,336,900     545,670                -
Exchange of debt for
  partnership
  interest.............        982,237         14,488               -             -      982,237      14,488                -
Transfer of predecessor
  accumulated
  deficit..............              -       (479,135)              -             -            -    (479,135)         479,135
Establishment of in the
  Operating
  Partnership..........              -        (33,422)     40,515,363        33,422   40,515,363           -                -
Transfer of limited
  partners' interest to
  DeBartolo Realty
  Corporation..........      6,347,016              -      (6,347,016)            -            -           -                -
Distributions from
  April 21, 1994 to
  December 31, 1994....              -        (42,583)              -       (29,897)           -     (72,480)               -
Net income from April
  21, 1994 to December
  31, 1994.............              -         11,008               -         7,728            -      18,736                -
                            ----------      ---------      ----------      --------   ----------   ---------        ---------
Balance at December 31,
  1994.................     48,666,153         16,026      34,168,347        11,253   82,834,500      27,279                -
Contributions relating
  to incentive plans...         96,006            785               -           535       96,006       1,320                -
Contributions relating
  to second stock
  offering.............      6,000,000         49,417               -        30,953    6,000,000      80,370                -
Contributions relating
  to purchase of
  minority partners'
  interest in five
  properties...........              -          5,514         671,188         3,921      671,188       9,435                -
Transfer of limited
  partners' interest
  DeBartolo Realty
  Corporation..........        567,003            567        (567,003)         (567)           -           -                -
Distributions..........              -        (65,547)              -       (43,118)           -    (108,665)               -
Net income.............              -         20,911               -        14,165            -      35,076                -
                            ----------      ---------      ----------      --------   ----------   ---------        ---------
Balance at December 31,
  1995.................     55,329,162      $  27,673      34,272,532      $ 17,142   89,601,694   $  44,815       $        -
                            ==========      =========      ==========      ========   ==========   =========        =========

                        DEBARTOLO REALTY PARTNERSHIP, LP
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    AND DEBARTOLO RETAIL GROUP (PREDECESSOR)
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                DEBARTOLO REALTY            DEBARTOLO RETAIL
                                                                                PARTNERSHIP, L.P.                 GROUP
                                                                            -------------------------   -------------------------
                                                                               1995          1994          1994          1993
                                                                            -----------   -----------   -----------   -----------
                                                                             JANUARY 1     APRIL 21      JANUARY 1     JANUARY 1
                                                                              THROUGH       THROUGH       THROUGH       THROUGH
                                                                            DECEMBER 31   DECEMBER 31    APRIL 20     DECEMBER 31
                                                                            -----------   -----------   -----------   -----------
                                                                                            (DOLLARS IN THOUSANDS)
Cash Flow From Operating Activities:
  Net Income (loss).......................................................   $  35,076     $  18,736     $   3,905     $  (9,762)
  Adjustments to reconcile net income to net cash provided by Operating
    Activities:
    Amortization of formation and loan costs included in interest
      expense.............................................................      11,616        10,528         1,354         4,390
    Amortization and write-off of interest rate protection agreements.....       7,307         2,112            --            --
    Extraordinary loss on early extinguishment of debt....................      11,267         8,932            --            --
    Gain on sale of assets................................................      (5,460)       (1,952)       (3,286)       (4,960)
    Depreciation and amortization.........................................      58,603        39,578        16,616        54,227
    Deferred stock compensation expense...................................         210         4,058            --            --
    Minority partners' interests in consolidated joint ventures...........      (1,029)         (530)         (888)       (3,065)
    (Income) loss from nonconsolidated joint ventures.....................      (8,865)       (7,554)         (842)          304
    Decease (increase) in restricted cash.................................          --         7,143        (2,829)         (344)
    Decrease (increase) in accounts receivable............................         980          (642)          172         1,286
    Decrease (increase) in prepaid expenses and other.....................        (984)        5,219        (5,995)         (429)
    Increase (decrease) in accounts payable and accrued expenses..........         179       (12,228)        7,938        (4,832)
                                                                            ----------    ----------    ----------    ----------
        Net Cash Provided By Operating Activities.........................     108,900        73,400        16,145        36,815
Cash Flows From Investing Activities:
  Additions to investment properties......................................     (51,339)      (24,089)       (3,018)      (28,981)
  Acquisition of development land.........................................          --       (21,000)           --            --
  Purchase of properties and partnership interests........................          --        (1,818)           --            --
  Additions to deferred charges for lease costs and other.................      (3,625)       (1,927)         (501)       (3,436)
  Distributions from nonconsolidated joint ventures.......................      19,379         7,132         5,777        15,498
  Advances to and investments in nonconsolidated joint ventures...........      (8,521)      (53,585)         (258)       (1,784)
  Net proceeds from sale of assets........................................       6,282         3,035         4,547         8,206
  Purchase of short term investments......................................      (9,718)       (4,339)           --            --
                                                                            ----------    ----------    ----------    ----------
    Net Cash Provided By (Used In) Investing Activities...................     (47,542)      (96,591)        6,547       (10,497)
Cash Flows From Financing Activities:
  Proceeds from issuance of debt..........................................     116,828       481,736         4,173        29,611
  Partnership contributions...............................................      80,370       543,852         8,818         8,198
  Scheduled principal payments on mortgages...............................      (6,647)       (4,587)       (3,657)       (7,797)
  Other payments on debt..................................................    (171,436)     (681,435)         (626)       (5,919)
  Loan costs and interest rate buydowns...................................      (1,941)      (70,822)          (87)       (3,205)
  Distribution to predecessor parent......................................          --      (130,400)           --            --
  Prepayment penalties on early extinguishment of mortgage notes
    payable...............................................................      (3,390)       (4,478)           --            --
    Partnership distributions.............................................    (106,533)      (46,387)      (14,095)      (20,936)
  Minority partner distributions..........................................        (847)         (574)         (144)       (1,500)
  (Increase) decrease in restricted cash..................................      21,841       (39,000)           --            --
  Decrease (increase) in affiliate receivables (net of affiliated
    payables).............................................................      (2,651)        1,901       (14,672)      (23,776)
                                                                            ----------    ----------    ----------    ----------
        Net Cash Provided by (Used In) Financing Activities...............     (74,406)       49,806       (20,290)      (25,324)
                                                                            ----------    ----------    ----------    ----------
        Net Increase (Decrease) In Cash...................................     (13,048)       26,615         2,402           994
Cash and Cash Equivalents:
  Beginning of Period.....................................................      38,899        12,284         9,882         8,888
                                                                            ----------    ----------    ----------    ----------
  End of period...........................................................   $  25,851     $  38,899     $  12,284     $   9,882
                                                                            ==========    ==========    ==========    ==========
Supplemental Information:
  Interest Paid...........................................................   $ 105,501     $  81,306     $  41,434     $ 147,646
                                                                            ==========    ==========    ==========    ==========
Supplemental Schedule of Non-Cash and Financing Activities:
  Distribution of affiliate receivables and payables......................   $      --     $      --     $  23,464     $  12,678
  Exchange of debt for Operating Partnership interest.....................   $      --     $  14,488     $      --     $      --
  Minority partners' interest exchanged for Operating Partnership
    interest..............................................................   $   9,435     $  11,923     $      --     $      --
    Affiliate receivables not contributed to Operating Partnership........   $      --     $      --     $ 201,014     $      --
    Distribution of affiliate payables to minority partners...............   $      --     $      --     $      --     $  (1,264)
  Limited Partners' interest exchanged for General Partner Units..........   $     567     $      --     $      --     $      --

                             See accompanying notes

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 1 -- ORGANIZATION AND FORMATION

     DeBartolo Realty Partnership, L.P. (the "Operating Partnership" or "OP") was formed as a Delaware limited partnership in 1993 in connection with DeBartolo Realty Corporation's ( the "Company") initial public offering (the "IPO"). On April 21, 1994, the Company raised 498 million in net proceeds through the Company's IPO.

     The proceeds of the IPO were used to acquire general partnership interests in the OP, and indirectly, interest in DeBartolo Capital Partnership, a Delaware general partnership ("FP"). The Company acquired a 47.8% general partner interest in the OP in exchange for its contribution of these net proceeds to the OP. The OP, and consequently the FP, were formed to continue and expand the shopping mall ownership, management and development business of The Edward J. DeBartolo Corporation ("EJDC") in a portfolio which, as of December 31, 1995, consists of 51 super-regional and regional malls (the "DeBartolo Malls"), 11 community centers and land held for future development (collectively, the "DeBartolo Properties"). As the sole general partner of the OP, the Company has full, exclusive and complete responsibility and discretion in the management and control of the OP. The OP was formed prior to the consummation of the Company's IPO and is the successor entity to the DeBartolo Retail Group. During 1995, certain property management and development activities are carried out for the OP and FP through an affiliate, DeBartolo Properties Management, Inc. (the "Property Manager").

     Concurrently with the completion of the IPO, the FP completed a 455 million principal amount securitized debt financing (the "Securitized Debt Financing"). Simultaneously with the IPO, EJDC and certain affiliates (collectively, the "DeBartolo Group") and certain current and former employees of EJDC, along with JCP Realty, Inc. ("JCP"), contributed to the OP interests in the DeBartolo Properties (and certain other assets) for limited partnership interests in the OP. Pursuant to an Exchange Rights Agreement, in April 1995 the Company filed a registration statement for the issuance of 34,168,347 shares of common stock. The Exchange Rights Agreement provides for the conversion of the limited partner interests to shares of common stock. The Exchange Rights Agreement is subject to certain restrictions relating to the initial exercise period, minimum value of interest exchanged, and ownership limitations.

     In connection with the IPO, the OP received options to acquire the interests of the estate of Edward J. DeBartolo and other members of his family and affiliates in four DeBartolo Malls and one community center. On July 1, 1995, the Company exercised these options and acquired a 12.8% interest in Miami International Mall, 10.1% interests in University Park Mall and University Center and 0.1% interests in Coral Square and Lakeland Square. The exercise price of approximately 9.4 million was payable in limited partnership interests in the OP. As a result of these acquisitions, the Company's percentage ownership in the OP decreased from 58.8% to 58.3%.

     On August 1, 1995, the Company completed a public offering of 6,000,000 shares of common stock at an offering price of 14 1/4 per share raising net proceeds of approximately 80.4 million. The Company contributed the net proceeds to the OP, which has used the net proceeds to retire mortgage debt (including any related prepayment penalties). As a result of the contribution by the Company to the OP of the net proceeds of the offering, the Company's percentage ownership in the OP increased from 58.3% to 61.1%.

     During August 1995, EJDC exchanged limited partnership interests in the OP to retire certain EJDC corporate debt. The lender immediately exchanged the limited partnership interests in the OP for common stock of the Company. As a result of this transaction, the Company's percentage ownership in the OP increased from 61.1% to 61.8%.

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     At December 31, 1995, ownership in the OP is as follows:

                                                                    TOTAL        PERCENT
                                                                    UNITS         OWNED
                                                                  ----------     -------
        GENERAL PARTNER
          DeBartolo Realty Corporation..........................  55,329,162       61.8%
        LIMITED PARTNERS
          DeBartolo Group.......................................  32,714,135       36.5
          JCP Realty, Inc.......................................   1,016,156        1.1
          DeBartolo Employees (current and former)..............     542,241        0.6
                                                                  ----------       ----
                  TOTAL.........................................  34,272,532       38.2
                                                                  ----------       ----
                  TOTAL UNITS...................................  89,601,694        100%
                                                                  ==========       ====

NOTE 2 -- BASIS OF PRESENTATION

     The financial statements of the OP are presented on a consolidated basis. Properties which are controlled through majority ownership have been consolidated and all significant intercompany transactions and accounts have been eliminated. Properties where the OP owns less than a majority interest have been accounted for under the equity method. One property, 2% of which is owned by the OP, is accounted for under the cost method.

     The OP owns 5% of the voting common stock and all of the nonvoting preferred stock of the Property Manager. The OP's pro rata share is 95% of the Property Manager's operating results. The OP accounted for its investment in the Property Manager under the cost method through September 30, 1995. During 1995, in accordance with Emerging Issues Task Force Issue No. 95-6, Accounting by a Real Estate Investment Trust for an Investment in a Service Corporation, the OP changed its method of accounting for its investment in the Property Manager to the equity method. The OP has applied the new accounting method retroactively to April 21, 1994, in accordance with Accounting Principles Board Opinion 20, Accounting Changes. The change had no significant impact to previously issued financial results for 1994 and 1995.

     The accompanying combined financial statements of DeBartolo Retail Group represent DeBartolo Properties previously owned by EJDC and certain of its affiliates. The historical financial statements of DeBartolo Retail Group are presented on a combined basis because EJDC and certain of its affiliates were the subject of the business combination discussed above. The business combination has been accounted for as a reorganization of entities under common control, which is similar to the accounting used for a pooling of interests.

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

  Investment Properties:

     Investment properties are stated at cost less accumulated depreciation, which in the opinion of management is not in excess of net realizable value. Costs incurred for the acquisition, development, construction and improvement of properties, including significant renovations, are capitalized. Interest costs and real estate taxes incurred with respect to qualified expenditures relating to the construction of assets are capitalized during the development period.

  Depreciation and Amortization:

     The cost of buildings, improvements and equipment are depreciated on the straight-line method over estimated useful lives, as follows:

           Buildings -- 30 to 40 years
           Improvements -- shorter of lease term or useful life
           Equipment -- 3 to 10 years

     Tenant allowances paid to tenants for construction are capitalized and amortized over the terms of each specific lease. Maintenance and repairs are charged to expense when incurred.

  Deferred Charges:

     Deferred charges consist principally of financing costs and leasing commissions which are amortized over the terms of the respective agreements.

  Capitalized Interest:

     Interest is capitalized on projects during the construction period. Interest capitalized was $1,614 in 1995; $686 from inception to December 31, 1994; $13 for the period January 1, 1994 to April 20, 1994, and $219 in 1993.

  Cash and Cash Equivalents:

     Highly liquid investments with maturities of three months or less are considered cash equivalents.

  Restricted Cash:

     Cash is restricted primarily for renovations and redevelopment of certain DeBartolo Properties in connection with the Securitized Debt Financing.

  Fair Value of Financial Instruments:

     The following methods and assumptions were used to estimate the fair value of financial instruments:

     - The fair value of cash and cash equivalents, restricted cash and short-term investments approximate carrying value due to the short-term nature of these instruments.

     - The fair value of the OP's fixed rate mortgages and notes payable is based on current rates available to the OP for debt of similar terms. Fair value of variable rate debt is considered to be the carrying amount.

     - The fair value of the interest rate caps and interest rate swaps are based on available market data.

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

  Minority Interests:

     Minority interests in consolidated joint ventures represent the amounts of net assets of consolidated ventures attributable to the interests of outside parties. Minority interests in capital deficits of joint ventures are carried as assets to the extent considered recoverable.

  Revenue Recognition:

     Shopping center space is generally leased to specialty retail tenants under short and intermediate term leases which are accounted for as operating leases. Minimum rents are recognized on the straight-line method over the terms of leases. Percentage rents are recognized on an accrual basis as earned. Real estate tax and operating expense recoveries are recognized in the period the applicable costs are incurred.

  Ground Leases:

     Certain properties, as lessees, lease land under operating leases. Rent expense is recorded on the straight-line method over the term of these leases.

  Income Taxes:

     The allocable share of the taxable income or loss of the OP is includable in the income tax returns of the partners; accordingly, income taxes are not reflected in the consolidated financial statements.

  Earnings Per Unit:

     Earnings per unit is based on the weighted average number of units outstanding for the year ending December 31, 1995 and for the period of April 21, 1994 through December 31, 1994. Units of common stock awarded during 1994 under a deferred stock plan (70,696 units) and units of common stock awarded under a long-term incentive plan (245,200 units) have been considered outstanding units. In April 1995, the OP issued 96,006 units of common stock under both plans. Both plans are a part of the 1994 DeBartolo Realty Corporation Stock Incentive Plan. For purposes of determining fully dilutive earnings per unit, the remaining 2,427,100 units of common stock under the long-term incentive deferred stock plan are anti-dilutive after adjusting earnings to give effect to the increase in earnings necessary for the units of common stock to be awarded under the plan.

  Impact of Recently Issued Accounting Standards:

     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The OP will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material. The OP continually analyzes its mall properties based on investment related criteria and, as a result, the OP may determine to dispose of certain properties. Current circumstances based on the OP's intention to hold the properties for long-term appreciation, do not indicate that any of the OP's properties are impaired. However, if a decision is made to dispose of certain properties, it is reasonably possible that significant write-downs may be required.

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

  Reclassifications:

     Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 4 -- INVESTMENT PROPERTIES

     Investment properties consist of shopping center properties, including peripheral land and properties under development and an office tower adjacent to one of the shopping centers. Investment properties are summarized as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1995           1994
                                                              ----------     ----------
        Land................................................  $  193,365     $  192,781
        Shopping center buildings, improvements and
          equipment.........................................   1,537,725      1,486,819
          Office tower building, improvements and
             equipment......................................      40,522         40,225
        Properties under
          construction/expansion/renovation.................      13,351          7,962
        Peripheral land parcels.............................       8,700          9,805
                                                              ----------     ----------
                                                               1,793,663      1,737,592
        Accumulated depreciation............................     574,338        519,754
                                                              ----------     ----------
                  Total investment properties...............  $1,219,325     $1,217,838
                                                              ==========     ==========

     Peripheral land parcels primarily consist of undeveloped land parcels adjacent to certain shopping centers.

     Depreciation expense totaled $55,315 in 1995; $37,298 from April 21, 1994 to December 31, 1994; $15,792 for the period January 1, 1994 to April 20, 1994; and $51,431 for 1993.

     The DeBartolo Group has granted the OP options to purchase their interests in two shopping center development sites at an agreed upon purchase price. These options are subject to the rights and approvals of existing lenders, third parties and governmental authorities. The OP has options and rights of first refusal to purchase the DeBartolo Group's interest in two regional malls. The option prices are fair market value at any time until December 31, 1998.

     As of December 31, 1995, the OP had options to acquire the interests of three outside partners in five DeBartolo Properties. These options are subject to the rights of partners and lenders and to the satisfaction of certain conditions. In January 1996, the Property Manager acquired the interests of one outside partner in two properties, see Note 16.

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 5 -- INVESTMENTS IN NONCONSOLIDATED JOINT VENTURES

     The OP's investments in the joint ventures, which have been accounted for under the equity method, are as follows:

                                                                        OP'S PERCENTAGE
                                                                        OWNERSHIP AS OF
               VENTURE                            PROPERTY             DECEMBER 31, 1995
--------------------------------------    -------------------------    -----------------
Aventura Mall                             Aventura Mall                       33.3%
Jacksonville Avenues Limited
  Partnership                             The Avenues                         25.0%
Biltmore Square Associates                Biltmore Square                     33.3%
Century III Associates                    Century III Mall                    50.0%
Chesapeake-JCP Associates, Ltd.           Chesapeake Square                   50.0%
Coral-CS/LTD Associates                   Coral Square                        50.0%
Florida Mall Associates                   The Florida Mall                    50.0%
HD Lakeland Mall Joint Venture            Lakeland Square                     50.0%
West Dade County Associates               Miami International Mall            50.0%
Northfield Center Limited Partnership     Northfield Square                   31.6%
Palm Beach Mall (a tenancy in common)     Palm Beach Mall                     50.0%
Philadelphia Center Associates            Great Northeast Plaza               50.0%

     These investments are recorded initially at cost and subsequently adjusted for net equity in income (loss) and cash contributions and distributions. The OP receives substantially all of the economic benefit of Biltmore Square, Chesapeake Square and Northfield Square as the result of advances made to those joint ventures. For one joint venture, the outside partner receives substantially all of the economic benefit.

     Summary financial information and summary of OP's investment in and share of income (loss) from the above joint ventures follows:

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
BALANCE SHEETS
  Investment properties (net)..........................................  $599,234     $604,506
  Other assets.........................................................    43,094       47,007
                                                                         --------     --------
          Total assets.................................................   642,328      651,513
                                                                         --------     --------
  Mortgages and notes payable..........................................   584,495      592,990
  Other liabilities....................................................    90,549       85,182
                                                                         --------     --------
          Total liabilities............................................   675,044      678,172
                                                                         --------     --------
     Accumulated deficit...............................................   (32,716)     (26,659)
  Less: Outside partners' equity.......................................       180        3,753
  Advances to nonconsolidated joint ventures...........................    78,474       71,415
                                                                         --------     --------
  Net surplus in nonconsolidated joint ventures........................  $ 45,578     $ 41,003
                                                                         ========     ========
Net surplus (deficits) in nonconsolidated joint ventures is presented in the accompanying consolidated balance sheets as follows:
  Investments in nonconsolidated joint ventures........................  $ 38,251     $ 39,430
  Advances to nonconsolidated joint ventures...........................    78,474       71,415
                                                                         --------     --------
  Total investments in and advances to nonconsolidated joint
     ventures..........................................................   116,725      110,845
  Deficits in nonconsolidated joint ventures...........................   (71,147)     (69,842)
                                                                         --------     --------
                                                                         $ 45,578     $ 41,003
                                                                         ========     ========

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

                                                               PERIOD FROM     PERIOD FROM
                                                                APRIL 21,       JANUARY 1,
                                                                 1994 TO         1994 TO        DECEMBER
                                                DECEMBER 31,   DECEMBER 31,     APRIL 20,          31,
                                                    1995           1994            1994           1993
                                                ------------   ------------   --------------   -----------
STATEMENTS OF OPERATIONS
Revenues:
  Minimum rents...............................    $ 89,727       $ 60,978        $ 26,101       $  80,971
  Tenant recoveries...........................      44,293         30,967          12,709          40,589
  Percentage rents............................       6,058          4,833           1,406           7,932
  Other.......................................      12,853          9,252           2,420           8,233
                                                  --------       --------         -------        --------
          Total revenues......................     152,931        106,030          42,636         137,725
                                                  --------       --------         -------        --------
Expenses:
  Shopping Center expenses....................      57,368         39,778          16,092          52,400
  Interest expense............................      57,561         37,038          15,942          58,615
  Depreciation and amortization...............      24,078         16,351           6,885          22,307
                                                  --------       --------         -------        --------
                                                   139,007         93,167          38,919         133,322
                                                  --------       --------         -------        --------
  Gain (loss) on sale of assets...............         166          1,196              (1)          1,380
                                                  --------       --------         -------        --------
     Income before extraordinary item.........      14,090         14,059           3,716           5,783
  Extraordinary item -- loss on early
     extinguishment of debt...................        (425)          (388)             --              --
                                                  --------       --------         -------        --------
     Net income...............................    $ 13,665       $ 13,671        $  3,716       $   5,783
                                                  ========       ========         =======        ========
DeBartolo Realty Partnership, L.P.'s share of:
  Revenues less shopping center expenses......    $ 41,987       $ 28,706        $ 12,541       $  40,302
  Interest expense............................      20,035         12,902           8,206          29,801
  Depreciation, amortization and other........      12,826          8,318           3,493          11,319
  Gain on land sales..........................         164            445              --             514
                                                  --------       --------         -------        --------
     Income (loss) before extraordinary
       item...................................       9,290          7,931             842            (304)
  Extraordinary item -- loss on early
     extinguishment of debt...................        (425)          (377)             --              --
                                                  --------       --------         -------        --------
     Net income (loss)........................    $  8,865       $  7,554        $    842       $    (304)
                                                  ========       ========         =======        ========

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 6 -- PROPERTY MANAGER

     Summary financial information for the Property Manager is as follows:

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1995        1994
                                                                   -------     -------
        BALANCE SHEETS
          Cash and cash equivalents..............................  $ 2,018     $ 2,816
          Accounts receivable, substantially all due from related
             parties.............................................   13,516      10,531
          Other assets...........................................    8,003       2,692
                                                                   -------     -------
                                                                   $23,537     $16,039
                                                                   =======     =======
          Accounts payable and accrued liabilities...............  $14,691     $11,421
          Note payable to OP.....................................    4,018          --
          Other long-term liabilities............................    4,082       3,977
                                                                   -------     -------
             Total Liabilities...................................   22,791      15,398
          Shareholders' equity...................................      746         641
                                                                   -------     -------
                                                                   $23,537     $16,039
                                                                   =======     =======
          OP's share of Shareholders' equity.....................  $   709     $   609
                                                                   =======     =======
          Outside Shareholders' equity...........................  $    37     $    32
                                                                   =======     =======

                                                                              PERIOD FROM
                                                                               APRIL 21,
                                                                YEAR ENDED      1994 TO
                                                               DECEMBER 31,   DECEMBER 31,
                                                                   1995           1994
                                                               ------------   ------------
        STATEMENTS OF OPERATIONS
        Revenues:
          Construction and development...........................  $ 6,087     $  4,541
          Management and leasing.................................   16,768       12,194
          Other..................................................    3,223        1,507
                                                                   -------      -------
          Total revenues.........................................   26,078       18,242
          Expenses:
          Salaries and employee benefits.........................   20,018       12,361
          Other operating expenses...............................    5,784        2,485
          Other expenses.........................................      171        2,162
                                                                   -------      -------
             Total expenses......................................   25,973       17,008
                                                                   -------      -------
          Net income.............................................      105        1,234
                                                                   =======      =======
          OP's share of net income...............................  $   100     $  1,172
                                                                   =======      =======

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 7 -- DEFERRED CHARGES AND PREPAID EXPENSES

     Deferred charges and prepaid expenses are summarized as follows:

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1995        1994
                                                                   -------     -------
        Lease costs, net of accumulated amortization of $15,566
          and $14,541 in 1995 and 1994, respectively.............  $17,402     $17,077
        Securitized Debt Financing costs, net of accumulated
          amortization of $2,992 and $1,226 in 1995 and 1994,
          respectively...........................................    9,374      11,135
        Loan costs, net of accumulated amortization of $11,382
          and $11,910 in 1995 and 1994, respectively.............    8,743      11,189
        Interest rate protection agreements, net of accumulated
          amortization of $2,249 and $2,103 in 1995 and 1994,
          respectively...........................................      704       8,011
        Interest rate buydowns, net of accumulated amortization
          of $11,222 and $7,426 in 1995 and 1994, respectively...   30,993      44,256
        Investment in West Town Mall Joint Venture...............    2,699       2,405
        Prepaid expenses and other...............................    4,181       3,537
                                                                   -------     -------
                                                                   $74,096     $97,610
                                                                   =======     =======

     Lease cost amortization totaled $3,288 in 1995; $2,280 from April 21, 1994 to December 31, 1994; $824 for the period January 1, 1994 to April 20, 1994; and $2,796 in 1993.

     Amortization of loan costs, interest rate protection agreements and interest rate buydowns totaled $14,729 in 1995; $12,640 from April 21, 1994 to December 31, 1994; $1,354 for the period January 1, 1994 to April 20, 1994; and $4,390 in 1993.

     On December 27, 1995, the OP assigned certain interest protection agreements to an unrelated third party and replaced such agreements with interest rate swap agreements. Accordingly, interest rate protection agreements have been written-off with a charge to interest expense. Fair value of the remaining interest rate protection agreement and the interest rate swap was $704 and $1,130, respectively, at December 31, 1995. Fair value of the interest rate protection agreements at December 31, 1994 were $13,659.

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 8 -- MORTGAGES AND NOTES PAYABLE

     Mortgage debt, which is collateralized by substantially all investment properties, is summarized as follows:

                                                                     DECEMBER 31,
                                                               ------------------------
                                                                  1995          1994
                                                               ----------    ----------
        Commercial Mortgage pass-through certificates -- fixed
          interest rate ranging from 7.59% to 9.24% (average
          of 8.13% at December 31, 1995), due April, 2001..... $  367,244    $  367,800
        Commercial Mortgage pass-through
          certificates -- interest at LIBOR, subject to an
          interest rate swap agreement, plus 56 basis points
          (5.31% at December 31, 1995), due April, 2001.......     87,200        87,200
        Revolving line of credit with interest at LIBOR plus
          175 basis points (7.5% at December 31, 1995) due
          December 1998.......................................     55,000            --
        Primarily first mortgages with fixed interest rates
          ranging from 6.79% to 9.92% (average of 7.9% at
          December 31, 1995), due at various dates through
          2012................................................    692,162       804,362
        First mortgages with variable interest rates at LIBOR,
          subject to an interest rate swap agreement, plus 100
          basis points (5.75% at December 31, 1995) due at
          various dates through 2002..........................     74,864        78,362
        Bond payable collateralized by a mortgage to an
          affiliate of EJDC on one property at an effective
          rate of 8.0% due September 1996.....................     72,103        72,103
                                                                 --------      --------
                  Total Mortgages and Notes Payable........... $1,348,573    $1,409,827
                                                                 ========      ========

     During December 1995, the OP entered into an interest rate swap agreement to pay LIBOR at (i) 4.75% on approximately $218 million of debt through April 1997 and (ii) 5.71% on $87.2 million of debt from May 1997 through April 2001. As part of this arrangement, the OP assigned the following interest rate protection agreements (i) 4.75% through April 1996 and 5.25% from May 1996 through April 1997 on approximately $131 million of debt and (ii) 4.75% through April 1996 on $87.2 million of debt. The OP has an interest rate protection agreement which limits interest on $87.2 million of debt to no more than LIBOR of 8.44% for the period May 1996 through March 2001.

     The OP's proportionate share of the mortgages and notes payable are as follows as of December 31:

                                                                 1995           1994
                                                              ----------     ----------
        DeBartolo Realty Partnership, L.P...................  $1,305,564     $1,363,042
        Outside partners....................................      43,009         46,785
                                                              ----------     ----------
                                                              $1,348,573     $1,409,827
                                                              ==========     ==========

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     Annual principal payments and maturities as of December 31, 1995 are as follows:

                                                          TOTAL        OP'S SHARE
                                                       -----------     -----------
            1996.....................................  $   157,221     $   157,139
            1997.....................................        7,588           7,491
            1998.....................................       63,253          63,149
            1999.....................................       69,103          68,991
            2000.....................................        8,661           8,540
            Thereafter...............................    1,042,747       1,000,254
                                                        ----------      ----------
                                                       $ 1,348,573     $ 1,305,564
                                                        ==========      ==========

     During 1995, the OP paid off mortgages of $117,227 at three properties and obtained the release of mortgage liens at two properties. Additionally, the OP refinanced three loans at one property totaling $44,098 with a $59,500 mortgage note payable (of which $46,528 is currently outstanding), providing additional borrowing capacity of up to $13,000 to be drawn upon over the subsequent twelve months for expansion and renovation of that property. The OP refinanced $9,518 of construction loans at three community centers with permanent financing totaling $15,000.

     In December 1995, the OP amended and expanded its revolving line of credit from $50,000 to $120,000, subject to certain conditions being met. As of December 31, 1995, total current availability under this working line is $94,500, of which $55,000 is outstanding. The facility is secured by the mortgages of two properties and a negative pledge of a third property and is recourse to the OP. The OP anticipates the facility to be increased to $150,000 and the availability will be increased to $144,500 during the first quarter of 1996 once certain conditions are met including additional collateral of a mortgage on the negative pledged property. Interest is provided at the lesser of LIBOR plus 175 basis points or the Base Rate, as defined. The facility matures in December 1998, however, the OP has a one-year extension option. The facility requires the OP to maintain a minimum net worth as defined, limits the OP's indebtedness and provides for other restrictive covenants.

     The OP restructured a $54,906 mortgage note payable having an interest rate of 8 7/8% maturing January, 1998. The new mortgage matures January, 2005 and bears interest at 7.42%. In connection with this transaction, the OP made a partial paydown of $5,491 on a mortgage note of a nonconsolidated joint venture.

     Commercial mortgage pass-through certificate covenants require the OP to fund into escrow reserves for renovations, repairs and maintenance and tenant improvements and requires the FP to maintain Minimum Debt Service coverage ratios (as defined) and provides for other restrictive covenants.

     Annual reserve funding requirements are as follows:

            1996                                                         $ 7,600
            1997.......................................................   10,400
            1998.......................................................    6,933
            1999.......................................................    5,200
            2000.......................................................    5,200
            Thereafter.................................................    1,734
                                                                         -------
                                                                         $37,067
                                                                         =======

     DeBartolo Realty Partnership, L.P. has guaranteed $29,946 of the mortgages and notes payable relating to three consolidated properties and three nonconsolidated joint ventures. An affiliate of EJDC continues to

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

provide a guarantee of 33 1/3% of the debt service obligation on a $100,000 floating rate mortgage at one nonconsolidated joint venture. The OP has agreed to indemnify the EJDC affiliate for any loss or costs incurred or associated with this guaranty.

     DeBartolo, Inc., parent of EJDC, and certain of its affiliates have guaranteed $100,000 of the OP's mortgages and notes payable.

  Fair Value of Debt Related Financial Instruments:

     The estimated fair value of debt related financial instruments are as follows:

                                              DECEMBER, 1995            DECEMBER, 1994
                                          -----------------------   -----------------------
                                           CARRYING       FAIR       CARRYING       FAIR
                                            VALUE        VALUE        VALUE        VALUE
                                          ----------   ----------   ----------   ----------
        Securitized Debt Financing......  $  454,444   $  477,083   $  455,000   $  446,936
        Fixed rate mortgages and notes
          payable.......................     764,265      796,231      876,465      805,553
        Variable rate mortgages and
          notes payable.................      74,864       74,864       78,362       78,362
        Revolving loan..................      55,000       55,000           --           --
                                          ----------   ----------   ----------   ----------
                                          $1,348,573   $1,403,178   $1,409,827   $1,330,851
                                          ==========   ==========   ==========   ==========

     The debt on the nonconsolidated joint ventures (see Note 5) was $584,495 at December 31, 1995. The OP's pro rata share of that debt was $249,535 at December 31, 1995. The OP's proportionate share of mortgage notes and other notes payable on both its consolidated and nonconsolidated properties was $1,555,099 at December 31, 1995.

NOTE 9 -- RENTALS UNDER OPERATING LEASES

     The properties receive rental income from the leasing of retail shopping center space and an office tower under operating leases that expire at various dates through 2026. Substantially all investment property is leased out under operating leases. The minimum future rentals based on operating leases held are as follows as of December 31, 1995:

                                                                          LEASES WITH
                                                                            RELATED
                                                           ALL LEASES     PARTIES (1)
                                                           ----------     -----------
            1996.........................................  $  181,438       $ 7,315
            1997.........................................     165,984         6,975
            1998.........................................     150,090         5,771
            1999.........................................     130,068         5,419
            2000.........................................     111,839         4,695
            Thereafter...................................     486,197        23,905
                                                           ----------       -------
                                                           $1,225,616       $54,080
                                                           ==========       =======

---------------

(1) Represents stores whose parent company also owns units of the OP or stores whose chief executive officers are on the Board of Directors of the Company.

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     Minimum future rentals do not include amounts which may be received under the terms of certain leases based upon a percentage of the tenants' sales or as reimbursement of shopping center expenses.

     No single tenant or group of affiliated tenants collectively accounts for more than 10% of the consolidated properties total revenues which include minimum rents, tenant recoveries, percentage rents and other revenue. The tenant base includes national and regional retail chains and local retailers and consequently the consolidated properties credit risk is concentrated in the retail industry. The DeBartolo Malls are located in 16 states, with 17 malls located in Florida and 8 malls located in Ohio.

     The revenues of the OP may be adversely affected by the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise. Two department store companies operating six department stores or other large retail stores in excess of 60,000 square feet ("Anchor") at the consolidated DeBartolo Properties are operating under the protection of the United States Bankruptcy Code. At December 31, 1995, leases (excluding rejected leases) of Anchor tenants open and operating in bankruptcy comprise approximately 1% of total gross leasable area ("GLA"). Annual rentals paid by these Anchor tenants comprised 2.5% of minimum rents paid by Anchor tenants. At December 31, 1995, leases (excluding rejected leases) of mall store tenants at consolidated DeBartolo Properties open and operating in bankruptcy comprise approximately 6.4% of mall GLA. Annual rentals paid by these mall store tenants comprised 6.1% of minimum rents paid by mall store tenants. Substantially all of these tenants are currently meeting their contractual obligations. At the time a tenant files for bankruptcy protection it is difficult to determine to what extent these tenants will reject their leases or seek other concessions as a condition to continued occupancy. The OP expects certain of these tenants to reject their leases. Based on past experience, the OP has been able to offset, over a reasonable period of time, the impact on minimum rents caused by a tenant in bankruptcy.

NOTE 10 -- GROUND LEASES

     Certain properties, as lessees, have ground leases expiring at various dates through 2087. Following is a schedule of future minimum rental payments required under these ground leases as of:

                                                                  DECEMBER 31,
                                                                      1995
                                                                  ------------
                1996............................................    $  2,267
                1997............................................       2,347
                1998............................................       2,347
                1999............................................       2,347
                2000............................................       2,347
                Thereafter......................................     225,607
                                                                    --------
                                                                    $237,262
                                                                    ========

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 11 -- TRANSACTIONS WITH AFFILIATES

     Management and Other Fees: The Property Manager has contracted to provide management, leasing, development and construction management services to the OP. Amounts included in the consolidated financial statements related to agreements with the Property Manager are as follows:

                                                      PERIOD FROM      PERIOD FROM
                                                       APRIL 21,       JANUARY 1,
                                                        1994 TO          1994 TO
                                                      DECEMBER 31,      APRIL 20,
                                            1995          1994            1994          1993
                                           ------     ------------     -----------     ------
        Management fees..................  $5,369        $3,044          $ 2,179       $7,167
        Leasing fees.....................   3,261         1,872              552        3,319
        Development and construction.....   4,872         1,844              717        3,013
        Other reimbursements.............     835           254              180          664

     During 1995, the Property Manager earned development and construction revenues of $893 from affiliates of a partner in the OP.

     Insurance: The OP has first dollar commercial general liability coverage and special cause of loss property insurance with a $5 deductible. Prior to 1995 the OP's insurance carrier reinsured certain coverages with an affiliate of EJDC. Charges to the OP for the reinsured amounts totaled $3,462 from April 21, 1994 to December 31, 1994. Prior to April 21, 1994, the DeBartolo Retail Group had first dollar commercial general liability insurance of which an affiliated insurance company reinsured the first $250 per occurrence. Additionally, the DeBartolo Retail Group had "All Risk" Property insurance. The insurance company reinsured the first $95 per occurrence with an affiliate of EJDC. Charges for the reinsured amounts totaled $1,374 for the period January 1, 1994 to April 20, 1994 and $4,355 for 1993.

     Affiliate Leases: On November 6, 1995, Fun-N-Games, an affiliate of EJDC which operated amusement centers in DeBartolo Properties, was sold to an independent third party operator which continues to operate these stores. These properties have recorded total revenues and operating expense reimbursements of $1,771 from January 1, 1995 through November 6, 1995, $1,571 from April 21, 1994 to December 31, 1994, $776 for the period from January 1, 1994 to April 20, 1994 and $2,287 for 1993.

     Affiliates of certain Anchor tenants and small shops in various properties are partners in various properties or are partners in the OP. As of December 31, 1995, these tenants own or lease space in 29 consolidated properties. These properties recorded rental income and operating expense reimbursements of $10,933 in 1995; $8,926 from April 21, 1994 to December 31, 1994; $3,314 for the period January 1, 1994 to April 20, 1994; and $12,674 for 1993.

     Affiliated Receivables (Payables): At December 31, 1995, the affiliated receivable represents a $4,018 revolving loan receivable from the Property Manager bearing interest at prime plus 200 basis points offset by amounts due to the Property Manager for normal operating costs. Interest earned by the OP on this revolver totaled $258 in 1995. At December 31, 1994, affiliated receivables represent amounts due to the Property Manager for normal monthly operating costs offset by dividends receivable from the Property Manager of $809. At December 31, 1993, net affiliated receivables (which are primarily non-interest bearing) are due from EJDC. Concurrent with the offering, these affiliated receivables were distributed to EJDC. Interest expense includes interest charged to properties by EJDC on net amounts due to EJDC totaling $760 for the period January 1, 1994 to April 20, 1994 and $2,754 in 1993.

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     The Property Manager leases office space from EJDC under an operating lease. Rent charged under the lease totaled $1,092 in 1995 and $755 in 1994.

     The Property Manager performs legal, tax and other services for EJDC under a corporate service agreement. Fees for these services totaled $570 in 1995 and $425 in 1994.

NOTE 12 -- STOCK INCENTIVE PLAN

     The Company and the OP adopted the DeBartolo Realty Corporation 1994 Stock Incentive Plan (the "Stock Incentive Plan") to provide incentives to attract and retain officers, directors and key employees.

     The Stock Incentive Plan provides for the grants of nonqualified and incentive stock options to purchase a specified number of shares of Common Stock ("Options") or rights to future grants of Common Stock ("Deferred Stock"). Under the Stock Incentive Plan, 3,100,000 shares of Common Stock are available for grant.

     The Compensation Committee of the Company's Board of Directors has approved the grant of approximately 2,743,000 shares in the form of Deferred Stock in connection with a two-part, long-term incentive compensation program.

     Deferred Stock Awards upon Completion of the Offering. Upon completion of the IPO, approximately 71,000 shares of Deferred Stock were granted to certain employees of the Company and the Property Manager, and will vest ratably over a five-year period. The vesting of this initial Deferred Stock award is based only on service and will not depend on the Company's financial performance.

     Long-Term Incentive Deferred Stock Awards. The second and more significant component of the Company and the OP's long-term compensation proposal is a Deferred Stock grant for which vesting is tied to the attainment of annual and cumulative targets for growth in the Company's funds from operations ("FFO") per share (which is substantially equivalent to cash generated before debt repayments and capital expenditures, including peripheral land sales) after adjusting for a reserve (not to exceed a specified amount) set annually to cover tenant allowances and the use of floating rate debt through 1998. This long-term incentive Deferred Stock grant includes senior management and approximately 130 key employees of the Property Manager. Any Deferred Stock award earned upon attainment of an annual and cumulative growth target will be distributed over the three-year period subsequent to the period that the award was earned, provided the employee remains in the employ of the Company or the Property Manager. Deferred Stock awarded to employees over the three-year period will be unrestricted.

     The awards eligible to be earned in any given year will be earned only if the annual and cumulative adjusted FFO per share growth target for such year is reached. As defined, the adjusted FFO per share growth target from the current adjusted FFO base was $1.54 in 1995 and increases 7% for each year ending December 31, 1996 through 1998. The percentage of the total Deferred Stock award eligible to be earned upon attainment of these targets is 10% for 1994, 15% for 1995, 20% for 1996, 25% for 1997 and 30% for 1998. The following table provides the adjusted FFO target for award of the Common Stock reserved for issuance under the Stock Incentive Plan.

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

                LONG-TERM INCENTIVE DEFERRED STOCK AWARD TARGETS

                                      ANNUAL
                   YEAR ENDED         GROWTH     CUMULATIVE GROWTH TARGET     FFO PER SHARE
                  DECEMBER 31,        TARGET       FROM PLAN INCEPTION        GROWTH TARGET
            ------------------------  ------     ------------------------     -------------
               1996.................    7.0%               16.8%                  $1.65
               1997.................    7.0%               25.0%                  $1.77
               1998.................    7.0%               33.7%                  $1.89

     If the annual target is not met, the percentage of the award attributable to that annual target may be earned in a subsequent year if the cumulative growth target is met including the shortfall in the prior year(s). The Compensation Committee of the Company's Board of Directors has the right to make partial awards if targets are not met.

     At December 31, 1995, approximately 2,672,300 shares of the total 3,100,000 shares of Common Stock reserved for issuance under the Stock Incentive Plan were allocated among senior management and approximately 130 key employees in connection with the long-term incentive award. The remaining shares have been held for future allocations under the stock incentive plan to both current and future employees. The Compensation Committee has discretion to waive the additional three-year employment requirement upon certain terminations of employment (e.g., retirement, death, disability or termination without cause). The awards vest over a period of eight years, with the majority vesting in the fourth through eighth years after the IPO.

     The OP did not meet the FFO growth target in 1995; accordingly, the financial statement reflects expense of $210 relating to the vested portion of the 70,696 shares under the Deferred Stock plan. The OP achieved its 1994 FFO target and accordingly expensed $3,848 relating to 245,200 shares awarded under the long-term incentive deferred stock plan and $210 relating to the 1994 vested portion of the Deferred Stock award.

  Stock Option Plan:

     The Company and the OP has a stock option plan in place covering each Director of the Company who is not otherwise an employee of the Company or any of its subsidiaries or affiliates. Each such Director, upon joining the Company's Board of Directors, received an initial grant of Options to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the Common Stock as of such date. Commencing on December 31, 1994, and on each December 31st thereafter, each Director also will automatically receive an annual grant of options to purchase 500 shares of Common Stock having an exercise price equal to 100% of the fair market value of the Common Stock at the date of grant of such Option. The options can be exercised any time during the ten years after grant.

NOTE 13 -- GAIN ON SALE OF ASSETS

     During 1995, the OP has recognized a $3,750 gain from the sale of a partnership interest in an undeveloped mall site located in Strongsville, Ohio, which was acquired in 1994 from the DeBartolo Group through the exercise of an option for $6,250 and immediately sold. The remaining gains primarily represent the sale of land adjacent to three properties.

NOTE 14 -- EXTRAORDINARY ITEM

     The extraordinary charge in 1995 resulted from prepayment penalties of $3,390 and the write-off of unamortized deferred financing costs of $7,877 related to the early retirement of mortgage notes payable. The

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

extraordinary item in 1994 resulted from prepayment penalties and the write-off of unamortized deferred financing costs related to the satisfaction of mortgage notes payable in connection with the OP's reorganization.

NOTE 15 -- CONTINGENT LIABILITIES

     Certain of the properties are subject to various legal proceedings and claims arising in the ordinary course of business, some of which are covered by insurance. Management of the properties believes the ultimate resolution of these matters is not likely to have a material adverse effect on the consolidated financial statements.

     Substantially all of the properties have been subjected to Phase I environmental audits. Such audits have not revealed nor is management aware of any environmental liability that management believes would have a material adverse impact on the OP's financial position or results of operations. Management is unaware of any instances in which it would incur significant environmental costs if any or all properties were sold, disposed of or abandoned.

NOTE 16 -- SUBSEQUENT EVENTS

     The OP transferred ownership of one property to its lender, as of March 1, 1996, fully satisfying the property's mortgage note payable. This property no longer met the OP's criteria for its ongoing strategic plan. The OP will recognize an extraordinary gain on this transaction of approximately $8.0 million in the first quarter of 1996.

     On January 31, 1996, the Property Manager was assigned a 33% partnership interest in one of the nonconsolidated joint ventures and a 25% partnership interest in another nonconsolidated joint venture from an unrelated joint venture partner. As a result, the OP effectively owns 65% and 74% of these joint ventures.

NOTE 16.1 -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITOR'S
REPORT

     The Company entered into an Agreement and Plan of Merger, dated as of March 26, 1996 (the "Agreement"), among Simon Property Group, Inc., a Maryland corporation ("SPG"), its merger subsidiary and the Company, pursuant to which the Company agreed to merge with the merger subsidiary. The Agreement provides for the exchange of all outstanding Company common stock for SPG common stock, $0.0001 par value (the "SPG Common Stock"), at an exchange ratio of 0.68 shares of SPG Common Stock for each share of Company common stock. The merger is subject to the approval of shareholders of both SPG and the Company and other conditions. The new entity will be renamed Simon DeBartolo Group, Inc.

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 17 -- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                    1995
                                                     DEBARTOLO REALTY PARTNERSHIP, L.P.
                                              ------------------------------------------------
                                              JANUARY 1   APRIL 1      JULY 1       OCTOBER 1
                                                 TO         TO           TO            TO
                                              MARCH 31    JUNE 30   SEPTEMBER 30   DECEMBER 31
                                              ---------   -------   ------------   -----------
        Operating Data:
          Total revenues....................   $79,229    $81,223     $ 84,099       $88,106
          Income before extraordinary
             items..........................    11,739      9,826       13,343        11,435
          Extraordinary items...............        --         --       (5,629)       (5,638)
                                               -------    -------      -------       -------
          Net income........................   $11,739    $ 9,826     $  7,714       $ 5,797
                                               =======    =======      =======       =======
        Earning Per Unit Data:
          Income before extraordinary
             items..........................   $  0.14    $  0.12     $   0.15       $  0.12
          Extraordinary items...............        --         --        (0.07)        (0.06)
                                               -------    -------      -------       -------
          Net income........................   $  0.14    $  0.12     $   0.08       $  0.06
                                               =======    =======      =======       =======
        Cash Dividends Per Unit.............   $ 0.315    $ 0.315     $  0.315       $ 0.315
                                               =======    =======      =======       =======
        Weighted Average Units
          Outstanding.......................    83,150     83,150       84,567        89,150
                                               =======    =======      =======       =======

                                                                       1994
                                                        DEBARTOLO REALTY PARTNERSHIP, L.P.
                                                       -------------------------------------
                                                       APRIL 21      JULY 1       OCTOBER 1
                                                          TO           TO            TO
                                                       JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                       --------   ------------   -----------
        Operating Data:
          Total revenues.............................  $ 61,227     $ 80,412       $87,304
          Income before extraordinary items..........     5,123       10,519        12,026
          Extraordinary items........................    (8,932)          --            --
                                                        -------      -------       -------
                  Net income.........................  $ (3,809)    $  6,180       $12,026
                                                        =======      =======       =======
        Earning Per Unit Data:
          Income before extraordinary items..........  $   0.06     $   0.13       $  0.15
          Extraordinary items........................     (0.11)          --            --
                                                        -------      -------       -------
                  Net income (loss)..................  $  (0.05)    $   0.13       $  0.15
                                                        =======      =======       =======
        Cash Dividends Per Unit......................  $  0.245     $  0.315       $ 0.315
        Weighted Average Units Outstanding...........    81,590       82,906        82,908

NOTE 18 -- UNAUDITED PRO FORMA FINANCIAL INFORMATION

     As a result of the IPO and the related transactions entered into in connection with the formation of the Company and the OP, 1994 historical results of operations and earnings per unit may not be indicative of future results of operations and earnings per share. This unaudited Pro Forma Condensed Consolidated Statement of Operations assumed that the Company qualifies as a real estate investment trust for federal income tax purposes and also assumed
(i) completion of the asset contributions in the formation of the Company; (ii) the completion of the IPO, including the exercise of the underwriters over-allotment option and the Securitized Debt Financing; (iii) the completion of debt exchange transactions with BJS Capital

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

Partners, L.P. and MS Youngstown General Partnership; (iv) the contribution by JCP Realty, Inc. and the EJDC employees of their interests in certain DeBartolo Properties; and (v) the completion of certain refinancings of mortgage indebtedness of the DeBartolo Properties (collectively defined as the "REIT Formation") as of the beginning of 1994. In management's opinion, all necessary adjustments to reflect the effects of these transactions have been made as of January 1, 1994.

     The unaudited Pro Forma Condensed Statement of Operations is not necessarily indicative of what actual results of operations of the OP would have been assuming such transactions had been completed at January 1, 1994, nor does it purport to represent the results of operations of future periods.

     The following is the DeBartolo Realty Partnership, L.P. Pro Forma Condensed Consolidated Statement of Operations for the twelve months ended December 31, 1994:

                                                                                                  DEBARTOLO
                                                                              DEBARTOLO            REALTY
                                         DEBARTOLO          DEBARTOLO          REALTY         PARTNERSHIP, L.P.
                                        RETAIL GROUP       RETAIL GROUP   PARTNERSHIP, L.P.    FOR THE TWELVE
                                     JANUARY 1, 1994 TO     PRO FORMA     APRIL 21, 1994 TO     MONTHS ENDED
                                     APRIL 20, 1994(A)     ADJUSTMENTS    DECEMBER 31, 1994   DECEMBER 31, 1994
                                    --------------------   ------------   -----------------   -----------------
                                                         (DOLLARS IN THOUSANDS, UNAUDITED)
Revenues(B).......................        $ 95,272           $  1,125         $ 228,943           $ 325,340
Shopping center expenses(C).......          35,648                500            80,635             116,783
Deferred stock compensation
  expense.........................              --                 --             4,058               4,058
Interest expense(D)...............          44,119             (7,316)           87,040             123,843
Depreciation and amortization.....          16,616                 --            39,578              56,194
                                           -------            -------          --------            --------
                                            96,383             (6,816)          211,311             300,878
                                           -------            -------          --------            --------
Gain on sale of assets (primarily
  land)...........................           3,286                 --             1,952               5,238
Income from nonconsolidated joint
  ventures(E).....................             842              2,033             7,554              10,429
Minority partners' interest in
  consolidated joint
  ventures(F).....................             888               (977)              530                 441
                                           -------            -------          --------            --------
  Income before extraordinary
     items........................           3,905              8,997            27,668              40,570
Extraordinary item -- loss on
  early extinguishment of debt....              --                 --            (8,932)             (8,932)
                                           -------            -------          --------            --------
          Net income..............        $  3,905           $  8,997         $  18,736           $  31,638
                                           =======            =======          ========            ========
Pro forma earnings per unit (based
  upon pro forma weighted average
  units outstanding)
Income before extraordinary
  items...........................                                                                $    0.49
Extraordinary loss on early
  extinguishment of debt..........                                                                    (0.11)
                                                                                                   --------
          Net Income..............                                                                $    0.38
                                                                                                   ========

                    DEBARTOLO REALTY PARTNERSHIP, L.P. NOTES
                    TO CONSOLIDATED FINANCIAL STATEMENTS AND
                             DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

---------------

(A) The pro forma adjustments reflect the historical combined operations of the Predecessor to the OP (the "DeBartolo Retail Group") for the period from January 1, 1994 through April 20, 1994.

(B) Represents pro forma impact of the Property Manager. The OP accounts for its investment in the Property Manager on the equity basis of accounting. Pro forma adjustments also include interest income on $60,000 of cash from the REIT Formation from January 1, 1994 through April 20, 1994.

(C) The pro forma adjustment reflects the elimination of certain taxes associated with the change of ownership structure from a corporation to a partnership. The pro forma adjustments also reflect the Company's prorated share of estimated annual cost of $2,000 associated with operating as a public company.

(D) Reflects the reduction of interest expense associated with the reduction of debt and restructuring resulting from the IPO and related transactions.

(E) The pro forma adjustment reflects the changes in ownership interest, structure, and refinancing of debt in the nonconsolidated joint ventures which are recorded on the equity method.

(F) Increase reflects the minority partners' share of the net effect of the REIT Formation.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of
DeBartolo Realty Partnership, L.P.

     We have audited the accompanying combined balance sheets of the Nonconsolidated Joint Ventures of DeBartolo Realty Partnership, L.P. as of December 31, 1995 and 1994 and the related combined statements of operations, accumulated deficit and cash flows for the year ended December 31, 1995 and for the period from April 21, 1994 to December 31, 1994 and the combined statements of operations, accumulated deficit and cash flows of the Uncombined Joint Ventures of DeBartolo Retail Group as described in Note 1 for the period January 1, 1994 to April 20, 1994 and for the year ended December 31, 1993. These financial statements are the responsibility of DeBartolo Realty Partnership, L.P.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a best basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Nonconsolidated Joint Ventures of DeBartolo Realty Partnership, L.P. at December 31,1995 and 1994 and the combined results of their operations and their cash flows for the year ended December 31, 1995 and for the period April 21, 1994 to December 31, 1994, and the combined results of operations and cash flows of the Uncombined Joint Ventures of DeBartolo Retail Group for the period January 1, 1994 to April 20, 1994 and for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York
February 14, 1996

                       NONCONSOLIDATED JOINT VENTURES OF
                       DEBARTOLO REALTY PARTNERSHIP, L.P.
            AND UNCOMBINED JOINT VENTURES OF DEBARTOLO RETAIL GROUP

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
                                                                              (DOLLARS IN
                                                                              THOUSANDS)
Investment properties (Notes 3 and 5)..................................  $784,211     $767,345
  Less accumulated depreciation........................................   184,977      162,839
                                                                         --------     --------
                                                                          599,234      604,506
Cash and cash equivalents..............................................     5,507        6,043
Restricted cash........................................................     2,089        2,016
Accounts receivable, net of allowance for doubtful accounts of $2,883
  and $2,718, in 1995 and 1994.........................................    17,506       18,321
Deferred charges and prepaid expenses (Note 4).........................    17,992       20,627
                                                                         --------     --------
                                                                         $642,328     $651,513
                                                                         ========     ========
                         LIABILITIES AND ACCUMULATED EQUITY (DEFICIT)
Liabilities:
  Mortgages and notes payable (Note 5).................................  $584,495     $592,990
  Accounts payable and accrued expenses................................    14,113       12,217
  Affiliate payables (Note 8)..........................................    76,436       72,965
                                                                         --------     --------
                                                                          675,044      678,172
                                                                         ========     ========
Commitments and contingencies (Notes 5, 6, 7, and 9)...................        --           --
Accumulated deficit....................................................   (32,716)     (26,659)
                                                                         --------     --------
                                                                         $642,328     $651,513
                                                                         ========     ========
Accumulated equity (deficit):
  DeBartolo Realty Partnership, L.P....................................  $(32,896)    $(30,412)
  Outside partners.....................................................       180        3,753
                                                                         --------     --------
                                                                         $(32,716)    $(26,659)
                                                                         ========     ========

                            See accompanying notes.

      NONCONSOLIDATED JOINT VENTURES OF DEBARTOLO REALTY PARTNERSHIP, L.P.
            AND UNCOMBINED JOINT VENTURES OF DEBARTOLO RETAIL GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                                DEBARTOLO REALTY
                                                PARTNERSHIP, L.P.            DEBARTOLO RETAIL GROUP
                                            -------------------------     ----------------------------
                                                          APRIL 21,         JANUARY 1,
                                                              TO                TO
                                                         DECEMBER 31,        APRIL 20,
                                              1995           1994              1994             1993
                                            --------     ------------     ---------------     --------
                                                              (DOLLARS IN THOUSANDS)
Revenues (Note 8):
  Minimum rents...........................  $ 89,727       $ 60,978           $26,101         $ 80,971
  Tenant recoveries.......................    44,293         30,967            12,709           40,589
  Percentage rents........................     6,058          4,833             1,406            7,932
  Other...................................    12,853          9,252             2,420            8,233
                                            --------       --------           -------         --------
Total revenues                               152,931        106,030            42,636          137,725
                                            --------       --------           -------         --------
Expenses:
  Shopping Center Expenses:
     Property operating...................    14,381         10,178             4,247           13,289
     Repairs and maintenance..............    12,065          7,888             3,437           11,563
     Real estate taxes....................    18,630         13,052             5,185           16,898
     Advertising and promotion............     4,972          3,307               684            3,904
     Management fees to affiliate (Note
       8).................................     4,984          3,377             1,545            4,731
     Provision for doubtful accounts......       997            276               496            1,078
     Ground leases (Note 7)...............       130             88                37              125
     Other................................     1,209          1,612               461              812
                                            --------       --------           -------         --------
          Total shopping center
            expenses......................    57,368         39,778            16,092           52,400
Interest expense..........................    57,561         37,038            15,942           58,615
Depreciation and amortization.............    24,078         16,351             6,885           22,307
                                            --------       --------           -------         --------
                                             139,007         93,167            38,919          133,322
                                            --------       --------           -------         --------
Gain (loss) on sale of assets.............       166          1,196                (1)           1,380
Income before extraordinary item..........    14,090         14,059             3,716            5,783
Extraordinary item (Note 10)..............      (425)          (388)               --               --
                                            --------       --------           -------         --------
          Net income......................  $ 13,665       $ 13,671           $13,716         $  5,783
                                            ========       ========           =======         ========

                            See accompanying notes.

                       NONCONSOLIDATED JOINT VENTURES OF
                       DEBARTOLO REALTY PARTNERSHIP, L.P.
            AND UNCOMBINED JOINT VENTURES OF DEBARTOLO RETAIL GROUP

                   COMBINED STATEMENTS OF ACCUMULATED DEFICIT
                             (DOLLARS IN THOUSANDS)

Balance at December 31, 1992......................................................  $  1,843
Contributions.....................................................................     6,258
Distributions.....................................................................   (31,040)
Net income........................................................................     5,783
                                                                                    --------
Balance at December 31, 1993......................................................   (17,156)
Contributions.....................................................................     4,398
Distributions.....................................................................   (11,532)
Net income........................................................................     3,716
                                                                                    --------
Balance at April 20, 1994.........................................................   (20,574)
Contributions.....................................................................     1,279
Distributions.....................................................................   (21,035)
Net income........................................................................    13,671
                                                                                    --------
Balance at December 31, 1994......................................................   (26,659)
Contributions.....................................................................     9,097
Distributions.....................................................................   (28,819)
Net income........................................................................    13,665
                                                                                    --------
Balance at December 31, 1995......................................................  $(32,716)
                                                                                    ========

                            See accompanying notes.

      NONCONSOLIDATED JOINT VENTURES OF DEBARTOLO REALTY PARTNERSHIP, L.P.
            AND UNCOMBINED JOINT VENTURES OF DEBARTOLO RETAIL GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                            DEBARTOLO REALTY
                                                            PARTNERSHIP, L.P.           DEBARTOLO RETAIL GROUP
                                                        -------------------------     --------------------------
                                                                     APRIL 21, TO     JANUARY 1, TO
                                                                     DECEMBER 31,       APRIL 20,
                                                          1995           1994             1994            1993
                                                        --------     ------------     -------------     --------
                                                                         (DOLLARS IN THOUSANDS)
Cash Flows From Operating Activities:
  Net income..........................................  $ 13,665       $ 13,671         $   3,716       $  5,783
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Amortization of financing costs included in
       interest expense...............................     1,941          1,184               367            877
     (Gain) loss on sale of assets....................      (166)        (1,196)                1         (1,380)
     Depreciation and amortization....................    24,078         16,351             6,885         22,307
     Extraordinary items..............................       425            388                --             --
     (Increase) decrease in restricted cash...........       (73)           699            (1,548)        (1,168)
     (Increase) decrease in accounts receivable.......       815         (3,899)              767         (3,568)
     Decrease (increase) in prepaid expenses and
       other..........................................        39          2,007            (2,001)          (175)
     Increase (decrease) in accounts payable and
       accrued expenses...............................     1,012         (5,881)            6,322          3,405
     Other............................................        --            139               459             --
     Net Cash Provided By Operating Activities........    41,736         23,463            14,968         26,081
Cash Flows From Investing Activities:
  Additions to investment properties..................    (9,750)       (24,524)           (1,961)        (9,270)
  Additions to lease costs............................    (1,268)          (701)             (156)        (1,170)
  Proceeds from sale of land..........................       193          1,407                 1          1,560
     Net Cash Used In Investing Activities............   (10,825)       (23,818)           (2,116)        (8,880)
Cash Flows From Financing Activities:
  Proceeds from issuance of debt......................        --         19,667             4,445         88,300
  Scheduled principal payments on mortgages...........    (3,004)        (1,888)             (871)        (2,443)
  Other payments on debt..............................    (5,491)       (48,167)               --        (84,327)
  Loan costs paid.....................................      (126)        (8,889)             (320)        (2,573)
  Capital contributions...............................     2,522          1,279             4,398          6,258
  Partner distributions...............................   (28,819)       (21,036)          (11,532)       (31,040)
  (Increase) decrease in affiliate receivables (net of
     affiliated payables).............................     3,471         56,962            (2,508)         9,987
     Net Cash Used in Financing Activities............   (31,447)        (2,072)           (6,388)       (15,838)
     Net Increase (Decrease) In Cash and Cash
       Equivalents....................................      (536)        (2,427)            6,464          1,363
Cash and Cash Equivalents:
  Beginning of year...................................     6,043          8,470             2,006            643
  End of year.........................................  $  5,507       $  6,043         $   8,470       $  2,006
Supplemental Information:
  Interest paid.......................................  $ 56,125       $ 36,032         $  15,319       $ 55,894
Supplemental Schedule of Non-Cash and Financing
  Activities:
  Step-up in basis associated with the acquisition of
     partnership interests in three properties........  $  6,734       $     --         $      --       $     --

                             See accompanying notes

                       NONCONSOLIDATED JOINT VENTURES OF
                       DEBARTOLO REALTY PARTNERSHIP, L.P.
            AND UNCOMBINED JOINT VENTURES OF DEBARTOLO RETAIL GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

NOTE 1 -- BASIS OF PRESENTATION

     DeBartolo Realty Partnership, L.P. (the "Operating Partnership" or "OP") was formed as a Delaware limited partnership in 1993 in connection with DeBartolo Realty Corporation's (the "Company") initial public offering (the "IPO"). The OP owns 50% or less of twelve joint ventures and accounts for its investment in these joint ventures under the equity method. Prior to April 21, 1994, each of these joint ventures were owned 50% or less by The Edward J. DeBartolo Corporation ("EJDC") and certain affiliates.

     The accompanying combined financial statements of the nonconsolidated joint ventures of DeBartolo Realty Partnership, L.P. and uncombined joint ventures of DeBartolo Retail Group consist of the assets, liabilities and results of operations identified with the joint ventures which are owned 50% or less by the OP.

     The transaction relating to the acquisition of the investments in joint ventures is accounted for as a reorganization of entities under common control and accordingly the assets and liabilities of all combined joint ventures will be carried forward at historical cost.

     In conjunction with the IPO, the OP received options to acquire the interests of the estate of Edward J. DeBartolo and other members of his family and affiliates in three nonconsolidated joint ventures. On July 1, 1995, the OP exercised these options and acquired a 12.8% interest in Miami International Mall, and 0.1% interests in Coral Square and Lakeland Square. The purchase price of approximately $6.7 million was payable in limited partnership interests in the OP.

     The joint ventures included in these combined financial statements and the OP's and DeBartolo Retail Group's ownership interest in each are as follows:

                                                                        OP'S PERCENTAGE
                                                                         OWNERSHIP AT
               VENTURE                            PROPERTY             DECEMBER 31, 1995
--------------------------------------    -------------------------    -----------------
Aventura Mall Venture                     Aventura Mall                       33.3%
Biltmore Square Associates                Biltmore Square                     33.3%
Century III Associates                    Century III Mall                    50.0%
Chesapeake-JCP Associates, Ltd.           Chesapeake Square                   50.0%
Coral-CS/LTD Associates                   Coral Square                        50.0%
Florida Mall Associates                   The Florida Mall                    50.0%
HD Lakeland Mall Joint Venture            Lakeland Square                     50.0%
Jacksonville Avenues Limited
  Partnership                             The Avenues                         25.0%
Northfield Center Limited Partnership     Northfield Square                   31.6%
Palm Beach Mall (A Tenancy in Common)     Palm Beach Mall                     50.0%
Philadelphia Center Associates            Great Northeast Plaza               50.0%
West Dade County Associates               Miami International Mall            50.0%

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Investment Properties:

     Investment properties are stated at cost less accumulated depreciation, which in the opinion of management is not in excess of net realizable value. Costs incurred for the acquisition, development, construction and improvement of properties, including significant renovations, are capitalized. Interest costs

                       NONCONSOLIDATED JOINT VENTURES OF
                       DEBARTOLO REALTY PARTNERSHIP, L.P.
            AND UNCOMBINED JOINT VENTURES OF DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

and real estate taxes incurred with respect to qualified expenditures relating to the construction of assets are capitalized during the development period.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Depreciation and Amortization:

     The cost of buildings, improvements and equipment are depreciated on the straight-line method over estimated useful lives, as follows:

           Buildings -- 30 to 40 years

           Improvements -- shorter of lease term or useful life

           Equipment -- 3 to 10 years

     Tenant allowances paid to tenants for construction are capitalized and amortized over the terms of each specific lease. Maintenance and repairs are charged to expense when incurred.

  Deferred Charges:

     Deferred charges consist principally of financing costs and leasing commissions which are amortized over the terms of the respective agreements.

  Capitalized Interest:

     Interest is capitalized on projects during the construction period. Interest capitalized was $708 in 1995, $798 from April 21, 1994 to December 31, 1994, and $24 for the period January 1, 1994 to April 20, 1994. No interest was capitalized during 1993.

  Cash and Cash Equivalents:

     Highly liquid investments with maturities of three months or less are considered cash equivalents.

  Restricted Cash:

     Restricted cash is being restricted primarily for payment of expenditures for improvements relating to a shopping center.

  Fair Value of Financial Instruments:

     The following methods and assumptions were used to estimate the fair value of financial instruments:

          The fair value of cash and cash equivalents and restricted cash approximate the carrying value due to the short term nature of these instruments.

          The fair value of the fixed rate mortgages and notes payable is based on current rates available to the OP for debt of similar terms. Fair value of variable rate debt is considered to be the carrying amount.

                       NONCONSOLIDATED JOINT VENTURES OF
                       DEBARTOLO REALTY PARTNERSHIP, L.P.
            AND UNCOMBINED JOINT VENTURES OF DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

  Revenue Recognition:

     Shopping center space is generally leased to specialty retail tenants under short and intermediate term leases which are accounted for as operating leases. Minimum rents are recognized on the straight-line method over the terms of leases. Percentage rents are recognized on an accrual basis as earned. Real estate tax and operating expense recoveries are recognized in the period the applicable costs are incurred.

  Income Taxes:

     The allocable share of the taxable income or loss of the joint ventures is includable in the income tax returns of the partners; accordingly, income taxes are not reflected in the combined financial statements.

  Impact of Recently Issued Accounting Standards:

     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The OP will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

NOTE 3 -- INVESTMENT PROPERTIES

     Investment properties consist of shopping center properties, including peripheral land and properties under development. Investment properties are summarized as follows:

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1995         1994
                                                                 --------     --------
        Land...................................................  $ 80,670     $ 79,651
        Shopping center buildings, improvements and
          equipment............................................   697,058      684,412
        Properties under expansion/renovation..................     6,336        3,107
        Peripheral land parcels................................       147          175
                                                                 --------     --------
                                                                  784,211      767,345
        Accumulated depreciation...............................   184,977      162,839
                                                                 --------     --------
                  Total investment properties..................  $599,234     $604,506
                                                                 ========     ========

     Peripheral land parcels primarily consist of undeveloped land parcels adjacent to certain shopping centers.

     Depreciation expense totaled $22,283 in 1995; $14,982 from April 21, 1994 to December 31, 1994; $6,395 for the period January 1, 1994 to April 20, 1994 and $20,706 for 1993.

                       NONCONSOLIDATED JOINT VENTURES OF
                       DEBARTOLO REALTY PARTNERSHIP, L.P.
            AND UNCOMBINED JOINT VENTURES OF DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

NOTE 4 -- DEFERRED CHARGES AND PREPAID EXPENSES

     Deferred charges and prepaid expenses are summarized as follows:

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1995        1994
                                                                   -------     -------
        Lease costs net of accumulated amortization of $10,836
          and $10,242 in 1995 and 1994, respectively.............  $ 7,996     $ 8,343
        Loan costs net of accumulated amortization of $3,285 and
          $3,834 in 1995 and 1994, respectively..................    3,319       3,887
        Interest rate buydowns, net of accumulated amortization
          of $2,068 and $904 in 1995 and 1994, respectively......    6,101       7,811
        Prepaid expenses and other...............................      576         586
                                                                   -------     -------
                                                                   $17,992     $20,627
                                                                   =======     =======

     Lease cost amortization totaled $1,795 in 1995; $1,369 from April 21, 1994 to December 31, 1994; $490 for the period January 1, 1994 to April 20, 1994; and $1,601 in 1993.

     Amortization of loan costs and interest rate buydowns totaled $1,941 in 1995; $1,184 from April 21, 1994 to December 31, 1994; $367 for the period January 1, 1994 to April 20, 1994; and $877 in 1993.

NOTE 5 -- MORTGAGES AND NOTES PAYABLE

     Mortgage debt, which is collateralized by substantially all investment properties, is summarized as follows:

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1995         1994
                                                                 --------     --------
        Primarily first mortgages with fixed interest rates
          ranging from 6.0% to 9.52% (average of 7.6%) at
          December 31, 1995, due at various dates through
          2003.................................................  $401,595     $408,890
        First mortgages with variable interest rates (average
          of 7.03% at December 31, 1995) due at various dates
          through 1998.........................................   107,900      109,100
        Commercial paper secured by a first mortgage due to an
          affiliate of EJDC on a property under a 10 year
          credit facility through 1998 (effective rate
          including original issue discount at December 31,
          1995 of 7.11%).......................................    75,000       75,000
                                                                 --------     --------
                  Total Mortgages and Notes Payable............  $584,495     $592,990
                                                                 ========     ========

                       NONCONSOLIDATED JOINT VENTURES OF
                       DEBARTOLO REALTY PARTNERSHIP, L.P.
            AND UNCOMBINED JOINT VENTURES OF DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

     The OP's proportionate share of the mortgages and notes payable are as follows as of December 31:

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1995         1994
                                                                 --------     --------
        DeBartolo Realty Partnership, L.P......................  $249,535     $246,365
        Outside partners.......................................   334,960      346,625
                                                                 --------     --------
                                                                 $584,495     $592,990
                                                                 ========     ========

     Annual principal payments and maturities are as follows as of December 31, 1995:

                                                                                OP'S
                                                                  TOTAL        SHARE
                                                                 --------     --------
        1996...................................................  $ 28,873     $ 12,880
        1997...................................................     6,214        2,445
        1998...................................................   178,510       72,319
        1999...................................................     3,795        1,608
        2000...................................................    80,854       35,799
        Thereafter.............................................   286,249      124,484
                                                                 --------     --------
                                                                 $584,495     $249,535
                                                                 ========     ========

     A lender on two properties is entitled to receive in addition to any amounts due pursuant to the terms of the loan, 33 1/3% of net sales or refinancing proceeds as defined upon sale or refinancing of the properties.

     DeBartolo Realty Partnership, L.P. has guaranteed $21,726 of the mortgages and notes payable relating to three nonconsolidated joint ventures. An affiliate of EJDC continues to provide a guarantee of 33 1/3% of the debt service obligation on a $100 million floating rate mortgage at one of the joint ventures. The OP has agreed to indemnify the EJDC affiliate for any loss or costs incurred or associated with this guaranty.

  Fair Value of Debt Related Financial Instruments:

     The estimated fair value of financial instruments are as follows:

                                                       DECEMBER, 1995          DECEMBER, 1994
                                                    ---------------------   ---------------------
                                                    CARRYING                CARRYING
                                                     VALUE     FAIR VALUE    VALUE     FAIR VALUE
                                                    --------   ----------   --------   ----------
    Fixed rate mortgages and notes payable........  $401,595    $ 415,563   $408,890    $ 366,041
    Variable rate mortgages and notes payable.....   182,900      182,900    184,100      184,100
                                                    --------     --------   --------     --------
                                                    $584,495    $ 598,463   $592,990    $ 550,141
                                                    ========     ========   ========     ========

                       NONCONSOLIDATED JOINT VENTURES OF
                       DEBARTOLO REALTY PARTNERSHIP, L.P.
            AND UNCOMBINED JOINT VENTURES OF DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

NOTE 6 -- RENTALS UNDER OPERATING LEASES

     The properties receive rental income from the leasing of retail shopping center space under operating leases that expire at various dates through 2020. Substantially all investment property is leased out under operating leases. The minimum future rentals based on operating leases held are as follows as of December 31, 1995:

                                                                                 LEASES
                                                                              WITH RELATED
                                                               ALL LEASES      PARTIES(1)
                                                               ----------     ------------
        1996.................................................   $  83,243       $  3,009
        1997.................................................      77,076          2,989
        1998.................................................      71,221          2,762
        1999.................................................      64,362          2,762
        2000.................................................      56,124          2,762
        Thereafter...........................................     201,102         15,060
                                                                 --------       --------
                                                                $ 553,128       $ 29,344
                                                                 ========       ========

---------------

(1) Represents stores whose parent company also owns units of the OP or stores whose chief executive officers are on the Board of Directors of the Company.

     Minimum future rentals do not include amounts which may be received under the terms of certain leases based upon a percentage of the tenants' sales or as reimbursement of shopping center expenses.

     No single tenant or group of affiliated tenants collectively accounts for more than 10% of the combined properties total revenues which include minimum rents, tenant recoveries, percentage rents and other revenue. The tenant base includes national and regional retail chains and local retailers and consequently the combined properties credit risk is concentrated in the retail industry.

     The revenues of the joint ventures may be adversely affected by the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise. At December 31, 1995, leases (excluding rejected leases) of mall store tenants of the joint ventures open and operating in bankruptcy comprise approximately 5.1% of mall gross leasable area ("GLA"). Annual rentals paid by these Mall Store tenants comprised 5.0% of minimum rents paid by mall store tenants. Substantially all of these tenants are currently meeting their contractual obligations. At the time a tenant files for bankruptcy protection it is difficult to determine to what extent these tenants will reject their leases or seek other concessions as a condition to continued occupancy. The OP expects certain of these tenants to reject their leases. Based on past experience, the OP has been able to offset, over a reasonable period of time, the impact on minimum rents caused by a tenant in bankruptcy.

                       NONCONSOLIDATED JOINT VENTURES OF
                       DEBARTOLO REALTY PARTNERSHIP, L.P.
            AND UNCOMBINED JOINT VENTURES OF DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

NOTE 7 -- GROUND LEASES

     One joint venture, as lessee, has a ground lease expiring in 2012. Following is a schedule of future minimum rental payments required under this ground lease as of December 31, 1995:

                1996................................................  $  120
                1997................................................     120
                1998................................................     120
                1999................................................     120
                2000................................................     120
                Thereafter..........................................   1,380
                                                                      ------
                                                                      $1,980
                                                                      ======

NOTE 8 -- TRANSACTIONS WITH AFFILIATES

     Management and Other Fees: The Property Manager, an affiliate of the OP, has contracted to provide management, leasing, development and construction management services to the joint ventures. One joint venture is managed by a partner in that joint venture who is unrelated to the OP. Amounts included in the nonconsolidated financial statements related to agreements with the Property Manager are as follows:

                                                          PERIOD FROM         PERIOD FROM
                                                        APRIL 21, 1994      JANUARY 1, 1994
                                       DECEMBER 31,     TO DECEMBER 31,      TO APRIL 20,       DECEMBER 31,
                                           1995              1994                1994               1993
                                       ------------     ---------------     ---------------     ------------
Management fees......................     $4,075            $ 2,871             $ 1,353            $4,271
Leasing fees.........................        986                550                 156             1,117
Development and Construction.........        969                802                 312               589
Other Reimbursements.................        119                163                  55               302

     Insurance: The joint ventures have first dollar commercial general liability coverage and special cause of loss property insurance with a $5 deductible. Prior to 1995 the joint ventures' insurance carrier reinsured certain coverages with an affiliate of EJDC. Charges to the joint ventures for the reinsured amounts totaled $936 from April 21, 1994 to December 31, 1994. Prior to April 21, 1994, the joint ventures had first dollar commercial general liability insurance of which an affiliated insurance company reinsured the first $250 per occurrence. Additionally, the joint ventures had "All Risk" Property insurance. The insurance company reinsured the first $95 per occurrence with an affiliate of EJDC. Charges for the reinsured amounts totaled $371 for the period January 1, 1994 to April 20, 1994 and $1,074 for 1993.

     Affiliate Leases: On November 6, 1995, Fun-N-Games, an affiliate of EJDC which operated amusement centers in the joint venture properties, was sold to an independent third party operator who continues to operate these stores. The joint ventures recorded total revenues and operating expense reimbursements of $559 through November 6, 1995; $504 from April 21, 1994 to December 31, 1994; $254 for the period from January 1, 1994 to April 20, 1994 and $725 for 1993.

     Affiliates of certain anchor tenants and small shops in various properties are partners in those properties or are partners in the Operating Partnership. As of December 31, 1995, these tenants own or lease space in 10 properties. These properties recorded rental income and operating expense reimbursements of $3,451 in 1995; $3,223 from April 21, 1994 to December 31, 1994; $1,443 for the period January 1, 1994 to April 20, 1994 and $4,320 in 1993.

                       NONCONSOLIDATED JOINT VENTURES OF
                       DEBARTOLO REALTY PARTNERSHIP, L.P.
            AND UNCOMBINED JOINT VENTURES OF DEBARTOLO RETAIL GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

     Affiliate Payables: At December 31, 1995, affiliate payables represent amounts due to the Property Manager for normal monthly operating costs and advances from DeBartolo Realty Partnership, L.P. Concurrent with the offering, net affiliate payables, which were primarily non-interest bearing, were distributed to EJDC. Interest expense including interest charged to properties by affiliates of venturers totaled $6,689 in 1995; $7,681 from April 21, 1994 to December 31, 1994; $1,976 for the period from January 1, 1994 to April 20, 1994 and $6,098 in 1993.

NOTE 9 -- CONTINGENT LIABILITIES

     Certain of the properties are subject to various legal proceedings and claims arising in the ordinary course of business, some of which are covered by insurance. Management of the properties believes the ultimate resolution of these matters is not likely to have a material adverse effect on the combined financial statements.

     Substantially all of the properties have been subjected to Phase I environmental audits. Such audits have not revealed nor is management aware of any environmental liability that management believes would have a material adverse impact on the OP's financial position or results of operations. Management is unaware of any instances in which it would incur significant environmental costs if any or all properties were sold, disposed of or abandoned.

NOTE 10 -- EXTRAORDINARY ITEM

     The extraordinary charge in 1995 represents the write-off of unamortized deferred financing costs of $425 relating to the partial paydown of mortgage debt of one property. The extraordinary charge in 1994 resulted from prepayment penalties and the write-off of unamortized deferred financing costs related to the satisfaction of mortgage notes payable.

NOTE 11 -- SUBSEQUENT EVENT

     On January 31, 1996, the Property Manager was assigned a 33% partnership interest in one of the nonconsolidated joint ventures and a 25% partnership interest in another nonconsolidated joint venture from an unrelated joint venture partner.

------------------------------------------------------
------------------------------------------------------
  NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OPERATING PARTNERSHIP OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN THE AFFAIRS OF THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       -----
           PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary..........   S-3
The Operating Partnership..............   S-7
Recent Developments....................  S-12
Use of Proceeds........................  S-19
Accounting Treatment of the Merger.....  S-19
Capitalization.........................  S-20
Selected Financial and Operating
  Data.................................  S-21
Business and Properties................  S-24
Description of the Notes...............  S-39
Management.............................  S-46
Underwriting...........................  S-49
Pro Forma Combined Condensed
  Financial Information................  SF-1
                 PROSPECTUS
Available Information..................     2
Incorporation of Certain Documents by
  Reference............................     3
The Operating Partnership..............     4
The Merger.............................     6
Use of Proceeds........................     8
Ratio of Earnings to Fixed Charges.....     8
Description of Debt Securities.........     9
Plan of Distribution...................    19
Legal Matters..........................    20
Experts................................    20
Certain Information with respect to
  Simon DeBartolo Group, L.P. .........    21
Certain Information with respect to
  Simon Property Group, L.P............    49
Certain Information with respect to
  DeBartolo Realty Partnership, L.P....   108

  UNTIL FEBRUARY 19, 1997 (90 DAYS AFTER THE
DATE OF THIS PROSPECTUS SUPPLEMENT), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NOTES,
WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO DELIVER A
PROSPECTUS SUPPLEMENT AND PROSPECTUS. THIS
IS IN ADDITION TO THE OBLIGATION OF DEALERS
TO DELIVER A PROSPECTUS SUPPLEMENT AND
PROSPECTUS WHEN ACTING AS UNDERWRITERS AND
WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.

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                                      LOGO
                                  $250,000,000

                                  6 7/8% NOTES

                             DUE NOVEMBER 15, 2006
                          ---------------------------
                             PROSPECTUS SUPPLEMENT
                          ---------------------------
                              MERRILL LYNCH & CO.
                               J.P. MORGAN & CO.
                              MORGAN STANLEY & CO.
                                  INCORPORATED
                              SALOMON BROTHERS INC
                                 UBS SECURITIES
                               NOVEMBER 21, 1996
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